   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 2001

                                                   REGISTRATION NO. 333-___
===============================================================================
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                               --------------------
                                    FORM S-4
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933

                               --------------------
                            AMCON DISTRIBUTING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               --------------------
          DELAWARE                     3841               47-0702918
(STATE OR OTHER JURISDICTION    (PRIMARY STANDARD       (IRS EMPLOYER
      OF INCORPORATION       INDUSTRIAL CLASSIFICATION  IDENTIFICATION
      OR ORGANIZATION)             CODE NUMBER)              NO.)

                               --------------------
                                 10228 "L" STREET
                               OMAHA, NEBRASKA 68127
                                  (402) 331-3727
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               --------------------
                                KATHLEEN M. EVANS
                                 10228 "L" STREET
                               OMAHA, NEBRASKA 68127
                                  (402) 331-3727
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   Copies to:
        JOHN A. GRANDA, ESQ.                    RICHARD P. MANSON, ESQ.
    STINSON, MAG & FIZZELL, P.C.               SQUIRE, SANDERS & DEMPSEY
   1201 WALNUT STREET, SUITE 2800         801 S. FIGUEROA STREET, 14TH FLOOR
    KANSAS CITY, MISSOURI 64106                 LOS ANGELES, CA 90017
           (816) 842-8600                           (213) 689-5112
     FACSIMILE: (816) 691-3495                 FACSIMILE: (213) 623-4581

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement is declared effective and all other conditions to the merger (as defined herein) have been satisfied or waived.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.| |
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |

                                             CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                                PROPOSED             PROPOSED
                                                            AMOUNT               MAXIMUM             MAXIMUM           AMOUNT OF
              TITLE OF EACH CLASS OF                         TO BE           OFFERING PRICE         AGGREGATE        REGISTRATION
            SECURITIES TO BE REGISTERED                 REGISTERED (1)          PER UNIT          OFFERING PRICE          FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...............   477,558 shares             N/A              $2,066,846           $517
===================================================================================================================================

(1) This registration statement relates to common stock, par value $.01 per share ("AMCON Common Stock") of AMCON Distributing Company ("AMCON") issuable to holders of common stock ("Hawaiian Natural Common Stock") of Hawaiian Natural Water Company, Inc. ("Hawaiian Natural") in the proposed merger of Hawaiian Natural into AMCON Merger Sub, Inc., a wholly-owned subsidiary of AMCON. The amount of AMCON Common Stock to be registered is the maximum number of shares of AMCON Common Stock exchangeable in the merger.
(2) The registration fee was calculated in accordance with Rule 457(f)(1) based on $0.225, the average of the bid and asked price for Hawaiian Natural Common Stock in the over-the-counter market on October 1, 2001 multiplied by 9,185,982, the number of shares of Hawaiian Natural Common Stock exchangeable in the merger.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
==============================================================================

                MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         The board of directors of Hawaiian Natural Water Company, Inc. has agreed to a merger between Hawaiian Natural and AMCON Merger Sub, Inc., a wholly-owned subsidiary of AMCON Distributing Company, pursuant to an agreement and plan of merger attached as Annex A. AMCON Merger Sub, Inc. will be the surviving corporation in this merger. It will change its name to Hawaiian Natural Water Company, Inc. and continue the business of Hawaiian Natural following the merger.

         As we have stated for some time, Hawaiian Natural has been hampered by the lack of sufficient capital resources to achieve its business objectives. The proposed merger is intended to remove this impediment to Hawaiian Natural's survival. In anticipation of the merger, AMCON has loaned $1,604,483 to Hawaiian Natural, and purchased 750,000 shares of common stock from Hawaiian Natural for $300,000 in cash. The proceeds of these investments have been used for working capital and other general corporate purposes and to complete the repurchase of Series A and Series B Convertible Preferred Stock of Hawaiian Natural. AMCON intends to make additional funds available to Hawaiian Natural following the merger. AMCON may also loan additional funds to Hawaiian Natural prior to the merger in order to sustain its operations, but AMCON is not obligated to do so. AMCON's financial and management support following the merger is expected to enable Hawaiian Natural to expand its production capacity, distribution capability and sales. In the absence of this financial support, there is a strong likelihood that Hawaiian Natural would not continue as a going concern. Hawaiian Natural's board of directors therefore believes that the merger is the best alternative available to sustain the Company's operations and to create an opportunity for enhanced shareholder value.

         Upon completion of the merger, each share of our common stock will be converted into a fractional share of common stock of AMCON based on an exchange ratio that will depend upon the relative value of Hawaiian Natural and AMCON common stock during a short period of time prior to the merger described below. For this purpose, the total value of Hawaiian Natural common stock will be the agreed upon amount of $2,865,348. The exchange ratio, which specifies the fractional share of AMCON to be issued for each share of Hawaiian Natural, is determined by dividing this agreed upon value by the average AMCON stock price described below and then dividing that resulting quotient by the number of shares of Hawaiian Natural common stock outstanding immediately prior to the effective time of the merger. For purposes of this calculation, the average closing price of AMCON common stock will be measured during a 20 trading day period ending three days prior to the date of the Hawaiian Natural shareholder vote on the merger. However, the common stock of AMCON will be priced no lower than $6.00 and no greater than $8.00 per share for this purpose. The exchange ratio will therefore be not less than 0.039 and not more than 0.052 of a share of AMCON common stock for each share of Hawaiian Natural common stock, assuming that the number of shares of Hawaiian Natural common stock outstanding immediately prior to the effective time of the merger is 9,185,982. This number of outstanding shares includes 1,250,000 shares from the expected conversion by AMCON prior to the record date for the merger of a $500,000 secured convertible note from Hawaiian Natural. However, this number of outstanding shares excludes 2,419,354 shares that would be received by AMCON upon conversion of $750,000 of other secured convertible notes issued by Hawaiian Natural that are not currently convertible, are not expected to be converted prior to the merger, and would not participate in the merger consideration.

         A maximum and a minimum of 477,558 shares and 358,168 shares of AMCON common stock would be issued in the merger, of which AMCON would receive back 104,000 and 78,000 shares, respectively, with respect to its ownership of 2,000,000 shares of common stock of Hawaiian Natural. As noted above, AMCON's ownership of Hawaiian Natural common stock includes 1,250,000 shares from the expected conversion by AMCON of a $500,000 secured convertible note to it from Hawaiian Natural that would be held in AMCON's treasury. All outstanding options and warrants of Hawaiian Natural will be converted into options and warrants of AMCON with the number of shares and exercise price proportionately adjusted based upon the exchange ratio.

         Hawaiian Natural shareholders will not know the actual exchange ratio, or the total number of shares they will receive in the merger, until three days before the vote on the merger, but they can call 800-866-1340, extension 2620, to receive that information at any time during that three day period. AMCON and Hawaiian Natural plan to consummate the merger on the same date as the date on which the Hawaiian Natural shareholders meeting is held to vote on the merger.

         The AMCON common stock currently trades on the American Stock Exchange (AMEX) under the symbol "DIT." The shares issued to Hawaiian Natural shareholders pursuant to the merger will be listed on the AMEX upon issuance in the merger.

         Some of our principal shareholders, including members of management, the board of directors, and their affiliates, who collectively vote approximately 35.2% of the outstanding common stock, have executed a stockholder agreement in which they have agreed to vote all of their shares of our common stock in favor of approval of the merger agreement under Hawaiian Law. AMCON also plans to vote its 2,000,000 shares of Hawaiian Natural common stock (including 1,250,000 shares from the expected conversion by AMCON prior to the record date for this meeting of a $500,000 secured convertible note to it from Hawaiian Natural), representing 21.8% of the shares entitled to vote, in favor of approval of the merger agreement. The 2,419,354 shares receivable upon exercise of $750,000 of other secured convertible notes from Hawaiian Natural are not included in the shares that can be voted by AMCON because they are not currently exercisable, are not expected to be converted prior to the merger and therefore will not be entitled to vote on the merger. No vote of the AMCON stockholders is required for approval of the merger.

         We are asking our shareholders to approve the agreement and plan of merger. A special meeting of the Hawaiian Natural shareholders to vote on the agreement and plan of merger will be held on:

                        _________, __, 2001
                        __:00 _.m., Local Time
                        ______________________
                        ______________________
                        ______________________

         HAWAIIAN NATURAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HAWAIIAN NATURAL SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF
                                   ---
MERGER.

                                  ___________________________________________
                                  Marcus Bender
                                  Chief Executive Officer and President of
                                  Hawaiian Natural Water Company, Inc.

   CONSIDER THE RISKS DESCRIBED ON PAGES ___ THROUGH ___ OF THIS DOCUMENT.

-----------------------------------------------------------------------------
         Neither the Securities and Exchange Commission nor any state securities regulator has approved the stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.
-----------------------------------------------------------------------------

         This document is dated _______________, 2001 and is first being mailed to Hawaiian Natural Shareholders on that date.

                          NOTICE OF SPECIAL MEETING

              TO BE HELD ON ____________, ______________, 2001
                               AT __:00 __.M.


To the Shareholders of Hawaiian Natural Water Company, Inc.:

         A special meeting of shareholders of _________ will be held on ________, ________, 2001, at __:00 __.m., local time, at _________________,
__________, ________, _______ to consider and vote upon:

         1. A proposal to approve the fifth amended and restated agreement and plan of merger, dated as of September 27, 2001, among, Hawaiian Natural, AMCON Distributing Company, and AMCON Merger Sub, Inc., pursuant to which Hawaiian Natural will merge into AMCON Merger Sub, Inc., a wholly owned subsidiary of AMCON. As a result of the merger, all outstanding shares of Hawaiian Natural common stock (other than dissenting shares) will be converted into common stock of AMCON, all as described in the attached document.

         2.       Such other business as may properly come before the meeting.

         The board of directors has established ____________________, 2001 as the record date for the meeting. Only stockholders of record as of such date will be entitled to notice of or to vote at the meeting or any adjournment or postponement.

         Record and beneficial owners of Hawaiian Natural common stock may assert dissenters' rights under sections 414-341 through 414-372 of the Hawaii Revised Business Corporation Act, a copy of which is attached as Annex B to this document.

         Admittance to the special meeting will be granted only to shareholders as of the record date and guests of management. Please bring identification and, if you hold your shares in "street name" or otherwise not in your own name, please bring proof of share ownership, such as an account statement, for admittance.

         THE BOARD OF DIRECTORS OF HAWAIIAN NATURAL HAS DETERMINED THAT THE ABOVE-REFERENCED AGREEMENT AND PLAN OF MERGER IS FAIR TO AND IN THE BEST INTERESTS OF HAWAIIAN NATURAL AND ITS SHAREHOLDERS, HAS DECLARED ITS ADVISABILITY, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ITS APPROVAL.

             PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR STOCK.

                                                   ___________________________
                                                   Brian Barbata
                                                   Secretary

___________________, 2001

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL SHAREHOLDERS MEETING, PLEASE COMPLETE, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.

         IF YOU DO NOT VOTE YOUR SHARES, OR INSTRUCT YOUR STOCKBROKER TO VOTE FOR YOU, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE
ABOVE-REFERENCED AGREEMENT AND PLAN OF MERGER.

                              TABLE OF CONTENTS

                                                 Page
                                                 ----
QUESTIONS AND ANSWERS ABOUT THE
     MERGER.........................................3

SUMMARY.............................................5

AMCON DISTRIBUTING COMPANY
     SELECTED FINANCIAL DATA.......................11

HAWAIIAN NATURAL SELECTED
     FINANCIAL DATA................................12

COMPARATIVE PER SHARE DATA.........................13

   SUMMARY UNAUDITED COMPARATIVE
       HISTORICAL AND PRO FORMA
       PER SHARE DATA..............................13
   MARKET PRICE DATA...............................14

RISK FACTORS.......................................16

   RISKS RELATED TO THE TRANSACTION................16
   RISKS RELATED TO THE BUSINESS OF
       AMCON.......................................18
   RISKS RELATED TO HAWAIIAN NATURAL'S
       BUSINESS....................................20

CAUTIONARY STATEMENT CONCERNING FORWARD
     LOOKING STATEMENTS............................22

THE MERGER.........................................24

   GENERAL.........................................24
   BACKGROUND OF THE MERGER........................24
   OUR REASONS FOR THE MERGER;
       RECOMMENDATIONS OF OUR BOARD OF
       DIRECTORS...................................27
   MATERIAL UNITED STATES
       FEDERAL INCOME TAX CONSEQUENCES
       OF THE MERGER...............................30
   REGULATORY MATTERS RELATING TO THE
       MERGER......................................31
   DISSENTERS' RIGHTS..............................31
   FEDERAL SECURITIES LAWS CONSEQUENCES............34
   ACCOUNTING TREATMENT............................35
   STOCK MARKET LISTING............................35

INTERESTS OF OFFICERS AND
     DIRECTORS IN THE MERGER.......................35

   EXISTING AGREEMENTS AND PLANS
       WITH RESPECT TO DIRECTORS
       AND OFFICERS................................36
   BOARD OF DIRECTORS, MANAGEMENT AND
       AGREEMENTS OF THE MERGER SUB................36
   OWNERSHIP OF COMMON STOCK;
       STOCK OPTIONS...............................37

THE MERGER AGREEMENT...............................37

   STRUCTURE OF THE MERGER.........................37
   TIMING OF CLOSING...............................37
   MERGER CONSIDERATION............................37
   TREATMENT OF STOCK OPTIONS......................39
   EXCHANGE OF CERTIFICATES........................39
   NAME OF SURVIVING CORPORATION...................40
   REPRESENTATIONS AND WARRANTIES..................40
   COVENANTS.......................................41
   MUTUAL COVENANTS................................43
   CONDITIONS......................................45
   TERMINATION OF THE MERGER AGREEMENT.............46
   FEES AND EXPENSES PAYABLE BECAUSE OF A
       TERMINATION.................................47
   FEES AND EXPENSES GENERALLY.....................47
   AMENDMENTS AND WAIVERS..........................47

STOCKHOLDER AGREEMENT..............................48

SELECTED QUARTERLY FINANCIAL
     DATA OF AMCON ................................49

INFORMATION ABOUT THE MEETING
     AND VOTING....................................51

   MATTERS RELATING TO THE MEETING.................51
   VOTE NECESSARY TO APPROVE THE
       MERGER PROPOSAL.............................51
   VOTING BY PROXY.................................52
   HOW TO VOTE BY PROXY............................52
   OTHER BUSINESS; ADJOURNMENTS....................52

INFORMATION ABOUT AMCON............................53

   BUSINESS........................................53
   PRINCIPAL PRODUCTS..............................56
   COMPETITION.....................................57
   GOVERNMENT REGULATION...........................58
   EMPLOYEES.......................................59
   DIRECTORS AND EXECUTIVE OFFICERS OF
       AMCON.......................................59
   COMPENSATION OF DIRECTORS.......................60
   COMPENSATION OF EXECUTIVE OFFICERS..............60
   OPTIONS/SAR GRANTS IN LAST FISCAL YEAR..........62
   AGGREGATED OPTION/SAR EXERCISES
       IN LAST FISCAL YEAR AND FISCAL
       YEAR-END OPTION/SAR VALUES..................62
   LONG-TERM INCENTIVE PLANS AND OTHER
       MATTERS.....................................63
   EMPLOYMENT AGREEMENTS...........................63

   CERTAIN RELATIONSHIPS AND RELATED
       TRANSACTIONS................................63
   BENEFICIAL OWNERSHIP OF AMCON
       COMMON STOCK BY PRINCIPAL
       STOCKHOLDERS, DIRECTORS AND
       OFFICERS....................................63
   CHANGE IN AUDITORS..............................65
   MANAGEMENT'S DISCUSSION AND ANALYSIS
       OF FINANCIAL CONDITION AND RESULTS
       OF OPERATIONS...............................65
   QUANTITATIVE AND QUALITATIVE
       DISCLOSURES ABOUT MARKET RISK...............78

INFORMATION ABOUT HAWAIIAN
     NATURAL.......................................79

   DESCRIPTION OF BUSINESS.........................79
   MARKET FOR COMMON EQUITY AND
       RELATED SHAREHOLDER MATTERS.................84
   SECURITY OWNERSHIP OF CERTAIN
       BENEFICIAL OWNERS AND MANAGEMENT............85
   MANAGEMENT'S DISCUSSION AND ANALYSIS
       OF FINANCIAL CONDITION AND
       RESULTS OF OPERATIONS.......................87
   QUANTITATIVE AND QUALITATIVE
       DISCLOSURE ABOUT MARKET RISK................93

INFORMATION ABOUT AMCON MERGER
       SUB, INC....................................94

CERTAIN LEGAL INFORMATION..........................95

DESCRIPTION OF AMCON STOCK.........................99

   GENERAL.........................................99
   AMCON COMMON STOCK..............................99
   AMCON PREFERRED STOCK..........................100
   STATUTORY BUSINESS COMBINATION
       PROVISION..................................100
   OTHER MATTERS..................................100
   SHAREHOLDER PROPOSALS..........................101
   LIMITATIONS ON DIRECTOR/OFFICER
       LIABILITY..................................101
   TRANSFER AGENT AND REGISTRAR...................102
   STOCK MARKET LISTING...........................102

LEGAL MATTERS.....................................102

EXPERTS...........................................102

WHERE YOU CAN FIND MORE
     INFORMATION..................................102

INDEX TO FINANCIAL STATEMENTS ....................F-1

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS...S-1


                    ANNEXES

ANNEX A - Agreement and Plan of Merger
ANNEX B - Sections 414-341 through 414-372 of
          Hawaii Revised Business Corporation Act

                   QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY ARE WE PROPOSING THE MERGER?

A: We believe that becoming a subsidiary of AMCON will provide us with the capital resources and management depth needed to grow our business and increase shareholder value. This will enable us to increase our efficiency and expand production and distribution of our Hawaiian Springs water.

Q:   WHAT WILL HAPPEN IN THE MERGER?

A: Hawaiian Natural (sometimes referred to as the "Company") will merge into AMCON Merger Sub, Inc., a wholly owned subsidiary of AMCON, which is a company formed under Delaware law solely for the purpose of effecting the merger. After the merger, AMCON Merger Sub's name will be changed to "Hawaiian Natural Water Company, Inc." Our shareholders will have their shares of common stock converted into shares of common stock of AMCON.

Q: WILL THE SHARES ISSUED TO HAWAIIAN NATURAL SHAREHOLDERS IN THE MERGER BE FREELY TRADABLE?

A: Yes, except for certain restrictions on shares held by affiliates of Hawaiian Natural. The shares will be listed on the AMEX and approved for trading upon issuance.

Q:   WHEN IS THE HAWAIIAN NATURAL SHAREHOLDERS' MEETING?

A: The meeting will take place on ________, 2001. The location of the meeting is specified on the cover page to this document.

Q:   WHAT DO I NEED TO DO NOW?

A: You should carefully read and consider the information contained in this document. Then, please mail your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at the meeting. In order to assure that we obtain your vote, please give your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q:   WHAT SHOULD I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card to our Secretary. Or, you can attend the meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to our Secretary at the address under "Summary -- The Companies" on page ___.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them. You should therefore be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the merger agreement.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send our shareholders written instructions for exchanging their share certificates.

Q:   WHAT PLANS ARE THERE FOR FUTURE DIVIDENDS?

A: Hawaiian Natural has not historically paid quarterly dividends to its shareholders. AMCON paid quarterly cash dividends in its 2000 fiscal year. AMCON's dividend policy is set by its board of directors. The amount of any dividends will depend on a number of factors, including AMCON's financial condition, capital requirements, results of operations, future business prospects and other factors that AMCON's board of directors may deem relevant. The payment of dividends by AMCON in excess of $0.03 per share per quarter also requires the prior approval of the lender under various borrowing arrangements entered into by AMCON. We cannot anticipate whether AMCON will continue to pay dividends to shareholders in the foreseeable future.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are hoping to complete the merger as soon as practicable, and in any event not later than the next business day following approval of the merger by the Hawaiian Natural shareholders. We must obtain Hawaiian Natural shareholder approval, but no approval by AMCON stockholders is required. We expect to complete the merger during the fourth calendar quarter of 2001.

Q:   WHOM DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETING OR THE MERGER?

A:   Hawaiian Natural shareholders may call Marcus Bender at (808) 483-0527.

                                   SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS DOCUMENT AND THE DOCUMENTS WE REFER TO. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE
___.

WHAT HAWAIIAN NATURAL SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE ____)

         As a result of the merger, each share of Hawaiian Natural common stock will be converted into a fractional share of AMCON common stock based on an exchange ratio that will depend upon the relative value of Hawaiian Natural and AMCON common stock during a short period of time prior to the merger described below. For this purpose, the total value of Hawaiian Natural common stock will be the agreed upon amount of $2,865,348. The exchange ratio will be determined by dividing this agreed upon value by the average AMCON stock price described below and then dividing that resulting quotient by the number of shares of Hawaiian Natural common stock outstanding immediately prior to the effective time of the merger. For purposes of this calculation, the average closing price of AMCON common stock will be measured during a 20 day trading period ending prior to the third trading day before the date of the shareholder meeting held to approve the merger agreement. However, the common stock of AMCON will be priced no lower than $6.00 and no greater than $8.00 per share for this purpose. The exchange ratio will therefore be not less than 0.039 and not more than 0.052 of a share of AMCON common stock for each share of Hawaiian Natural common stock, assuming that the number of shares of Hawaiian Natural common stock outstanding immediately prior to the effective time of the merger is 9,185,982. We refer in this document to the fraction of a share of AMCON common stock that each share of AMCON common stock will be converted into as the "exchange ratio" and the low to high average closing price of AMCON common stock as the "collar." A maximum and a minimum of 477,558 shares and 358,168 shares of AMCON common stock would be issued in the merger, of which AMCON would receive back 104,000 and 78,000 shares, respectively, with respect to its ownership of 2,000,000 shares of common stock of Hawaiian Natural. The 9,185,982 outstanding shares includes 2,000,000 shares owned by AMCON which, in turn, includes 1,250,000 shares from the expected conversion by AMCON of a $500,000 secured convertible note issued to it by Hawaiian Natural.

         The following table sets forth the per share value of the merger consideration to be received by the holders of Hawaiian Natural common stock at various average closing prices of AMCON common stock, assuming that the number of shares of Hawaiian Natural common stock outstanding immediately prior to the effective time of the merger is 9,185,982 (which includes 1,250,000 shares from the expected conversion by AMCON of a $500,000 secured convertible note issued to it by the Company):

AVERAGE AMCON STOCK PRICE        EXCHANGE RATIO        PER SHARE CONSIDERATION
-------------------------        --------------        -----------------------

          4.00                        0.052                    $0.208
          4.50                        0.052                    $0.234
          5.00                        0.052                    $0.260
          5.50                        0.052                    $0.286
          6.00                        0.052                    $0.312
          6.50                        0.048                    $0.312
          7.00                        0.045                    $0.315
          7.50                        0.042                    $0.315
          8.00                        0.039                    $0.312
          8.50                        0.039                    $0.331
          9.00                        0.039                    $0.351

THE COMPANIES

AMCON DISTRIBUTING COMPANY
10228 "L" Street
Omaha, Nebraska 68127
(402) 331-3727

         AMCON is a leading wholesale distributor of consumer products including beverages, candy, tobacco, groceries, food service, frozen and chilled foods, and health and beauty care products with distribution centers in Illinois, Missouri (2), Nebraska, North Dakota, South Dakota and Wyoming. Chamberlin's Natural Foods, Inc. and Health Food Associates, Inc., are both wholly-owned subsidiaries of AMCON's direct, wholly-owned subsidiary, The Healthy Edge, Inc. (formerly "Food For Health Co. Inc."). These indirect subsidiaries operate health and natural product retail stores in central Florida (8), Kansas, Missouri, Nebraska and Oklahoma (3). The retail stores operate under the names Chamberlin's Market and Cafe and Akin's Natural Foods Market.

HAWAIIAN NATURAL WATER COMPANY, INC.
16-305 Old Volcano Road
Keaau, Hawaii 96749
(808) 966-8888

         Hawaiian Natural bottles, markets and distributes the only natural water from Hawaii. The Company obtains its natural water from a proprietary source on the Big Island of Hawaii. The natural water is sold under the brand name "Hawaiian Springs" primarily in Hawaii but also in selected markets in the U.S. Mainland and in some international markets. The Company also markets purified water for home and office delivery in Hawaii under the brand name "Ali'i." In January 2000 Hawaiian Natural introduced a new line of nutraceutical juice cocktails under the brand name "East Meets West XEN."

AMCON MERGER SUB, INC.
10228 "L" Street
Omaha, Nebraska 68127
(402) 331-3727

         AMCON Merger Sub, Inc., a wholly owned subsidiary of AMCON, is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation, the execution of the fifth amended and restated agreement and plan of merger (sometimes referred to as the "merger agreement") and the preparation of this document. Hawaiian Natural will merge into AMCON Merger Sub which will continue the business currently conducted by Hawaiian Natural. AMCON Merger Sub will change its name to Hawaiian Natural Water Company, Inc. upon completion of the merger.

REASONS FOR THE MERGER (SEE PAGE _____)

         The Company has been hampered by the lack of adequate capital resources to achieve its business objectives. AMCON's financial and management support following the merger is expected to enable the Company to expand its production capacity, distribution capability and sales. In the absence of this financial support, there is a strong likelihood that the Company could not continue as a going concern. The Company's board of directors therefore believes that the merger is the best alternative available to sustain the Company's operations and to create an opportunity for enhanced shareholder value.

OUR RECOMMENDATIONS TO SHAREHOLDERS (SEE PAGE ____)

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
                                                                     ---
APPROVAL OF THE MERGER AGREEMENT.

THE MERGER

         The agreement and plan of merger is sometimes referred to in this document as the merger agreement. It is attached as Annex A to this document and we urge you to read it carefully as it is the principal legal document that governs the merger. This agreement provides for the merger of Hawaiian Natural into AMCON Merger Sub, a wholly owned subsidiary of AMCON, in a stock-for-stock merger. Following completion of the merger, AMCON Merger Sub will change its name to "Hawaiian Natural Water Company, Inc." and will continue the business currently conducted by Hawaiian Natural.

         AMCON will not issue any fractional shares. Accordingly, any shareholder that does not own enough shares of Hawaiian Natural common stock to be converted into one or more whole shares of AMCON common stock will receive cash instead. Similarly, any fractional share that would otherwise be receivable by any shareholder entitled to receive one or more whole shares of AMCON common stock in the merger will be converted into cash. The amount of cash payable in lieu of a fractional share will be equal to the value of any fractional shares computed based on the mean of the high and low sales prices of common stock of AMCON as reported on the American Stock Exchange on the first full day on which it is traded after completion of the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE ____)

         AMCON common stock is listed on the American Stock Exchange ("AMEX") under the symbol "DIT." For the 20 trading days ending on November 7, 2000, the last full trading day before announcement of the merger agreement, the average closing sale price of AMCON common stock was $4.91. For the 20 trading days ending on ___________, 2001, the most recent practicable date prior to the mailing of this document, the average closing sale price of AMCON common stock was at $____.

         Hawaiian Natural common stock is traded on the OTC Bulletin Board under the symbol "HNWC." On November 7, 2000, the last full trading day before announcement of the merger agreement, the average of the bid and asked prices of Hawaiian Natural common stock was $0.1875. On ___________, 2001, the most recent practicable date prior to the mailing of this document, the average of the bid and asked price of our common stock was $____.

LISTING OF AMCON COMMON STOCK

         The shares issued to Hawaiian Natural shareholders in the merger will be listed on the AMEX.

SHAREHOLDER VOTES REQUIRED (SEE PAGE ____)

         FOR HAWAIIAN NATURAL SHAREHOLDERS: Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. As of the record date, certain principal stockholders, including members of management, the board of directors, and their affiliates owned an aggregate number of shares of common stock of Hawaiian Natural representing approximately 35.2% of the total shares outstanding and entitled to vote at the meeting. These shareholders have executed a stockholder agreement in which they have agreed to vote all of their shares in favor of approval of the merger agreement. AMCON also plans to vote its 2,000,000 shares of Hawaiian Natural common stock representing approximately 21.8% of the total votes entitled to be cast, in favor of approval of the merger agreement. These 2,000,000 shares owned by AMCON include 1,250,000 shares from the expected conversion by AMCON prior to the record date for this meeting of a $500,000 secured convertible note issued to it by Hawaiian Natural. The 2,419,354 shares of Hawaiian Natural common stock receivable upon conversion of $750,000 of other secured convertible notes are not included in the shares that can be voted by AMCON because they are not currently convertible, are not expected to be converted prior to the merger and therefore will not be entitled to vote on the merger.

         FOR AMCON SHAREHOLDERS: AMCON shareholder approval is not required for approval of the merger agreement by either Delaware corporate law or the requirements of AMEX.

OWNERSHIP OF AMCON AFTER THE MERGER

         AMCON will issue a minimum of 358,168 and a maximum of 477,558 of its shares in the merger, of which 104,000 and 78,000 shares, respectively, will be received by AMCON with respect to its 2,000,000 shares of Hawaiian Natural common stock. These 2,000,000 shares include 1,250,000 shares from the expected conversion by AMCON of a $500,000 secured convertible note issued to it by Hawaiian Natural. The shares received by AMCON in the merger will be held in its treasury after the merger. Hawaiian Natural shareholders, other than AMCON, will own between 12% and 9.3% of AMCON's outstanding shares if the maximum or minimum number of shares are issued in the merger, respectively.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE ___)

         When you consider our board of directors' recommendations that you vote in favor of the merger proposal, you should be aware that our President will enter into an employment agreement with AMCON Merger Sub and that he is co-owner of a company that owns land on which the well supplying natural water to the Company is located. In addition the officers and directors of the Company will receive replacement options to purchase AMCON common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE ___)

         Your receipt of common stock of AMCON in the merger of our Company into Merger Sub will be tax-free for United States federal income tax purposes, except for tax resulting from the receipt of cash instead of any fractional share of common stock of AMCON. AMCON, Hawaiian Natural and the Merger Sub will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

ACCOUNTING TREATMENT (SEE PAGE ___)

         AMCON will account for the merger under the "purchase" method of accounting in accordance with accounting principles generally accepted in the United States. Using the purchase method of accounting, the assets and liabilities of Hawaiian Natural will be recorded by AMCON at their respective fair values at the time of the completion of the merger. The excess of Hawaiian Natural's purchase price over the net fair value of the assets acquired and liabilities assumed, including identifiable intangible assets, will be recorded as goodwill and assessed annually to determine if any impairment of this goodwill has occurred. Under changes recently adopted by the Financial Accounting Standards Board in Statements of Financial Accounting Standards Nos. 141 and 142, goodwill no longer is amortized through the income statement. Under the purchase method of accounting, prior period financial statements are not restated and the consolidated results of operations of Hawaiian Natural for the period after the merger will be included in AMCON's consolidated statement of income after the completion of the merger.

DISSENTERS' RIGHTS (SEE PAGE ___)

         Our Company is incorporated under Hawaii law. Under applicable Hawaii law, our shareholders have dissenters' rights in connection with the merger if they do not vote or vote against the merger agreement and comply with procedures required under Hawaii law, including delivering to Hawaiian Natural before the vote is taken written notice of the shareholder's intention to demand payment of the fair value for the shareholder's shares if the merger is completed. One of the conditions to the merger is that the aggregate number of shares that are held by shareholders dissenting to the merger does not exceed 5.0% of the total number of outstanding shares of Hawaiian Natural common stock.

REGULATORY APPROVALS (SEE PAGE ___)

         Except for the registration of the shares of AMCON common stock issuable in the merger under the Securities Act of 1933, as amended, and the listing of such shares on the AMEX, there are no regulatory approvals that are required to be obtained to complete the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE ____)

         Completion of the merger depends upon satisfaction or waiver of a number of conditions, including the following:

o approval of the merger agreement by the requisite vote of our shareholders;

o    the common stock of AMCON shall be approved for listing on the AMEX;

o absence of any law or order issued by a court or governmental entity prohibiting the merger;

o absence of any law or order issued by a court or governmental entity that would reasonably be expected to have a material adverse effect on AMCON or Merger Sub after the merger;

o material accuracy as of closing of the representations and warranties made by the parties and material compliance by the parties with their obligations;

o the aggregate number of shares held by dissenters to the merger shall not exceed 5.0% of the total number of shares of our common stock outstanding and entitled to vote;

o    consents must be obtained with respect to our material contracts;

o absence of a material adverse change in the financial condition, results of operations, cash flow, assets, liabilities, business or prospects of AMCON or our Company; and

o agreements must be obtained from affiliates of our Company regarding the resale of shares of AMCON common stock they receive in the merger to ensure compliance with applicable securities laws.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE ____)

         Either AMCON or our Company can terminate the merger agreement if any of the following occurs:

o    by mutual written consent of the parties;

o    we do not complete the merger by December 31, 2001;

o a law or order is issued that makes consummation of the merger illegal or that permanently prohibits the merger;

         The merger agreement will terminate automatically if the transactions contemplated by it are enjoined by a court of competent jurisdiction for a period extending beyond 90 days.

         AMCON can terminate the merger agreement if any of the following occurs:

o there is a breach by us of any representation, warranty, covenant or agreement that would have a material adverse effect on the financial condition, business, results of operations or prospects of Hawaiian Natural;

o we willfully and materially breach our obligations in the merger agreement with respect to consideration of alternate acquisition proposals;

o our board of directors does not recommend approval of the merger agreement;

o our board of directors approves, endorses or recommends any other acquisition proposal;

o a tender or exchange offer for securities of our Company has commenced and we have not sent a statement to our security holders recommending rejection of such tender or exchange offer within the required time; or

o our board of directors or a committee of the board has resolved to do or permit any of the foregoing.

         We can terminate the merger agreement if there is a breach by AMCON of any representation, warranty, covenant or agreement set forth in the merger agreement that would have a material adverse effect on the financial condition, business, results of operations or prospects of AMCON and its subsidiaries taken as a whole.

         Neither AMCON nor Hawaiian Natural can terminate the merger agreement based on the reason that the merger is not completed by December 31, 2001, if the reason that the merger has not occurred is because it is in breach of the merger agreement.

TERMINATION FEES AND EXPENSES (SEE PAGE ___)

         All fees and expenses incurred in connection with the merger will be paid by the party incurring such expenses, whether or not the merger is completed.

STOCKHOLDER AGREEMENT (SEE PAGE ___)

         Some of our principal stockholders, including members of management, the board of directors, and their affiliates, who collectively vote 35.2% of the total shares outstanding and entitled to vote at the meeting have executed a stockholder agreement in which they have agreed to vote all of their shares in favor of approval of the merger agreement. AMCON also plans to vote its 2,000,000 shares of Hawaiian Natural common stock representing approximately 21.8% of the total votes entitled to be cast, in favor of approval of the merger agreement. These 2,000,000 shares include 1,250,000 shares from the expected conversion by AMCON prior to the record date for this meeting of a $500,000 secured convertible note issued to it by Hawaiian Natural.

             AMCON DISTRIBUTING COMPANY SELECTED FINANCIAL DATA

         The table below shows selected historical financial information for AMCON as of and for each of the five years ended September 30, 2000 and has been derived from the consolidated financial statements of AMCON. The information as of and for the nine months ended June 30, 2001 and 2000 has been derived from the consolidated financial statements of AMCON. The balance sheet data and operating results as of and for the years ended September 30, 1998, 1999 and 2000 and as of and for the nine months ended June 30, 2000 have been restated to reflect the Food For Health distribution business as discontinued operations. The Food For Health distribution business was sold during the nine months ended June 30, 2001. See "Information About AMCON" on page 53.


                                             NINE MONTHS ENDED
                                                  JUNE 30,                             YEAR ENDED SEPTEMBER 30,
                                             -----------------         ---------------------------------------------------------
                                             2001         2000         2000         1999         1998         1997          1996
                                             ----         ----         ----         ----         ----         ----          ----
OPERATING RESULTS:                                             (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Sales...................................   $355,924     $306,123    $ 424,731    $ 342,863    $ 263,083    $ 178,991     $ 176,145
Costs of sales..........................    323,577      273,225      379,968      311,069      239,180      159,435       155,885
                                           --------     --------    ---------    ---------    ---------    ---------     ---------
Gross profit............................     32,347       32,898       44,763       31,794       23,903       19,556        20,260
Operating expense ......................     29,997       27,536       37,847       23,938       19,093       16,753        17,504
                                           --------     --------    ---------    ---------    ---------    ---------     ---------
Income from operations..................      2,350        5,361        6,916        7,856        4,810        2,803         2,756
Interest expense........................      2,113        1,808        2,499        1,282        1,566          867         1,149
Other (income) expense, net ............       (136)      (2,091)      (2,248)         (68)        (536)      (1,353)         (697)
                                           --------     --------    ---------    ---------    ---------    ---------     ---------
Income from continuing operations
   before income taxes .................        373        5,645        6,665        6,643        3,780        3,289         2,304
Income taxes ...........................        156        2,037        2,354        2,521        1,496        1,348           968
                                           --------     --------    ---------    ---------    ---------    ---------     ---------
Net income from continuing operations...        217        3,608        4,311        4,122        2,284        1,941         1,336
                                           ========     ========    =========    =========    =========    =========     =========
Earnings (loss) per share from
   continuing operations (1):
     Basic: ............................      $0.08        $1.32        $1.58        $1.51        $0.84        $0.72         $0.46
     Diluted: ..........................      $0.08        $1.26        $1.51        $1.44        $0.82        $0.72         $0.46
Weighted average shares outstanding:
     Basic .............................  2,737,983    2,733,954    2,734,862    2,727,892    2,703,868    2,692,560     2,690,493
     Diluted ...........................  2,826,207    2,858,725    2,853,320    2,855,419    2,788,996    2,696,608     2,690,493
BALANCE SHEET DATA:
Working Capital (5).....................    $38,871      $20,514      $22,485      $18,088      $13,292      $11,158       $11,572
Total assets (5)........................    102,705       54,519       58,828       53,457       29,458       23,497        23,026
Long-term obligations and subordinated
     debt (2)(5) .......................     58,865       26,709       34,383       31,644       15,845        9,123        10,245
Shareholders' equity (4) ...............     15,343       16,626       16,855       13,258        9,605        7,208 (3)     6,621
Cash dividends declared per common
     share .............................       0.09         0.09         0.12         0.08            -            -             -

(1) Income from continuing operations for the year ended September 30, 1996 has been reduced by the accretion of preferred stock of $83,000 for purposes of calculating basic and diluted earnings per share from continuing operations.
(2) Includes current portion of long-term obligations and subordinated debt.
(3) Reflects redemption of preferred stock described in footnote 1 above for $1,200,000 in December, 1996.
(4) Net of dividends declared of $322,691 and $198,392 in fiscal 2000 and 1999, respectively.
(5) Excludes amounts relating to discontinued operations of Food for Health Co., Inc.


                  HAWAIIAN NATURAL SELECTED FINANCIAL DATA

         The table below shows selected historical financial information for Hawaiian Natural. The historical financial information as of and for each of the five years ended December 31, 2000 has been derived from the financial statements of Hawaiian Natural audited by Arthur Andersen LLP, independent accountants. The information as of and for the six months ended June 30, 2001 and 2000, has been derived from the unaudited financial statements of Hawaiian Natural. See "Information About Hawaiian Natural" on page 79.

                                                     SIX MONTHS ENDED
                                                         JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                   -------------------    ----------------------------------------------------
                                                    2001         2000       2000       1999       1998       1997        1996
                                                   ------      -------    -------    -------    -------    -------     -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
OPERATING RESULTS:
Net Sales ...................................      $1,599      $ 2,198    $ 3,681    $ 3,050    $ 1,809    $ 1,049     $   866
Costs of Sales ..............................       1,366        1,756      2,983      2,464      1,680      1,233         907
                                                   ------      -------    -------    -------    -------    -------     -------
Gross Margin ................................         233          442        698        586        129       (184)        (41)

Expenses:
     General and administrative .............         566          922      1,589      1,436      1,266      1,013         634
     Selling and marketing ..................         233          522        900        661        982        801         264
                                                   ------      -------    -------    -------    -------    -------     -------

Operating Loss ..............................        (566)      (1,002)    (1,791)    (1,511)    (2,119)    (1,998)       (939)

Other income (expenses):
     Investor relations expense .............           -            -          -          -     (1,123)         -           -
     Interest income ........................           -            -          -         10         72        130           -
     Interest expense .......................         (66)         (78)      (120)       (81)       (96)      (445)       (248)
     Impairment charge ......................           -         (903)    (1,026)         -          -          -           -
                                                   ------      -------    -------    -------    -------    -------     -------

Net Loss ....................................      $ (632)     $(1,983)   $(2,937)   $(1,582)   $(3,266)   $(2,313)    $(1,187)
                                                   ------      -------    -------    -------    -------    -------     -------
Preferred Stock Dividend ....................           -           -        (137)      (416)         -       (269)          -
                                                   ------      -------    -------    -------    -------    -------     -------
Net Loss available to common shareholders ...      $ (632)     $(1,983)   $(3,074)   $(1,998)   $(3,266)   $(2,582)    $(1,187)
                                                   ======      =======    =======    =======    =======    =======     =======

Basic and Diluted Loss Per Share ............      $(0.08)     $ (0.31)   $ (0.45)   $ (0.45)   $ (0.83)   $ (0.76)    $ (0.74)
                                                   ======      =======    =======    =======    =======    =======     =======
Weighted Average Common Shares Outstanding ..   7,807,526    6,339,583  6,844,744  4,476,554  3,949,454  3,038,664   1,599,212

BALANCE SHEET DATA:
Current Assets ..............................      $  964      $ 1,317    $   939    $ 1,238    $ 1,029    $ 3,043     $   307
Total assets ................................      $3,260      $ 4,735    $ 3,426    $ 3,992    $ 3,021    $ 4,828     $ 1,192
Total liabilities ...........................      $3,267      $ 3,301    $ 3,113    $ 1,897    $ 1,382    $ 1,118     $ 2,610
Stockholders' equity (deficit) ..............      $   (7)     $ 1,334    $   313    $ 2,094    $ 1,639    $ 3,710     $(1,418)

                         COMPARATIVE PER SHARE DATA

SUMMARY UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

         The following table sets forth per share data of Hawaiian Natural on a historical basis:

                                                                          AS OF AND FOR THE       AS OF AND FOR THE
                                                                          SIX MONTH PERIOD            YEAR ENDED
                                                                         ENDED JUNE 30, 2001      DECEMBER 31, 2000
                                                                         -------------------      -----------------
  Basic and diluted loss per share ..................................          $(0.08)                 $(0.45)
  Dividends declared per common share ...............................              --                      --
  Book value per common share .......................................              --                    0.04

         The following table sets forth per share data of:

         o     AMCON on a historical basis.

         o AMCON and Hawaiian Natural combined on a pro forma basis, assuming an AMCON price that is a maximum of $8.00 and a minimum of $6.00 per share.

         o AMCON and Hawaiian Natural combined on a pro forma basis, stated on an equivalent Hawaiian Natural share basis, assuming an AMCON price that is a maximum of $8.00 and a minimum of $6.00 per share.

         This table should be read in conjunction with the historical financial statements and notes thereto for AMCON and the historical financial statements and notes thereto for Hawaiian Natural contained herein. The Hawaiian Natural equivalent per share pro forma information shows the effect of the merger from the perspective of an owner of Hawaiian Natural common stock.

                                                                   AS OF AND FOR THE        AS OF AND FOR THE
                                                                   NINE MONTH PERIOD            YEAR ENDED
                                                                  ENDED JUNE 30, 2001       SEPTEMBER 30, 2000
                                                                  -------------------       ------------------
AMCON HISTORICAL PER COMMON SHARE DATA:
     Basic earnings per share - continuing operations..........          $ 0.08                    $1.58
     Diluted earnings per share - continuing operations........            0.08                     1.51
     Dividends declared per common share.......................            0.09                     0.12
     Book value per common share...............................            5.60                     6.15
UNAUDITED PRO FORMA COMBINED:
     Basic earnings per share - continuing operations
         Assuming an AMCON price per share of $8.00............          $(0.45)                   $0.63
         Assuming an AMCON price per share of $6.00............           (0.43)                    0.61

     Diluted earnings per share - continuing operations
         Assuming an AMCON price per share of $8.00............           (0.45)                    0.61
         Assuming an AMCON price per share of $6.00............           (0.43)                    0.59

     Dividends declared per common share (1)
         Assuming an AMCON price per share of $8.00............            0.08                     0.11
         Assuming an AMCON price per share of $6.00............            0.08                     0.10

     Book value per common share
         Assuming an AMCON price per share of $8.00............            5.08                     5.59
         Assuming an AMCON price per share of $6.00............            4.93                     5.42


                                     13


                                                                   AS OF AND FOR THE        AS OF AND FOR THE
                                                                   NINE MONTH PERIOD            YEAR ENDED
                                                                  ENDED JUNE 30, 2001       SEPTEMBER 30, 2000
                                                                  -------------------       ------------------
UNAUDITED PRO FORMA COMBINED PER HAWAIIAN NATURAL
     EQUIVALENT SHARE:
     Basic earnings per share - continuing operations
         Assuming an AMCON price per share of $8.00............          $(0.02)                   $0.02
         Assuming an AMCON price per share of $6.00............           (0.02)                    0.03

     Diluted earnings per share - continuing operations
         Assuming an AMCON price per share of $8.00............           (0.02)                    0.02
         Assuming an AMCON price per share of $6.00............           (0.02)                    0.03

     Dividends declared per common share (1)
         Assuming an AMCON price per share of $8.00............              --                       --
         Assuming an AMCON price per share of $6.00............              --                     0.01

     Book value per common share
         Assuming an AMCON price per share of $8.00............            0.20                     0.22
         Assuming an AMCON price per share of $6.00............            0.26                     0.28

(1) For purposes of computing dividends declared per common share, the calculation assumes that the historical aggregate dollar amount of dividends declared is constant divided by the number of pro forma shares outstanding.

MARKET PRICE DATA

         On December 31, 1999, AMCON moved from the NASDAQ SmallCap Market to the American Stock Exchange ("AMEX"). AMCON's trading symbol changed to "DIT". The following table reflects the range of the high and low prices per share of AMCON's Common Stock reported by NASDAQ and AMEX during each quarter for the years ended September 28, 2001, September 29, 2000 and September 24, 1999. Quotations for fiscal 1999 and for the first quarter of fiscal 2000 represent inter-dealer quotations, without adjustment for retail mark-ups, mark-downs or commissions and may not necessarily represent market transactions. Quotations for the second, third and fourth quarters of fiscal 2000 represent the high and low sales price of AMCON's common stock. All quotations have been adjusted to reflect the 10% stock dividend paid in February 2000. As of September 28, 2001, AMCON had approximately 1,000 holders of record of its shares and AMCON believes that approximately 1,600 additional persons hold shares beneficially.

                                                                                   COMMON STOCK
                                                                         -------------------------------
                                                                           HIGH                    LOW
                                                                         --------                -------
         Year ended September 28, 2001
              4th Quarter                                                 $5.19                   $4.30
              3rd Quarter                                                  5.36                    5.02
              2nd Quarter                                                  9.25                    3.81
              1st Quarter                                                  5.31                    3.56

         Year ended September 29, 2000:
              4th Quarter                                                 $6.00                   $5.00
              3rd Quarter                                                  6.81                    5.25
              2nd Quarter                                                  7.72                    6.13
              1st Quarter                                                  9.09                    6.42

         Year ended September 24, 1999:
              4th Quarter                                                 $9.09                   $6.71
              3rd Quarter                                                  9.32                    5.45
              2nd Quarter                                                  7.73                    5.17
              1st Quarter                                                  7.39                    3.86

         During the fiscal years ended September 2001 and 2000, the board of directors declared cash dividends of $0.03 per share per quarter or $0.12 per share for each year. During the fiscal year ended September 1999, the board of directors declared cash dividends of $0.02 per share per quarter or $0.08 per share for the year. In December 1999, the board of directors declared a special 10% stock dividend. The board of directors will evaluate payment of future dividends at their regular meetings. In addition to possible dividends in the future, retained earnings will be used to finance acquisitions of other distributing and retail companies, develop new products, expand markets and for other corporate purposes. The payment of dividends in excess of $0.03 per share per quarter requires the prior approval of the lender under various borrowing arrangements entered into by the Company.

         The table below presents the closing sales price per share of AMCON common stock on the American Stock Exchange, and the average of the bid and asked price for Hawaiian Natural common stock on the OTC Bulletin Board, in each case, on November 7, 2000, the last full trading day immediately preceding the public announcement of the proposed merger, and on __________, 2001, the most recent practicable date prior to the mailing of this document, as well as the "equivalent stock price" of shares of Hawaiian Natural common stock on such dates. The "equivalent stock price" of shares of Hawaiian Natural common stock represents the per share sales price for AMCON common stock on the American Stock Exchange at such specified date, multiplied by the applicable exchange ratios described under "Summary Unaudited Comparative Historical and Pro Forma Per Share Data." The "equivalent stock price" per share of Hawaiian Natural common stock shows the effect of the merger from the perspective of an owner of Hawaiian Natural common stock. Hawaiian Natural shareholders should obtain current market quotations for shares of AMCON common stock prior to making any decision with respect to the merger.

                                                            HAWAIIAN NATURAL                  HAWAIIAN NATURAL
                                  AMCON                   COMMON STOCK PRICE OF            EQUIVALENT STOCK PRICE
                              COMMON STOCK                 (AVERAGE OF BID AND           ASSUMING AN EXCHANGE RATIO
                              (CLOSING SALE                       ASKED                           OF 0.052
                             PRICE PER SHARE)                PRICE PER SHARE)                 (PRICE PER SHARE)
                        --------------------------      --------------------------      -----------------------------
November 7, 2000......            $4.88                          $0.1875                           $0.253

___________, 2001.....


         The table below presents the average closing sales price per share of AMCON common stock on the American Stock Exchange for the 20 trading day measurement period ending November 7, 2000 and ___________, 2001, as well as the "equivalent stock price" of shares of Hawaiian Natural common stock during such periods.

                                                                                            HAWAIIAN NATURAL
                                   AMCON                   HAWAIIAN NATURAL              EQUIVALENT STOCK PRICE
                               COMMON STOCK                  COMMON STOCK              ASSUMING AN EXCHANGE RATIO
                               (CLOSING SALE           (AVERAGE OF BID AND ASKED                OF 0.052
                              PRICE PER SHARE)              PRICE PER SHARE)                (PRICE PER SHARE)
                          ------------------------    ----------------------------    -----------------------------
20 trading day average
     ending November 7,
     2000...............           $4.91                        $0.1875                          $0.255

20 trading day average
     ending _____, 2001.

         Following the consummation of the merger, shares of Hawaiian Natural common stock will cease to be traded on the OTC Bulletin Board. The shares of AMCON common stock issued to the Hawaiian Natural stockholders in the merger will be listed on the American Stock Exchange. The AMCON common stock currently trades on the American Stock Exchange under the symbol "DIT."

                                RISK FACTORS

         You should consider the following risk factors in determining how to vote at the meeting.

RISKS RELATED TO THE TRANSACTION

OUR SHAREHOLDERS WILL NOT KNOW THE NUMBER OF SHARES OF AMCON COMMON STOCK THEY WILL RECEIVE IN THE MERGER UNTIL SHORTLY BEFORE CLOSING

         The number of shares of AMCON common stock to be received by our shareholders will be determined by an exchange ratio which depends upon the average closing price of AMCON common stock during a 20 trading day period which ends three days prior to the date of the Hawaiian Natural shareholder vote on the merger. The exchange ratio is not calculable as of the date of this document, since the applicable 20 day trading period has not yet ended. We urge you to obtain current market quotations for AMCON common stock.

         Pursuant to the terms of the merger agreement, in no event may the average closing sale price of AMCON common stock be less than $6.00 or greater than $8.00 per share for purposes of calculating the exchange ratio. Therefore, the exchange ratio will be no less than 0.039 and no more than 0.052, assuming no change in the number of shares of Hawaiian Natural common stock outstanding immediately prior to the effective time of the merger from the number currently outstanding which is 9,185,982 (which includes 1,250,000 shares from the expected conversion by AMCON of a $500,000 second convertible note issued to it by Hawaiian Natural). Our stockholders will receive in the aggregate a maximum and a minimum of 477,558 and 358,168 shares of AMCON common stock in the merger. If, however, the market value of the AMCON common stock at the effective time of the merger is less than $6.00 per share, the aggregate market value of the shares issued in the merger would be less than $2,865,348. On ____________, 2001, the most recent practicable date prior to the mailing of this document, the closing sale price of AMCON common stock was $__________, and the average closing sale price for the 20 trading days then ended was $__________.

         The percentage ownership of AMCON to be held by Hawaiian Natural shareholders is dependent upon the number of shares of AMCON to be issued to Hawaiian Natural shareholders. This percentage ownership depends on the exchange ratio and thus the price of AMCON stock during the measurement period which, in turn, is dependent upon, among other factors:

         o     changes in the business of AMCON,
         o     operations or prospects of AMCON,
         o     the timing of the completion of the merger,
         o     the prospects of post-merger operations,
         o     general market and economic conditions and other factors.

AMCON WILL RECEIVE A PORTION OF THE MERGER CONSIDERATION.

         AMCON is expected to hold 2,000,000 shares of our common stock (which includes 1,250,000 shares from the expected conversion by AMCON of a $500,000 second convertible note issued to it by Hawaiian Natural), which will be converted into AMCON common stock in the merger and held in its treasury after the merger. These shares represent approximately 21.8% of our outstanding shares (assuming there is no change in the outstanding shares following the date hereof). Therefore, AMCON will receive approximately 21.8% of the consideration issued in the merger.

OUR DIRECTORS AND OFFICERS MAY HAVE INTERESTS RELATING TO THE MERGER WHICH ARE DIFFERENT FROM YOUR INTERESTS

         The majority of our officers are expected to be retained after the merger. In addition, Marcus Bender, the Chief Executive Officer and President of Hawaiian Natural will retain those positions with the surviving corporation and will have an employment agreement. Mr. Bender will be entitled to participate in AMCON's employee benefit plans, including the possibility of grants of stock options in AMCON's stock option plan. In addition, Mr. Bender and another director of Hawaiian Natural, Brian Barbata, each own 50% of the stock of Hawaii Brewery Development Company, Inc. which is the lessor of the land on which Hawaiian Natural conducts its operations, including the well from which Hawaiian Natural extracts the water for its natural water products. This lease is a long-term agreement that provides for monthly rental payments based upon our sales. This lease, as revised as described below, will continue in effect following the merger.

THE MERGER WILL CREATE SIGNIFICANT MERGER-RELATED AND INTEGRATION-RELATED
EXPENSES

         Direct incremental merger-related transaction costs will be recorded by AMCON as a charge to additional paid-in-capital in the quarter in which the merger is consummated. The direct incremental merger-related transaction costs consist principally of charges related to professional services, registration and other regulatory costs of approximately $300,000. We expect to incur pre-tax charges to operations, currently estimated to be $100,000, to reflect integration costs resulting from the merger. These costs will be recorded subsequent to consummation of the merger. These amounts are preliminary estimates and are therefore subject to change. Additional unanticipated expenses may be incurred with respect to the merger.

CONDITIONS TO THE MERGER MAY NOT BE SATISFIED

         The merger agreement contains conditions that, if not satisfied, would result in the merger not occurring, even though our shareholders approve it. We cannot assure you that all of the closing conditions to the merger will be satisfied, that any unsatisfied conditions will be waived or that the merger will occur. AMCON has previously loaned our Company an aggregate of $1,629,000 to help sustain our operations pending completion of the merger. Of these total loans, $1,250,000 is secured by substantially all of the assets of our Company. All of the notes received for those loans are due on December 31, 2001. If the merger does not occur, it is currently unlikely that the Company will be able to pay these notes when due as well as other outstanding payables, including various expenses of the merger. Therefore, if the merger does not occur, we will likely not be able to continue as a going concern.

THE PRICE OF AMCON COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE VALUE OF HAWAIIAN NATURAL STOCK INDIVIDUALLY AND MAY FLUCTUATE SIGNIFICANTLY REGARDLESS OF THE SURVIVING CORPORATION'S ACTUAL OPERATING PERFORMANCE

         Upon completion of the merger, our common shareholders will become AMCON common shareholders. AMCON's business will differ from that of our Company, and AMCON's results of operations, as well as the price of AMCON's common stock, may be affected by factors different from those affecting our results of operations and the value of our common stock. Since our operations will constitute only a fraction of the operations of the combined company, improvements in our results of operations may not affect the market price of AMCON's stock after the merger to the same extent as they would likely have affected our stock price if our Company remained independent. Conversely, our Company has a history of operating losses and cash flow deficits since inception. If these losses and cash flow deficits continue after the merger, they could adversely affect the financial condition of AMCON, which would likely be reflected in a decline in the market value of its stock.

         The trading price of AMCON's common stock may be volatile. AMCON's stock price could be subject to wide fluctuations in response to a variety of factors, including:

         o actual or anticipated variations in quarterly operating results;

         o     new products or services offered by AMCON or its competitors;

         o     changes in financial estimates by securities analysts;

         o AMCON's announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         o     additions or departures of key personnel;

         o     additional issuances of common stock; and

         o     other events that may be beyond AMCON's control.

         In addition, stocks traded on the American Stock Exchange have recently experienced significant price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of the various listed companies. These broad market and industry factors may materially adversely affect the market price of AMCON's common stock, regardless of AMCON's actual operating performance.

AMCON'S STOCK IS THINLY TRADED. THEREFORE, HOLDERS MAY HAVE DIFFICULTY SELLING ANY SIGNIFICANT PORTION OF THE SHARES RECEIVED IN THE MERGER WITHOUT DEPRESSING AMCON'S STOCK PRICE

         AMCON's stock is thinly traded. The average daily trading volume of AMCON's stock on the American Stock Exchange during the 3 months prior to the date of this document has been 1,117. Although the shares issued to Hawaiian Natural stockholders in the merger will be freely tradable, sales of substantial amounts of AMCON's common stock in the public market following consummation of the merger could cause the market price of AMCON's common stock to fall. These sales might also make it more difficult for AMCON to sell equity or equity related securities at a time and price that AMCON would deem appropriate.

RISKS RELATED TO THE BUSINESS OF AMCON

AMCON'S SALES ARE CONCENTRATED IN CIGARETTES

         Cigarettes accounted for 70% of AMCON's sales and 41% of its gross margin during its fiscal year ended September 30, 2000. Although AMCON continues to diversify its business and product lines in an attempt to lessen its dependence on cigarette sales, increases in the price of cigarettes compared to other products sold by AMCON makes it difficult to do so. Limitations imposed by governmental regulation on the sale or promotion of cigarettes, or a decline in demand for cigarettes by consumers, due to health or other concerns could have a material adverse effect on AMCON's business, financial condition and results of operations.

AMCON'S GROWTH STRATEGY IS DEPENDENT IN SIGNIFICANT PART ON ACQUISITIONS

         From its inception, AMCON has pursued a strategy of growth through increased sales and through acquisitions. Since 1981, AMCON has acquired 25 consumer products distributors in the Great Plains, Rocky Mountain and Southern regions of the United States as well as its natural and health food businesses. There can be no assurance that AMCON will continue to be able to grow through acquisitions at prices and other terms favorable to AMCON. AMCON competes for acquisition candidates with other entities, some of which have greater financial resources than AMCON, which may lead to fewer acquisition opportunities and higher acquisition prices. There can also be no assurance that AMCON will be able to profitably manage acquired businesses or successfully integrate acquired businesses without substantial costs, delays or other operational or financial problems. Acquisitions also involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on AMCON's business, financial condition and results of operations.

AMCON'S BUSINESSES ARE IN HIGHLY COMPETITIVE AND FRAGMENTED INDUSTRIES

         Both the distribution and natural food retail industries are highly competitive. Most of AMCON's competitors generally offer a wide range of products at prices comparable to those of AMCON. AMCON therefore seeks to differentiate itself from its competitors by offering a higher level of technology and customer service. The natural food retail industry in which AMCON's subsidiaries compete is highly fragmented, with more than 9,000 stores operating independently or as part of small chains. Expansion of national health food chains and increased sales of natural products by conventional food stores have contributed to the saturation of health food retail stores in some markets and have caused some store sales to generate minimal increases or experience decreases over the past year.

DEPENDENCE ON KEY PERSONNEL

         AMCON's operations are dependent on the continued efforts of its executive officers and on senior management of acquired businesses. The loss of key personnel, or the inability to hire and retain replacement personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

AMCON'S GOVERNING DOCUMENTS AND DELAWARE LAW COULD HAVE ANTITAKEOVER EFFECTS

         AMCON's Certificate of Incorporation requires that any action required or permitted to be taken by shareholders of the Company must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing, and requires reasonable advance notice by a shareholder of a proposal or director nomination which that shareholder desires to present at any annual or special meeting of shareholders. Special meetings of shareholders may be called only by the Chairman of the Board, the President or by a majority of the entire board of directors, and members of the board of directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the shares of capital stock of the Company entitled to vote. In addition, shares of AMCON's preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the AMCON board of directors may determine. The rights of the holders of AMCON common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. AMCON has no present plans to issue any shares of preferred stock. AMCON is also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of AMCON's common stock for five years unless the holder's acquisition of AMCON stock was approved in advance by AMCON's board of directors. These provisions, and other provisions of AMCON's Certificate of Incorporation and Bylaws, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of AMCON, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may adversely affect the price of AMCON's common stock and the voting and other rights of the holders of AMCON common stock, including limiting the ability of shareholders to approve transactions that they may deem to be in their best interests.

RISKS RELATED TO HAWAIIAN NATURAL'S BUSINESS

         OPERATIONS HAVE BEEN UNPROFITABLE. The Company has lost money each year since it began operations. As of June 30, 2001, the Company had an accumulated deficit of approximately $13,600,000 Hawaiian Natural's operations may never become profitable.

         HAWAIIAN NATURAL NEEDS ADDITIONAL FUNDING TO CONTINUE ITS OPERATIONS. Without additional financing, it is likely that Hawaiian Natural will not be able to continue its operations. Hawaiian Natural is substantially dependent on financing from AMCON pending the merger. If the merger agreement is terminated for any reason, Hawaiian Natural may not be able to pay the AMCON loans when due, in which event Hawaiian Natural will likely not be able to continue as a going concern. A default on any of the secured convertible notes issued in respect of AMCON loans of $1,250,000 would entitle AMCON to convert any of those notes into Series C Preferred Stock, and upon such conversion, AMCON would be entitled to elect a majority of Hawaiian Natural's directors.

         HAWAIIAN NATURAL'S BUSINESS IS PRIMARILY IN HAWAII. Although Hawaiian Natural's objective is to distribute its product internationally, a substantial majority of Hawaiian Natural's sales still occur in the Hawaiian market. Hawaiian Natural's principal distributor in Hawaii, Paradise Beverages, accounted for approximately 49% of Hawaiian Natural's net sales during its last fiscal year. Hawaiian Natural's distribution agreement with Paradise Beverages is based upon an oral understanding, which is terminable at will by either party. If this agreement were terminated, Hawaiian Natural's business in Hawaii could be materially adversely affected.

         CURRENCY FLUCTUATIONS AND ECONOMIC WEAKNESS ABROAD COULD HURT HAWAIIAN NATURAL'S SALES AND IMPEDE EXPANSION INTO FOREIGN MARKETS, ESPECIALLY IN ASIA. Hawaiian Natural hopes to grow its business through international expansion, especially in developed countries in Asia. Several of these countries have experienced economic downturns and weakening of their currencies relative to the U.S. dollar. Revenues have not been directly affected by currency fluctuations in these markets, since Hawaiian Natural prices all of its product in U.S. dollars. However, currency fluctuations can lessen demand for Hawaiian Natural's product in foreign markets by making the product more expensive in local currency.

         HAWAIIAN NATURAL LEASES ITS WATER SOURCE AND BOTTLING FACILITY PURSUANT TO A LONG-TERM LEASE AGREEMENT WITH A PRINCIPAL SHAREHOLDER. This lease agreement requires Hawaiian Natural to make rental payments on a monthly basis at a rate equal to base rent of $5,569 per month, subject to adjustment after October1, 2004 based on the consumer price index, plus additional rent equal to 2% of Hawaiian Natural's net sales (as defined in the lease) over the base rent for the same quarterly period. In addition, the lease contains various restrictions on Hawaiian Natural's operations. The lessor is entitled to make use of the premises (other than the existing structures) for the manufacture of other beverages (except natural water) and is entitled to draw up to 50% of the water flow from the leased well for such purposes. However, the replacement lease which will become effective at the time of the merger provides that Hawaiian Natural's use of the well water will have priority. In addition, the lessor currently conducts no such activity on the premises.

         HAWAIIAN NATURAL IS HIGHLY DEPENDENT UPON THE EFFORTS OF ITS PRESIDENT. Marcus Bender, Hawaiian Natural's President and Chief Executive Officer, has designed and managed the implementation of Hawaiian Natural's business strategy to date. In October 1996, Hawaiian Natural entered into an employment agreement with Mr. Bender, employing him as President which is currently renewable annually. Hawaiian Natural has also obtained $1.0 million in key man life insurance on his life. Nevertheless, the loss of Mr.Bender's services may have a material adverse effect on Hawaiian Natural.

         HAWAIIAN NATURAL IS DEPENDENT UPON THE EFFORTS OF INDEPENDENT DISTRIBUTORS AND BROKERS FOR THE SALE OF ITS PRODUCT. These parties may de-emphasize or discontinue the sale of Hawaiian Natural's products based upon their own financial condition, operating strategy or other internal considerations, which Hawaiian Natural may have no ability to influence or control. A distributor in Hawaii once stopped representing Hawaiian Natural's product when the distributor discontinued all sales of bottled water and other non-beer products. Other distributors have been terminated for failure to meet agreed performance standards. Such unforeseen changes in Hawaiian Natural's distribution network have a detrimental effect on the development of Hawaiian Natural's business.

         THE BOTTLED WATER BUSINESS IS HIGHLY COMPETITIVE. There are numerous products available, which are often perceived as generic by consumers. Hawaiian Natural competes primarily with large established foreign and domestic companies. Hawaiian Natural's principal foreign competitors include Great Brands of Europe, a French company which distributes under the "Evian," Volvic" and "Dannon Natural Spring Water" names, and Perrier, S.A., a French company, which distributes through its U.S. subsidiary, the Perrier Group, under the "Perrier," "Arrowhead" and "Poland Springs" names, among others. Hawaiian Natural's principal domestic competitors include Crystal Geyser Water Co., which distributes under the "Crystal Geyser" name, and Mountain Valley Water Co., which distributes under the "Mountain Valley" name. All of these companies have large marketing budgets which enable them to operate in mass consumer markets, such as supermarket chains. In California, the largest U.S. market, supermarkets often charge new entrants substantial "slotting fees" for shelf space. Hawaiian Natural has not had the financial resources to compete in these markets and has therefore pursued a niche marketing strategy on the U.S. Mainland. Hawaiian Natural markets its product on the basis of superior quality and taste and the worldwide reputation of Hawaii.

         HAWAIIAN NATURAL MUST MEET STRICT GOVERNMENTAL REGULATIONS CONCERNING THE BOTTLING AND PACKAGING OF ITS WATER. The bottled water industry is highly regulated both in the United States and abroad. State and Federal regulations require Hawaiian Natural to monitor each aspect of its production process, to ensure the quality of its water and the truthfulness of its labeling. Governmental regulations in foreign jurisdictions are generally similar to, and in certain respects more stringent than, U.S. regulations. Failure to meet applicable regulations in the U.S. or foreign markets could lead to costly recalls, loss of certification to sell product or, even in the absence of governmental action, loss of sales due to negative publicity.

         HAWAIIAN NATURAL'S ARTICLES OF INCORPORATION CONTAIN CERTAIN ANTI-TAKEOVER PROVISIONS. These provisions enable the board of directors to issue preferred stock in one or more series, with such rights as the board of directors may determine without any further vote or action by the shareholders. In addition, section 415-172 of the Hawaii Revised Statutes requires shareholder approval before the completion of a "control share acquisition" resulting in beneficial ownership by an acquiring person of in excess of 10% of the voting power of a public corporation incorporated in Hawaii with at least 100 shareholders and its principal place of business or substantial assets located in Hawaii. These provisions could reduce the probability of any change of control or acquisition of Hawaiian Natural without Board approval. While such provisions are intended to enable the board of directors to maximize shareholder value, they may have the effect of discouraging takeovers which could be in the best interest of shareholders.

         HAWAIIAN NATURAL DOES NOT PAY DIVIDENDS ON ITS COMMON STOCK. Hawaiian Natural has never paid any dividends on its common stock and does not expect to pay any such dividends. The SeriesC Preferred Stock issuable upon conversion of any convertible notes issued to AMCON for loans of $1,250,000 has, and any additional preferred stock issued in the future will likely have, a priority in the payment of dividends.

         CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

         "Forward-Looking Statements," (as this term is defined in the Private Securities Litigation Reform Act of 1995) contained in this document are those statements concerning anticipated financial or business performance, plans for growth and other factors that could affect future operations or financial position, and other non-historical facts. These statements often include the words, "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," or similar expressions.

         Examples of forward-looking statements include:

         o pro forma financial statements and projections relating to revenues, income from operations, pre-tax income, income or loss, earnings or loss per share, financial condition, capital expenditures, the payment or non-payment of dividends, future share price or value and other financial items;

         o     statements of plans and objectives;

         o     statements of future economic performance; and

         o     statements of the assumptions underlying these statements.

         Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Future results of operations, financial condition, business and stock price or values of AMCON and Hawaiian Natural may be materially different from those described in these forward-looking statements. Shareholders of Hawaiian Natural are cautioned not to put undue reliance on any forward-looking statement.

         Among the factors that could cause actual results to be materially different from those described in the forward-looking statements are the following:

         o     the ability to attain estimated expense savings;

         o the ability to continue to successfully market existing products and services, which may be adversely impacted by the introduction of competing products or services;

         o AMCON's ability to successfully develop and market new products and services;

         o AMCON may not be able to increase the efficiency, production or distribution of Hawaiian Springs water in order to grow the business conducted by Hawaiian Natural;

         o     the ability to expand the market for existing products;

         o     the greater financial resources of competitors;

         o future changes in laws and regulations, including regulations affecting cigarettes;

         o the ability to successfully negotiate pricing of products and services with our customers;

         o the loss or impairment of sources of capital and the adequacy of such sources to meet AMCON's and the surviving corporation's funding needs;

         o     fluctuations in quarterly operating results;

         o the effects of AMCON's accounting policies and general changes in generally accepted accounting practices;

         o     exposure to product liability 1awsuits;

         o     general economic and business conditions;

         o AMCON's ability to attract and retain management and other employees;

         o     the number of AMCON shares issued in the merger; and

         o other risk factors detailed in AMCON's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

         We have described under "Risk Factors" additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this document could also have this effect.

         All forward-looking statements made in this document are made as of the date of this document. AMCON or Hawaiian Natural may not be required to publicly update or correct any of these forward-looking statements in the future.

                                 THE MERGER

GENERAL

         Our board of directors is using this document to solicit proxies from the holders of Hawaiian Natural common stock for use at the special meeting.

         At the Hawaiian Natural shareholders meeting, holders of our common stock will be asked to vote upon a proposal to approve the agreement and plan of merger attached hereto as Annex A, sometimes referred to in this document as the "merger agreement."

BACKGROUND OF THE MERGER

         Hawaiian Natural has been hampered by the lack of adequate capital resources to achieve its business objectives for an extended period of time. Therefore, for at least two years prior to the commencement of negotiations concerning the merger, Hawaiian Natural had been continually exploring alternatives for raising additional capital to expand its production capacity, distribution capability and sales in order to produce operating margins that would achieve profitability on a sustained basis.

         As part of that search for capital, Marcus Bender, Hawaiian Natural's President, approached William Wright, Chairman of the Board and Chief Executive Officer of AMCON, in May of 2000. Mr. Bender was aware of AMCON's sale of bottled waters through its wholesale distribution business to convenience and other stores as well as through its health and natural products retail stores. Hawaiian Natural's primary marketing efforts in the U.S. Mainland have historically been directed toward niche markets, with specific emphasis on the natural foods markets. Due to their focus on quality and their willingness to pay a premium for products perceived as superior, customers who shop at such specialty stores are more likely to accept the higher price of imported products. Mr. Bender therefore believed there might be a potential strategic alignment between Hawaiian Natural's business and AMCON's businesses.

         Mr. Bender and Mr. Wright held preliminary discussions on the possible strategic fit between their companies' business at various times during the months of May through September 2000. During this period, Mr. Bender was seeking an investment of capital into Hawaiian Natural by AMCON. Mr. Wright indicated, however, that AMCON would not be interested in providing capital unless it was combined with an acquisition of Hawaiian Natural by AMCON. Mr. Bender was also concurrently exploring the investment of additional capital into Hawaiian Natural, or alternative acquisition proposals, from third parties due to the dwindling capital resources available to Hawaiian Natural. Hawaiian Natural's board of directors was growing increasingly concerned that Hawaiian Natural would not be able to continue as a going concern without the infusion of a significant amount of new capital to satisfy accounts payable and to acquire new equipment to increase the volume, speed and efficiency of production. Hawaiian Natural also needed capital to meet its payment obligations on the debts secured by its blow molding equipment and to repurchase its Series A Preferred Stock, the conversion of which would have been highly dilutive to common shareholders. However, despite vigorous efforts to obtain additional capital investment or alternative acquisition proposals, no acceptable alternatives became available.

         Therefore, in August and September of 2000, Mr. Bender began to focus primarily on pursuing a transaction with AMCON. A telephone conference was held on August 24, 2000 among Mr. Bender, Mr. Wright and legal counsel for Hawaiian Natural and AMCON concerning the possible terms of a proposed acquisition of Hawaiian Natural by AMCON and financing for Hawaiian Natural from AMCON to meet its working capital and other needs in the interim prior to an acquisition.

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

         Based on those discussions, a non-binding term sheet was prepared by AMCON and its legal counsel and delivered to Hawaiian Natural and its legal counsel during the last week of August 2000 setting forth the proposed structure and principal terms of an acquisition of Hawaiian Natural and interim financing by AMCON. The original proposal contemplated the merger of Hawaiian Natural into a newly formed subsidiary of AMCON with Hawaiian Natural's shareholders having an election to sell up to half of their shares at $0.50 per share in cash or exchange all or the remaining shares for AMCON common stock based on the average stock price of AMCON during the same measurement period as in the merger. Hawaiian Natural, however, sought merger consideration consisting entirely of AMCON common stock because it believed that its shareholders might be selling for cash at a price below what it perceived to be the higher potential value of the stock of the combined companies. AMCON agreed in principle to this revised proposal and in September 2000, a revised term sheet was distributed, setting forth new terms. These terms called for a reduction in the acquisition price for the Hawaiian Natural stock to $.45 and imposed a collar of $6.00 to $8.00 per share on the value of the AMCON stock to be distributed in the merger. The term sheet also contemplated interim financing of up to $750,000 and a commitment from AMCON for up to $1 million in additional loans, guarantees or lease financing to enable Hawaiian Natural to purchase new blow molding equipment, which was perceived as essential to its growth strategy. This revised term sheet was also non-binding and subject to due diligence by both parties. The term sheet was also subject to the execution of a stockholder agreement by the principal shareholders of Hawaiian Natural, containing a commitment to vote their shares in favor of the proposed merger.

         During the month of September 2000, the parties and their legal counsel continued to negotiate the possible terms of a merger and interim financing. On September 19, 2000, AMCON delivered an initial draft of a merger agreement, a stockholder agreement and a convertible, secured promissory note for the interim financing. The proposed merger agreement was subject to approval by AMCON's board of directors on or before October 14, 2000. However, it provided that if Hawaiian Natural's board of directors approved the agreement and the stockholder agreement were executed by September 30, 2000, AMCON would provide the first installment of interim financing in the amount of $350,000. Further, if AMCON's board of directors subsequently approved the agreement, AMCON would be obligated to provide an additional $400,000 in interim financing promptly thereafter. AMCON began to conduct a due diligence investigation pursuant to a Confidentiality Agreement between Hawaiian Natural and AMCON dated September 26, 2000.

         As a result of its initial due diligence investigation, and in light of potential issuances of additional shares of Hawaiian Natural common stock upon conversion of the outstanding Series A Convertible Preferred Stock and from other potentially dilutive events, AMCON revised its prior per share offer into an aggregate offer for the entire net equity of Hawaiian Natural. The amount offered was $2,865,348, payable in the form of AMCON common stock based on the average trading price during the same measurement period as described elsewhere herein. The average trading price of the AMCON stock issuable in the merger was to be subject to a collar, as discussed previously, of not less than $6.00 and not more than $8.00 per share, resulting in an agreed maximum of 477,558 shares and a minimum of 358,168 shares of AMCON common stock as merger consideration for Hawaiian Natural's common stock. The interest rate on the secured convertible note for interim financing to be provided by AMCON was reduced from 12% to 10% per annum as a result of negotiations and allowed conversion of the principal and unpaid accrued interest on these notes into Company common stock at a price per share equal to the quotient of $2,865,348 divided by the number of shares of Company common stock outstanding at the date of conversion. Alternatively, this form of secured convertible note could be converted into a newly created Series C Convertible Preferred Stock which could be converted before the proposed maturity date of February 28, 2001 but only after the earlier of termination of the merger agreement or an event of default. Like the final form of Series C Preferred Stock, this stock would give AMCON the right to elect a majority of Hawaiian Natural's directors.

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

         On September 28, 2000, Hawaiian Natural's board of directors met to consider and act upon the proposed merger. All of Hawaiian Natural's directors were present. Hawaiian Natural's board of directors carefully considered the terms of the proposed transaction as well as the various factors described below "Our Reasons for the Merger; Recommendation of Our board of directors." Hawaiian Natural's board of directors unanimously approved the merger agreement and related agreements proposed by AMCON primarily because they believed that it was the only alternative realistically available to address Hawaiian Natural's production and distribution problems and liquidity concerns, while providing a reasonable opportunity for Hawaiian Natural's stockholders to realize value from their investment. On September 29, 2000, an executed copy of the merger agreement and the stockholder agreement was delivered to AMCON.

         AMCON's board of directors met by conference telephone call on October 13, 2000 to consider the merger agreement and related agreements. The merger agreement included a provision granting AMCON the right not to proceed with the merger if the AMCON board of directors did not approve its execution and performance by 5:00 p.m. on October 14, 2000. AMCON's board of directors expressed various concerns about the financial and operational risks associated with the merger and requested Mr. Wright to seek additional information and an extension of time to act upon the merger. In response to this request, the Company granted an extension to midnight on October 19, 2000 for AMCON's board of directors to act on the merger. After receiving further information and analysis, AMCON's board of directors approved the execution and performance of the merger agreement.

         During the period from October 19 through November 7, 2000, the parties clarified their understanding that the shares underlying the $750,000 of secured convertible notes would not participate in the merger consideration and made other technical changes which were reflected in an amendment and restatement of the merger agreement dated as of November 7, 2000 and other related agreements. A public announcement of this amended and restated merger agreement, and interim financing was made on November 8, 2000.

         In January 2001, Hawaiian Natural requested an additional $300,000 of financing which it proposed be loaned pursuant to a secured convertible note like the $350,000 and $400,000 secured convertible notes previously issued to AMCON. AMCON, however, indicated that it was willing to provide the financing only by means of the purchase of 750,000 shares of Company common stock at $0.40 per share, the then estimated value per share of the merger consideration. In addition, unlike the common stock receivable upon conversion of the $750,000 of secured convertible notes, AMCON insisted that these shares would be included among the Company's outstanding shares for purposes of calculating the exchange ratio and allocating the merger consideration. Due to the absence of other financing alternatives, the Company accepted AMCON's proposal and issued 750,000 shares of Company common stock for $300,000 in cash in February 2001. A Second Amended and Restated Merger Agreement was entered into concurrently with the issuance of those shares primarily in order to permit such shares to participate in the receipt of merger consideration along with shares owned by other Hawaiian Natural shareholders.

         In February 2001 AMCON also agreed to obtain in its name, and placed orders for new blow molding and water bottling equipment to be used by Hawaiian Natural in order to increase Hawaiian Natural's capacity and efficiency. AMCON's estimated commitment under the operating lease to it for this equipment is approximately $2.6 million over eight years. Hawaiian Natural will sublease this equipment from AMCON on similar terms.

         Hawaiian Natural subsequently requested $500,000 of additional financing from AMCON to meet its working capital needs. AMCON agreed to loan that financing to Hawaiian Natural pursuant to a secured convertible note bearing interest at the rate of 10% per annum originally due on September 30, 2001 and which is secured by substantially all of Hawaiian Natural's assets. This $500,000 secured

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

convertible note was issued in June 2001. The principal and unpaid accrued interest on this note is convertible at any time at AMCON's election into shares of Hawaiian Natural's common stock at a conversion ratio of $0.40 per share. In connection with the issuance of the $500,000 secured convertible note, a Third Amended and Restated Agreement and Plan of Merger was entered into primarily in order for the shares receivable upon conversion of this Note to participate in the receipt of merger consideration along with shares owned by other Hawaiian Natural shareholders. Like the $350,000 secured convertible note and the $400,000 secured convertible note previously issued to AMCON, the $500,000 secured convertible note is alternatively convertible, prior to its maturity at a conversion price of $1.00 per share, into Hawaiian Natural's Series C Convertible Preferred Stock if the Agreement and Plan of Merger is terminated for any reason or Hawaiian Natural defaults in its obligations under those notes.

         During this period, AMCON was also negotiating with Hawaii Brewery Development Company, Inc. to seek improvements for the benefit of Hawaiian Natural in the lease agreement dated October 3, 1994 covering the land upon which Hawaiian Natural operates, including the well from which Hawaiian extracts water for its natural water products. Marcus Bender, the President of Hawaiian Natural, and Mr. Brian Barbata, a director of Hawaiian Natural, each own 50% of the stock of Hawaii Brewery Development Company, Inc. These negotiations led to a new lease that would become effective upon the completion of the merger which, among other things, would give Hawaiian Natural priority in the use of the well water to meet its needs, facilitate Hawaiian Natural's acquisition of leasehold title insurance, assure adequacy of permits and allow for expansion of and improvements to Hawaiian Natural's operations. In addition, AMCON obtained a right of first offer in favor of Hawaiian Natural in the event the lessor should desire to sell the land on which the leased property and contiguous property is located at any time during the term of the lease. A Fourth Amended and Restated Merger Agreement was executed in June 2001 to add the new lease as an exhibit to that agreement and extend the termination date of that agreement to September 30, 2001.

         AMCON had also been negotiating for several months the sale of its health food distribution business conducted by its subsidiary, then named Food For Health Co., Inc., which is described under "Information About AMCON
- Management's Discussion and Analysis of Financial Condition and Results of Operations - Acquisitions and Dispositions". During roughly the same time period, AMCON had also been negotiating the acquisition of substantially all of the distribution business and net assets of Merchants Wholesale, Inc. which is described under the same caption referred to above. The probability of occurrence and significance of these disposition and acquisition transactions required various financial statements to be included in this document pursuant to accounting regulations of the Securities and Exchange Commission. The sale of the health food distribution business conducted by Food For Health Co., Inc. was completed effective March 23, 2001 and the acquisition of Merchants Wholesale, Inc. was completed on June 1, 2001. It was not feasible to prepare the necessary financial statements until those transactions were completed and the necessary auditing and accounting work was conducted. As a consequence, the merger had to be delayed for this work to be performed.

         As a result of this delay, AMCON loaned Hawaiian Natural an additional $354,483 to meet its operating needs pursuant to a promissory note bearing interest at the rate of 8% per annum. This $354,483 note is not convertible into any capital stock of Hawaiian Natural but is secured by substantially all of Hawaiian Natural's assets. A Fifth Amended and Restated Merger Agreement was entered into as of September 27, 2001 which extended the termination date of that agreement to December 31, 2001. At the same time the maturity date of each of the secured convertible notes and the $354,483 note was extended to December 31, 2001.

OUR REASONS FOR THE MERGER; RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

         As stated above, our Company has been hampered for some time by the lack of adequate capital resources to achieve its business objectives. The Company needs new blow molding equipment to

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

increase its production capacity, sales and operating profit margins to desired levels. Its current equipment also interrupts production due to an unacceptable level of breakdowns. As a result of these production constraints, the Company has not been able to fully exploit the demand for its products in Hawaii and other markets. It also has inadequate capital to devote to marketing and sales efforts, to expand distribution capabilities or to attract and retain management depth. As a result of these limitations, the Company has not been able to become profitable and is likely not to be able to continue as a going concern without capital resources continuing to be provided by AMCON.

         AMCON provided $1,604,483 in loans and an additional $300,000 investment in the form of a common stock purchase since September 2000. The Company has used these funds to reduce outstanding payables, to redeem Series A Convertible Preferred Stock which would have been highly dilutive to common shareholders if it had been converted into common stock, to redeem Series B Convertible Preferred Stock, and to meet other working capital requirements. Without these funds being provided at the times they were made available, it is likely that the Company would not have been able to continue as a going concern. In addition, AMCON has leased in its name new blow molding and water bottling equipment with an estimated commitment of $2.6 million over eight years which will be subleased to the Company on similar terms.

         The Company has explored various alternatives for raising additional capital and business combinations during the two year period prior to commencement of negotiations concerning the merger. However, due to, among other things, its production and distribution problems, history of operating losses and inadequate capital resources, the Company was unable to find any alternative suitors that were willing to propose either a capital investment or a business combination on terms superior to those offered by AMCON. The Company and AMCON share the belief that the Company can achieve profitability through expanded production capacity, distribution, marketing and management depth which can be obtained with the capital and management resources provided by the merger. The Company and AMCON also believe there is a opportunity for the Company's products to be distributed much more broadly in the U.S. Mainland through AMCON's wholesale distribution business and AMCON's health and natural products retail stores. In the latter regard, the Company's primary marketing efforts in the U.S. Mainland have historically been directed toward niche markets, with special emphasis on the specialty and natural food markets. Due to their focus on quality and their willingness to pay a premium for products perceived as superior, customers who shop at these stores are more likely to accept the higher price of imported products.

         The Company's board of directors did not believe it was useful to engage an investment banking firm to provide an opinion on the fairness of the merger consideration from a financial point of view. Obtaining such an opinion would have been expensive and time consuming and would have produced little, if any, benefit since there were no other alternatives realistically available to address the Company's exigent financial circumstances. The Company's board of directors therefore relied on its good faith evaluation of the value of the Company's common stock and determined that the merger consideration is fair to all of the Company's shareholders. In this regard, the Company's directors and officers then owned approximately 40% of the Company's outstanding common stock and, at AMCON's request, entered into the Stockholders Agreement in which they agreed to vote in favor of the merger. These officers and directors believe that their interests as shareholders are aligned with the interests of other shareholders of the Company and they strongly support the merger because it offers the best opportunity to sustain or enhance the value of their ownership interest in the Company.

         Our board of directors, in reaching its decision on the merger, consulted with its legal advisors and its senior management, reviewed a significant amount of information and considered a number of factors. All of the material factors considered are set forth below:

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

         o the reasons described above under this caption, particularly the ability to increase our production capacity and scope of distribution through the use of increased capital and management resources and higher volume and more efficient equipment;

         o the strategic and financial alternatives available to us, particularly our lack of capital resources and liquidity, the likelihood of being unable to continue as a going concern, and the absence of other means of addressing those problems;

         o the belief that the continuing equity ownership through merger has the potential to enhance shareholder value as a result of additional opportunities and operating efficiencies;

         o the opportunity for the our shareholders to participate in a larger, more diversified and more competitive company;

         o information concerning the financial performance, business operations and financial condition of AMCON and Hawaiian Natural and of the two companies on a combined basis;

         o the likely impact of the merger on our Company's employees and customers;

         o the expected effect of the merger on our existing strategic relationships with third parties;

         o the qualification of the merger as a tax-free reorganization for United States federal income tax purposes, except for tax resulting from any cash received for fractional shares by the holders of our common stock.

         The board of directors also considered the following risk factors and possible disadvantages relating to the merger:

         o    the dilution of our shareholders ownership of Hawaiian
              Natural;

         o AMCON's limited analyst coverage and low volume of trading activity;

         o the interests of officers and directors of our Company in the merger, as described under "Interests of Officers and Directors in the Merger"; and

         o the other possible disadvantages of the merger if the risks described under "Risk Factors" and factors described under "Cautionary Statement Concerning Forward-Looking Statements" were to occur or worsen.

         In view of the wide variety of the material factors considered in connection with our board's evaluations of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to our board of directors' ultimate determination, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our respective management and legal advisors. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

         There can be no assurance that any of the potential efficiencies, increased production or financial performance will be achieved through the consummation of the merger.

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         RECOMMENDATION OF OUR BOARD OF DIRECTORS

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.
     ---

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this document, all of which may change, possibly with retroactive effect.

         This discussion does not address all aspects of federal income taxation that may be important to any particular shareholder in light of that holder's particular circumstances or to a holder subject to special rules, such as:

         o    a shareholder who is not a citizen or resident of the United
              States,

         o    a financial institution or insurance company,

         o    a tax-exempt organization,

         o    a dealer or broker in securities,

         o a shareholder that holds our stock as part of a hedge, appreciated financial position, straddle or conversion transaction, or

         o a shareholder who acquired our stock pursuant to the exercise of options or otherwise as compensation.

         TAX OPINION. We expect to receive an opinion of Squire, Sanders & Dempsey, L.L.P. ("tax counsel"), that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that AMCON, Merger Sub and Hawaiian Natural will each be parties to the reorganizations within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of Hawaiian Natural to complete the merger that the tax counsel provide such an opinion.

         The opinion of tax counsel regarding the merger will rely on:

         o representations and covenants made by our Company, including those contained in representation letters of officers of our Company,

         o an assumption regarding the completion of the merger in the manner contemplated by merger agreement,

         o an assumption that the shares of our Company are held as capital assets by our shareholders.

         In addition, tax counsel's ability to provide the opinion will depend on, the absence of changes in existing facts or in law between the date of this document and the closing date of the merger. If any of those representations, covenants or assumptions are inaccurate, tax counsel may not be able to provide the closing date opinion and the tax consequences of the merger could differ from those described in this document. Tax counsel's opinions does not bind the IRS nor preclude the IRS or the courts from adopting


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

a contrary position. We do not intend to obtain a ruling from the IRS on the tax consequences of the merger.

         UNITED STATES FEDERAL INCOME TAX TREATMENT OF THE MERGER. The merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and AMCON, Merger Sub and Hawaiian Natural will each be parties to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

         UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU. For United States federal income tax purposes:

         o You will not recognize any gain or loss upon your exchange of our common stock in the merger for shares of the common stock of AMCON.

         o If you receive cash instead of a fractional share of the common stock of AMCON, you will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of your shares of our common stock allocable to that fractional share. This gain or loss will be capital gain or loss provided such common stock was held as a capital asset, and will be long-term capital gain or loss if the share of our common stock exchanged for that fractional share of the common stock of AMCON was held for more than one year on the closing date.

         o You will have a tax basis in the common stock of AMCON received in the merger equal to (1) the tax basis of the your common stock surrendered in the merger, reduced by (2) any tax basis of your common stock surrendered that is allocable to any fractional share of the common stock of AMCON for which cash is received.

         o The holding period for the shares of the common stock of AMCON you receive in exchange for your shares of our common stock in the merger will include the holding period for the your shares of common stock surrendered in the merger, provided such common stock was held as a capital asset.

         This discussion of material United States federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential United States federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any state, local or non-U.S. income tax consequences of the merger. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE OR LOCAL OR NON-U.S. INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

REGULATORY MATTERS RELATING TO THE MERGER

         There are no regulatory approvals that are required to be obtained to complete the merger. The merger will become effective upon the filing of a certificate of merger in Delaware and the articles of merger in Hawaii. The parties intend to make these filings as soon as practicable after the merger is approved by the stockholders and if possible on the same day.

DISSENTERS' RIGHTS

         Shareholders of Hawaiian Natural common stock will have dissenters' rights under sections 414-341 through 414-372 of the Hawaii Revised Business Corporation Act (a copy of which is attached as Annex B) in connection with the merger of Hawaiian Natural. Each shareholder who desires to


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

exercise dissenters' rights must satisfy the following conditions and otherwise comply with the provisions of sections 414-341 through 414-372:

         o A written notice that the shareholder intends to demand payment of the fair value for the shareholder's shares must be delivered to the Corporate Secretary of Hawaiian Natural at 16-305 Old Volcano Road, Keaau, Hawaii 96749, before the taking of the vote on the approval of the merger agreement at the Hawaiian Natural shareholders meeting. In addition to informing Hawaiian Natural of the identity of the record holder and the notice of intention to demand payment of the fair value of the shareholder's shares, such notice should also specify the mailing address of that shareholder and the number of shares of common stock owned by that shareholder. A proxy or vote abstaining from voting, or voting against the approval of the merger agreement, or a failure to vote on the approval of the merger agreement, does not constitute the requisite notice within the meaning of sections 414-341 through 414-372.

         o A shareholder of record wishing to exercise his or her appraisal rights under sections 414-341 through 414-372 must not vote for approval of the merger agreement. If a shareholder returns a signed proxy failing to specify either
              (i) a vote against the approval of the merger agreement or
              (ii) a direction to abstain from voting on the approval of the merger agreement, the proxy will be voted for approval of the merger agreement, which will have the effect of waiving that shareholder's dissenters' rights and nullifying any previously filed written notice of intention to demand payment of the fair value for the shareholder's shares if the merger is completed.

         A notice of intention to demand payment of the fair value of the shareholder's shares if the merger is completed must be made by or for and in the name of the shareholder of record, fully and correctly, as such shareholder's name appears on the certificates representing the Hawaiian Natural common stock. A record holder (such as a broker who holds shares as a nominee for others) may assert dissenters' rights as to less than all of the shares registered in the record holder's name, only if the record holder asserts dissenters' rights with respect to all of the shares beneficially owned by any one person, and discloses the name and address of the person or persons on whose behalf the record holder asserts dissenters' rights. In that event, the record holder's dissenters' rights shall be determined as if the shares as to which the record holder has dissented and the record holder's other shares were registered in the names of different shareholders. Persons whose shares are held by brokers or other nominees and who desire to assert dissenters' rights should consider either (a) arranging to have their shares transferred into their own names of record and making the necessary written demand for appraisal or (b) arranging to have their broker or other nominee, as the case may be, take all of the steps necessary to comply with sections 414-341 through 414-372.

         A beneficial owner of shares who is not the record holder may assert appraisal rights with respect to shares held on the beneficial owner's behalf, and shall be treated as a dissenting shareholder under the terms of sections 414-341 through 414-372, if the beneficial owner submits a written consent of the record holder to Hawaiian Natural not later than the time the beneficial owner asserts dissenters' rights.

         If the merger agreement is approved at the Hawaiian Natural shareholders meeting, Hawaiian Natural will mail, within 10 days after the merger is completed, a further notice to all shareholders who gave due notice of intention to demand payment and who did not vote in favor of the merger agreement. The notice will state where the payment demand must be sent and where and when certificates for certificated shares must be deposited. The notice will be accompanied by a form for demanding payment that requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before November 8, 2000, the date of the first announcement to news media of the terms of the merger. The notice will also set a date by which Hawaiian Natural must receive


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

the payment demand and will be accompanied by a copy of sections 414-341 through 414-372 of the Hawaii Revised Business Corporation Act. The time set for demand for payment and deposit of the shares will not be fewer than thirty days nor more than sixty days from the date the notice is delivered.

         Any shareholder who fails to demand payment, or fails to deposit certificates in the time frame set forth in the notice, will forfeit any right to receive cash payment for the shareholder's shares and will have the rights of a nondissenting shareholder.

         If merger has not been completed within 60 days after the date set for demanding payment and depositing of share certificates, Hawaiian Natural will return any certificates that have been deposited.

         Except as provided by section 414-358 described below, section 414-356 provides that immediately after the consummation of the merger, Hawaiian Natural must pay to dissenting shareholders who have made a demand for payment and deposited their shares in accordance with the notice provided by Hawaiian Natural, the amount which Hawaiian Natural estimates to be the fair value of the shares, with interest, if any has accrued. The payment must be accompanied by:

         o Hawaiian Natural's closing balance sheet, statement of income and statement of changes in shareholders' equity for a fiscal year ending not more than sixteen months before the date of the payment, together with the latest available interim financial statements;

         o A statement of Hawaiian Natural's estimate of fair value of the shares;

         o    An explanation of how the interest was calculated;

         o A statement of the dissenter's right to demand supplemental payment under section 414-359; and

         o A copy of sections 414-341 through 414-372 of the Hawaii Revised Business Corporation Act.

         The term "Fair Value" with respect to dissenters' shares means their value immediately before the merger to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless the exclusion would be inequitable.

         The term "Interest" means interest from the effective date of the merger until the date of payment, at the average rate currently paid by our Company on its principal bank loans, or, if none, at such rate as is fair and equitable under all of the circumstances.

         Section 414-359 provides that, if (i) the dissenting shareholder believes the amount paid under section 414-356 is less than the fair value of the dissenter's shares, or that the interest is not correctly determined;
(ii) Hawaiian Natural fails to make payment under section 414-356 within sixty days after the date set for demanding payment; or (iii) Hawaiian Natural does not complete the merger and fails to return any certificates that have been deposited, then the dissenter may send to Hawaiian Natural the dissenter's own estimate of the fair value of the shares or of the interest, and demand payment of the deficiency. If the dissenter does not file such an estimate and demand payment of the deficiency within 30 days after Hawaiian Natural's mailing of the payment, the dissenter shall not be entitled to any additional payments.

         Pursuant to section 414-371, Hawaiian Natural may, not more than 60 days after receiving a demand for additional payment pursuant to section 414-359 that remains unsettled, file in an appropriate court, a petition requesting that the fair market value of the shares and accrued interest thereon be determined by the court. All dissenters, whose demands for additional payment have not been settled, will be made parties to the proceeding as an action against their shares. If the court determines that the fair value of the shares determined by Hawaiian Natural is insufficient, all dissenting shareholders, whose demands for additional payment have not been settled, shall be entitled to receive the amount by which the fair value of their shares is found to exceed the fair value determined by Hawaiian Natural, with interest.

         In the event that Hawaiian Natural fails to file a petition within 60 days after receiving a demand for additional payment, each dissenter who made a demand for additional payment and who has not already settled that demand, will be entitled to receive the amount demanded by such dissenter, with interest, and may sue in an appropriate court for such additional payment.

         Pursuant to section 414-372, the cost of any appraisal proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances, which could potentially result in all such costs being allocated to Hawaiian Natural, except that any part of the costs and expenses may be apportioned and assessed as the court may deem equitable against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious, or not in good faith. Fees and expenses of counsel and experts for the respective parties may be assessed as the court may deem equitable against Hawaiian Natural and in favor of all dissenters if Hawaiian Natural fails to comply substantially with the requirements of sections 414-351 through 414-359, or may be assessed against either Hawaiian Natural or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by sections 414-341 through 414-372. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and the fees for those services should not be assessed against Hawaiian Natural, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         Pursuant to section 414-358, Hawaiian Natural may elect to withhold the payment required by section 414-356 from a dissenter unless the dissenter was the beneficial owner of the shares as to which dissenters' rights are asserted on November 8, 2000, the date of the first announcement to the news media of the terms of the merger. With respect to such shares, Hawaiian Natural will upon the consummation of the merger, state to each dissenter its estimate of the fair value of the shares, state the rate of interest to be used and offer to pay the resulting amounts on receiving the dissenter's agreement to accept them in full satisfaction of the dissenters' demand. Within thirty days after the mailing of any such offer by Hawaiian Natural, the dissenter may reject Hawaiian Natural's offer and mail to Hawaiian Natural the dissenter's own estimate of fair value and interest and demand their payment. If the dissenter fails to do so, they shall be entitled to no more than Hawaiian Natural's offer. If the dissenter makes a demand, the provisions of section 414-371 and 414-372 (as discussed above) will apply to further proceedings on the dissenter's demand.

FEDERAL SECURITIES LAWS CONSEQUENCES

         This document does not cover any resales of the common stock to be received by Hawaiian Natural shareholders upon completion of the merger, and no person is authorized to make any use of this document in connection with any such resale.

         All shares of AMCON common stock that will be distributed to our shareholders in the merger will be freely transferable, except for the restrictions on transfer imposed by the federal securities laws on "affiliates" of our Company. Shares of AMCON common stock received by persons who are deemed to be affiliates of our Company, but who are not and will not become affiliates of AMCON as of the time the vote is taken on the merger, may be resold by them only in transactions permitted by the resale provisions of Rule 145(d) or as otherwise permitted under the Securities Act of 1933. Persons who are or will become affiliates of AMCON as of the time the vote is taken on the merger may be resold by them only in transactions permitted by the resale provisions of Rule 144 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of our Company or AMCON generally include persons that control, are controlled by, or under common control with the respective entity, such as their respective officers, directors and significant shareholders.

         In general, under Rule 144, an affiliate of AMCON would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the issuer. In general, Rule 145(d) imposes the same volume and manner of sale limitations as Rule 144 as to sales made during the one year period following the merger. During the period between the first and second year following consummation of the merger, resales made by persons subject to Rule 145(d) are permitted to be made without any volume or manner of sale of limitations if AMCON is current in meeting its reporting requirements under the Securities Exchange Act of 1934. There are no limitations on resales by persons who are subject to Rule 145(d) after two years have elapsed following the merger if such persons are not then affiliates of AMCON and have not been so affiliated during the preceding three months.

ACCOUNTING TREATMENT

         AMCON will account for the merger under the "purchase" method of accounting in accordance with accounting principles generally accepted in the United States. Using the purchase method of accounting, the assets and liabilities of Hawaiian Natural will be recorded by AMCON at their respective fair values at the time of the completion of the merger. The excess of Hawaiian Natural's purchase price over the net fair value of the assets acquired and liabilities assumed, including identifiable intangible assets, will be recorded as goodwill and assessed annually to determine if any impairment of this goodwill has occurred. Under changes recently adopted by the Financial Accounting Standards Board in Statements of Financial Accounting Standards Nos. 141 and 142, goodwill no longer is amortized through the income statement. Under the purchase method of accounting, prior period financial statements are not restated and the consolidated results of operations of Hawaiian Natural for the period after the merger will be included in AMCON's consolidated statement of income after the completion of the merger.

         A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. AMCON will determine the fair value of Hawaiian Natural's assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing pro forma financial information in this document, AMCON has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

STOCK MARKET LISTING

         The common stock issued to the Hawaiian Natural shareholders pursuant to the merger will be listed on the American Stock Exchange under the symbol "DIT".

              INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

         In considering the recommendations of our board of directors with respect to the merger, you should be aware that the officers and directors of our Company have interests in the merger that are different from, or in addition to, their interests as shareholders of Hawaiian Natural generally. The board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

EXISTING AGREEMENTS AND PLANS WITH RESPECT TO DIRECTORS AND OFFICERS

         REAL ESTATE LEASE. Marcus Bender, Hawaiian Natural's President, owns 50% of the stock of Hawaii Brewery Development Company, Inc. which is the lessor of the land on which Hawaiian Natural conducts its operations, including the well from which Hawaiian Natural extracts the natural water for its products. The lease governing that real estate was originally entered into in 1994 and will be replaced by a new lease upon the consummation of the merger which contain terms that are more favorable to Hawaiian Natural. The economic terms of the lease did not change and thus Hawaii Brewery Development Company, Inc. will continue to receive monthly base rent of $5,569, subject to adjustment after October 1, 2004 based on the consumer price index, plus additional rent equal to 2% of Hawaiian Natural's net sales (as defined in the lease) over the base rent for the same quarterly period. If the merger is completed, Hawaiian Natural will be better positioned financially to continue to make these rent payments.

         STOCK OPTION PLAN. Hawaiian Natural's 1998 Stock Option Plan authorizes the grant of options to purchase up to 1,000,000 shares of its common stock to officers, selected employees, directors and independent contractors. The vested options granted to Hawaiian Natural's executive officers and directors are as follows:

                                                                                            NUMBER OF SHARES
NAME                                               POSITION                             SUBJECT TO VESTED OPTIONS
----                                               --------                             -------------------------
Marcus Bender               President, CEO and Director                                          150,000
William Irwin               Treasurer and Chief Financial Officer                                 60,000
Raymond Riss                Executive Vice President - Sales and Marketing                        82,500
Tate Robinson               Vice President - Administration                                       30,000
Brian Barbata               Director and Secretary                                                 4,500
Michael Chagami             Director                                                               4,500
Wilhelm Kuhlmann            Director                                                               1,200

         The exercise price of these options is $2.00 per share. In addition, Mr. Kuhlmann and his affiliated entities own warrants to purchase an aggregate of 1,188,932 shares of Hawaiian Natural common stock exercisable at $1.00 or $1.50 per share which expire in September 2004.

BOARD OF DIRECTORS, MANAGEMENT AND AGREEMENTS OF THE MERGER SUB

         MANAGEMENT OF THE MERGER SUB. Marcus Bender, the president and chief executive officer of Hawaiian Natural Water Company, will become the Chief Executive Officer and President of the surviving corporation. None of our current officers or directors will be directors of AMCON following the merger.

         EMPLOYMENT AGREEMENTS WITH MERGER SUB. Pursuant to the merger agreement, the surviving corporation will enter into an employment agreement with Marcus Bender. His employment agreement will provide, among other things, that Mr. Bender will serve as president and chief executive officer of the surviving corporation for a term of one year, subject to automatic renewal for successive one year periods unless either party gives the other party notice that the term will not be extended. Mr. Bender will be paid a regular salary of $150,000 per year. Mr. Bender is also eligible to participate in the executive bonus plan to be established by the surviving corporation, and to receive or participate in any long-term incentive plan or any other additional benefits which may be made available by the surviving corporation from time to time.

OWNERSHIP OF COMMON STOCK; STOCK OPTIONS

         As of August 31, 2001, directors, executive officers and their affiliates beneficially owned an aggregate of 4,564,018 shares of Hawaiian Natural common stock, including shares underlying options and warrants exercisable by them within 60 days of that date. These shares of common stock collectively constitute approximately 42% of the outstanding shares of Hawaiian Natural's common stock, including shares underlying options and warrants exercisable by them within 60 days of that date.

                            THE MERGER AGREEMENT

         The following summary of the merger agreement is qualified by reference to the complete text of the fifth amended and restated agreement and plan of merger dated as of September 27, 2001, which is incorporated herein by reference and attached as Annex A (sometimes referred to herein as the "merger agreement").

STRUCTURE OF THE MERGER

         Under the merger agreement, Hawaiian Natural will merge into AMCON Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of AMCON. Merger Sub will be the surviving corporation in this merger. The parties have agreed that Merger Sub will change its name to Hawaiian Natural Water Company, Inc. after the merger.

TIMING OF CLOSING

         The closing of the merger will take place on a date mutually agreed upon by AMCON and our Company, which will be no later than the third business day after all closing conditions set forth in the merger agreement have been satisfied or waived. We expect that immediately upon the closing of the merger, we will file a certificate of merger with the Secretary of State of the State of Delaware, and articles of merger with the Secretary of State of the State of Hawaii. The effective time of the merger will either be the time the certificate of merger and the articles of merger are filed, or at such later time as may be specified in the certificate of merger and the articles of merger. The closing and effective time of the merger are expected to be on the same date as the date of our shareholders meeting held to approve the merger.

MERGER CONSIDERATION

         The merger agreement provides that, at the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger will be converted into a fractional share of common stock of AMCON equal to the product of one share of Hawaiian Natural common stock times the exchange ratio, which is determined as follows:

         (i)      the number determined by

                  o first dividing $2,865,348 by the average AMCON stock price, and then

                  o dividing the resulting number by the number of shares of our Hawaiian Natural common stock outstanding immediately prior to the effective time of the merger (which is expected to be 9,185,982); or

         (ii) if the average AMCON stock price is greater than $8.00, then the average AMCON stock price shall be deemed to be $8.00 and thus the exchange ratio shall be the number determined by dividing 358,168 by the number of shares of Hawaiian Natural common stock outstanding immediately prior to the effective time; or

         (iii) if the average AMCON stock price is less than $6.00, then the average AMCON stock price shall be deemed to be $6.00 and thus the exchange ratio shall be the number determined by dividing 477,558 by the number of shares of Hawaiian Natural common stock outstanding immediately prior to the effective time. Fractions of a share pursuant to this methodology shall be rounded to three decimal places.

         For purposes of determining the exchange ratio, the following definitions apply:

         o "average AMCON stock price" means the average of the closing price per share of AMCON common stock during a 20-day measurement period that ends immediately preceding the third trading day before the date of our shareholders meeting held to approve the merger.

         o "common stock outstanding immediately prior to the effective time" shall exclude (i) common stock held by persons who object to the merger and comply with all provisions of Hawaii law concerning their right to dissent and demand appraisal,
              (ii) common stock held by our Company as treasury stock, and
              (iii) common stock owned by AMCON or Merger Sub, except for the 750,000 shares acquired by AMCON for cash, and 1,250,000 shares to be received upon the expected conversion by AMCON of a $500,000 secured convertible note issued to it by the Company. Based on 9,185,982 shares outstanding at the effective time of the merger, AMCON would receive back 21.8% of the shares issued as merger consideration with respect to the 2,000,000 shares of Company common stock held by AMCON.

         The following table sets forth the per share value of the merger consideration to be received by the holders of Hawaiian Natural common stock at various average closing prices of AMCON common stock, assuming that the number of shares of Hawaiian Natural common stock outstanding immediately prior to the effective time of the merger is 9,185,982 (which includes 1,250,000 shares from the expected conversion by AMCON of a $500,000 secured convertible note issued to it by the Company):

AVERAGE AMCON STOCK PRICE               EXCHANGE RATIO                PER SHARE CONSIDERATION
-------------------------               --------------                -----------------------
          4.00                               0.052                            $0.208
          4.50                               0.052                            $0.234
          5.00                               0.052                            $0.260
          5.50                               0.052                            $0.286
          6.00                               0.052                            $0.312
          6.50                               0.048                            $0.312
          7.00                               0.045                            $0.315
          7.50                               0.042                            $0.315
          8.00                               0.039                            $0.312
          8.50                               0.039                            $0.331
          9.00                               0.039                            $0.351

         Shares of common stock of our Company outstanding immediately prior to the effective time that are held by a holder who has not voted in favor of the merger, and who has delivered to the Company before the vote is taken written notice of the shareholder's intention to demand payment of the fair value of the shareholder's shares if the merger is completed in accordance with Hawaii law, shall not be converted into the merger consideration unless the holder of such shares fails to perfect or withdraws or otherwise loses his dissenters' rights. If after the effective time the holder of such shares fails to perfect or withdraws or loses his dissenters' rights, such shares of stock shall be treated as if they were converted as of the effective time into merger consideration.

         AMCON will not issue any fractional shares of AMCON common stock in connection with the conversion of your common stock in the merger. Accordingly, any shareholder that does not own enough shares of Hawaiian Natural common stock to be converted into one or more whole shares of AMCON common stock will receive cash instead. Similarly, any fractional share that would otherwise be receivable by any shareholder entitled to receive one or more whole shares of AMCON common stock in the merger will be converted into cash. The exchange agent shall pay cash (without interest and subject to the payment of any applicable withholding taxes), in lieu of a fractional share otherwise receivable, in an amount equal to the same fraction of the market value of a full share of AMCON common stock, computed on the basis of the mean of the high and low sales prices of AMCON common stock as reported on the American Stock Exchange on the first full day on which AMCON common stock is traded on the AMEX after the effective time of the merger.

         No dividends, distributions or payment of cash in lieu of fractional shares made with respect to shares of AMCON common stock with a record date after the effective time shall be paid to the holder of any unsurrendered stock certificate. Upon surrender of such a certificate, the holder shall be paid, without interest, any owed dividends, distributions or payments of cash to which the holder is entitled with a record date after the effective time but prior to such surrender.

TREATMENT OF STOCK OPTIONS

         At the effective time of the merger of Hawaiian Natural into AMCON, each outstanding option granted by Hawaiian Natural to purchase shares of Hawaiian Natural common stock will be converted into an option with respect to common stock of AMCON, in a manner intended to maintain the aggregate intrinsic value of the converted options. There will be no acceleration in the vesting or exercisability of any such option as a result of the merger of Hawaiian Natural into AMCON. The number of shares of common stock of AMCON receivable upon exercise of each converted option will equal the number of Hawaiian Natural shares subject to that option multiplied by the exchange ratio for the merger, and the exercise price of that option will be the quotient of its current exercise price divided by the exchange ratio.

EXCHANGE OF CERTIFICATES

         AMCON has appointed Registrar & Transfer Company exchange agent to handle the exchange of our stock certificates for stock certificates of AMCON in the merger. Soon after the effective time of the merger, the exchange agent will send to each of our former certificate holders a letter of transmittal to be used to exchange their stock certificates for shares of AMCON and, instead of the distribution of fractional shares of AMCON common stock, cash. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates. YOU SHOULD NOT RETURN ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

         Holders of our stock who surrender their stock certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of our stock will not be entitled to receive any dividends or other distributions payable by AMCON after the effective time of the merger until they surrender their stock certificates in accordance with the exchange agent's instructions.

         If any stock certificate is lost, stolen or destroyed, upon the showing of an affidavit to that effect by the person claiming such certificate (and the posting of a bond by that person in a reasonable amount as determined by AMCON), the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate a certificate representing the applicable merger consideration, any cash in lieu of fractional shares of AMCON common stock, and unpaid dividends and distributions on shares of AMCON common stock.

HEADQUARTERS OF SURVIVING CORPORATION. The principal corporate offices and headquarters of the surviving corporation will be located in Omaha, Nebraska following the merger.

NAME OF SURVIVING CORPORATION

         The name of the Surviving Corporation will be changed to Hawaiian Natural Water Company, Inc. following the merger.

REPRESENTATIONS AND WARRANTIES

         In the merger agreement, AMCON and our Company make customary representations and warranties to each other relating to, among other things:

         o    corporate existence and power;

         o corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

         o    government approvals and required consents;

         o    lack of conflicts with existing agreements;

         o    capitalization;

         o documents and other reports that have been or will be filed with the Securities and Exchange Commission;

         o    financial statements;

         o    absence of undisclosed liabilities;

         o    reliability of information to be supplied for this document;

         o    the absence of material changes and events;

         o    the absence of material litigation;

         o    taxes;

         o    employee benefit plan matters;

         o    compliance with laws;

         o    licenses, permits and registrations;

         o    title to properties;

         o    intellectual property;

         o    environmental matters;

         o payment of fees to finders or brokers in connection with the merger agreement;

         o    required vote of our shareholders;

         o board approval and, in the case of our Company, recommendations to our shareholders;

         o in the case of our Company, exemption of the merger from state takeover statutes;

         o    treatment of the merger as a tax-free reorganization;

         o restrictions on disposition of stock by affiliates to ensure compliance with federal securities laws;

         o    the absence of certain agreements with employees;

         o the absence of agreements restricting the surviving corporation from competing in any line of business;

         o the absence of certain transactions with directors, officers and affiliates;

         o    material contracts;

         o in the case of our Company, the absence of certain business practices;

         o    insurance; and

         o in the case of our Company, the use of proceeds of all notes issued to AMCON by Hawaiian Natural.

         The merger agreement also contains representations and warranties relating to Merger Sub into which our Company will be merged, including due organization, corporate authorization, lack of conflicts with existing agreements, no prior business activities and taxes.

         The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

COVENANTS

         The Company and AMCON have each undertaken to perform certain covenants in the merger agreement. The principal covenants are as follows:

         INTERIM OPERATIONS OF OUR COMPANY. From the date of signing the merger agreement until the effective time of the merger or the termination of the merger agreement, our Company has agreed to conduct our business in the ordinary course consistent with past practice, to use commercially reasonable efforts to preserve our current business organizations intact, to maintain in effect all licenses, approvals and other obligations and to preserve our relationships with customers, suppliers and others with whom we do business with the intention that our ongoing business shall not be impaired in any material respect.

In addition, we have agreed to restrictions, subject to limited exceptions, that prohibit us from taking specified actions, including the following:

         o amend our articles of incorporation or bylaws or other governing documents;

         o    split, combine or reclassify any of our capital stock;

         o    declare, set aside or pay any dividends or other distribution;

         o purchase, redeem or otherwise acquire any shares of our capital stock;

         o issue, deliver or sell any shares of our capital stock or options, warrants or other rights to acquire our capital stock other than the options to purchase shares of our common stock in an amount equal to the number of shares underlying options forfeited prior to closing by our employees, under our option plans, and upon exercise of stock options and warrants in accordance with their present terms;

         o    amend any term of any of our outstanding securities;

         o incur any capital expenditures except for those contemplated by our capital expenditure budget or those incurred in the ordinary course of business;

         o acquire any assets or equity interests with a fair market value of more than $25,000, excluding amounts contemplated by our capital expenditure budget, but in no event may asset or equity interest acquisitions and budgeted capital expenditures exceed $50,000 in the aggregate;

         o sell, lease, out-license, encumber or otherwise dispose of assets except in the ordinary course of business, assets no longer in use, or assets related to discontinued operations;

         o incur or generate any debt or issue any debt securities, warrants or rights to acquire any debt, make any loans, capital contributions to or investments in any other person, or, except in the ordinary course of business consistent with past practices, guarantee any debt securities or indebtedness of others, in any case, in an amount in excess of $100,000;

         o enter into any agreement or arrangement that restricts or limits us from engaging or competing in any line of business or in any location;

         o enter into, amend, modify or terminate any material agreement except in the ordinary course of business and consistent with past practice;

         o except in the ordinary course of business or as may be required by law or any existing agreement, increase the amount of compensation of any director or executive officer or increase any employee benefits, grant any severance pay to any director, officer or employee, adopt, amend, make a contribution to, or accelerate vesting under any benefit plan, or hire any employee with an annual base salary in excess of $40,000;

         o except as may be required as a result of a change in law or in generally accepted accounting principles, change any of our respective accounting methods or our respective fiscal year;

         o make any material tax election or settle any material income tax liability, other than in the ordinary course of business consistent with past practices;

         o settle or commence any litigation or investigation material to our respective business other than the discharge of various liabilities in the ordinary course of business;

         o    enter into any new material line of business;

         o use any of the proceeds of the notes issued to AMCON for any purposes other than providing working capital and other general corporate purposes, and to redeem our Series A preferred stock or our Series B convertible preferred stock or both, in each case, outstanding as of September 29, 2000, which redemption has been effected; or

         o    agree, commit or resolve to do any of the foregoing.

         NO SOLICITATION. Except as described below, we have agreed that we will not directly or indirectly, and will not permit our officers, directors, employees, agents and representatives, to, solicit, initiate, or knowingly facilitate or encourage the submission of an "acquisition proposal," as defined below, participate in any discussions or negotiations or provide any information regarding any acquisition proposal, grant any waiver or release under any standstill or similar agreement, or enter into any agreement with respect to an acquisition proposal.

         An "acquisition proposal" is any offer or proposal for (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, issuance of securities, liquidation, dissolution, tender offer or exchange offer or other similar transaction or series of transactions, (ii) any purchase of 10% or more of Hawaiian Natural assets,
(iii) any direct or indirect acquisition beneficial ownership of securities representing, or exchangeable for or convertible into, more than 10% of the outstanding securities of any class of Hawaiian Natural voting securities, or (iv) any issuance of Hawaiian Natural securities representing 10% of the outstanding securities of any class of voting securities of Hawaiian Natural, other than the transactions contemplated by the merger agreement.

         Our Company is not prevented from disclosing to our shareholders our position with respect to an acquisition proposal, or taking other action required, in order to comply with Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934.

MUTUAL COVENANTS

         AMCON and our Company have also undertaken to perform other covenants relating to each of our conduct prior to the effective time, including those requiring us:

         o to use our reasonable best efforts to take all actions and do all things necessary or advisable under applicable law to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable;

         o to prepare the AMCON registration statement and this document and to cause AMCON to take any required action under state securities laws in connection with the issuance of AMCON common stock in the merger;

         o to notify each other of the time the registration statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of qualification of the shares in any jurisdiction, or any request by the SEC for amendment of this document or comments on this document, responses to such comments or requests from the SEC for additional information;

         o to notify each other if information in this document becomes or is discovered to be misleading;

         o to cooperate to make any required governmental filing and to obtain all required third-party consents;

         o to cooperate to set a mutually acceptable date for our shareholder meeting;

         o to give notice of and convene a meeting of our shareholders to consider and vote upon adoption and approval of the merger agreement;

         o to permit the other party to review any communication given by us to any governmental entity or in connection with any proceeding by a private party and give the other party the opportunity to attend, and participate in, any such proceeding;

         o subject to our fiduciary duties, declare the advisability of recommending adoption and approval of this merger agreement and the merger;

         o to use our reasonable best efforts to cause the shares of AMCON common stock to be issued in the merger to be approved for listing on the American Stock Exchange; and

         o to consult with one another before issuing a press release or making any public statement regarding the merger agreement, except as required by applicable law or any listing agreement with the American Stock Exchange.

         ACCESS TO INFORMATION. AMCON and our Company have agreed to provide each other with access to our offices and information, with such information to be held subject to our obligations of confidentiality undertaken in connection with the merger agreement.

         NOTIFICATION OF CERTAIN MATTERS. We have agreed to notify each other of:

         o the receipt of any notice or communication from a third party alleging that their consent is required in connection with the merger agreement;

         o any communication from a governmental entity with respect to the transactions contemplated by the merger agreement;

         o obtaining knowledge of any actions, suits or investigations commenced or threatened against the party; and

         o obtaining knowledge of any occurrence causing a representation or warranty to be untrue or inaccurate in any material respect or causing the material failure of a party to comply with a covenant or condition of the merger agreement.

         TAX TREATMENT. Each party has agreed that it will use it best efforts to cause the merger to receive tax-free treatment.

         CONFIDENTIALITY. We have each agreed that we will hold, and will use our reasonable efforts to cause our representatives to hold, in confidence, all information received in connection with the transactions contemplated by the merger agreement. We have agreed not to use the confidential material for any purpose other than the purpose of the transactions contemplated by the merger agreement. We have also agreed that the confidential information will only be disclosed to representatives on a need to know basis and each such representative will be informed of its obligation to keep the information confidential. If we are required by law to disclose the confidential information, we have agreed to promptly notify the party disclosing the information so that they may seek an appropriate protective order preventing such disclosure. We will not be subject to these obligations with respect to any information:

         o that is or becomes generally available to the public other than as a result of a disclosure by one of us in connection with the merger agreement;

         o that was previously available to us on a non-confidential basis; or

         o that becomes available to us on a non-confidential basis from an outside source that is not known to the party receiving the information to be contractually or legally prohibited from disclosing the information.

         If the merger agreement is terminated, we have agreed that we will use our best efforts to cause the documents and other materials subject to such confidentiality obligations to be destroyed or returned.

         EXEMPTION FROM LIABILITY UNDER SECTION 16(b). If our Company delivers to AMCON Section 16 Information with respect to our Company prior to the effective time of the merger, the board of directors of AMCON, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the effective time providing that the receipt by the Hawaiian Natural Insiders of AMCON common stock in exchange for shares of our Company common stock, and of options to purchase AMCON common stock upon assumption and conversion by AMCON of options to purchase our common stock, in each case pursuant to the merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act of 1934.

         o "Section 16 Information" shall mean information accurate in all respects regarding the Hawaiian Natural Insiders, the number of shares of our common stock, or other our equity securities, deemed to be beneficially owned by each such Hawaiian Natural Insider and expected to be exchanged for AMCON common stock in connection with the merger.

         o "Hawaiian Natural Insiders" shall mean those officers and directors of our Company who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 who are listed in the Section 16 Information.

CONDITIONS

         Each of our respective obligations to complete the merger are subject to the satisfaction or waiver of various conditions, the most significant of which are:

         o    the approval of the merger agreement by our shareholders;

         o the registration statement of which this document is a part shall have become effective without the presence of any stop orders or initiated or threatened proceedings;

         o the approval for listing on the American Stock Exchange of the common stock of AMCON to be issued in the merger;

         o the receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger and the issuance of common stock in the merger, unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on AMCON or Merger Sub, after the merger;

         o the absence of any law, order or injunction prohibiting completion of the merger or which otherwise would reasonably be expected to have a material adverse effect on AMCON or the surviving corporation after the merger;

         The obligations of our Company on the one hand, and AMCON on the other, to consummate the merger of our Company into Merger Sub are also subject to the fulfillment, on or before the effective time of the merger, of the following additional conditions, unless waived in writing:

         o the performance by AMCON and our Company in all material respects of all required obligations;

         o the representations and warranties of AMCON and our Company being true in all material respects as if they were made on the closing date of the merger;

         o the receipt of an opinion from tax counsel for our Company to the effect that the merger will qualify as a tax free reorganization within the meaning of federal income tax laws and that each of AMCON and Hawaiian Natural will be a party to such reorganization;

         o the receipt of all required employment agreements, and in the case of AMCON, receipt of all required affiliate agreements;

         o the absence of any material adverse change in the financial condition, results of operations, cash flows, assets, liabilities, business or prospects of our Company or AMCON, as the case may be;

         o the aggregate number of dissenters' shares shall not exceed 5% of the total number of shares of our common stock outstanding and entitled to vote;

         o consents have been obtained from all parties to our Company's material contracts that are needed because of the merger.

TERMINATION OF THE MERGER AGREEMENT

         TERMINATION BY AMCON OR OUR COMPANY. Either one of us may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

         o both of us agree to terminate effective by mutual written agreement before or after stockholder approval;

         o the merger have not been completed by December 31, 2001, provided that the terminating party's breach of or failure to fulfill any obligation under the merger agreement is not the cause of the merger not being completed;

         o a law or regulation makes consummation of the merger illegal or otherwise prohibited; or

         o a court order or ruling of another governmental entity permanently prohibiting the completion of the merger becomes final and non-appealable, provided that the terminating party shall have used its reasonable best efforts to avoid or remove such prohibition.

         In addition, the merger agreement will automatically terminate if the transactions contemplated by it are enjoined by a court of competent jurisdiction for a period extending beyond 90 days.

         TERMINATION BY AMCON. AMCON may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

         o Our Company willfully and materially breaches its obligations with respect to alternate acquisition proposals;

         o Any representation or warranty of Hawaiian Natural is inaccurate in any material respect;

         o Any covenant or agreement of Hawaiian Natural is not performed in all material respects;

         o Our board of directors has approved, endorsed or recommended any alternate acquisition proposal;

         o A tender or exchange offer relating to the securities of our Company has commenced and we have not sent a statement recommending rejection of such tender or exchange offer to our security holders within ten business days after the commencement of such tender or exchange offer; or

         o Our board of directors has resolved to do any of the foregoing.

         TERMINATION BY OUR COMPANY. Our Company may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

         o Any representation or warranty of AMCON is inaccurate in any material respect; or

         o Any covenant or agreement of AMCON is not performed in all material respects.

FEES AND EXPENSES PAYABLE BECAUSE OF A TERMINATION

         Neither AMCON nor our Company shall pay a termination fee to the other party in the event of termination; except that neither AMCON nor our Company shall be relieved or released from any liabilities or damages arising out of its willful material breach of the merger agreement.

FEES AND EXPENSES GENERALLY

         Each party will pay its own fees and expenses incurred in connection with the merger agreement.

AMENDMENTS AND WAIVERS

         Any provision of the merger agreement may be amended or waived by the parties at any time before our shareholders meeting. However, no amendment or waiver requiring shareholder approval (generally those representing material changes) shall be made after our shareholders meeting without the further approval of our shareholders. If a provision of the merger agreement is amended or waived prior to our shareholders meeting, we would anticipate, to the extent required by applicable law, preparing and mailing to our shareholders an amendment or supplement to this document and resoliciting proxies for use at the meeting. All amendments to the merger agreement must be in writing signed by each party. All waivers must be in writing and signed by the party against whom the waiver is to be effective.

                            STOCKHOLDER AGREEMENT

         The following information relating to the stockholder agreement is not intended to be a complete description of all of the information relating to the stockholder agreement, but is intended to include the material terms of the stockholder agreement.

         As a condition to the execution by AMCON of the merger agreement, some of our stockholders, including members of management and the board of directors and their affiliates, entered into a stockholder agreement for the benefit of AMCON.

         Pursuant to the stockholder agreement, these stockholders agreed to vote their shares of our common stock in favor of approval of the merger agreement and granted irrevocable proxies in support of that voting agreement. Any transferee of their shares are subject to the voting agreement and irrevocable proxies. The obligations under the stockholder agreement terminates automatically upon the termination of the merger agreement.

         The following holders of our securities, representing 3,229,050 shares or approximately 35.2% of our outstanding common stock, are parties to the stockholder agreement: Marcus Bender, President, CEO and a director; H.S.C., Inc.; Hawaii Brewery Development Company, Inc.; Mr. Dennis Harris, a former director; Mr. Wilhelm Kuhlmann, a director; and Keijiro Sorimachi.

                 SELECTED QUARTERLY FINANCIAL DATA OF AMCON

         The following table sets forth selected financial information for each of the eight quarters in the two year period ended September 30, 2000 and the nine month period ended June 30, 2001. This information has been prepared by AMCON on the same basis as the consolidated financial statements and includes all normal and recurring adjustments necessary to present fairly this information when read in conjunction with AMCON's consolidated financial statements and notes thereto included in this proxy statement prospectus. Quarterly earnings are based on weighted average shares outstanding for the quarter and therefore the sum of the quarters may not equal the earnings per share amounts for the full fiscal year.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NINE MONTH PERIOD ENDED JUNE 30, 2001:

                                                                     THIRD                SECOND                FIRST
                                                                ---------------       ---------------       --------------
Sales .......................................................       $153,662              $101,240             $101,023
Gross Profit ................................................         12,221                 9,499               10,627
Income (loss) from continuing operations
   before taxes .............................................             97                  (606)                 881
Income (loss) from continuing operations ....................             45                  (378)                 551
Income (loss) from discontinued operations ..................              -                  (506)                (388)
Loss on disposal of discontinued operations .................              -                  (675)                   -
Net Income ..................................................             45                (1,560)                 163
Earnings (loss) per share from continuing
   operations:
       Basic: ...............................................          $0.02                ($0.14)               $0.20
       Diluted: .............................................          $0.02                ($0.14)               $0.20
Earnings (loss) per share from discontinued operations:
       Basic: ...............................................              -                ($0.43)              ($0.14)
       Diluted: .............................................              -                ($0.43)              ($0.12)
Net Earnings (loss) per share:
       Basic: ...............................................          $0.02                ($0.57)               $0.06
       Diluted: .............................................          $0.02                ($0.57)               $0.08



                                     49


FISCAL YEAR ENDED SEPTEMBER 30, 2000:
                                                        FOURTH              THIRD              SECOND            FIRST
                                                     -------------       ------------       ------------      ------------
Sales .............................................      $118,608           $105,951            $99,556          $100,616
Gross Profit ......................................        11,865             10,507             11,361            11,030
Income from continuing operations before
     taxes ........................................         1,020              2,352 (1)          1,831             1,462
Income from continuing operations .................           704              1,531              1,166               910
Income (loss) from discontinued operations ........          (398)              (151)                40               102
Net Income ........................................           306              1,380              1,206             1,012
Earnings per share from continuing
     operations:
         Basic: ...................................      $   0.26           $   0.56            $  0.43          $   0.33
         Diluted: .................................      $   0.25           $   0.54            $  0.41          $   0.31
Earnings (loss) per share from discontinued
     operations:
         Basic: ...................................        $(0.15)            $(0.06)             $0.01             $0.05
         Diluted: .................................        $(0.15)            $(0.05)             $0.01             $0.05
Net earnings (loss) per share:
         Basic: ...................................        $(0.11)             $0.50              $0.44             $0.38
         Diluted: .................................        $(0.11)             $0.49              $0.42             $0.36

FISCAL YEAR ENDED SEPTEMBER 30, 1999:
                                                        FOURTH             THIRD               SECOND            FIRST
                                                     -------------     --------------       ------------      ------------
Sales .............................................       $98,845            $92,698            $78,416           $72,904
Gross profit ......................................         9,120              7,878              6,502 (2)         8,294 (2)
Income from continuing operations
     before taxes .................................         1,273              1,294              1,511             2,565
Income from continuing operations .................           790                803                938             1,591
Income (loss) from discontinued operations ........          (108)                47                (77)             (148)
Net Income ........................................           682                850                861             1,443
Earnings per common and common
     equivalent
         Basic: ...................................         $0.30              $0.29              $0.34             $0.58
         Diluted: .................................         $0.27              $0.28              $0.33             $0.56
Earnings (loss) per share from discontinued
     operations:
         Basic:  ..................................        $(0.05)             $0.02             $(0.02)           $(0.05)
         Diluted: .................................        $(0.03)             $0.02             $(0.03)           $(0.05)
Net earnings (loss) per share:
         Basic:  ..................................        $(0.25)             $0.31              $0.32             $0.53
         Diluted: .................................        $(0.24)             $0.30              $0.30             $0.51

(1)      Income before taxes includes gains associated with the sale of real estate and intangible assets.
(2)      Gross profit in the first and second quarters include margin from a significant cigarette price increase which took effect during the first quarter.


                  INFORMATION ABOUT THE MEETING AND VOTING

         Our Company is using this document to solicit proxies from the holders of our common stock for use at the special meeting. Our Company is first mailing this document and accompanying forms of proxies to our shareholders on or about _______ __, 2001.

MATTERS RELATING TO THE MEETING

         TIME AND PLACE: The shareholder meeting will be held on ______ __, 2001, _:00 _.m., Local Time, _________.

         PURPOSE OF MEETING IS TO VOTE ON THE FOLLOWING ITEMS:

         1. A proposal to approve the merger agreement attached as Annex A.

         2. Such other matters as may properly come before the shareholder meeting, including approval of any adjournment of the meeting.

         RECORD DATE: Holders of record of our common stock at the close of business on ______, 2001, will be entitled to vote.

         OUTSTANDING SHARES HELD ON RECORD DATE: As of the record date for the meeting, there were 9,185,982 outstanding shares of our common stock.

         SHARES ENTITLED TO VOTE: Each share of common stock that you own as of the record date entitles you to one vote. Shares held by our Company in treasury will not be voted.

         QUORUM REQUIREMENT: A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the shares of our common stock entitled to vote at the meeting is a quorum. Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by our Company in its treasury do not count toward a quorum.

         A broker non-vote occurs on a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

         SHARES BENEFICIALLY OWNED BY OUR DIRECTORS AND EXECUTIVE OFFICERS AS OF THE RECORD DATE: Our directors and executive officers beneficially own 2,876,920 shares of our common stock, which does not include 1,687,098 shares subject to exercisable options and warrants held by those persons because those options and warrants had not been exercised as of the Record Date for the meeting. These shares represent in total approximately 31.3% of shares of our common stock outstanding as of the Record Date for the meeting. These holders have agreed to vote all of the shares entitled to vote in favor of approval of the merger agreement.

VOTE NECESSARY TO APPROVE THE MERGER PROPOSAL

         Approval of the merger agreement requires the affirmative vote of the holders of a majority of the total votes entitled to be cast by holders of our common stock. Abstentions and broker non-votes will have the same effect as votes against the merger agreement.

VOTING BY PROXY

         VOTING YOUR PROXY. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

         Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposal submitted at the meeting or abstain from voting.

HOW TO VOTE BY PROXY

         Complete, sign, date and return your proxy card in the enclosed envelope.

         * If you hold shares through a broker or other custodian, please follow the voting instructions for the voting form used by that firm.

         If you submit your proxy but do not make specific choices, your proxy will follow your board's recommendations and vote your shares for their recommendations.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
                                                                     ---
APPROVAL OF THE MERGER AGREEMENT.

         REVOKING YOUR PROXY. You may revoke your proxy before it is voted by:

         o    submitting a new proxy with a later date,

         o notifying your Company's Secretary in writing before the meeting that you have revoked your proxy, or

         o    voting in person at the meeting.

         VOTING IN PERSON. If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting.

         PROXY SOLICITATION. We will pay our own costs of soliciting proxies.

         In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone.

         The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your proxy by mail without delay. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

         DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. THE EXCHANGE AGENT WILL MAIL TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR OUR COMMON STOCK TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER.

OTHER BUSINESS; ADJOURNMENTS

         We are not currently aware of any other business to be acted upon at the meeting. If, however, other matters are properly brought before the meeting, or any adjourned or postponed meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

         Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the special meeting.

                           INFORMATION ABOUT AMCON

BUSINESS

         GENERAL

         AMCON Distributing Company, together with its indirectly wholly-owned subsidiaries Chamberlin's Natural Foods, Inc. and Health Food Associates, Inc., operate seven distribution centers and fourteen retail health food stores in the Great Plains, Rocky Mountain, Western and Southern regions of the United States. The term "AMCON" means AMCON Distributing Company and its subsidiaries.

         AMCON sells approximately 24,000 different consumer products, including cigarettes and tobacco products, candy and other confectionery, beverages, groceries, paper products, health and beauty care products, natural food and related products, frozen and chilled products and institutional food service products.

         AMCON has over 8,500 retail customers, the largest of which accounted for less than 5.2% of AMCON's total revenues during fiscal 2000. AMCON distributes products primarily to retailers such as convenience stores, discount and general merchandise stores, grocery stores and supermarkets, drug stores and gas stations. In addition, AMCON services institutional customers, including restaurants and bars, schools, sports complexes and vendors, as well as other wholesalers.

         AMCON operates eight retail health food stores in Florida and six in the Midwest. These stores carry natural supplements, groceries, health and beauty care products and other food items.

         While cigarettes accounted for approximately 70% of AMCON's sales volume during its fiscal year 2000, AMCON continues to diversify its businesses and product lines in an attempt to lessen its dependence upon cigarette sales.

         AMCON maintains a 52-53 week fiscal year which ends on the last Friday in September. For convenience, the fiscal years have been indicated as September 30, whereas the actual year ends were September 29, 2000, September 24, 1999 and September 25, 1998. Fiscal 2000 comprised 53 weeks. Fiscal 1999 and 1998 each comprised 52 weeks.

         TRADITIONAL DISTRIBUTION BUSINESS

         AMCON serves approximately 8,500 retail outlets in the Great Plains and Rocky Mountain regions. Food Logistics, a trade periodical, ranked AMCON as the thirteenth (13th) largest distributor in its industry out of approximately 1,000 distributors in the United States based upon 1999 sales volume. AMCON's purchase of Merchants Wholesale, Inc. on June 1, 2001 will likely rank AMCON in the top 10 in the traditional distribution industry. From its inception, AMCON has pursued a strategy of growing its distribution business through increased sales and through acquisitions. Since 1993, AMCON has focused on increasing operating efficiency in its distribution business by merging smaller branch distribution facilities into larger ones. In addition, AMCON has grown its distribution business through expansion of its market area into contiguous regions and by introduction of new product lines to customers.

         AMCON distributes approximately 9,000 different consumer products, including cigarettes and tobacco products, candy and other confectionery, beverages, groceries, paper products, health and beauty care products, frozen and chilled products and institutional food service products. The principal suppliers to AMCON's distribution business include Philip Morris USA, RJ Reynolds Tobacco, Brown & Williamson, Proctor & Gamble, Hershey, Mars, William Wrigley and Nabisco. AMCON also markets private label lines of cigarettes, tobacco, snuff, water, candy products, batteries and film.

         AMCON has sought to increase sales to convenience stores and petroleum marketers by adopting a number of operating strategies which it believes gives it a competitive advantage with these types of retailers. One key operating strategy is a commitment to customer service. In a continuing effort to provide better service than its competitors, AMCON carries a broad and diverse product line which allows AMCON to offer "one-stop shopping" to its customers. AMCON offers self-service health and beauty programs, grocery products and custom food service programs which have proven to be profitable to convenience store customers. In addition, AMCON has a policy of next-day delivery and employs a concept of selling products in cut-case quantities or "by the each" (i.e., individual units). AMCON also offers planograms to convenience store customers to assist in the design of their store and display of products within the store.

         AMCON has worked to improve the operating efficiency of its distribution business by investing in the latest in systems technology, including computerization of buying and financial control functions and the introduction in 1999 of internet-based customer maintenance and reporting options. Inventory management has become even more critical to its distribution business due to significant increases in the price of cigarettes over the past three years. AMCON has also sought to reduce inventory expenses of its distribution business by improving the number of times its inventory is renewed during a period ("inventory turns") for the same level of sales. Inventory turns of its distribution business improved to 25.4 times in its 2000 fiscal year. Inventory turns of its distribution business for the past five fiscal years are as follows:

                     FISCAL YEAR           TIMES INVENTORY TURNED
                     -----------           ----------------------
                        2000                       25.4
                        1999                       24.5
                        1998                       19.6*
                        1997                       21.8
                        1996                       21.2

*Inventory turns declined slightly in fiscal 1998 as AMCON managed the inventory levels of its distribution business to take advantage of anticipated manufacturers' price increases.

         By keeping the operating costs of its traditional distribution business down, AMCON is better able to price its products in such a manner to achieve an advantage over less efficient distributors in its market areas.

         The main office of AMCON's traditional distribution business is in Omaha, Nebraska. AMCON has seven distribution centers located in Illinois, Missouri, Nebraska, North Dakota, South Dakota, and Wyoming with two of these located in Missouri.

         These distribution centers contain a total of approximately 512,200 square feet of floor space and employ state-of-the-art equipment for the efficient distribution of the large and diverse product mix sold by AMCON's distribution business. AMCON's distribution business also operates a fleet of approximately 215 delivery vehicles, ranging from over-the-road vehicles with refrigerated trailers to half-ton vans.

         RETAIL HEALTH FOOD STORES

         AMCON's retail health food stores are operated by its indirect subsidiaries as Chamberlin's Market & Cafe ("Chamberlin's") and Akin's Natural Food Market ("Akin's"). Chamberlin's, which was acquired in March 1999, was first established in 1935, and is an award-winning and highly-acclaimed chain of eight health and natural product retail stores, all offering an extensive selection of natural supplements and herbs, baked goods, dairy products, delicatessen items and organic produce. Chamberlin's was selected the best health food chain in the United States by Health Foods Business, a trade publication. Chamberlin's is headquartered in Winter Park, Florida and operates all of its stores in and around Orlando, Florida.

         Akin's Natural Foods Market, also established in 1935 and headquartered in Tulsa, Oklahoma, is a well-recognized chain of six health and natural product retail stores, each offering an extensive line of natural supplements and herbs, dairy products, delicatessen items and organic produce. Akin's has locations in Tulsa (2 stores) and Oklahoma City, Oklahoma; Lincoln, Nebraska; Springfield, Missouri; and Topeka, Kansas.

         AMCON's retail health food store segment is organized to utilize the name recognition of the established health food retail chains that were acquired since both retail chains are unique in their market areas. AMCON plans to maintain the local identity of each chain while providing a means to achieve operating synergies leading to cost savings.

         ACQUISITIONS

         AMCON was incorporated in Delaware in 1986 to carry on the business of General Tobacco and Candy Company ("General Tobacco"), a Nebraska corporation which was the predecessor to AMCON's traditional distribution business. Since 1981, AMCON has acquired 24 consumer product distributors in the Great Plains, Rocky Mountain and Southern regions of the United States. In October 1997, AMCON purchased the assets of a traditional candy and tobacco distribution company in St. Louis, Missouri, thereby expanding it's market area to include eastern Missouri, Illinois and Indiana. In March 1999, a subsidiary of AMCON purchased all of the outstanding stock of Chamberlin's Natural Foods, Inc. In September 1999, a subsidiary of AMCON purchased all of the outstanding stock of Health Food Associates, Inc. In November 1999, Chamberlin's Natural Foods, Inc. acquired all of the assets of MDF Health, Inc. In August 2000, Chamberlin's Natural Foods, Inc. acquired all of the outstanding stock of TINK, Inc. (d/b/a Natural Way Foods). TINK, Inc. was subsequently merged into Chamberlin's Natural Foods, Inc.

         On June 1, 2001 AMCON completed the acquisition of substantially all of the distribution business and net assets of Merchants Wholesale, Inc. located in Quincy, Illinois. In addition, AMCON purchased a 206,000 square foot building occupied by Merchants and owned by Merchants' sole stockholder. These acquisitions are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Acquisitions and Dispositions."

         DISCONTINUED OPERATIONS

         AMCON purchased all of the outstanding stock of Food For Health Co., Inc., a distributor of natural foods and related products serving natural food retailers, in 1997. Effective March 23, 2001 the assets of that subsidiary were sold for $10.3 million, subject to certain adjustments. That sale is reflected as discontinued operations in AMCON's audited and unaudited consolidated financial statements and is described under Management's Discussion and Analysis of Financial Condition and Results of Operations - Acquisitions and Dispositions."

         BUSINESS SEGMENTS

         AMCON has two reportable business segments, the wholesale distribution of consumer products and the retail sale of health and natural food products. As described above, AMCON disposed of its health food distribution segment during the second quarter of fiscal 2001. The results of the acquired Merchants distribution business are included in the wholesale distribution of consumer products segments due to similar economic characteristics shared by AMCON's existing distribution business and Merchants distribution business as well as similar characteristics with respect to the nature of the products distributed, the type and class of customers for the distribution products, and the methods used to distribute the products. The segments are evaluated on revenues, operating income and income before taxes.

         Financial information on these business segments is set forth in
Note 16 of AMCON's consolidated financial statements which is incorporated herein by reference.

PRINCIPAL PRODUCTS

         CIGARETTES

         Sales of cigarettes and the gross margin derived therefrom for the fiscal years ending September 30, 2000, 1999, and 1998 are set forth below:

                                                                              (DOLLARS IN MILLIONS)
                                                                         FISCAL YEAR ENDED SEPTEMBER 30,
                                                             -----------------------------------------------------
                                                                  2000              1999                 1998
                                                                  ----              ----                 ----
Sales .....................................................    $  296.5          $  251.1             $  185.5
Sales as a % of Total Sales ...............................        69.8%             73.2%                70.5%
Gross Margin ..............................................    $   18.2          $   17.0             $   13.3
Gross Margin as a % of Total Gross Margin .................        40.7%             53.6%                55.6%
Gross Margin Percentage ...................................         6.2%              6.8%                 7.2%

         Revenues from the sale of cigarettes during fiscal 2000 increased by 18.1% as compared to fiscal 1999, while gross profit from the sale of cigarettes increased by 7.1% during the same period. See "Management's Discussion and Analysis-Results of Operations-Year Ended September 30, 2000 Versus Year Ended September 30, 1999". Sales of cigarettes represented approximately 70% of AMCON's sales volume during fiscal 2000. This represents a 1.8% decline from the prior year and related primarily to diversification into the retail health food business in fiscal 1999. AMCON's retail health food segment which was acquired in fiscal 1999, generated approximately $14.0 million in gross profit in fiscal 2000 compared to $2.9 million in fiscal 1999.

         Since 1983, AMCON's traditional distribution business has sought to position itself to capitalize on consumer demand for discount or value-priced cigarettes by marketing its own private label cigarettes as a high-quality, value-priced alternative to premium cigarettes. Substantial price increases implemented by manufacturers of premium cigarettes during the late 1980's and early 1990's resulted in a demand for private label cigarettes, which are sold at lower prices than premium brands. A significant manufacturers' price decreases in premium brand cigarettes, aimed at recapturing market share, occurred in 1993 and has caused a steady decline in the sales of private label cigarettes since that point. Sales of AMCON's private label cigarettes have declined an average of 31.5% annually since 1993. Philip Morris USA has manufactured AMCON's private label cigarettes since 1998 under an exclusive agreement. This agreement was renewed in October 2001 for a one-year term.

         NATURAL FOODS AND RELATED PRODUCTS

         Natural foods and related products, which are primarily sold by Chamberlin's Natural Foods and Health Food Associates, Inc., constitute AMCON's second largest-selling product line, representing approximately 8.0% of AMCON's total sales volume during fiscal 2000. Sales of natural foods and related products and the gross margin derived therefrom for the fiscal years ending September 30, 2000, 1999 and 1998 are set forth below:

                                                                                   (DOLLARS IN MILLIONS)
                                                                              FISCAL YEAR ENDED SEPTEMBER 30,
                                                                    ----------------------------------------------------
                                                                          2000               1999              1998
                                                                          ----               ----              ----
Sales ....................................................             $  34.1             $  7.0             $  --
Gross Margin .............................................                14.0                2.8                --
Gross Margin Percentage ..................................                41.2%              40.4%               --%

         CONFECTIONERY

         Candy, related confectionery items and snacks, which are primarily sold by AMCON's traditional distribution business, constitute AMCON's third largest-selling product line, representing approximately 7.0% of AMCON's total sales volume during fiscal 2000. Sales of confectionery items and the gross margin derived therefrom for the fiscal years ending September 30, 2000, 1999, and 1998 are set forth below:

                                                                                   (DOLLARS IN MILLIONS)
                                                                              FISCAL YEAR ENDED SEPTEMBER 30,
                                                                    ----------------------------------------------------
                                                                          2000               1999               1998
                                                                          ----               ----               ----
Sales ....................................................               $31.1              $30.2              $29.3
Gross Margin .............................................                 3.7                3.8                3.6
Gross Margin Percentage ..................................                11.9%              12.6%              12.3%

         AMCON's distribution business supplies customers with over 1,900 different types of candy and related products, including chocolate bars, cookies, chewing gum, nuts and other snack items. Major brand names include products manufactured by Hershey (Reese's, Kit Kat, and Hershey), Mars (Snickers, M&M's, and Milky Way), William Wrigley and Nabisco. AMCON also markets its own private label candy under a manufacturing agreement with Palmer Candy Company.

         OTHER PRODUCT LINES

         Over the past decade, AMCON's distribution business strategy has been to expand its portfolio of consumer products in order to better serve its customer base. The other product lines of AMCON's distribution business include cigars and other tobacco products, water and other beverages, groceries, paper products, health and beauty care products, frozen and chilled products and institutional food products. During fiscal 2000, AMCON's sales of other products increased $8.4 million or 15.4%. During fiscal 2000 the gross profit margin on these types of products was 13.9%.

COMPETITION

         The distribution business is highly competitive. There are many similar distribution companies operating in the same geographical regions as AMCON. Management believes that AMCON is one of the largest distribution companies of its type operating in its market area. AMCON's principal competitors are national wholesalers such as McLane Co., Inc. (Temple, TX) and regional wholesalers such as Core-Mark International Inc. (San Francisco, CA), Farner-Bocken (Carroll, IA), and Fleming Convenience Marketing and Distribution (Oklahoma City, OK) along with a host of smaller grocery and tobacco wholesalers. Most of these competitors generally offer a wide range of products at prices comparable to AMCON's. Therefore, AMCON seeks to distinguish itself from its competitors by offering a higher level of technology and customer service.

         The natural food retail industry is highly fragmented, with more than 9,000 stores operating independently or as part of small chains. The two leading natural food chains, Whole Foods Market and Wild Oats, continue to expand their geographic markets by opening stores in new markets and acquiring smaller independent competitors. In addition, conventional supermarkets and mass market outlets have also begun to increase their emphasis on the sale of natural products. These strategies have contributed to the saturation of health food retail stores in some markets and have caused same store sales to generate minimal increases over the past year. Management believes AMCON's retail stores separate themselves from other competitors by offering smaller, more friendly, community-oriented settings run by people who share a passion for healthy living and natural foods and that this approach will continue to attract health food consumers.

GOVERNMENT REGULATION

         Various state government agencies regulate the distribution of cigarettes and tobacco products in several ways, including the imposition of excise taxes, licensing and bonding requirements. Complying with these regulations is a very time-consuming, expensive and labor-intensive undertaking. For example, each state (as well as certain cities and counties) requires AMCON to collect excise taxes ranging from $1.20 to $5.80 per carton on all cigarettes sold by it in the state. Such excise taxes must be paid in advance and, in most states, is evidenced by a stamp which must be affixed to each package of cigarettes.

         AMCON is also subject to regulation by state and local health departments, the U.S. Department of Agriculture, the Food and Drug Administration and the Drug Enforcement Administration. These agencies generally impose standards for product quality and sanitation, as well as for security and distribution policies.

EMPLOYEES

         As of June 30, 2001, AMCON had 1,214 full-time and part-time employees in the following areas:

                      Managerial                                     17
                      Administrative                                122
                      Sales & Marketing                             508
                      Warehouse                                     409
                      Delivery                                      158
                                                                  -----
                               Total Employees                    1,214
                                                                  =====

         None of AMCON's employees are subject to any collective bargaining agreements with AMCON and management believes its relations with its employees are good.

DIRECTORS AND EXECUTIVE OFFICERS OF AMCON

         AMCON's day-to-day affairs are managed by its executive officers, who are appointed by the board of directors for terms of one year. AMCON has entered into employment agreements with Mr. Wright, Ms. Evans and Mr. Fleming, each with a term expiring on December 31, 2002.

         The following sets forth relevant information concerning AMCON's directors and executive officers unless otherwise indicated, each of the persons listed in the table has held the positions indicated for at least five years.

              NAME                       AGE    POSITION
              ----                       ---    --------

              William F. Wright          59     Chairman of the Board, CEO
                                                    and Director
              Kathleen M. Evans          54     President of AMCON, Director
              Jerry Fleming              63     Director
              William R. Hoppner         51     Director
              J. Tony Howard             57     Director
              Allen D. Petersen          60     Director
              Timothy R. Pestotnik       41     Director
              Michael D. James           40     Secretary, Treasurer and
                                                    Chief Financial Officer

         WILLIAM F. WRIGHT has served as the Chairman and Chief Executive Officer of AMCON Corporation (the former parent of AMCON) since 1976 and as Chairman of the Company since 1981. From 1968 to 1984, Mr. Wright practiced corporate and securities law in Lincoln, Nebraska. Mr. Wright is a graduate of the University of Nebraska and Duke University School of Law and is a certified public accountant. Mr. Wright is also a director of Gold Banc Corporation, Inc., whose stock is listed on the National Market System of NASDAQ. His term of office as a director will expire at AMCON's annual meeting of stockholders in 2004.

         KATHLEEN M. EVANS became President of AMCON in February 1991. Prior to that time she served as Vice President of AMCON Corporation from 1985 to 1991. From 1978 until 1985, Ms. Evans acted in various capacities with AMCON and its operating subsidiaries. Her term of office as a director of AMCON will expire at AMCON's annual meeting of stockholders in 2003.

         JERRY FLEMING became President of Food for Health Co., Inc. in 1992. Mr. Fleming is a 37 year veteran of the health and natural foods industry and prior to joining Food For Health Co., Inc., served as President of Nature's Way (Murdock Health Care), a leading manufacturer of herbal remedies; Vice President of the Natural Foods Group for Tree of Life, Inc.; President of the South East division of Tree of Life; President of Collegedale Distributors; President of Healthway Specialty Foods, Inc.; Vice President of Landstrom Specialty Foods, Inc. and served eight years on the board of directors of the National Nutritional Foods Association. His term of office as a director of AMCON will expire at AMCON's annual meeting of stockholders in 2004.

         WILLIAM R. HOPPNER is currently of counsel to the law firm of Rehm and Bennett P.C., in Lincoln, Nebraska. Mr. Hoppner acted as Executive Vice President of International Transportation Specialists, Inc. from 1985-1995 and has served as Chief of Staff to former U.S. Senator and Nebraska Governor Robert Kerrey and former U.S. Senator and Nebraska Governor J. James Exon. Mr. Hoppner resigned from the board of directors in October 1997 to pursue political office and was reappointed to the board of directors in December 1998. His term of office as a director of AMCON will expire at AMCON's annual meeting of stockholders in 2004.

         J. TONY HOWARD has been a director of AMCON since 1986. He is the President of Nebraska Distributing Company. His term of office as a director of AMCON expires at AMCON's annual meeting of shareholders in 2002.

         ALLEN D. PETERSEN has been a director of AMCON since 1993. He is the Chairman of the Board and Chief Executive Officer of American Tool Companies, Inc. He is also a director of Gold Banc Corporation, Inc. His term of office as a director of AMCON expires at AMCON's annual meeting of stockholders in 2002.

         TIMOTHY R. PESTOTNIK has been a director of AMCON since 1998. He is an attorney in the law firm of Luce, Forward, Hamilton & Scripps, LLP. His term of office as a director of AMCON expires at AMCON's annual meeting of stockholders in 2003.

         MICHAEL D. JAMES became Treasurer and Chief Financial Officer of AMCON in June 1994. In November 1997, he assumed the responsibilities of Secretary of AMCON. He is a certified public accountant and is responsible for all financial and reporting functions within AMCON. Prior to joining AMCON, Mr. James practiced accounting for ten years with the firm of PricewaterhouseCoopers LLP, serving as the senior tax manager of the Omaha, Nebraska office from 1992 until 1994. Mr. James graduated from Kansas State University in 1983.

COMPENSATION OF DIRECTORS

         For fiscal 2001, directors who are not employees of AMCON will be paid $20,000 plus $500 for each board meeting (including committee meetings) attended in person or by teleconference, and may receive options to purchase shares of AMCON's common stock at an exercise price equal to the fair market value of the stock on the date of grant. The amount of the option grants are determined on an annual basis. In addition, all directors are reimbursed for out-of-pocket expenses related to attending board and committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid by AMCON to its Chairman and the other three highest paid executive officers of AMCON for services rendered during fiscal 2000, 1999, and 1998. No other executive officers of AMCON earned salary and bonus in fiscal 2000 in excess of the disclosure threshold established by the proxy rules of the Securities and Exchange Commission.

                                                     SUMMARY COMPENSATION TABLE
                                                                                     LONG-TERM COMPENSATION
                                                                            ----------------------------------------
                                             ANNUAL COMPENSATION                      AWARDS              PAYOUTS
                                     -----------------------------------       --------------------       -------

          (a)             (b)        (c)             (d)         (e)            (f)            (g)          (h)           (i)
                                                                 (1)                           (2)          (3)           (4)
                                                                            RESTRICTED     SECURITIES
                                                             OTHER ANNUAL      STOCK       UNDERLYING       LTIP        ALL OTHER
NAME AND PRINCIPAL                 SALARY           BONUS    COMPENSATION    AWARD(S)     OPTIONS/SARS    PAYOUTS     COMPENSATION
POSITION                  YEAR       ($)             ($)         ($)            ($)            (#)          ($)           ($)
-----------------------------------------------------------------------------------------------------------------------------------
William F. Wright,        2000     364,000            -           -              -              -             -          12,371
Chairman                  1999     350,000         275,000        -              -             6,600          -          13,388
                          1998     346,100         100,000        -              -            44,000          -          17,060

Kathleen M. Evans,        2000     286,000         286,000        -              -              -             -           9,941
President                 1999     275,000         275,000        -              -             5,500          -           9,760
                          1998     274,000         150,000        -              -            33,000          -          11,205

Jerry Fleming,            2000     208,000            -           -              -              -             -             396
President of Food         1999     200,000          65,000        -              -             4,400          -             396
For Health Co., Inc.      1998     153,100 (5)      65,000        -              -            22,000          -               -

Michael D. James,         2000     130,000          30,000        -              -             4,500          -           6,538
Secretary, Treasurer      1999     115,000          30,000        -              -             6,600          -           4,823
and Chief Financial       1998     105,000          10,000        -              -             7,700          -           4,538
Officer

---------------------------------
(1) No disclosure is required in this column pursuant to applicable Securities and Exchange Commission Regulations, as the aggregate value of items covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for each respective executive officer named.
(2) Option grants for fiscal 1999 and 1998 have been adjusted to reflect the special 10% stock dividend paid in February 2000.
(3) AMCON does not have a long-term incentive plan as defined in Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.
(4) The amount for fiscal 2000 consists of contributions to AMCON's Profit Sharing Plan of $9,195, $8,311 and $6,538 for Mr. Wright, Ms. Evans and Mr. James, respectively, and the value of life insurance of $3,176, $1,180 and $396 for Mr. Wright, Ms. Evans and Mr. Fleming, respectively.
(5) Mr. Fleming's salary amount represents the actual amount paid during the period from November 10, 1997 (the date Food For Health Co., Inc. was acquired by AMCON) through September 30, 1998.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         Options were granted during fiscal 2000 to the executive officers listed in the Summary Compensation Table (the "Named Officers") as summarized below:

                                             PERCENT OF TOTAL
                            NUMBER OF            OPTIONS
                              SHARES           GRANTED TO                                              GRANT DATE
                            UNDERLYING        EMPLOYEES IN         EXERCISE      EXPIRATION DATE      PRESENT VALUE
        NAME             OPTIONS GRANTED       FISCAL YEAR           PRICE             (1)                 (2)
 ------------------      ---------------     ----------------      --------      ---------------      -------------
Michael D. James              4,500               13.68%            $5.75         June 12, 2010           $3.19

---------------------------------
(1) Options awarded to Mr. James are exercisable in 20% increments over a five-year period and have an exercise price equal to the fair market value on the date of grant.
(2) In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes option-pricing model. The Black-Scholes model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by AMCON are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table, volatility was based on the daily stock market quotations for the one-year period preceding the grant date, yield was based on the annual dividend rate of $0.12 per share (the dividend rate in effect when the options were issued) and the risk-free rate of return was fixed at the rate for a U.S. Treasury strip on the date of grant. The following weighted average assumptions were used: expected volatility of 52.01%; dividend yield of 2.0%; risk free interest rate of 6.57%; and expected life of 10 years.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

         No options were exercised during fiscal 2000 by the Named Officers. The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at the end of fiscal 2000 for the Named Officers. All options have been adjusted to reflect the special 10% stock dividend paid in February 2000.

          (A)                      (B)                   (C)                     (D)                     (E)
                                                                        NUMBER OF SECURITIES          VALUE OF
                                                                             UNDERLYING             UNEXERCISED
                                                                             UNEXERCISED            IN-THE-MONEY
                                                                           OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                         FISCAL YEAR END (#)     FISCAL YEAR END ($)
                            SHARES ACQUIRED ON      VALUE REALIZED          EXERCISABLE/            EXERCISABLE/
          NAME                 EXERCISE (#)              ($)                UNEXERCISABLE           UNEXERCISABLE
  --------------------      ------------------      --------------      --------------------     -------------------
William F. Wright                  -0-                   -0-                41,800/8,800           $88,176/$22,044
Kathleen M. Evans                  -0-                   -0-                31,900/6,600            73,032/18,258
Jerry Fleming                      -0-                   -0-                13,200/13,200           24,344/35,516
Michael D. James                   -0-                   -0-                6,600/14,400            17,106/12,781

LONG-TERM INCENTIVE PLANS AND OTHER MATTERS

         AMCON does not maintain a long-term incentive plan or pension plan (as defined in Item 402 of SEC Regulation S-K) for the Named Officers and has not repriced any options or SARs for any Named Officer during the last fiscal year.

EMPLOYMENT AGREEMENTS

         AMCON has entered into employment agreements with William F. Wright, the Chairman of the Board and CEO, Kathleen M. Evans, President of AMCON, and Jerry Fleming, President of The Healthy Edge, Inc. (formerly "Food For Health Co., Inc."). Each such agreement has a term expiring on December 31, 2002 and is automatically extended for one additional year each December 31, unless either AMCON or the executive delivers a notice of non-extension at least 90 days prior to the scheduled automatic renewal date. Each agreement provides for the payment of a base salary in each year during the term thereof and provides that the executive shall be eligible to receive a bonus based upon performance in an amount determined by the Compensation Committee of the Board. If the Board elects to terminate the agreements upon such executive's disability or death, the executive or his or her personal representative is entitled to receive his or her base salary for a period of six months following the termination. If the Board elects to terminate the agreements for a reason other than serious misconduct (as defined in the agreements), the executive is entitled to receive a severance package equal to the executive's current base salary plus his or her previous year's bonus. Each executive is also eligible to participate in AMCON's 1994 Stock Option Plan and in other employee benefit plans maintained by AMCON, including health and life insurance plans. Each agreement contains provisions under which the executive agrees to maintain the confidentiality of information concerning AMCON and its affairs and a covenant not to compete with AMCON for a period of one year after the executive's employment with AMCON terminates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         AMCON Corporation engages in certain transactions with AMCON, including the provision of offices and administrative services to AMCON. William F. Wright, Kathleen M. Evans, J. Tony Howard and Allen D. Petersen are officers, directors or stockholders of AMCON Corporation. The cost of the shared facilities are apportioned between these entities based upon their respective usages thereof and on terms no less favorable than would otherwise be available from unaffiliated parties. AMCON was charged $60,000, $60,000, and $60,000 by AMCON Corporation during fiscal 2000, 1999, and 1998, respectively, as consideration for these services, which is included in AMCON's selling, general and administrative expenses for those years.

         The remaining interest in a condominium and furnishings and the related mortgage loan was transferred to AMCON from AMCON Corporation in 1992 as partial settlement of intercompany balances. The condominium was sold in fiscal 2000. Under a profit sharing agreement with AMCON Corporation, $1,155,000, representing one-half of the net gain from the sale of the real estate, was allocated and paid to AMCON Corporation.

BENEFICIAL OWNERSHIP OF AMCON COMMON STOCK BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

         Only holders of Common Stock of record at the close of business on February 1, 2001 (the "Record Date") will be entitled to vote at the Annual Meeting. At the Record Date, there were 2,737,991 shares of Common Stock which were issued and outstanding. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

         The following table sets forth, as of August 31, 2001, the beneficial ownership of AMCON's Common Stock by each director and each nominee for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by AMCON to beneficially own more than 5% of AMCON's Common Stock and by all present executive officers and directors of AMCON as a group:

                                                                                   NUMBER OF
                                                                                    SHARES
                                                                                 BENEFICIALLY          PERCENT OF
NAME                                                                                 OWNED               CLASS
----                                                                             ------------          ----------
William F. Wright, Director, Chairman of the Board and CEO                           510,008  (1)        18.11%
Kathleen M. Evans, Director, President                                               185,036  (2)         6.66
Jerry Fleming, President of a Subsidiary, Director                                    18,700  (3)          *
Michael D. James, Chief Financial Officer, Secretary and Treasurer                    11,460  (4)          *
J. Tony Howard, Director                                                             177,446  (5)         6.41
Allen D. Petersen, Director                                                          259,238  (6)         9.40
Timothy R. Pestotnik, Director                                                       240,298  (7)         8.75
William R. Hoppner, Director                                                         100,265  (8)         3.65
All executive officers and directors as a group (8 persons)                        1,268,133             43.48
Matthew F. Wright (9)                                                                151,650              5.54
Mark A. Wright (10)                                                                  209,462              7.65
Wendy M. Wright (11)                                                                 328,252             11.99
Ane Patterson (12)                                                                   160,784              5.87

------------------------------
* Less than 1% of class.

(1) Includes options to purchase 50,600 shares of Common Stock at an average exercise price of $3.67 per share which may be exercised currently.
(2) Includes options to purchase 38,500 shares of Common Stock at an average exercise price of $3.41 per share which may be exercised currently.
(3) Includes options to purchase 17,600 shares of Common Stock at an average exercise price of $4.01 per share which may be exercised currently. Mr. Fleming also holds unvested options to acquire 8,800 shares of stock at an exercise price of $2.61 per share.
(4) Includes options to purchase 10,360 shares of Common Stock at an average exercise price of $4.15 per share which may be exercised currently. Mr. James also holds unvested options to acquire 10,640 shares of common stock at an average exercise price of $5.87 per share.
(5) Includes options to purchase 29,700 shares of Common Stock at an average exercise price of $3.68 per share which may be exercised currently.
(6) Includes 227,098 shares of Common Stock held by the Lifeboat Foundation, over which Mr. Petersen shares voting power as a director, 11,440 shares held by the Draupnir Trust, over which Mr. Petersen has sole voting power as sole trustee, and options to purchase 18,700 shares of Common Stock at an average exercise price of $4.30 per share which may be exercised currently.
(7) Includes 227,098 shares of Common Stock held by the Lifeboat Foundation, over which Mr. Pestotnik shares voting power as a director, and options to purchase 7,700 shares of Common Stock at an average exercise price of $6.72 per share which may be exercised currently.
(8) Includes options to purchase 7,700 shares of Common Stock at an average exercise price of $6.72 per share which may be exercised currently.
(9) 1501 Old Farm Road, No. 72, Lincoln, Nebraska 68512. The number of shares includes 2,970 shares over which Mr. Wright shares voting and investment power with his minor children.
(10) 11110 E. Beck Lane, Scottsdale, Arizona 85259. The number of shares includes 650 shares over which Mr. Wright shares voting and investment power with his spouse and minor children.

                                     64


(11)   3535 Lebon Drive, Apartment 4316, San Diego, California 92122.
(12)   3055 St. Thomas Drive, Missoula, Montana 59803.

CHANGE IN AUDITORS

         PricewaterhouseCoopers LLP determined to close its office in Omaha, Nebraska. On September 4, 2001, AMCON's board of directors, upon recommendation from AMCON's Audit Committee, approved a change in independent accountants to Deloitte & Touche LLP ("Deloitte & Touche"), for the fiscal year ending September 30, 2001 and the dismissal of PricewaterhouseCoopers LLP. The report of PricewaterhouseCoopers LLP for the fiscal years ended September 30, 2000 and 1999, contained no adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 2000 and 1999, and the interim period from October 1, 2000 through September 4, 2001, there were no disagreements between AMCON and PricewaterhouseCoopers LLP on any accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. No event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K has occurred within AMCON's fiscal years ended September 30, 2000 and 1999, or the period from October 1, 2000 through September 4, 2001.

         AMCON did not consult with Deloitte & Touche during the fiscal years ended September 30, 2000 and 1999, or during the interim period from October 1, 2000 through September 4, 2001, on any matter which was the subject of any disagreement or any reportable event as defined in Regulation S-K Item 304(a)(1)(iv) and Regulations S-K Item 304(a)(1)(v), respectively, or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on AMCON's financial statements, relating to which either a written report was provided to AMCON or oral advice was provided that Deloitte & Touche concluded was an important factor considered by AMCON in reaching a decision as to the accounting, auditing, or financial reporting issue.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         AMCON Distributing Company, together with its indirect wholly-owned subsidiaries, Chamberlin's Natural Foods, Inc. and Health Food Associates, Inc., operate seven distribution centers and fourteen retail health food stores in the Great Plains, Rocky Mountain, Western and Southern regions of the United States. As used herein, unless the context indicates otherwise, the term "AMCON" means AMCON Distributing Company and its subsidiaries.

         AMCON's fiscal year ends on the last Friday in September. For convenience, the fiscal years have been indicated as September 30, whereas the actual year ends were September 29, 2000, September 24, 1999, and September 25, 1998. Fiscal 2000 comprised 53 weeks. Fiscal 1999 and 1998 each comprised 52 weeks.

         RESULTS OF OPERATIONS

         As more fully described in the section "Acquisitions and Dispositions" hereunder, AMCON completed the sale of its health food distribution business effective March 23, 2001. As a result, AMCON's September 30, 2000 balance sheet and fiscal 2000 results have been restated to reflect the health food distribution business as discontinued operations. The discussions and figures below are based on the restated presentation. Additionally, as more fully described in the section "Acquisitions and Dispositions" hereunder, AMCON completed its acquisition of substantially all of the distribution business and net assets of Merchants Wholesale, Inc. on June 1, 2001. Accordingly, the results of operations for the Merchants Wholesale, Inc. distribution business are included in the accompanying condensed consolidated statement of operations from the acquisition date.

         Comparison of the three month and nine month periods ended June 30, 2001 and June 30, 2000 Sales for the three months ended June 30, 2001 increased 45.0% to $153.7 million, compared to $106.0 million for the third quarter in the prior fiscal year. The sales increase by business segment is as follows:

                   Wholesale distribution             $ 47.8 million
                   Retail health food stores            (0.1) million
                                                      ------
                                                      $ 47.7 million
                                                      ======

         Sales from the wholesale distribution business increased by $47.8 million during Q3 2001 over Q3 2000. Sales from the new Quincy distribution business (formerly the Merchants distribution business) accounted for $33.8 million of the increase. The remaining increase of $14.0 million was attributable primarily to an increase in cigarette sales of approximately $10.9 million over Q3 2000 as a result of three price increases. Cigarette carton volume increased by approximately 2.2% as compared to Q3 2000. In addition, sales of tobacco, confectionery and other products were higher in Q3 2001 relative to Q3 2000 by $3.1 million or 9.3%. Sales growth during Q3 2001 improved over Q3 2000 as weather conditions improved in the Midwest, which promoted more outdoor activities and more business for AMCON's customers.

         Sales from the retail health food segment in Q3 2001 decreased by $105,000 when compared to Q3 2000 primarily due to an overall softening of the natural food retail market over the past year as few new products have been developed to promote traffic in the retail stores. Additionally, increased competition by national chains, who have opened stores in the same markets as AMCON's stores, have negatively impacted sales. AMCON plans to close one retail store in the Florida market before the end of the fiscal year due to poor financial performance.

         Sales for the nine months ended June 30, 2001 increased 16.3% to $355.9 million, compared to $306.1 million for the same period in the prior fiscal year. The sales increase by business segment is as follows:

                   Wholesale distribution             $ 50.7 million
                   Retail health food stores            (0.9) million
                                                      ------
                                                      $ 49.8 million
                                                      ======

         Sales from the wholesale distribution business increased by $50.7 million for the nine months ended June 30, 2001 as compared to the same period in the prior year. Sales from the new Quincy distribution business accounted for $33.8 million of the increase. The remaining increase of $16.9 million was attributable primarily to an increase in cigarette sales of approximately $13.1 million over the same period of the prior year as a result of three price increases, which more than offset a 4.5% decline in carton volume. Sales of tobacco, confectionery and other products accounted for the remainder of the increase as sales of these products were higher than the prior year by approximately $3.8 million or 5.3%. Sales growth for the first six months of the year was negatively impacted by the severe winter in the Midwest, which inhibited traffic in customers' retail stores; however, sales improved in Q3 2001 as weather conditions improved. In addition, pricing strategies implemented by several competitors since the prior year have also had a negative impact on sales.

         Sales from the retail health food segment decreased by $0.9 million when compared to the prior year due to increased competition by national chains who have opened stores in the same markets as AMCON's stores. Additionally, an overall softening of the natural food retail market over the past year due to few new products being developed has negatively impacted sales growth in the retail health food segment.

         Gross profit increased 16.3% to $12.2 million for Q3 2001 from $10.5 million for Q3 2000. Gross profit as a percentage of sales declined to 8.0% for Q3 2001 compared to 9.9% for Q3 2000. Gross profit by business segment is as follows (dollars in millions):

                                                       QUARTER ENDED JUNE 30,
                                                   -----------------------------                  INCR/
                                                   2001                     2000                  (DECR)
                                                   ----                     ----                  ------
Wholesale distribution                            $ 9.0                    $ 7.2                  $ 1.8
Retail health food stores                           3.2                      3.3                   (0.1)
                                                  -----                    -----                  -----
                                                  $12.2                    $10.5                  $ 1.7
                                                  =====                    =====                  =====

         The new Quincy distribution business accounted for $1.4 million of the increase in gross profit dollars in the wholesale distribution segment. The remaining increase in gross profit dollars in the wholesale distribution segment was primarily due to the net impact of (1) a marginal increase in cigarette carton volume accompanied by three price increases subsequent to Q3 2000 and (2) a favorable margin impact of approximately $0.5 million in Q3 2001 resulting from inventory levels at the time of the Q3 2000 price increase turning at a lower cost relative to the new sales price; and (3) a charge to cost of sales of $0.7 million to account for the increase in the inventory LIFO reserve due to a significant increase in the Producer Price index utilized by the Company to compute its inventory LIFO reserve. The decline in gross profit percentage is directly attributable to the new Quincy distribution business and increases in the cost and selling price of cigarettes. As the Company's overall percentage of cigarette sales increases in relation to total sales, the overall gross margin percentage continues to decline.

         The retail health food segment experienced a reduction in gross margin due to an overall decline in same store sales as compared to Q3 2000. Management is actively reviewing strategies to improve sales and gross profit in the retail segment, including evaluation of retail locations and promotional activities. The Company plans to close one retail store in the Florida market before the end of the fiscal year due to poor financial performance.

         For the nine months ended June 30, 2001, gross profit decreased 1.7% to $32.3 million from $32.9 million for the same period during the prior fiscal year. Gross profit as a percentage of sales declined to 9.1% for the nine month period ended June 30, 2001 compared to 10.7% for the nine month period ended June 30, 2000. Gross profit by business segment is as follows (dollars in millions):

                                                     NINE MONTHS ENDED JUNE 30,
                                                   -----------------------------                  INCR/
                                                   2001                     2000                  (DECR)
                                                   ----                     ----                  ------
Wholesale distribution                            $22.6                    $22.2                  $ 0.4
Retail health food stores                           9.7                     10.7                   (1.0)
                                                  -----                    -----                  -----
                                                  $32.3                    $32.9                  $ 0.6
                                                  =====                    =====                  =====

         For the nine months ended June 30, 2001, the new Quincy distribution business contributed $1.4 million of gross profit. This increase in gross profit was offset by a decrease in gross profit in the wholesale distribution segment resulting from (1) a favorable margin impact of approximately $0.3 million resulting from inventory levels at the time of price increases turning at a lower cost relative to the new sales price, (2) a Q2 and Q3 2001 charge to cost of sales of $1.4 million to account for the increase in the LIFO reserve, which reduced margin by approximately $1.4 million relative to the nine months ended June 30, 2000 and (3) reductions in incentive allowances from manufacturers due to a decline in cigarette carton volume over the first nine months of the fiscal year as compared to the prior fiscal year. The retail health food segment experienced an overall decline in same store sales as compared to the same period of the prior fiscal year, which negatively impacted profits.

         The reduction in the gross profit percentage was primarily attributable to the three price increases in cigarettes since Q3 2000 combined with the disproportional increase in the selling prices to our customers. In addition, the Producer Price index utilized by AMCON to compute its LIFO reserve increased substantially during Q2 and Q3 2001 as compared to increases in the index in prior quarters, thus requiring a charge to cost of sales of $1.4 million to increase the LIFO reserve accordingly.

         Since 1993, sales of AMCON's private label cigarettes have declined an average of 30% annually. This trend is primarily due to the decreased price differential between premium and major generic brands, including AMCON's brands, and to the price of sub-generic brands being substantially less than AMCON's brand. Sales of AMCON's private label cigarettes were down by approximately 40% compared to the first nine months of the prior year and the volume incentive payment related to those sales was $485,000 less than the first nine months of the prior year. Management anticipates the volume of AMCON's private label cigarettes will continue to decline over the next few years. Based on these estimates, gross profit from the sale of private label cigarettes could decrease as much as an additional $100,000 for the remainder of fiscal 2001.

         Total operating expense, which includes selling, general and administrative expenses and depreciation and amortization, increased 20.3% or approximately $1.9 million to $11.4 million for Q3 2001 compared to Q3 2000. The increase was primarily due to expenses associated with the new Quincy distribution business which accounted for $1.5 million of the increase. As a percentage of sales, total operating expense decreased to 7.4% from 9.0% during Q3 2000. This decrease is primarily due to the acquisition of the Quincy distribution business which brought the wholesale distribution segment's operating costs as a percent of sales down to 5.4% for Q3 2001 compared to 6.0% for Q3 2000.

         For the nine month period ended June 30, 2001, total operating expense increased 8.9% or approximately $2.5 million to $30.0 million compared to the same period in the prior fiscal year. The increase was primarily due to expenses associated with the new Quincy distribution business which accounted for $1.5 million of the increase. The rest of the wholesale distribution segment incurred $0.6 million in operating costs above amounts incurred in the first nine months of fiscal 2000 due to increases in general labor, delivery and fuel costs, as compared to the prior fiscal year. The retail health food business accounted for the remaining $0.4 million of the increase in operating expenses. Operating expenses incurred by this business segment increased due to the addition of a new store since the same period in the prior fiscal year and additional administrative costs associated with the development of new retail business opportunities. As a percentage of sales, total operating expense decreased to 8.4% from 9.0% during the same period in the prior fiscal year. This decrease is primarily due to the acquisition of the Quincy distribution business which brought the wholesale distribution segment's operating costs as a percentage of sales down to 5.9% for the nine months ended June 30, 2001 compared to 6.2% for the same period of the prior year.

         As a result of the above, income from operations for Q3 2001 decreased by $217,000 to $776,000. Income from operations for the nine months ended June 30, 2001 decreased by $3.0 million to $2.4 million.

         Interest expense for Q3 2001 increased 31.7% to approximately $766,000 compared to approximately $582,000 during Q3 2000. The increase was primarily due to interest expense attributable to the debt incurred to acquire the Merchants distribution business and net assets and the Quincy distribution facility on June 1, 2001 and to provide advances to Hawaiian Natural Water Company ("Hawaiian Natural"). Interest incurred for these purposes was approximately $259,000. Interest expense for the nine months ended June 30, 2001 increased 16.9% to $2.1 million compared to $1.8 million for the same period in the prior fiscal year. The increase was primarily due to debt incurred to acquire the Merchants Wholesale, Inc. distribution business and net assets and the Quincy distribution facility and debt incurred to provide advances to and investments in Hawaiian Natural. These items accounted for approximately $271,000, or 89%, of the increase in interest expense.

         Other income for the three and nine-month periods ended June 30, 2001 of approximately $125,000 and $173,000, respectively, was generated primarily by interest income and dividends received on investment securities. Other income for the three and nine-month periods ended June 30, 2000 of $1.9 million and $2.1 million, respectively, included gains of $1.9 million associated with the sale of the Company's interest in a condominium and resolution of an intellectual property matter involving a trademark.

         Equity in earnings of unconsolidated affiliates represents AMCON's ownership interest in the loss of Hawaiian Natural.

         As a result of the above factors, income from continuing operations for the three months ended June 30, 2001 was $44,418 compared to $1,531,501 for the three months ended June 30, 2000. Income from continuing operations for the nine months ended June 30, 2001 was $216,876, compared to $3,607,710 for the first nine months of the prior year.

         The distribution industry is in a state of consolidation. Competition and pressure on profit margins continue to affect both large and small distributors and demand that distributors consolidate in order to become more efficient. The new Quincy, Illinois distribution business (formerly Merchants) operates out of a state-of-the-art facility that enables customers in Arkansas, Illinois, Indiana, Iowa, Kansas, Missouri, Ohio and Wisconsin to be serviced out of one 206,000 square foot facility. As a result of the acquisition, AMCON's annualized revenues will be approximately $900 million.

         The retail natural foods industry is highly fragmented, with more than 9,000 stores operated independently or as part of small chains. The two leading natural food chains continue to expand their geographic markets. In addition, conventional supermarkets and mass market outlets have also begun to increase their emphasis on the sale of natural products. This business climate subjects operating income to a number of factors which are beyond the control of management, such as competing retail stores opening in close proximity to AMCON's retail stores and manufacturers changing prices and promotional programs.

         While AMCON sells a diversified product line, it remains dependent on cigarette sales which represented approximately 71% of its revenue and 44% of its gross margin in the first nine months of the fiscal year. Changes in manufacturers' cigarette pricing affects the market for generic and private label cigarettes and net income is heavily dependent upon sales of the Company's private label cigarettes and volume discounts received from manufacturers in connection with such sales. AMCON continuously evaluates steps it may take to improve net income in future periods, including further acquisitions of other distributing companies and retail stores in similar business lines and further sales of assets that are no longer essential to its primary business activities such as investments in equity securities.

         Investments at June 30, 2001 included 70,000 shares of Consolidated Water Company Limited ("CWC"), a public company which is listed on NASDAQ. The Company's basis in the securities is $127,000 and the fair market value of the securities was $637,000 and $499,000 on June 30, 2001 and September 30, 2000, respectively. The unrealized gain on CWC shares was approximately $510,000 and $372,000 on June 30, 2001 and September 30, 2000, respectively. The fair market value of the CWC shares held on July 31, 2001 was $764,000.

         The impact of the recent accounting pronouncements (SFAS 141 and SFAS 142) on AMCON's financial statements in future periods is incorporated by reference from the notes to AMCON's unaudited condensed consolidated financial statements for the three and nine months ended June 30, 2001.

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 (for the fiscal year ended September 30, 2003 for AMCON).

         In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets to be held and used, to be disposed of other than by sale and to be disposed of by sale. Although the Statement retains certain of the requirements of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", it supersedes SFAS 121 and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the disposal of a segment of a business. SFAS 144 also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years (fiscal year beginning October 1, 2002 for AMCON), with early adoption encouraged.

         Management is currently assessing what the impact on future periods will be resulting from the adoption of SFAS 143 and SFAS 144.

         Fiscal Year Ends. The following table sets forth an analysis of various components of the Income Statement as a percentage of sales for the fiscal years ended September 30, 2000, 1999, and 1998:

                                                                      FISCAL YEAR ENDED SEPTEMBER 30,
                                                                 ----------------------------------------
                                                                     2000          1999          1998
                                                                  ----------    ----------    ----------
        Sales ..............................................          100.0%        100.0%        100.0%
        Cost of sales ......................................           89.5          90.7          90.9
                                                                  ---------     ---------     ---------
        Gross Profit .......................................           10.5           9.3           9.1
        Selling, general and administrative expense ........            8.4           6.6           6.9
        Depreciation and amortization ......................            0.5           0.4           0.4
                                                                  ---------     ---------     ---------
        Income from operations .............................            1.6           2.3           1.8
        Interest expense ...................................            0.6           0.4           0.6
        Other (income) expense, net ........................           (0.6)         (0.1)         (0.2)
                                                                  ---------     ---------     ---------
        Income from continuing operations before income
           taxes ...........................................            1.6           2.0           1.4
        Income tax expense .................................            0.6           0.8           0.5
                                                                  ---------     ---------     ---------
        Income from continuing operations ..................            1.0           1.2           0.9
                                                                        ===           ===           ===
        Income (loss) from discontinued operations .........           (0.1)         (0.1)          0.0
                                                                       ====          ====           ===
        Net income .........................................            0.9%          1.1%          0.9%
                                                                  =========     =========     =========

                  Year Ended September 30, 2000 Versus Year Ended September 30, 1999. Sales for the year ended September 30, 2000 increased 24% to $424.7 million, compared to $342.9 million for the year ended September 30, 1999. Sales increase by business segment is as follows:

                        Wholesale distribution             $54.7 million
                        Retail health food stores           27.1 million
                                                           -----
                                                           $81.8 million
                                                           =====

                  Sales from the traditional distribution business increased by $54.7 million for the year ended September 30, 2000 as compared to the same period in the prior year as follows: Cigarette sales increased approximately $45.4 million over the prior year, of which approximately $32.3 million was due to price increases and the balance was due to increased volume. Sales of non-cigarette products increased by $9.3 million primarily due to increased volume. The increase in sales of $27.1 million from the retail health food stores, Chamberlin's Market & Cafe and Akin's Natural Foods Market, is primarily due to new sales generated since the retail segment was purchased in the third and fourth quarters of fiscal 1999.

                  Gross profit increased 40.8% to $44.8 million for the year ended September 30, 2000 compared to $31.8 million for the prior fiscal year. Gross profit as a percentage of sales increased to 10.5% for the period compared to 9.3% for fiscal 1999. Gross profit by business segment for the year ended September 30, 2000 is as follows (dollars in millions):

                                                                                               INCR/
                                                                     2000         1999        (DECR)
                                                                     ----         ----        ------
          Wholesale distribution (recurring) ................       $30.8        $25.3        $ 5.5
          Wholesale distribution (nonrecurring) .............           -          3.7         (3.7)
          Retail health food stores .........................        14.0          2.8         11.2
                                                                    -----        -----        -----
                                                                    $44.8        $31.8        $13.0
                                                                    =====        =====        =====

                  The increases in gross profit and gross profit percentage were primarily attributable to $14.0 million in gross profit generated by the retail health food stores, which were acquired in the third and fourth quarters of fiscal 1999. Profit margins generated by the retail food stores are typically 40-45% compared to profit margins of 9-11% generated by the distribution segment. Gross profit generated by the recurring distribution businesses increased by $5.5 million due to additional sales generated by the traditional distribution business. However, the traditional distribution business experienced a decrease of $3.7 million in nonrecurring gross profit in fiscal 2000, as compared to the same period of the prior year, due to the absence of cigarette price increases of the magnitude of which occurred in the prior year. A significant cigarette price increase was implemented by cigarette manufacturers in the first quarter of fiscal 1999 as the result of a settlement that was reached between the major tobacco manufacturers and the various states that had filed liability suits against the industry. Price increases of the magnitude experienced in November 1998 have historically been rare and the level of profits generated by this event are not expected to recur on a regular basis. Manufacturers increased the price of cigarettes on several occasions since November 1998. Management considers gross profits derived from these increases to occur in the normal course of business even though their occurrence is irregular and unpredictable.

                  Sales of AMCON's private label cigarettes declined significantly from 1993 through 1999 primarily due to the price differential between premium and major generic brands. The rate of decline in private label cigarette sales slowed in fiscal 2000 and gross profit derived from such sales increased slightly in the year ended September 30, 2000 as compared to the prior year due to enhancements in the manufacturers' promotional program. Management expects the gross profit derived from the sale of its private label cigarettes to remain at current levels in fiscal 2001.

                  For the year ended September 30, 2000, total operating expense, which includes selling, general and administrative expenses, depreciation and amortization, increased 58.1% or $13.9 million to $37.8 million compared to fiscal 1999. The increase was primarily due to expenses associated with the retail health food stores which accounted for $11.4 million of the increase in operating expenses and additional administrative costs associated with the development of new retail business opportunities. The retail health food stores were acquired in the third and fourth quarters of fiscal 1999; therefore, there were no operating expenses associated with this business segment in the first six months of the prior fiscal year. Operating expenses incurred by the distribution segment increased by $2.5 million primarily due to increased labor costs in the distribution centers resulting from tight labor markets and an increase in fuel and other delivery expenses. As a percentage of sales, total operating expense increased to 10.4% from 9.0% during the prior year. This increase is primarily due to operating costs incurred by the retail health food business during the period. Operating expenses incurred by this business segment were approximately 37.6% of sales compared to 6.1% incurred by the wholesale distribution business.

                  As a result of the above, income from operations for the year ended September 30, 2000 decreased $940,283 or 12.0% to $6,916,251.

                  Interest expense for the year ended September 30, 2000 increased 74.1% to $2.5 million compared to $1.5 million during the prior year. The increase was primarily due to interest expense attributable to the debt incurred to purchase the retail health food stores in fiscal 1999. Interest expense associated with this acquisition debt was approximately $1.6 million for the year ended September 30, 2000, compared to $204,000 in the prior year. Interest expense associated with AMCON's operating lines of credit decreased approximately $404,000 for the year ended September 30, 2000, as compared to the prior year. The decrease was primarily attributable to reductions to the revolving credit balances from the proceeds of the sale of AMCON's interest in a condominium.

                  Other income for the year ended September 30, 2000 of $2.2 million was generated primarily by $1.9 million in gains associated with the sale of AMCON's interest in a condominium and resolution of an intellectual property matter involving a trademark. Sale of fixed assets and marketable securities, royalty payments and dividends received on investment securities were also included in other income. Other income for the year ended September 30, 1999 of $72,000 was generated from similar activities.

                  The effective tax rate was 35% in fiscal 2000, compared to 38% in fiscal 1999. The decrease was attributable to release of tax reserves that were previously recorded and are no longer required due to expiration of the related statute or favorable tax audit determination.

                  As a result of the above factors, income from continuing operations for the year ended September 30, 2000 was $4,310,994 compared to $4,121,788 for fiscal 1999.

                  The distribution industry is in a state of consolidation as intense competition and pressure on profit margins continue to affect both large and small distributors. The retail natural foods industry is highly fragmented, with more than 9,000 stores operated independently or as part of small chains. The two leading natural food chains continue to expand their geographic markets and acquire smaller independent competitors. In addition, conventional supermarkets and mass market outlets have also begun to increase their emphasis on the sale of natural products. This business climate subjects operating income to a number of factors which are beyond the control of management, such as competing retail stores opening in close proximity to AMCON's retail stores and manufacturers' changing prices and promotional programs.

                  While AMCON sells a diversified product line, it remains dependent on cigarette sales which represented approximately 70% of its revenue and 41% of its gross margin in fiscal 2000. Changes


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

in manufacturers' cigarette pricing affects the market for generic and private label cigarettes and net income is heavily dependent upon sales of AMCON's private label cigarettes and volume discounts received from manufacturers in connection with such sales. The Company continuously evaluates steps it may take to improve net income in future periods, including further acquisitions of other distributing companies and retail stores in similar business lines and further sales of assets that are no longer essential to its primary business activities such as investments in equity securities.

                  Investments in equity securities at September 30, 2000 and 1999 consisted primarily of 70,000 and 83,000 shares, respectively, of Consolidated Water Company Limited ("CWC,"), a public company which is listed on NASDAQ. The Company's basis in the securities was $127,000 and $151,000, and the fair market value of the securities was $499,000 and $540,000 on September 30, 2000 and September 30, 1999, respectively. The unrealized gain on CWC shares was approximately $372,000 and $389,000 on September 30, 2000 and 1999, respectively. The fair market value of the CWC shares on December 15, 2000 was $485,800.

                  Year Ended September 30, 1999 Versus Year Ended September 30, 1998. Sales for the year ended September 30, 1999 increased 30% to $342.9 million, compared to $263.1 million for the year ended September 30, 1998. Sales from the traditional distribution business through September 30, 1999 were $72.8 million over the prior year. Component increases were as follows. Cigarette sales increased approximately $65.5 million over the prior year, approximately 61% of which was due to price increases over the past 12 months and the balance was due to increased volume. Sales of non-cigarette products increased by $7.3 million primarily due to increased volume. New sales generated by the retail health food stores acquired during fiscal 1999 totaled $7.0 million. Chamberlin's Natural Foods, acquired on March 29, 1999, contributed $6.4 million of new sales and Health Food Associates, Inc., acquired on September 15, 1999, contributed $569,000 of new sales.

                  Gross profit increased 33.0% to $31.8 million for the year ended September 30, 1999 compared to $23.9 million for the prior fiscal year. Gross profit as a percent of sales increased to 9.3% for the period compared to 9.1% for the year ended September 30, 1998. The increases in gross profit and gross profit percentage were primarily attributable to a substantial cigarette price increase during the first quarter of the year which resulted from a settlement that was reached between the major tobacco manufacturers and the various states that had filed liability suits against the industry. This nonrecurring price increase accounted for approximately $4.2 million in gross margin for the year ended September 30, 1999 versus $1.5 million in the prior year. Gross margin from AMCON's distribution businesses increased by $4.4 million due to increases in volume. In addition, gross profit generated by the retail businesses, Chamberlin's Natural Foods and Health Foods Associates, which were acquired during fiscal 1999, was $2.8 million greater than the prior year. These increases in gross profit were partially offset by a $2.0 million LIFO inventory adjustment during the second, third and fourth quarters.

                  For the year ended September 30, 1999, total operating expense, which includes selling, general and administrative expenses, depreciation and amortization, increased 25.4% to $23.9 million compared to fiscal 1998. The increase was partially due to expenses attributable to Chamberlin's Natural Foods and Health Food Associates which were acquired during fiscal 1999. These subsidiaries accounted for $2.7 million of the increase in operating expenses. The remaining increase in operating expenses was due to additional expenses incurred by AMCON's distribution business to support increased volume for the year. As a percentage of sales, total operating expense decreased to 7.0% from 7.3% during the same period in the prior year. This decrease was primarily due to increases in cigarette sales in the traditional distribution business without a corresponding increase in expenses.

                  As a result of the above, income from operations for the fiscal year ended September 30, 1999 increased by $3.1 million to $7.9 million.

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

                  Interest expense for the fiscal year ended September 30, 1999 decreased 18.1% to $1.28 million compared to $1.57 million during the prior year. The decrease was primarily due to a 40 to 80 basis point reduction in the average borrowing rate during the year ended September 30, 1999 combined with a $1.4 million reduction in the average amount borrowed by AMCON.

                  Other income for the year ended September 30, 1999 of $68,000 was generated by gains associated with the sale of fixed assets, royalty payments, miscellaneous industry promotional income and dividends received on investment securities. Other income for the year ended September 30, 1998 of $536,000 was generated from similar activities as well as the gain associated with the sale of marketable securities.

                  As a result of the above factors, income from continuing operations for the fiscal year ended September 30, 1999 was $4,121,788 compared to $2,284,485 for fiscal 1998.

         LIQUIDITY AND CAPITAL RESOURCES

         During the nine months ended June 30, 2001, cash of $14.0 million was provided by operating activities primarily through reductions in inventory (excluding the impact of inventory that was purchased from Merchants Wholesale, Inc.) and due to increases in accounts payable resulting from AMCON taking advantage of extended payment terms offered by manufacturers. Cash of $7.0 million was generated from investing activities during the nine-month period ended June 30, 2001 primarily due to proceeds received from the sale of the health food distribution business. Cash of $36.3 million was used in investing activities to acquire the distribution business net assets of Merchants Wholesale, Inc., including the Quincy, Illinois distribution facility previously owned by the sole shareholder of Merchants Wholesale, Inc. In addition, cash was used to make an additional investment of $900,000 in notes receivable from Hawaiian Natural, a $300,000 equity investment in Hawaiian Natural and for capital expenditures of approximately $1.2 million. Cash provided by financing activities includes $36.3 million in proceeds from the new credit facility and the new term debt to fund the acquisition of the distribution business and net assets of Merchants Wholesale, Inc. and the Quincy, Illinois distribution facility, respectively. Cash was used in financing activities for payment of dividends to stockholders.

         During the fiscal year ended September 30, 2000, AMCON utilized cash flow in operating activities to finance increases in inventory in the traditional distribution business for operational and tax planning purposes. Cash was utilized in investing activities during the fiscal year to purchase the common stock of TINK, Inc. in August 2000 for $905,000 and to invest in Hawaiian Natural by providing $350,000 of financing in September 2000. Cash was provided from investing activities through settlement of an intellectual property matter and the sale of AMCON's condominium in April 2000. Cash was provided by financing activities through increases in AMCON's revolving credit facility of $4.2 million to finance the purchase of additional inventory. In addition, cash was utilized to repay $1.0 million in term debt related to the acquisition of Food For Health Co., Inc. in fiscal 1998 and $800,000 of subordinated debt related to the acquisition of Health Food Associates, Inc. in fiscal 1999. Cash of $372,000 was also used to pay dividends to common shareholders.

         AMCON makes capital expenditures primarily for equipment for its distribution facilities including computers, delivery vehicles and warehouse equipment and for remodeling of existing retail health food stores. AMCON has historically financed its working capital requirements with a combination of internally generated funds and bank borrowings. Cash used in operations approximated $4.0 million in fiscal 2000. Cash provided by operating activities approximated $2.4 million in fiscal 1999. Capital expenditures during those periods equaled approximately $959,000 and $508,000, respectively. Any remaining cash provided by operations is applied to debt service.

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

         AMCON had working capital of approximately $38.9 million as of June 30, 2001 compared to $27.0 million as of September 30, 2000. AMCON's debt to equity ratio was 5.69 at June 30, 2001 compared to 3.33 at September 30, 2000.

         AMCON amended its revolving credit facility (the "Facility") with a bank to increase the Facility from $25.0 million to $55.0 million. Borrowings under the Facility are based on eligible accounts receivable and inventory requirements. The new Facility bears interest at the bank's base rate ("Prime") or LIBOR plus 1.75%, as selected by AMCON. In addition, AMCON is required to pay an unused fee equal to .25% per annum on the difference between the maximum loan limit and the average borrowing for the month. The Facility is collateralized by all equipment, all intangibles, inventories, and accounts receivable. Debt issuance costs relating to the amendment of the Facility were $300,000.

         The Facility contains covenants which, among other things, set certain financial ratios and net worth requirements. The Facility includes covenants that (i) restrict the permitted investments, (ii) restrict intercompany advances to Hawaiian Natural to a maximum of $2.0 million,
(iii) restrict incurrence of additional debt, (iv) restrict mergers and acquisitions and changes in business or conduct of business and (v) require the maintenance of certain financial ratios and net worth levels including an average annual fixed charge ratio of 1.1 to 1.0, and average annual debt service coverage ratio of 1.5 to 1.0, ratio of average annual senior debt to earnings before interest, taxes depreciation and amortization of 6.0 to 1.0, and a minimum tangible net worth of $7,000,000. In addition, AMCON must maintain a fill rate percentage of not less than 93% calculated on a weekly basis. The fill rate percentage is determined by dividing the total dollar amount of inventory delivered to AMCON's customers each week into the total amount of orders which correspond to such deliveries. The Facility also provides that AMCON may not pay dividends in excess of $.12 per share on an annual basis. As of June 30, 2001 the outstanding balance on the Facility was $39,944,986.

         In connection with the purchase of the distribution business and net assets of Merchants Wholesale, Inc., AMCON assumed Merchants Wholesale, Inc.'s interest rate swap agreement with a bank. Under the agreement, AMCON agrees to exchange, at specified intervals, fixed interest amounts for variable interest amounts calculated by reference to an agreed-upon notional principal amount of $25,000,000. The interest rate swap effectively converts $25,000,000 of AMCON's variable-rate senior debt to fixed-rate debt (before accounting for the impact of the change in market value of the interest rate swap derivative financial instrument) at a rate of 8.33%, through the maturity of the swap agreement on May 27, 2003.

         AMCON borrowed $6.9 million from a bank to purchase the distribution facility utilized by Merchants Wholesale, Inc., which was owned by Merchants sole stockholder (the "Real Estate Loan"). Proceeds from the Real Estate Loan were also used to retire term debt. The Real Estate Loan bears interest at a fixed rate of 7.5% with monthly installments of principal and interest in the amount of $56,531 per month. Debt issuance costs related to the Real Estate Loan were $37,000. The loan has a term of 5 years, at which time the remaining balance will be due and payable, and is collateralized by the purchased distribution facility. As of June 30, 2001, the outstanding balance on the Real Estate Loan was $6,948,417.

         The asset purchase agreement with Merchants Wholesale, Inc. provides for deferred payments to be made to the seller totaling $4,550,000. The obligations are subordinate to the Facility and the Real Estate Loan. AMCON paid $1,000,000 on the closing date of the transaction, while the remaining $3,550,000 is required to be paid on the first, second, third and fourth anniversaries of the closing date of the transaction in installments of $900,000 on each of the first three anniversary dates with a final payment of $850,000 on the fourth anniversary of the closing date. In addition, AMCON entered into a noncompetition agreement with the seller that requires AMCON to make payments of $100,000 annually on the first through fourth anniversary dates of the closing of the transaction. AMCON has recorded the


                                     75

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

seller obligations at their fair values utilizing a 6% effective interest rate which was determined based on AMCON's approximate average borrowing rate. As of June 30, 2001, the outstanding obligation to the seller was $3,425,495.

         AMCON maintained a second revolving credit facility used to provide capital to the health and natural foods distribution business and a term loan from a bank used to finance the purchase of a Florida health and natural foods distributor in November 1998. The revolving credit facility and the term loan were repaid in full during the third quarter of fiscal 2001 with proceeds received from the sale of the assets of the health and natural foods distribution business during that quarter.

         AMCON had an outstanding term loan from a bank that was used to finance the purchase of the common stock of Food For Health Co., Inc. (the "Acquisition Loan") in 1997. The Acquisition Loan was repaid in full during the third quarter of 2001 with proceeds received from the sale of the assets of the health and natural foods distribution business during that quarter.

         In September 1999, borrowings under an 8% Convertible Subordinated Note (the "Convertible Note") and a Collateralized Promissory Note (the "Collateralized Note"), in addition to borrowings under the revolving credit facility were used to purchase all of the common stock of Health Food Associates, Inc. Both the Convertible Note and the Collateralized Note have five-year terms and bear interest at 8% per annum. Principal on the Convertible Note is due in a single payment at maturity. Principal on the Collateralized Note is payable in installments of $800,000 per year with the balance due at maturity. The Collateralized Note is collateralized by a pledge of the stock of Health Food Associates, Inc. The principal balance of the Convertible Note may be converted into stock of Food For Health Co., Inc. under circumstances set forth in the Convertible Note. As of June 30, 2001, the outstanding balances of the Convertible Note and the Collateralized Note were $2.0 million and $7.2 million, respectively.

         In November 1999, borrowings under a $220,000 subordinated note (the "MDF Note") were used to purchase the assets of MDF Health, Inc. ("MDF"). The MDF Note has a term of 3 years and bears interest at 8% per annum. Principal and interest payments are due monthly. As of June 30, 2001, the outstanding balance of the MDF Note was $75,236.

         In August 2000, borrowings of $600,000 under the revolving credit facility were utilized, in addition to $300,000 under a subordinated note (the "TINK Note"), to purchase all of the outstanding common stock of TINK, Inc. The TINK Note has a term of 5 years and bears interest at 7% per annum. Interest payments are due monthly with annual principal payments ranging from $40,000 to $80,000. As of June 30, 2001, the outstanding balance of the TINK Note was $260,000.

         In June 2001, AMCON negotiated a $2.0 million credit facility with a bank to be used to fund the operations, expansion and remodeling of its retail health food stores (the "Retail Facility"). The Retail Facility bears interest at the bank's base rate ("Prime") plus 1.0%. The Retail Facility is secured by all of the inventory of the retail stores and is guaranteed by AMCON. The outstanding balance of the Retail Facility on June 30, 2001 was $600,000.

         In connection with the purchase of the distribution business and net assets of Merchants Wholesale, Inc., AMCON assumed several capital leases for office equipment, automobiles and warehouse equipment. The interest rates on the capital leases vary from 8% to 16.3%. As of June 30, 2001, the outstanding balances on the capital leases totaled $1,113,657.

         AMCON believes that funds generated from operations, supplemented as necessary with funds available under the Facility, will provide sufficient liquidity to cover its debt service and any reasonably foreseeable future working capital and capital expenditure requirements associated with existing operations.

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

         ACQUISITIONS AND DISPOSITIONS

                  Health Food Distribution Business. Effective March 23, 2001, AMCON's subsidiary, The Healthy Edge, Inc. (formerly Food For Health Co., Inc.), completed the sale of the assets of its health food distribution business for $10.3 million, subject to certain adjustments. The purchase price was paid in cash and the assumption by the purchaser of approximately $2.1 million in indebtedness. The sale resulted in a pre-tax loss of approximately $1.1 million ($675,000 after taxes). This loss includes an accrual for estimated costs, including rent and related expenses associated with the remaining lease commitments on the two distribution facilities that were retained by AMCON of $2.5 million and contractual consulting agreements of $445,000, which will provide no future economic benefit to AMCON. AMCON is actively seeking tenants to sublease the facilities for the remainder of the lease terms. Any differences between these expense estimates and their actual settlement will change the loss accordingly. In connection with the sale of the health food distribution business, AMCON also entered into a 5 year supply agreement with the purchaser under which the purchaser will supply products to AMCON's retail health food stores at market prices.

                  The sale of AMCON's health food distribution business has been reflected as discontinued operations in the unaudited condensed consolidated financial statements in accordance with APB No. 30. Revenues from the discontinued operations, which have been excluded from income from continuing operations in the accompanying unaudited condensed consolidated statements of operations for the three and nine-month periods ended June 30, 2001 and 2000, are presented below. The effects of the discontinued operations on net income (loss) and per share data are reflected within the accompanying unaudited condensed consolidated statements of operations.

                                         THREE MONTHS ENDED               NINE MONTHS ENDED
                                              JUNE 30,                         JUNE 30,
                                         ------------------             ----------------------
                                         2001          2000             2001              2000
                                         ----          ----             ----              ----
                  Revenue               $  --       $9,933,329      $13,704,844       $33,541,133


                  Merchants Wholesale, Inc. On June 1, 2001, AMCON completed the acquisition of substantially all of the distribution business and net assets of Merchants Wholesale, Inc. ("Merchants") located in Quincy, Illinois. In addition, AMCON purchased a 206,000 square foot building occupied by Merchants and owned by Merchants' sole shareholder. The net purchase price of $36.7 million, net of assumed liabilities of $6.0 million, was based on assets held at the closing date, including the real estate. Funding for the acquisition was provided as follows: $27.0 million through borrowings under a revolving loan agreement with LaSalle National Bank (the "Revolving Loan"); $6.3 million through a real estate loan with Gold Bank (the "Real Estate Loan"); and $3.4 million of deferred payments to the sole stockholder of Merchants. Costs and expenses associated with the acquisition were paid from AMCON's Revolving Loan proceeds. The Revolving Loan is secured by all of AMCON's assets, excluding real estate. The Real Estate Loan is secured by AMCON's two owned distribution facilities.

                  The transaction was accounted for using the purchase method of accounting under which the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The portion of the purchase price in excess of the fair value of the net assets acquired to be allocated to goodwill and other identifiable assets is currently estimated to be approximately $4.1 million and $0.3 million, respectively. The goodwill is currently being amortized over 25 years, while the identifiable intangible asset, represented by a noncompete agreement with the sole shareholder of Merchants, is being amortized over the period covered by the agreement of four years. On October 1, 2001, AMCON intends to early adopt the guidance under the newly issued Statement of Financial Accounting Standards No. 142 and the remaining unamortized goodwill asset will no longer be amortized. The carrying value of the goodwill will then be reviewed for impairment and written down

                                     77

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

and charged to the results of operations if and when the impairment recognition criteria are met and the recorded value of the asset exceeds its measured fair value. It is AMCON's intention to more fully evaluate the fair value, classification and useful lives of the acquired net assets, including the intangible assets, and, as a result, the final allocation of the purchase price to the intangible assets acquired may ultimately differ from that recorded as of June 30, 2001. AMCON intends to have the evaluation of fair value, and therefrom, the purchase price allocation completed by September 30, 2001.

                  Hawaiian Natural Water Company. The proposed acquisition of Hawaiian Natural is described above.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         In connection with the purchase of the distribution business and net assets of Merchants Wholesale, Inc., AMCON assumed Merchants' interest rate swap agreement with a bank. Under the agreement, AMCON agrees to exchange, at specified intervals, fixed interest amounts for variable interest amounts calculated by reference to an agreed-upon notional principal amount of $25,000,000. The interest rate swap effectively converts $25,000,000 of AMCON's variable-rate senior debt to fixed-rate debt (before accounting for the impact of the change in market value of the interest rate swap derivative financial instrument) at a rate of 8.33%, through the maturity of the swap agreement on May 27, 2003.

         Due to the significant decline in variable interest rates from the date Merchants initially entered into the swap agreement, the negative fair value of the swap instrument recorded as a liability on Merchant's balance sheet at the closing date was $931,824. Upon assuming the swap liability, AMCON did not designate the swap transaction as a hedge and, therefore, recognized changes in the market value of the instrument in current earnings (interest expense). At June 30, 2001, the swap instrument had a market value of $893,834. The change in fair value of the swap instrument from a negative market value of $931,824 as of the acquisition date to a negative market value of $893,834 at June 30, 2001 was recorded as a reduction to interest expense in AMCON's three and nine months ended June 20, 2001.

         AMCON does not utilize financial instruments for trading purposes and holds no derivative financial instruments other than the interest rate swap which could expose AMCON to significant market risk. AMCON's exposure to market risk relates primarily to its investment in the common stock of Consolidated Water Company, a public company traded on the NASDAQ National Market system, the equity investment in the common stock of Hawaiian Natural, which is traded over-the-counter, and for changes in interest rates on the portion of its long-term obligations in excess of the notional amount of the $25 million swap transaction. At June 30, 2001, AMCON held 70,000 shares of common stock of Consolidated Water Company valued at $637,000. AMCON values this investment at market and records price fluctuations in equity as unrealized gain or loss on investments. AMCON also holds 750,000 shares of Hawaiian Natural which is recorded using the equity method of accounting carried at $262,000 at June 30, 2001. At June 30, 2001, AMCON had $15.5 million of variable rate debt outstanding, with maturities through May 2004. The interest rates on this debt ranged from 5.75% to 7.75% at June 30, 2001. AMCON has the ability to select the bases on which its variable interest rates are calculated and may select an interest rate based on its lender's base interest rate or based on LIBOR. This provides management with some control of AMCON's variable interest rate risk. AMCON estimates that its annual cash flow exposure relating to interest rate risk based on its current borrowings is approximately $97,000 for each 1% change in its lender's prime interest rate or LIBOR, as applicable.

         AMCON is also exposed to market risk through its investment in $1,250,000 of secured convertible notes, and a $379,000 secured nonconvertible note, receivable from Hawaiian Natural. The secured convertible notes are recorded at amortized cost, accrue interest at 10% per annum and mature on December 31, 2001. The secured nonconvertible note is recorded at amortized cost, accrues interest at 8% per annum and matures on December 31, 2001. The secured convertible notes are convertible into


                                     78

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

Hawaiian Natural common stock or, in certain circumstances, into Series C Preferred Stock of Hawaiian Natural. Increases in market interest rates and in stock price could increase the likelihood that such notes would be converted into common stock. Alternatively, decreases in market interest rates and Hawaiian Natural's stock price could decrease the likelihood of conversion into common stock. Likewise, market changes in Hawaiian Natural's stock price and interest rates impact the fair value of the secured convertible note receivable.

                     INFORMATION ABOUT HAWAIIAN NATURAL

DESCRIPTION OF BUSINESS

         GENERAL

         Hawaiian Natural Water Company, Inc., sometimes referred to as the "Company," produces and sells bottled water under the "Hawaiian Springs,(TM)" and "Ali'i" names and a line of herbal beverages under the "East Meets West XEN(TM)" name.

         The Company's Hawaiian Springs(TM) brand is the only bottled "natural" water available from Hawaii. All other bottled waters produced in Hawaii contain "purified" water, from which chemicals and minerals have been removed by means of reverse osmosis filtration. The Company draws its Hawaiian Springs(TM) water from a well located at the base of the Mauna Loa mountain in Kea'au (near Hilo) on the Big Island of Hawaii. The water is "bottled at the source" in polyethylene terepthalate ("PET") plastic bottles, which are manufactured at the Company's bottling facility. PET products under the Ali'i name are bottled at the same facility, using purified water.

         The Company was incorporated in Hawaii in September 1994, and began commercial operations in February 1995. From inception until mid-1999, the Company was involved exclusively in the sale of retail premium PET products under the Hawaiian Springs(TM) name (bottles of two liters or less are considered premium). In June 1999, the Company entered the home and office delivery market through the acquisition of Ali'i Water Bottling Co., Inc. ("Ali'i"), a bottler of purified water under the Ali'i name. The operations of Ali'i consisted of a home and office delivery business on the Big Island of Hawaii and a line of PET products sold through retail channels in the Hawaiian Islands. Upon completion of the acquisition, the Company consolidated Ali'i's PET bottling operations into the Company's bottling facility in Kea'au. In March 2000, the Company expanded its home and office delivery business through the acquisition of Aloha Water Company, Inc. ("Aloha"), a major distributor of purified water under the Aloha name to the home and office market in the greater Honolulu area. This acquisition was rescinded in December 2000. See Note 4 to the Company's financial statements.

         In January 2000, the Company expanded its product line beyond the water category through the introduction of a line of herbal beverages under the East Meets West XEN(TM) name. This beverage line consisted of six natural juice flavors containing concentrated herbal extracts. Packaging featured unique oriental style graphics. The product was manufactured for the Company pursuant to a co-packing agreement with a Los Angeles area bottler. Limited initial sales efforts were concentrated on Southern California, Hawaii and Vancouver, Canada. Following the launch of this product line, it became apparent that the Company's financial resources were insufficient to support an adequate marketing effort with respect to major retail channels. In addition, because the sweetener for this product was determined to contain genetically modified corn fructose, the beverages were unable to qualify as "all-natural" and therefore were not accepted for sale through major health food channels. Initial sales were therefore much lower than originally anticipated. As a result, the Company ceased manufacturing this product line in the Spring of 2001. Current marketing activities are limited to the sale of inventory on hand. Hawaiian Natural is considering a relaunch of the product line after completion of the merger, depending upon the


                                     79

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

interest and support of AMCON. It is expected that revisions to the product line would include reformulating the sweetener and possible modifications to the existing labels.

         Approximately 76% of the Company's revenues for 2000 were attributable to the sale of PET products; the remaining revenues were derived from the sale of home and office delivery products (16%) and the sale of East Meets West XEN products (8%). Approximately 91% of the Company's PET sales were generated in Hawaii, approximately 6% on the U.S. Mainland, and approximately 3% in international markets (principally Guam, Saipan and Japan).

         THE BOTTLED WATER MARKET

         Since the mid-1970's the bottled water market has experienced substantial growth in the United States and most of the industrialized world. Concerns about municipal water quality combined with increased health awareness and the availability of light weight convenient packaging, such as plastic bottles, have fueled bottled water consumption in the United States and other industrialized nations. The bottled water market in the United States has grown from approximately 317 million gallons in 1976 to approximately 4.25 billion gallons in 1999. Currently, bottled water is one of the fastest growing segments of the beverage industry worldwide.

         The bottled water market is generally divided into two principal segments: (i) retail and (ii) home and office delivery. In the retail segment, water is bottled at the manufacturer's bottling plant, packed into cases and sold through a distribution network to retail outlets for resale to consumers. Retail product is often distinguished by type of water (e.g., sparkling versus non-sparkling) and by type of bottle (e.g., PET versus glass). For several years, the fastest growing market within the retail segment has been the non-sparkling premium PET market (bottles of two liters or less are considered premium). This category has grown from approximately 230 million gallons nationwide in 1992 to approximately 1.3 billion gallons in 1999, with a compound annual growth rate of over 25%. The Company estimates the total retail market in Hawaii at approximately 5.8 million gallons (1,600,000 cases) per year and believes that sales of PET products continue to grow at a rapid pace. The cost of the bottle is typically the largest cost component in the manufacture of retail product, since a new bottle must be used for each unit of production. Empty bottles are not intended to be refilled and are not returned to the manufacturer. Competition in the retail market is regional, national and international in scope. Some of the best known brands, such as "Evian" and "Crystal Geyser," are shipped from a local bottling source for sale throughout the world.

         In the home and office delivery segment, water is bottled at the manufacturer's bottling plant in large (typically five gallon) bottles and delivered to the customer. The manufacturer services the customer on a periodic (typically weekly) basis by picking up empty bottles and replacing them with full ones. The empty bottles are returned to the bottling facility for refilling. The bottles are typically made of a hard, durable plastic designed for reuse at least 20 times. As a result, the cost of the bottle is a relatively small component in the cost of the finished product. Competition in the home and office market is inherently local, since the size and weight of the product and the need to service customers on a continuing basis require the manufacturer to be located within reasonable proximity to customers. Office accounts often require servicing large numbers of employees at a single location, and therefore typically involve larger or more frequent deliveries than home accounts.

         THE COMPANY'S NATURAL WATER SOURCE

         The Company draws its natural water from a well at the base of the Mauna Loa mountain range in Kea'au (near Hilo) on the Big Island of Hawaii. The southeastern slopes of Mauna Loa, above Kea'au, are among the wettest places on earth, experiencing up to 225 inches of rainfall annually. Rainfall filters through the porous lava rock of the mountainside forming large underground reservoirs and aquifers that

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

flow back into the ocean. This constant movement maintains the purity of the source and also accounts for the low mineral content of the water, which gives it its distinctively light or "young" taste.

         The Company's well is drilled to a depth of approximately 250 feet. The source is continuously recharged from rainwater at this level. Water is pumped from the well at the rate of approximately 250 gallons per minute. This water flow is more than adequate to satisfy the Company's maximum production capacity. The flow rate could be expanded, if desired, through the use of stronger pumping equipment. In 1998, the Company replaced its pumping equipment and refurbished its well shaft through the installation of new stainless steel casing.

         BOTTLING OPERATIONS

         The Company currently has bottling facilities at two locations, one for retail PET production, located adjacent to the Company's well at Kea'au, and one for home and office delivery, serving the Big Island. The Company's East Meets West XEN(TM) line is manufactured by an independent Los Angeles area bottler pursuant to a co-packing agreement.

                  PET Operations. All of the Company's retail PET products are bottled at the Company's facility in Kea'au. These products consist of the Hawaiian Springs(TM) natural water line, the Ali'i purified water line and various limited production co-labeled products.

                  The Company's PET bottling operations consist of three processes: bottle manufacturing, filling and packing. The Company currently manufactures all of its own PET bottles, utilizing blow molding equipment installed at the Company's bottling facility in Kea'au. This equipment has a normal annual capacity of approximately 18 million bottles. The Company purchased the equipment in September 1997, for an aggregate of $1.2 million, payable in installments over five years. See Note 6 to the Company's financial statements. In March 1999, the Company purchased additional blow molding and bottling equipment for the production of its 5 liter product (see below). This equipment is installed as a separate bottling line at the Kea'au bottling facility. The Company has recently ordered new blow molding and related equipment which is expected to be fully operational by February 2002. This high speed equipment will add up to 2.5 million cases of annual bottling capacity. This equipment has been leased in AMCON's name. The Company expects to lease this equipment from AMCON on terms similar to those of AMCON's lease.

                  Bottles manufactured by the Company can either be fed directly onto the bottling line or stored for later use. The Company's bottling line is a fully automated conveyor system which moves the bottles through continuous stages of production: rinsing, filling, labeling and capping. Finished bottles are date stamped and conveyed into the packing room, where they are packed by machine into cardboard cases and placed onto pallets for immediate shipment or storage.

                  Most of the Company's PET product is sold in standard sizes of 0.33, 0.5, 1.0 and 1.5 liters. All sizes come with tamper-proof caps. Sports caps are also available on 1.0 liter bottles. Since the fall of 1999, the Company has also offered its Hawaiian Springs(TM) brand in a 5 liter PET bottle. The Company believes that it is the only bottler in the United States offering water in this package. Sales of 5 liter product to date have been strong, and the Company foresees growing demand for this product in the future.

                  Home and Office Delivery. The Company has a home and office bottling facility in Kailua-Kona, serving customers on the Big Island. This facility which produces water under the Ali'i name, was acquired in June 1999 in connection with the acquisition of the business and operating assets of Ali'i. The Company draws its water for this facility from municipal water sources. The water is then "purified" through reverse osmosis filtration. The Company's automated bottling lines clean, fill and cap


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

the bottles. Most of daily production is placed onto delivery vehicles for immediate delivery. The Company usually keeps only a few days of finished goods in inventory, which are stored at the bottling facility. Product is sold in both 3 and 5 gallon sizes. The most common size in the industry is 5 gallons.

                  In addition to water, the Company also provides coolers or other dispensing equipment to its customers. This equipment may either be purchased or rented for a monthly fee. The Company owns substantially all of the equipment and delivery vehicles used in its home and office operations. The facility is occupied pursuant to a lease. See "Description of Property." All of the Company's deliverymen are Company employees.

         DISTRIBUTION

                  PET Products. The Company distributes its PET products primarily in Hawaii and to a limited extent on the U.S. Mainland and in certain international markets (principally Guam, Saipan and Japan). A majority of the Company's product is sold through retail channels such as convenience stores and supermarkets, although the Company also sells through food service outlets such as restaurants, bars, airlines, hotels and country clubs. The Company's product is currently distributed on Aloha Air (Continental flights and flights to Micronesia) and Continental Airlines/Air Micronesia (flights departing Hawaii and flights departing New York, Houston and Los Angeles for Hawaii). The product is also sold at the Mauna Lani Golf Course and other prestigious golf courses on the Big Island of Hawaii, as well as military commissaries in Hawaii.

                  Paradise Beverages ("Paradise"), one of Hawaii's largest beverage wholesalers, acts as the Company's retail distributor throughout Hawaii. The Company has also appointed several other distributors to cover food service markets in Hawaii not normally covered by Paradise. In addition, the Company has entered into broker agreements in Hawaii to support the sales efforts of the Company's distributors. Sales in Hawaii accounted for approximately 91% of the Company's PET revenue during 2000.

                  Sales to the U.S. Mainland accounted for approximately 6% of the Company's PET revenue during 2000. The Company's primary marketing efforts on the U.S. Mainland are directed toward niche markets, with special emphasis on the specialty and natural food markets. The Company believes that demand for its product is enhanced in these markets due to consumer focus on quality and willingness to pay a premium for products perceived as superior. An additional niche market being cultivated by the Company is the health and fitness club market.

                  The Company's largest international markets are currently Guam, Saipan, and Japan. In Guam and Saipan, the Company's bottled water is sold and marketed through Pacific Gift Supply, an established importer and distributor. In Japan, the Company's products are being distributed by CFC Japan Corporation. International sales accounted for approximately 3% of the Company's PET revenue in 2000.

         MARKETING

                  PET Products. The Company's marketing program for its PET products concentrates on selling efforts by its distributors and brokers as well as attendance at trade shows and events. In Hawaii, the Company has promoted its product through sales to airlines, hotels, country clubs and other such customers which enhances the visibility of the Company's product.

                  On the U.S. Mainland, substantial marketing and promotional expenditures are typically required in order to obtain widespread distribution through the largest retail outlets, such as supermarkets. Supermarkets, especially in California, typically charge entry or "slotting fees" in exchange for


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

introducing new and untested products. Even after a successful introduction, continuing expenditures for in-store promotions and coupon programs are generally required in order to maintain shelf space for these products. Such promotional programs often need to be supported by widespread marketing campaigns (e.g. television, radio or print advertising) which can be very costly. The Company has lacked the financial resources required to maintain such a mass marketing campaign. Accordingly, the Company's marketing strategy for the U.S. Mainland has been directed toward niche markets, with special emphasis on the specialty and natural foods markets. The Company is the "official water" of SPINNING(TM), an indoor cycling exercise program featured in health clubs in 60 countries.

                  The Company has also entered into marketing contracts with several celebrities to represent the Company's products in television and radio appearances.

                  Home and Office Delivery. Marketing efforts in this segment rely primarily upon customer referrals, display of Company logos on delivery vehicles and bottles, advertising in certain mass print media, such as the Yellow Pages and appearances at trade shows and events. The Company's home and office delivery business is currently limited to the Kailua-Kona area of the Big Island.

         GOVERNMENTAL REGULATION; QUALITY CONTROL

         The bottled water industry is highly regulated both in the United States and abroad. Various state and Federal regulations, designed to ensure the quality of the product and the truthfulness of its marketing claims, require the Company to monitor each aspect of its production process, including its water source, bottling operations and packaging and labeling practices. The Environmental Protection Agency requires a yearly analysis of the Company's water source by a certified laboratory with respect to a comprehensive list of contaminants (including herbicides, pesticides, volatile chemicals and trace metals). In addition, the Hawaii Department of Health requires weekly microbiological testing of the Company's well water and finished product, as well as monthly inspection of its production line.

         The Company's PET bottling facility has an on-site laboratory, where samples of its finished product are visually and chemically tested daily. The Company also utilizes an independent state certified laboratory to test samples from each production run. In addition, the Company's production line is subject to constant visual inspection. The Company believes that it meets or exceeds all applicable regulatory standards concerning the quality of its water.

         The Company is also subject to regulation by the Food and Drug Administration (the "FDA"), which regulates the Company's packaging and labeling practices. Separate regulations apply to water and nutraceutical products. The Company has met all FDA requirements for the labeling of its water as "natural" and "bottled at the source." "Natural" signifies that the chemical composition and mineral content of the bottled water are the same as those at the source. This contrasts with "purified" water from which chemicals and minerals have been removed by means of reverse osmosis filtration. "Bottled at the source" signifies that the water is pumped directly from the source to the bottling facility, thereby eliminating handling and transportation procedures which might lead to contamination. The Company's Hawaiian Springs(TM) products have also been certified as Kosher by the Union of Orthodox Jewish Congregations of America.

         In addition to U.S. regulations, the Company must meet the requirements of foreign regulatory agencies in order to import and sell its product into other countries. These requirements are generally similar to, and in certain respects more stringent than, U.S. regulations. The Company believes that it is in compliance with applicable regulations in all foreign territories where it currently markets its product.

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

         Failure to meet applicable regulations in U.S. or foreign markets could lead to costly recalls, loss of certification to market product or, even in the absence of governmental action, to loss of revenue as a result of adverse market reaction to negative publicity.

         COMPETITION

                  PET Products. The retail PET water market is highly competitive, with numerous participants selling products often perceived as generic by consumers. The principal bases of competition in the industry are price, brand recognition, water source and packaging. Price competition has become more pronounced as the industry has matured. The Company seeks to develop recognition for its Hawaiian Springs(TM) brand based upon its unique water source. The Company generally prices this product at or slightly below the price for other premium brands. Competition in the market for the Company's Ali'i brand is largely based upon price.

                  The Company sells most of its product in Hawaii but also seeks to compete on the U.S. Mainland and in certain foreign markets. See "Distribution." Competition in the PET market is international in scope, even in Hawaii, where the Company competes primarily with large, established foreign and domestic companies, as well as local competitors. The most popular brands of natural water sold in Hawaii include "Dasani," "Crystal Geyser," "Arrowhead," "Dannon," "Sparkletts," and "Alhambra" (all bottled on the U.S. Mainland) and "Evian" (bottled in France), as well as local brands, such as "Menehune," "Hawaiian Isles" and "Hawaii." All local bottlers, except the Company, sell "purified" municipal water, not "natural" or "spring" water. The Company is the only producer of natural water from Hawaii. The Company believes that it is likely to remain the only such producer, at least for some time, because of zoning, water use and other restrictions currently in effect which make development of a competing natural water source difficult.

                  Home and Office Delivery. Competition in the home and office delivery market is inherently local. None of the major national or international competitors in the PET products market offer home and office delivery in Hawaii. Competition in the market is generally limited by island. The largest market is Oahu, where the bulk of Hawaii's population resides. "Menehune" is currently the largest competitor in this market. Significant markets also exist on the Big Island, Maui and Kauai. The Company is currently one of two principal competitors on the Big Island.

         EMPLOYEES

         The Company has four employees at its executive office in Pearl City, 32 employees at its PET bottling facility in Kea'au, including three in the Company's accounting and administrative department which was relocated from Pearl City in December 2000, and seven employees at its home and office facility in Kailua-Kona. The Company's employees are not unionized, and the Company has not experienced any work stoppages or strikes as a result of labor disputes. The Company considers its relations with its employees to be satisfactory.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         The Company's Common Stock was quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") SmallCap Market under the symbol HNWC from May 1997, until October 5, 1999. The Company's Common Stock was delisted from the Nasdaq SmallCap Market, effective as of the close of business on October 5, 1999. Since October 6, 1999, the Company's Common Stock has been quoted on the OTC Bulletin Board. The following table sets forth the high and low closing bid prices for the Company's Common Stock during the periods indicated as reported by Nasdaq, and the OTC Bulletin Board. These prices reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions:

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
                                                                    HIGH             LOW
                                                                    ----             ---
                 2001:
                      First Quarter                                $0.313           0.140
                      Second Quarter                                0.281           0.210
                      Third Quarter                                 0.230           0.200
                      Fourth Quarter (through
                          ______________, 2001)

                 2000:
                      First Quarter                                $1.938          $0.313
                      Second Quarter                                1.063           0.313
                      Third Quarter                                 0.469           0.160
                      Fourth Quarter                                0.313           0.188

                 1999:
                      First Quarter                                $4.188          $2.500
                      Second Quarter                                2.688           0.563
                      Third Quarter                                 1.313           0.500
                      Fourth Quarter                                1.000           0.281

         The closing bid price for the Company's Common Stock, on the OTC Bulletin Board on __________________, 2001, was $____.

         The Company had 45 shareholders of record as of April 6, 2001 (which number does not include the number of shareholders whose shares are held of record by a brokerage house or clearing agency, but does include such brokerage house or clearing agency as one record holder).

         The Company has never paid any dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. The Company intends to retain any earnings it may generate in the foreseeable future to finance the development and expansion of its business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock, as of August 31, 2001, by (i) each stockholder who is known by the Company to be the beneficial owner of more than 5% of the Company's common stock, the only class of the Company's outstanding voting securities, (ii) each director and executive officer of the Company who owns any shares of Common Stock, and
(iii) all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                     85

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

                                                                      AMOUNT AND NATURE OF            PERCENT OF
NAME AND ADDRESS (1)                                                BENEFICIAL OWNERSHIP (2)             CLASS
--------------------                                                ------------------------          ----------
Wilhelm Kuhlmann (3)..........................................             2,432,532                     23.4
   Spetzgarter Weg 1                                                 (Direct and Indirect)
   88662 Uberlingen
   Germany
AMCON Distributing Company (4)................................             4,419,354                     38.0
                                                                            (Direct)

HSC, Inc. (5).................................................              424,056
   345 Kekuanoa Street                                                      (Direct)
   Hilo, HI 96721
Richard Henderson (5).........................................              424,056
   c/o HSC, Inc.                                                           (Indirect)
   345 Kekuanoa Street
   Hilo, HI 96721
Marcus Bender (6).............................................             1,131,298                     11.7
                                                                            (Direct)

Brian Barbata (7).............................................              369,132                       4.0
                                                                     (Direct and Indirect)

Michael Chagami (8)...........................................              428,556                       4.7
                                                                     (Direct and Indirect)

Raymond M. Riss (9)...........................................               92,500                        *
                                                                            (Direct)

Tate Robinson (10)............................................               40,000                        *
                                                                            (Direct)

Willard D. Irwin (11).........................................               70,000                        *
                                                                            (Direct)
                                                                            --------

All directors and executive officers as a group (7                         4,564,018
   persons) (12)..............................................

---------------------------------------------------------------
*      Less than 1%.
(1) Except as otherwise indicated, the address of each stockholder listed above is c/o Hawaiian Natural Water Company, Inc., 16-305 Old Volcano Road, Keaau, Hawaii 96749.
(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(3) Includes 550,000 shares and currently exercisable warrants to purchase 701,200 shares owned by Mr. Kuhlmann directly; 43,000 shares and currently exercisable warrants to purchase 58,333 shares owned by Collectibles Trading plc; 470,600 shares and currently exercisable warrants to purchase 262,733 shares owned by Bond Exam & Deposit Corp., Ltd; and 180,000 shares and currently exercisable warrants to purchase 166,666 shares owned by Coltrade (Manx) Ltd. Mr. Kuhlmann has investment and voting power over the shares and warrants held by Collectibles Trading plc,

                                     86


       Bond Exam & Deposit Corp., Ltd. and Coltrade (Manx) and therefore may be deemed the beneficial owner of such securities.
(4)    AMCON Distributing Company is the beneficial owner of 4,419,354 shares of Hawaiian Natural's common stock which includes 750,000 shares purchased from Hawaiian Natural in February 2001 and 1,250,000 shares receivable upon conversion of a $500,000 secured convertible note issued to AMCON by Hawaiian Natural in June 2001. This total number of shares also includes approximately 2,419,354 shares of common stock estimated to be receivable upon the conversion of $750,000 in aggregate principal amount of secured convertible notes even though these notes are not currently convertible, are not expected to be converted prior to the merger and will not participate in the merger consideration. These notes may be alternatively converted into Series C Convertible Preferred Stock of Hawaiian
       Natural upon the earlier to occur of an event of default of these Notes or termination of the Merger Agreement. Series C Convertible Stock gives the holder the right to elect a majority of Hawaiian Natural's directors.
(5)    HSC, Inc. ("HSC") is majority owned by Richard Henderson. Mr.
       Henderson may be deemed the beneficial owner of the shares held by HSC. Other than through HSC, Mr. Henderson does not own any Common Stock of the Company.
(6) Includes currently exercisable warrants to purchase 333,333 shares and currently exercisable options to purchase 150,000 shares of common stock held directly by Mr. Bender.
(7) Includes currently exercisable options to purchase 4,500 shares of common stock held directly by Mr. Barbata.
(8) As a director of HSC, Mr. Chagami shares the power to vote and dispose of the shares of Common Stock of the Company held by HSC. Therefore, he may be deemed the beneficial owner of the 424,056 shares held by HSC. Mr. Chagami disclaims beneficial ownership of any shares of common stock of the Company held by HSC. Also includes currently exercisable options to purchase 4,500 shares of common stock held directly by Mr. Chagami.
(9)    Mr. Riss holds currently exercisable options to purchase 82,500 shares.
(10) Mr. Robinson holds currently exercisable options to purchase 40,000 shares.
(11) Mr. Irwin holds currently exercisable options to purchase 60,000 shares.
(12) Includes currently exercisable options or warrants to purchase an aggregate of 1,687,098 shares held by four executive officers and three non-employee directors of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         RESULTS OF OPERATIONS

                  Three Months Ended June 30, 2001 Compared to Three Months Ended June 30, 2000. Net Sales decreased 34% to approximately $779,000 for the three months ended June 30, 2001 (the "2001 Quarter") from approximately $1,173,000 for the three months ended June 30, 2000 (the "2000 Quarter"). $674,000 (87%) of net sales for the 2001 Quarter were derived from sales of PET products. The remaining $105,000 in net sales were comprised of $72,000 (9%) in home and office delivery sales and $33,000 (4%) in East Meets West XEN(TM) ("XEN") herbal beverage sales. Sales in the 2000 Quarter included an aggregate of $280,000 in home and office delivery sales by Aloha Water Company, Inc. ("Aloha"), a home and office delivery business acquired in March 2000. This acquisition was subsequently rescinded in December 2000 (see Note 7 to the Company's Financial Statements). The absence of Aloha sales in 2001 accounted for approximately 71% of the decrease in total Company sales for the 2001 Quarter compared to the 2000 Quarter. The balance of the decrease in total sales is primarily attributable to a $50,000 decrease in XEN sales and a $60,000 decrease in PET sales. Case sales of PET products in the 2001 Quarter were approximately 116,000 compared to approximately 131,000 in the 2000 Quarter, and XEN case sales were approximately 1,900 in the 2001 Quarter compared to 4,400 in the 2000 Quarter. The decrease in PET case sales is attributable to periodic production equipment breakdowns during the 2001 Quarter, and its ongoing working capital constraints on raw materials, which have resulted in a backlog of unfilled sales orders, and in certain instances, lost sales. Due to the


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

Company's limited working capital resources, marketing and promotion of XEN products was significantly curtailed in the 2001 Quarter. In July 2001, the Company terminated its XEN sales representative. Geographic sales of PET products remained constant in both the 2001 Quarter and the 2000 Quarter, with Hawaii sales and International sales accounting for 99% and 1% of PET sales, respectively, in both quarters. 99% of XEN sales were made in the U.S. Mainland and 1% were made in Hawaii in the 2001 Quarter, compared to 69% in the U.S. Mainland, 29% in Hawaii, and 2% in Guam in the 2000 Quarter.

                  The Company's aggregate cost of sales decreased 34% to approximately $632,000 in the 2001 Quarter from approximately $956,000 in the 2000 Quarter. Cost of sales in the 2000 Quarter included $83,000 in cost of sales of Aloha. Due to the rescission of the Aloha acquisition in December 2000, there were no Aloha cost of sales in the 2001 Quarter. The absence of Aloha cost of sales in 2001 represented 26% of the decrease in total cost of sales during the 2001 Quarter. Cost of sales also decreased in the 2001 Quarter for PET, XEN and home and office delivery product sales as a result of a reduction in case sales in each of these product lines during the 2001 Quarter. Also contributing to the decreased PET cost of sales in the 2001 Quarter was an approximately 15% decrease in PET per case costs in the 2001 Quarter compared to the 2000 Quarter, primarily attributable to reduced packaging costs as a result of a switch to a lower cost carton and reduced inventory variances.

                  Selling and marketing expenses decreased 62% to $114,000 in the 2001 Quarter from approximately $296,000 in the 2000 Quarter. The majority of this decrease is attributable to $57,000 of expenses associated with the 2000 launch of the XEN product line, and $84,000 of Aloha expenses, which did not recur in the 2001 Quarter. In addition, there was an approximately $41,000 reduction in PET expenses (primarily in package development and licensing fees and royalties, resulting from reduced case sales in the 2001 Quarter compared to the 2000 Quarter), and a $15,000 reduction in corporate salaries, partially offset by a $15,000 increase in expenses related to home and office delivery sales.

                  General and administrative expenses decreased 34% to approximately $285,000 in the 2001 Quarter from approximately $429,000 in the 2000 Quarter. This decrease resulted from $94,000 of expenses related to Aloha in the 2000 Quarter, which did not recur in the 2001 Quarter, and a reduction in corporate overhead expenses of approximately $52,000 (primarily due to an approximate $93,000 reduction in salaries, office rents, outside services, and professional fees, partially offset by $24,000 of customs duties incurred upon receipt of the new production equipment (see Note 13 to the Company's Financial Statements), and an approximately $15,000 increase in travel expenses primarily related to the Company's relocation of its accounting and administrative office from Pearl City (Oahu) to Keaau (Big Island) in January 2001.

                  Net Other (Expense) was approximately $(32,000) in the 2001 Quarter compared to approximately $(960,000) in the 2000 Quarter. Other (Expense) in the 2000 Quarter included a $(903,094) provision for impairment of purchase price in excess of book value due to the foreclosure on the Aloha note (see Note 7 to the Company's Financial Statements), which did not recur in the 2001 Quarter, and decreased interest expense in the 2001 Quarter. Coupon interest expenses on the outstanding notes during the 2001 Quarter and the 2000 Quarter were relatively the same, however the Company incurred approximately $23,000 of imputed interest expense (based upon the average cost of capital in comparison to the coupon interest rate of the note)in the 2000 Quarter related to the Aloha note (see Note 7 to the Company's Financial Statements).

                  Due to the foregoing, the Company incurred a net loss of $(284,560), or $(0.04) per share, in the 2001 Quarter compared to a net loss of $(1,467,413), or $(0.22) per share, in the 2000 Quarter. Weighted Average Shares Outstanding were 7,935,982 in the 2001 Quarter compared to 6,800,471 in the 2000 Quarter.

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

                  Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000. Net sales decreased 27% to approximately $1,599,000 for the six months ended June 30, 2001 (the "2001 First Half") from approximately $2,198,000 for the six months ended June 30, 2000 (the "2000 First Half"). $1,384,000 (87%) of net sales for the 2001 First Half were derived from sales of PET products compared to $1,526,000 (69%) of net sales for the 2000 First Half. The remaining $215,000 in net sales in the 2001 First Half were comprised of $150,000 (9%) in home and office delivery sales and 65,000 (4%) in XEN sales compared to $446,000 (20%) in home and office delivery sales (of which Aloha accounted for $280,000 (47%) of the decrease in total sales) and $226,000 (10%) in XEN sales in the 2000 First Half. Sales in Hawaii accounted for 97% of PET sales in the 2001 First Half compared to 99% of PET sales in the 2000 First Half. International sales in the 2001 First Half were 2% of PET sales in the 2001 First Half compared to 1% in the 2000 First Half; and Mainland sales were 1% of PET sales in the 2001 First Half, compared to no Mainland PET sales in the 2000 First Half. XEN sales decreased $162,000 (71%) during the 2001 First Half compared to the 2000 First Half, while XEN case sales decreased 64%, from 14,000 in the 2000 First Half to 5,000 in the 2001 First Half. PET case sales in the 2001 First Half sales decreased approximately 23,000 (9%) in the 2001 First Half to 234,000 from 257,000 in the 2000 First Half. Substantially all of the XEN sales in the 2001 First Half were made in California and Vancouver, B.C.; in the 2000 First Half 50% of XEN sales were made in Hawaii and 50% were made in California. Due to capital constraints, the Company allocated limited resources to the marketing and promotion of XEN products in the 2001 First Half. As a result, sales in the 2001 First Half were substantially less than in the 2000 First Half.

                  The Company's aggregate cost of sales decreased 22% to approximately $1,366,000 in the 2001 First Half from approximately $1,756,000 in the 2000 First Half. Cost of sales in the 2000 Quarter included $83,000 in costs of sales by Aloha. Due to the rescission of the Aloha acquisition in December 2000, there were no Aloha cost of sales incurred in the 2001 First Half. Home and office cost of sales in the 2001 First Half decreased an aggregate of $89,000 compared to the 2000 First Half. XEN cost of sales decreased $112,000 in the 2001 First Half compared to the 2000 First Half, primarily due to a 9,000 case reduction in sales in the 2001 First Half compared to the 2000 First Half. PET product cost of sales decreased $189,000 in the 2001 First Half compared to the 2000 First Half, primarily due to (i) a 23,000 reduction in case sales in the 2001 First Half compared to the 2000 First Half, and (ii) an overall reduction in per case costs primarily attributable to reduced packaging costs as a result of a switch to a lower cost carton, and reduced inventory variances.

                  Selling and marketing expenses decreased 55% to approximately $233,000 in the 2001 First Half from approximately $522,000 in the 2000 First Half. This decrease occurred in all business segments in the 2001 First Half as compared with the 2000 First Half, with PET related expenses decreasing 43%, XEN related expenses decreasing 67%, home and office related expenses decreasing 64% (36% of this decrease is related to Aloha expenses in the 2000 First Half), and corporate expenses decreasing 36%. Significant decreases occurred in salaries, and consulting and travel related expenses.

                  General and administrative expenses decreased 38% to approximately $567,000 in the 2001 First Half from approximately $922,000 in the 2000 First Half. This decrease occurred predominantly in corporate related expenses (a $118,000 decrease), in PET related expenses (a $27,000 decrease) and in XEN related expenses (a $29,000 decrease). In the 2000 First Half a $100,000 bonus was paid to the Company's Chief Executive Officer, which was subsequently rescinded in December, 2000. There was no bonus paid in the 2001 First Half. Further expense reductions in the 2001 First Half included salaries ($43,000), professional fees ($53,000), and office rent ($35,000), partially offset by an increase in travel expenses associated with moving the accounting and administrative office from Pearl City (on the island of Oahu) to the plant location in Keaau (on the island of Hawaii), and one time expenses incurred in the 2001 First Half for brokers fees associated with sub-letting a portion of the Pearl City office, and customs duties on the new production equipment (see Note 13 to Financial Statements).

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

The decrease in professional fees in the 2001 First Half resulted from a decrease in financing and acquisition transactions during the 2001 First Half.

                  Other (Expenses) decreased to approximately ($66,000) in the 2001 First Half from approximately ($981,000) in the 2000 First Half. This decrease is primarily due to a provision for impairment of purchase price in excess of book value due to the foreclosure on the Aloha Stock (see
Note 7 to the Financial Statements) which was recorded in the 2000 First Half, partially offset by an increase in interest expense associated with the AMCON notes.

                  Due to the foregoing, the Company incurred a net loss of $(632,163), or $(0.08) per share, in the 2001 First Half compared to a net loss of $(1,982,958), or $(0.31) per share, in the 2000 First Half. Weighted Average Shares Outstanding were 7,807,526 in the 2001 First Half compared to 6,339,583 in the 2000 First Half.

                  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999. Net sales increased 21% to approximately $3,681,000 for the year ended December 31, 2000 ("2000") from approximately $3,050,000 for the year ended December 31, 1999 ("1999"). $2,795,000 (76%) of net sales in 2000 were derived from sales of PET products; $598,000 (16%) were derived from home and office delivery sales, and $288,000 (8%) were derived from sales of East Meets West XEN the ("XEN") products, which were introduced to the market in January 2000. The increase in net sales in 2000 was due primarily to a $450,000 increase in sales of home and office delivery products and $288,000 in first year sales of XEN products, partially offset by a $108,000 reduction in net sales of PET products. Home and office delivery sales for 2000 included $280,000 in sales by Aloha Water Company, Inc. ("Aloha"), a Honolulu based bottler acquired in March 2000. This acquisition was subsequently rescinded in December 2000 (see Note 4 to the Company's financial statements). Aloha sales are therefore non-recurring. The $170,000 balance of the increase in home and office delivery sales is attributable to a full year of operations of Ali'i Water Bottling Co., Inc. ("Ali'i"), a home and office delivery business on the Big Island, which was acquired in June 1999. PET net sales declined $108,000 in 2000, despite an 8% increase in case sales to approximately 520,000 cases in 2000 from approximately 481,000 cases in 1999. Net sales revenue declined however, due to an increase in discounts and promotional allowances per case, resulting in a decline in the average net sales price per case of 12% in 2000 compared to 1999. Case sales in 2000 were also adversely affected by intermittent manufacturing equipment breakdowns, which periodically shut down production during the year. The Company hopes to avoid such breakdowns in the future through the installation of new manufacturing equipment. See Note 15 to the Company's financial statements.

                  Sales in the Hawaiian market accounted for approximately 91% of PET sales in 2000, compared to approximately 88% in 1999. Sales to the U.S. Mainland accounted for approximately 6% of PET sales in 2000, compared to approximately 3% in 1999. International sales accounted for approximately 3% of PET sales in 2000, compared to approximately 9% in 1999. Upon consummation of the Merger, the Company expects to enter into a distribution agreement with an affiliate of AMCON for the distribution of Hawaiian Springs(TM) products on the U.S. Mainland. This distribution agreement is expected to increase the Company's PET sales to the U.S. Mainland. The Company believes that the outlook for PET sales in Asia is still promising but that the development of these markets may take substantially longer than originally anticipated, given the Company's limited financial resources and economic conditions in Asia which are somewhat resistive to the sale of an imported premium priced product. The Company's primary target markets for the launch of its XEN products in 2000 were California and Hawaii. The Company plans to continue to focus its XEN sales and marketing efforts in these two markets. To date, the Company has allocated very limited resources to the marketing of this product line. As a result, first year orders were substantially lower than originally anticipated. After giving effect to the rescission of the Aloha acquisition (see Note 4 to the Company's financial statements), the Company's home and office delivery business is currently limited to the Kailua-Kona area of the Big

Island of Hawaii. Given the limited size of this market, significant growth in home and office delivery sales is not anticipated. The Company has no current plans to acquire or develop a home and office delivery business in the Honolulu area.

                  The Company's aggregate cost of sales increased 21% in 2000 compared to 1999, while aggregate net sales also increased 21%. The primary component in PET cost of sales is the production cost of finished bottles. Indirect manufacturing expenses increased approximately $213,000 (10%) in 2000 compared to 1999, primarily attributable to increased labor, and manufacturing rejects, repairs, and supplies expenses associated with bottling equipment breakdowns in July 2000 which resulted in a shutdown of production for one week. These increased expenses were partially offset by increased production during 2000 compared to 1999. For 2000, the Company's bottling facility operated at 65% of normal capacity compared to 60% in 1999. The Company has ordered new high speed blow molding equipment which will substantially increase the efficiency of its bottle making operations. This equipment, which is expected to be fully operational by February 2002, will be leased from AMCON on terms to be agreed upon, but which are expected to result in significant improvements to the Company's manufacturing costs. The lease of this equipment is expected to be accounted for as an operating lease.

                  Selling and marketing expenses increased 36% to approximately $900,000 in 2000 from approximately $661,000 in 1999, primarily attributable to $234,000 of expenses associated with the launch of the XEN product line and a $158,000 increase in expenses associated with the home and office delivery operations, offset by a $153,000 reduction in expenses associated with PET product sales. The Company currently has one full-time marketing consultant devoted to the sale of XEN products in California. The increase in home and office delivery business expense is attributable to a full year of Ali'i operations compared to six months in 1999 ($75,000 of the increase), and the expenses of Aloha ($83,000), which are not recurring in light of the rescission of the Aloha acquisition in December 2000. The decrease in expenses associated with PET sales is attributable to decreases in advertising and promotional expenses, event activities, travel and consulting expenses.

                  General and administrative expenses increased 11% to approximately $1,589,000 in 2000 from approximately $1,436,000 in 1999. The increase was primarily attributable to $58,000 of expenses associated with the launch of the XEN product line and a $195,000 increase of expenses associated with the home and office delivery operations, offset by a $100,000 reduction in expenses associated with PET product sales and corporate overhead. The increase in home and office delivery expenses is attributable to a full year of operations for Ali'i ($102,000, of which $83,000 was related to a provision for uncollectible customer accounts balances or account balances deemed to be potentially uncollectible), and the expenses of Aloha ($93,000) which are not recurring in light of the rescission of the Aloha acquisition. The decrease in expenses associated with PET sales and corporate overhead are primarily attributable to a reduction in legal and accounting fees, travel, salaries, and SEC printing fees, partially offset by an executive bonus, increased corporate office rent, temporary employee services, and amortization expenses associated with the XEN co-packing agreement (see Note 10d to the Company's financial statements). Legal and accounting fees decreased $168,000 in 2000 compared to 1999. Legal fees were unusually large in 1999 due to the large volume of financing and acquisition transactions during 1999. The Company expects significant cost savings in the future as a result of the sub-lease of its headquarters in Pearl City. See Note 10b to the Company's financial statements.

                  Other (expense) increased to approximately $(1,146,000) in 2000 from approximately $(70,000) in 1999. This increase is primarily due to an approximately $1,026,000 impairment charge to purchase price in excess of the book value resulting from the rescission of the Aloha acquisition
(see Note 4 to the Company's financial statements). Additionally, interest expense (net of interest income) increased approximately $50,000 due to interest on capitalized leases and interest on the AMCON notes (see Note 6 to the Company's financial statements).

                  Primarily as a result of the amortization of the beneficial conversion feature and redemption of the Series A preferred shares, the Company recorded an aggregate preferred stock dividend of $416,379 during 1999. In 2000, the Company redeemed the remaining Series A preferred shares and adjusted the previously accrued preferred stock dividend to the holder, resulting in an aggregate preferred stock dividend of $86,698 for the Series A preferred shares. The Series B preferred shares became mandatorily redeemable subsequent to yearend at a redemption premium of $50,000. This premium is included in the preferred stock dividend for 2000. The Company classified the original $100,000 purchase price as currently payable at December 31, 2000.

                  Due to the foregoing, the Company incurred a net loss of $(2,937,658), and a net loss available to common shareholders of $3,074,356 or $(.45) per share, in 2000 compared to a net loss of $(1,581,943), and net loss applicable to common shareholders of $(1,998,322), or $(.45) per share, in 1999. Weighted average shares outstanding increased to 6,844,744 in 2000 from 4,476,554 in 1999. The Company expects to continue to generate losses until such time, if any, as it achieves significantly higher sales levels.

         LIQUIDITY AND CAPITAL RESOURCES

                  Cash and cash equivalents were approximately $6,000 at June 2001, compared to approximately $15,000 at December 31, 2000. In February 2001, AMCON invested $300,000 in the Company through the purchase of 750,000 shares of Common Stock at a purchase price of $.40 per share. In June 2001, AMCON loaned the Company $500,000 in exchange for a secured convertible note, convertible at any time at the election of AMCON into common stock at a conversion price of $.40 per share. Offsetting these proceeds were losses from operating activities of ($688,000), purchase of property and equipment ($7,000), repayment of notes and capital leases ($161,000), and redemption of the Company's Series B preferred stock ($150,000). The Company is currently substantially dependent upon funding from AMCON to sustain its operations. The financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception, the Company has suffered recurring losses and negative cash flows from operations. Additionally, at December 31, 2000 the Company had past due accounts payable of approximately $944,000 and mandatorily redeemable preferred stock and notes payable amounts due in the near term of approximately $1,211,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company is currently negotiating for additional funding from AMCON for working capital and for plant additions, in amounts yet to be determined, pending completion of the Merger. There can be no assurance that AMCON will provide this additional funding.

         The Company has also issued four promissory notes to AMCON (the "AMCON Notes") in the aggregate principal amount of $1,604,483, with a maturity date of December 31, 2001. These notes are secured by substantially all of the assets of the Company. The Company does not currently have any source of funds to repay the loans evidenced by these notes prior to completion of the merger. AMCON may also loan additional funds to the Company prior to the merger to sustain its operations but AMCON is not obligated to do so. The Company also has outstanding a promissory note to the vendor of its original blow molding machine. The aggregate principal amount currently outstanding under the equipment note is $330,000, due in two equal installments of $165,000 (plus interest) on September 30, 2001 and 2002.

         The Company has ordered new blow molding and related equipment with an aggregate purchase price of approximately $2,000,000 for installation at the Company's bottling facility. A substantial portion of this equipment arrived at the plant in July 2001. This equipment, which is expected to be operational by February 2002, should enable the Company to reduce its production costs of finished bottles in an amount sufficient to enable the Company to reach break-even in its PET operations. This equipment has been leased by AMCON in its own name. Upon installation, this equipment will be leased from AMCON on terms similar to AMCON's lease. This lease will be accounted for as an operating lease. The Company does not anticipate any significant additional capital expenditures prior to the anticipated completion date of the Merger.

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

         During 2000, the Company raised an aggregate of approximately $431,600 in equity financing (net of offering costs), primarily as a result of the issuance of the Series B convertible preferred stock ($100,000), the exercise of certain warrants by a private investor ($230,600) and the issuance of common stock and common stock warrants in a private offering ($100,000). See Note 2 to the Company's financial statements. As of December 31, 2000, these proceeds had been substantially consumed as a result of (i) redemptions of Series A convertible preferred stock ($319,000), and (ii) losses from operations. The remainder of the cash flow deficit for 2000 was funded from working capital and from certain interim loans from AMCON as described above. Overdue accounts payable increased from $493,707 at December 31, 1999 to $943,672 at December 31, 2000.

         There are currently no shares of Series A or Series B convertible preferred stock outstanding.

         The Company had capital expenditures of approximately $101,000 in 2000, and approximately $488,000 in 1999.

         SEASONALITY

         The Company believes that its business is subject to seasonal variations. For obvious reasons, demand for bottled water in any given market tends to be higher during the summer months than during the winter. However, the Company expects these seasonal effects to be moderated by concurrent sales into a variety of different markets worldwide, all of which may not have the same summer season. Moreover, several of the Company's target markets, such as California and the Middle East, have hot or mild temperatures throughout the year.

         CURRENCY FLUCTUATIONS

         The Company is not directly affected by currency fluctuations in overseas markets, since all of the Company's sales are quoted in U.S. dollars. However, currency fluctuations can adversely affect the demand for the Company's product in foreign markets by increasing the price of the product in local currency.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         The Company is exposed to certain market risks associated with interest rate fluctuations on its borrowing arrangements. All borrowing arrangements are entered into for purposes other than trading. The Company is not subject to risks from currency rate fluctuations, except as described above. See "Management's Discussion and Analysis--Currency Fluctuations". The Company does not utilize hedging contracts or similar instruments.

         The Company's exposure to interest rate risk arises from financial instruments entered into in the normal course of business. The Company's borrowings bear interest at fixed annual rates. Changes in interest rates generally affect the fair value of such borrowings, but do not have an impact on earnings or cash flows. Because of the uncertainty with respect to the Company's ability to continue as a going concern, the fair value of the Company's financial instruments may be significantly different than their respective carrying values as of December 31, 2000.

                  Qualitative Disclosures. The Company's primary exposures relate to (1) interest rate risk on its borrowings, (2) the Company's ability to pay or refinance its borrowings at maturity at market rates, and
(3) the impact of interest rate movements on the Company's ability to obtain adequate financing to fund future cash requirements. The Company manages interest rate risk on its outstanding borrowings by using fixed rate debt. While the Company can not predict or manage its ability to refinance existing borrowings or the impact of interest rate movements will have on its existing borrowings, management evaluates the Company's financial position on an ongoing basis. The Company does not use derivatives in its operations and therefore does not have any risk exposure to these instruments.

                  INFORMATION ABOUT AMCON MERGER SUB, INC.

         AMCON Merger Sub, Inc. is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation, its execution of the merger agreement and related agreements, and its participation in the preparation of this document. The financial statements of AMCON Merger Sub, Inc. are omitted because AMCON Merger Sub, Inc. has nominal assets and no liabilities, as well as no operations to date. There are also no contingent assets or liabilities. AMCON Merger Sub, Inc. has 100 shares of its common stock issued and outstanding, all of which are owned by AMCON.

         As a result of the merger of our Company into AMCON Merger Sub, Inc., the business of AMCON Merger Sub, Inc. will be the businesses currently conducted by the Company. AMCON Merger Sub's name will be changed to Hawaiian Natural Water Company, Inc. after consummation of the merger. The headquarters of AMCON Merger Sub will be in Omaha, Nebraska.

                          CERTAIN LEGAL INFORMATION

         Copies of the AMCON Merger Sub certificate of incorporation and bylaws, our certificate of incorporation and bylaws, and the AMCON articles of incorporation and bylaws, in each case as in effect on the date of this proxy statement/prospectus, will be sent to our shareholders upon request. See "Where You Can Find More Information" on page _____.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF OUR SHAREHOLDERS AND RIGHTS THOSE SHAREHOLDERS WILL HAVE AS AMCON SHAREHOLDERS FOLLOWING THE MERGER

                                             AUTHORIZED CAPITAL STOCK
                        HAWAIIAN NATURAL                                          AMCON
      The authorized capital stock of Hawaiian Natural      The authorized capital stock of AMCON consists
      consists of 20,000,000 shares of common stock, no     of 15,000,000 shares of common stock, par value
      par value, and 5,000,000 shares of preferred stock,   $.01 per share, and 1,000,000 shares of
      par value $1.00 per share.                            preferred stock, par value $.01 per share.

      As of the date of this document, no shares of any     As of the date of this document, no shares of
      series of Hawaiian Natural preferred stock are        any series of AMCON preferred stock are
      outstanding.                                          outstanding.

                                                NUMBER OF DIRECTORS

                        HAWAIIAN NATURAL                                          AMCON
      The Hawaiian Natural board of directors currently     The AMCON board of directors currently consists
      consists of four directors.                           of seven directors.

                                       CLASSIFICATION OF BOARD OF DIRECTORS

                        HAWAIIAN NATURAL                                          AMCON
      The Hawaiian Natural board of directors is not        The AMCON board of directors is divided into
      divided into classes.  Each director serves a         three classes, with each class serving a
      one-year term.                                        staggered three-year term. This provision may
                                                            not be amended or repealed unless such action
                                                            is approved by the affirmative vote of not less
                                                            than 75% of the votes then entitled to be cast
                                                            in the election of directors.

                                               REMOVAL OF DIRECTORS

                        HAWAIIAN NATURAL                                          AMCON
      Any or all directors may be removed with or without   The holders of a majority of the shares entitled
      cause by vote of the holders of a majority of the     to vote at an election of directors may remove
      shares then entitled to vote at an election of        any director or the entire board of directors,
      directors.                                            but only for cause.



                                     95


                                       SHAREHOLDER ACTION BY WRITTEN CONSENT

                        HAWAIIAN NATURAL                                          AMCON
      Hawaiian Natural shareholders may act by written      AMCON shareholders may not act by written
      consent in lieu of a meeting of shareholders. Such    consent in lieu of a meeting of shareholders.
      consent must be signed by all shareholders entitled
      to vote at such meeting.

                                    CALLING OF SPECIAL MEETINGS OF SHAREHOLDERS

                        HAWAIIAN NATURAL                                          AMCON
      The Hawaiian Natural bylaws provides that a special   AMCON's certificate of incorporation and bylaws
      meeting of the shareholders may be called by the      provide that a special meeting of shareholders
      board of directors and the chairman of the board      may be called only by the chairman of the board,
      of directors, and the holders of not less than 10%    the president or the board of directors pursuant
      of all shares entitled to vote at such special        to a resolution approved by a majority of the
      meeting, or such other persons as may be authorized   entire board of directors.
      in the articles of incorporation or bylaws.

                                          AMENDMENT OF CHARTER AND BYLAWS

                        HAWAIIAN NATURAL                                          AMCON
      Hawaiian Natural's articles of incorporation may      AMCON's certificate of incorporation may be
      be amended if the change is approved by the           amended if the change is approved by the board
      board of directors and by the holders of a            of directors and by the holders of a majority
      majority of the outstanding stock entitled to vote    of the outstanding stock entitled to vote
      thereon.                                              thereon. However, the following articles in
                                                            AMCON's certificate of incorporation require
                                                            the affirmative vote of the holders of at least
                                                            75% of the outstanding stock entitled to vote
                                                            in the election of directors:

                                                                Article V -    authorization of rights under
                                                                               a shareholders rights plan;
                                                                Article VI -   amendment of bylaws by
                                                                               directors or holders of 75%
                                                                               or more of the combined
                                                                               voting power;
                                                                Article VII -  number and classification of
                                                                               board of directors;
                                                                Article VIII - elimination of liability of
                                                                               directors for certain
                                                                               breaches of fiduciary duty;
                                                                Article IX -   entitlement to
                                                                               indemnification by directors
                                                                               and officers;
                                                                Article X -    authorization for directors
                                                                               to take into account
                                                                               interests of constituencies
                                                                               other than shareholders in
                                                                               determining

                                     96

                                                                               what is in the best
                                                                               interests of the Company;
                                                                Article XII -  elimination of cumulative
                                                                               voting for elections of
                                                                               directors;
                                                                Article XIII - denial of right to take
                                                                               action by written consent
                                                                               and specifying who can call
                                                                               a special meeting of
                                                                               shareholders;
                                                                Article XIV -  super-majority voting
                                                                               requirement for business
                                                                               combinations with an
                                                                               interested shareholder not
                                                                               approved by the Company's board
                                                                               of directors; and
                                                                Article XV -   votes required to amend the
                                                                               certificate of incorporation.

      The bylaws may be amended by the holders of a         The bylaws may be amended by the affirmative
      majority of the outstanding shares entitled to vote   vote of a majority of the board of directors.
      thereon. The bylaws may also be amended by the        The bylaws also may be amended by the affirmative
      board of directors, subject to repeal or change by    vote of at least 75% of the shareholders entitled
      action of a majority of the outstanding shares        to vote generally in the election of directors.
      entitled to vote thereon.

                                    CONSIDERATION OF NON-SHAREHOLDER INTERESTS

                        HAWAIIAN NATURAL                                          AMCON
      No comparable provision.                              Specific authorization to permit directors to
                                                            take into account any of the following
                                                            interests in determining what he reasonably
                                                            believes to be in the best interests of AMCON:

                                                            o       AMCON's employees;
                                                            o       economy of the nation;
                                                            o       community and societal interests; and
                                                            o       long-term as well as short-term
                                                                    interests of AMCON and its shareholders,
                                                                    including the possibility that those
                                                                    interests may be best served by the
                                                                    continued independence of AMCON.


                                     97


                                   VOTES REQUIRED FOR CONTROL SHARE ACQUISITIONS
                                             AND BUSINESS COMBINATIONS

                        HAWAIIAN NATURAL                                          AMCON

      Section 415-172 of the Hawaiian Revised Statutes      No comparable statutory provision.
      requires shareholder approval before the
      completion of a "control share acquisition"
      resulting in the beneficial ownership by an
      acquiring person of an excess of 10% of the
      voting power of the Company.

      No comparable statutory provision.                    Section 203 of the Delaware Corporation Law
                                                            generally prohibits a business combination with
                                                            an interested shareholder (i.e., a beneficial
                                                            owner of 15% or more of AMCON's common stock).
                                                            This provision is described under "Description
                                                            of AMCON Stock - Statutory Business Combination
                                                            Provision.



                                   [This space left intentionally blank]

                         DESCRIPTION OF AMCON STOCK

GENERAL

         The authorized capital stock of AMCON consists of 15,000,000 shares of AMCON common stock, par value $.01 per share, of which, as of August 31, 2001, there were 2,739,184 shares issued and outstanding and 1,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding, as of August 31, 2001. All of the outstanding shares of the capital stock of AMCON are duly authorized, validly issued, fully paid and nonassessable, and no class is entitled to preemptive rights. As of August 31, 2001, there were stock options to purchase an aggregate of 330,520 shares of AMCON common stock. There were no outstanding subscriptions, warrants, rights, contracts or other arrangements or commitments obligating AMCON to issue any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock.

         If the average of the closing price per share of AMCON common stock during a 20 trading day measurement period that ends immediately preceding the third trading day before the vote on the merger is $6.00 or less, then, based on the number of shares outstanding as August 31, 2001, AMCON is expected to have outstanding, immediately following completion of the merger:

         o a maximum of 3,112,767 shares of common stock outstanding, which would not include any of the shares AMCON common stock would receive back in respect of the 2,000,000 shares of Hawaiian Natural common stock it owns (including 1,250,000 shares from the expected conversion by AMCON of a $500,000 secured convertible note issued to it by Hawaiian Natural and which AMCON shares would be held as treasury stock); and

         o 353,315 shares of common stock reserved for issuance upon exercise of options and warrants.

         The number of shares of common stock that AMCON would have outstanding and reserved for issuance immediately following completion of the merger would decrease if the average closing price per share of AMCON common stock during a 20 day measurement period that ends immediately preceding the third trading day before the vote on the merger is greater than $6.00, as described under "The Merger Agreement - Merger Consideration."

AMCON COMMON STOCK

         Subject to the rights of holders of any outstanding AMCON preferred stock, the holders of outstanding shares of AMCON common stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the AMCON board of directors may from time to time lawfully determine.

         Each holder of AMCON common stock is entitled to one vote for each share held and, except as otherwise provided by law or by the AMCON board of directors with respect to any series of AMCON preferred stock, the holders of AMCON common stock will exclusively possess all voting power. Holders of AMCON common stock are not entitled to cumulative voting for the election of directors. The AMCON common stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Subject to the rights of holders of any outstanding AMCON preferred stock, upon liquidation, dissolution or winding up of AMCON, any assets legally available for distribution to stockowners as such are to be distributed ratably among the holders of the AMCON common stock at that time outstanding.

         AMCON's common stock is listed on the American Stock Exchange under the ticker symbol "DIT."

AMCON PREFERRED STOCK

         The AMCON board of directors has the authority to issue AMCON preferred stock in one or more series with such distinctive serial designations, at such price or prices and for such other consideration as may be fixed by the AMCON board of directors. AMCON preferred stock of all series shall be in all respects entitled to the same preferences, rights and privileges and subject to the same qualifications, limitations and restrictions; provided, however, that different series of AMCON preferred stock may vary with respect to, among other things, dividend rates, conversion rights, voting rights, redemption rights, liquidation preferences and the number of shares constituting each such series as shall be determined and fixed by resolution or resolutions of the AMCON board of directors providing for the issuance of such series, without any further vote or action by the shareholders of AMCON. All the shares of any one series will be alike in every particular. The ability of the AMCON's board of directors to issue AMCON preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of AMCON. As of the date of this document, no shares of AMCON preferred stock are issued and outstanding and no shares have been designated as a series of preferred stock.

STATUTORY BUSINESS COMBINATION PROVISION

         AMCON is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the time that the person became an interested shareholder, unless

         o prior to such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested shareholder,

         o upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans, or

         o at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66% of the outstanding voting stock of the corporation that is not owned by the interested shareholder.

         A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested shareholder, and other transactions resulting in a financial benefit to the shareholder. An "interested shareholder" is a person who owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's voting stock within three year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder.

OTHER MATTERS

         The certificate of incorporation of AMCON provides that the number of directors shall be as determined by the board of directors from time to time, but shall be at least five and not more than fifteen. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote in an election of directors. This provision, in conjunction with the provision of the bylaws authorizing the board of directors to fill vacant directorships, will prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

         The certification of incorporation of AMCON provides that shareholders may act only at an annual or special meeting of shareholders and may not act by written consent. The certificate of incorporation provides that special meetings of the shareholders can be called only by the chairman of the board, the president or the board of directors pursuant to a resolution approved by a majority of the whole board of directors.

         The certificate of incorporation of AMCON authorizes the board of directors to take into account (in addition to any other considerations which the board of directors may lawfully take into account) in determining whether to take or to refrain from taking corporate action on any possible acquisition proposals or other matters, the long-term as well as short-term interests of AMCON and its shareholders, including the possibility that these may be best served by the continued independence of AMCON, customers, employees and other constituencies of AMCON and any subsidiaries, as well as the effect upon communities in which AMCON and any subsidiaries do business. In considering the foregoing and other pertinent factors, the board of directors is not required, in considering the best interests of AMCON, to regard any particular corporate interest or the interest of any particular group affected by such action as a controlling interest.

SHAREHOLDER PROPOSALS

         The bylaws of AMCON contain provisions (i) requiring that advance notice be delivered to AMCON of any business to be brought by a shareholder before any meeting of shareholders and (ii) establishing certain procedures to be followed by shareholders in nominating persons for election to the board of directors. Generally, such advance notice provisions provide that written notice must be given to the Secretary of AMCON by a shareholder, with respect to director nominations or shareholder proposals, not less than 35 days prior to the meeting (except that if less than 35 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, then notice by the shareholder, to be timely, must be received within 7 days of the date on which notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs). Such notice must set forth specific information regarding such shareholder and such business or director nominee, as described in the bylaws. The foregoing summary is qualified in its entirety by reference to the bylaws of AMCON, which are included as an exhibit to the registration statement of which this document is a part.

LIMITATIONS ON DIRECTOR/OFFICER LIABILITY

         Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief for a breach of the duty of care to equitable remedies such as injunction or rescission. The certificate of incorporation of AMCON limits the liability of directors to AMCON or its shareholders to the fullest extent permitted by Delaware law. Specifically, directors of AMCON will not be personally liable to AMCON or its shareholders for monetary damages for breach of a director's fiduciary duty as a director, except for liability for breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or for any transaction in which a director has derived an improper personal benefit.

         The certificate of incorporation requires AMCON to indemnify to the fullest extent permitted by Delaware law any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of AMCON, or is serving as a director or officer of another enterprise at AMCON's request. The indemnification provided by the certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be otherwise entitled.

         AMCON has obtained directors and officer's liability insurance, with coverage limits of $3 million for each loss and $3 million each policy period, covering past, present and future directors and officers of AMCON and its subsidiaries.

         The foregoing limitations on liability and indemnification obligations may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited AMCON and its shareholders.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for AMCON common stock is Registrar and Transfer Company.

STOCK MARKET LISTING

         It is a condition to the consummation of the merger that the shares of AMCON common stock to be issued in the merger be approved for listing on the American Stock Exchange, subject to official notice of issuance. AMCON's stock is currently listed under the ticker symbol "DIT".


                                LEGAL MATTERS

         The validity of the AMCON common stock to be issued to our shareholders in the merger will be passed upon by Stinson, Mag & Fizzell, P.C. It is a condition to the completion of the merger that Hawaiian Natural receive an opinion from our tax counsel that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.


                                   EXPERTS

         The financial statements of AMCON as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Hawaiian Natural Water Company, Inc. included this proxy statement/prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.

         The financial statements of Merchants Wholesale, Inc. included in this proxy statement/prospectus, to the extent and for the periods indicated in their report, have been so included in reliance on the report of Clifton Gunderson L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND MORE INFORMATION

         AMCON and Hawaiian Natural file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information AMCON and our Company file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.
                                                      ------------------

         AMCON filed a registration statement on Form S-4 (333-________) to register with the SEC the shares of common stock to be issued to our shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of AMCON in addition to being a proxy statement of Hawaiian Natural for its shareholder meeting. As allowed by SEC rules, this document does not contain all the information included in the registration statement or the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" information into this document, which means that AMCON and Hawaiian Natural can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document and any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein, modified or superseded such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document. This document incorporates by reference the documents set forth below that AMCON and our Company have previously filed with the SEC. These documents contain important information about our companies and their respective finances.

                          AMCON SEC FILINGS
                         (FILE NO. 01-15589)                                               PERIOD
                         -------------------                                               ------
Annual Report on Form 10-K filed on December 28, 2000.                 Fiscal Year ended September 30, 2000.

Quarterly Reports on Form 10-Q filed on February 12, 2001,             Quarters ended December 31, 2000, March 31,
May 14, 2001 and August 13, 2001, (as amended on October 4,            2001 and June 30, 2001, respectively.
2001) respectively.

Current Reports on Form 8-K dated February 8, 2001,
March 23, 2001, June 1, 2001, as amended by Form 8-KA, and
September 4, 2001 and filed on March 6, 2001, April 11, 2001,
June 18, 2001, August 13, 2001, and September 11, 2001,
respectively.

                    HAWAIIAN NATURAL SEC FILINGS
                         (FILE NO. 0-22099)                                                PERIOD
                         ------------------                                                ------
Annual Report on Form 10-KSB filed on April 17, 2001, as               Fiscal year ended December 31, 2000.
amended August 6, 2001.

Quarterly Reports on Form 10-QSB filed on May 15, 2001 and             Quarters ended March 31, 2001 and June 30,
August 14, 2001, respectively.                                         2001, respectively.

         AMCON and Hawaiian Natural have supplied all information contained or incorporated by reference in this document relating to our respective companies.

         Documents incorporated by reference are available from us without charge, excluding all exhibits unless they have specifically incorporated by reference an exhibit in this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the Secretary's of the appropriate company at the following addresses:

                         AMCON DISTRIBUTING COMPANY
                              10228 "L" STREET
                            OMAHA, NEBRASKA 68127
                               (402) 331-3727

                    HAWAIIAN NATURAL WATER COMPANY, INC.
                           16-305 OLD VOLCANO ROAD
                             KEAAU, HAWAII 96749
                               (808) 966-8888


         If you would like to request documents, please do so by _________, 2001 to receive them before the meeting.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MERGER PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED ___________, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO STOCKHOLDERS NOR THE ISSUANCE OF COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                    INDEX TO PRO FORMA FINANCIAL INFORMATION AND FINANCIAL STATEMENTS


Unaudited Pro Forma Financial Information                                                           P-1
Unaudited Pro Forma Combined Balance Sheet at June 30, 2001                                         P-2
Unaudited Pro Forma Combined Financial Information - Summary of Adjustments - Balance Sheet         P-3
Unaudited Pro Form Combined Statements of Operations
  For the Nine Months Ended June 30, 2001                                                           P-5
Unaudited Pro Form Combined Statements of Operations
  For the Twelve Months Ended September 30, 2000                                                    P-6
Unaudited Pro Forma Combined Financial Information -
  Summary of Pro Forma Adjustments - Merchants Wholesale Statements of Operations                   P-7
Notes to Unaudited Pro Forma Combined Financial Data                                                P-9


                                        AMCON DISTRIBUTING COMPANY
                                              JUNE 30, 2001

Unaudited Condensed Consolidated Balance Sheets                                                     F-1
Unaudited Condensed Consolidated Statements of Operations                                           F-2
Unaudited Condensed Consolidated Statements of Cash Flows                                           F-3
Notes to Unaudited Condensed Consolidated Financial Statements                                      F-4

                                            SEPTEMBER 30, 2000

Report of Independent Accountants                                                                   F-12
Consolidated Balance Sheets                                                                         F-13
Consolidated Statements of Income                                                                   F-14
Consolidated Statements of Shareholders' Equity and Comprehensive Income                            F-15
Consolidated Statements of Cash Flows                                                               F-17
Notes to Consolidated Financial Statements                                                          F-18


                                   HAWAIIAN NATURAL WATER COMPANY, INC.
                                              JUNE 30, 2001

Unaudited Balance Sheet                                                                             F-38
Unaudited Statements of Operations                                                                  F-39
Unaudited Statements of Shareholders' Equity (Deficit)                                              F-40
Unaudited Statements of Cash Flows                                                                  F-41
Notes to Financial Statements                                                                       F-42

                                            DECEMBER 31, 2000

Report of Independent Accountants                                                                   F-50
Balance Sheet                                                                                       F-51
Statements of Operations                                                                            F-52
Statements of Shareholders' Equity (Deficit)                                                        F-53
Statements of Cash Flows                                                                            F-56
Notes to Financial Statements                                                                       F-57





               INDEX TO PRO FORMA FINANCIAL INFORMATION AND FINANCIAL STATEMENTS, CONTINUED


                                         MERCHANTS WHOLESALE INC.
                                            DECEMBER 29, 2000
Report of Independent Auditor                                                                       F-72
Consolidated Balance Sheets                                                                         F-73
Consolidated Statement of Operations                                                                F-75
Consolidated Statement of Retained Earnings                                                         F-76
Consolidated Statement of Cash Flows                                                                F-77
Notes to Consolidated Financial Statements                                                          F-80

                                            DECEMBER 31, 1999

Report of Independent Auditor                                                                       F-85
Balance Sheets                                                                                      F-86
Statement of Operations                                                                             F-88
Statements of Retained Earnings                                                                     F-89
Statement of Cash Flows                                                                             F-90
Notes to Financial Statements                                                                       F-93

                                             JANUARY 29, 1999

Report of Independent Auditor                                                                       F-98
Balance Sheets                                                                                      F-99
Statements of Operations                                                                            F-101
Statements of Retained Earnings                                                                     F-102
Statements of Cash Flows                                                                            F-103
Notes to Financial Statements                                                                       F-106


                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following information has been provided to aid you in your analysis of the financial aspects of the merger of Hawaiian Natural Water Company. The financial information of AMCON was derived from its audited consolidated financial statements for the fiscal year ended September 30, 2000 and its unaudited consolidated financial statements for the nine month period ended June 30, 2001. The financial information of Hawaiian Natural was derived from its audited financial statements for the fiscal year ended December 31, 2000 and its unaudited financial statements for the nine month period ended June 30, 2001. The information is only a summary and should be read together with the historical financial statements and related notes contained in the annual reports and quarterly reports and other information that AMCON and Hawaiian Natural have filed with the Securities and Exchange Commission and incorporated by reference and included elsewhere herein.

         The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AMCON that would have occurred if the merger had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of AMCON's management, all material adjustments necessary to reflect the effects of these transactions have been made.

PURCHASE METHOD OF ACCOUNTING

         The merger is expected to be accounted for using the purchase method of accounting. This means that, for accounting and financial reporting purposes, Hawaiian Natural's assets and liabilities will be recorded at their respective fair values at the time of completion of the merger. Any excess of the purchase price over the net fair value of the assets acquired and liabilities assumed, including identifiable intangible assets, will be recorded as goodwill and assessed annually to determine if any impairment of this goodwill has occurred. The allocation of purchase price is subject to final determination based upon estimates and other evaluations of fair value. Therefore, the allocations in the following unaudited pro forma financial information may differ from the amounts ultimately determined.

PERIODS COVERED

         The following unaudited pro forma balance sheet as of June 30, 2001 is presented as if the merger had occurred on June 30, 2001. The unaudited pro forma consolidated statements of operations for the fiscal year ended September 30, 2000 and for the nine month period ended June 30, 2001 are presented as if the merger had occurred on October 1, 1999.

         The historical balance sheet of AMCON Distributing Company at June 30, 2001 includes the net assets of the Merchants Wholesale Inc. business which was acquired on June 1, 2001 in a business combination accounted for as a purchase. Due to the timing of the acquisition of the net assets of Merchants relative to AMCON's year ended September 30, 2000 and its nine month interim period ended June 30, 2001, Merchants' historical results for the period from June 1, 2001 through June 30, 2001 are included in AMCON's historical results for the nine month period ended June 30, 2001. Accordingly, in addition to giving effect to the merger of Hawaiian Natural Water Company, the accompanying unaudited pro forma combined statements of operations for the year ended September 30, 2000 and the nine month period ended June 30, 2001 are presented as if the acquisition of the net assets of Merchants occurred on October 1, 1999. The unaudited pro forma statements of operations of AMCON and Merchants combined, prior to the inclusion of the results of Hawaiian Natural Water Company and the pro forma effects of the merger, are presented for informational purposes only and are not necessarily indicative of the results of operations of AMCON and Merchants combined that would have occurred if the acquisition of the net assets of Merchants had occurred on the dates indicated, nor does it purport to be indicative of future results of operations. In the opinion of AMCON's management, all material adjustments necessary to reflect the effects of the acquisition of the net assets of Merchants have been made.

                                                   AMCON DISTRIBUTING COMPANY
                                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET AT JUNE 30, 2001

                                                                          HISTORICAL
                                                         HISTORICAL        HAWAIIAN            TOTAL
                                                           AMCON           NATURAL              PRO              COMBINED
                                                        DISTRIBUTING        WATER              FORMA               PRO
                                                          COMPANY          COMPANY         ADJUSTMENTS(A)         FORMA
                                                       -------------    -------------     ---------------     -------------

ASSETS
Current assets:
 Cash ..............................................   $   1,051,626     $      5,650      $           -      $   1,057,276
 Accounts receivable ...............................      35,873,042          303,777                  -         36,176,819
 Inventories .......................................      29,684,879          524,082             20,563         30,229,524
 Deferred income taxes .............................       1,122,058                -                  -          1,122,058
 Other .............................................         654,642          130,763            (73,707)           711,698
                                                       -------------     ------------      -------------      -------------
 Total current assets ..............................      68,386,247          964,272            (53,144)        69,297,375

Fixed assets, net ..................................      15,136,561        2,093,462                  -         17,230,023
Notes receivable ...................................       1,250,000                -         (1,250,000)                 -
Investments ........................................       1,068,168                -           (206,082)           862,086
Deferred income taxes ..............................         266,728                -            590,907            857,635
Other assets .......................................      16,597,133          202,588          1,671,490         18,471,211
                                                       -------------     ------------      -------------      -------------
                                                       $ 102,704,837     $  3,260,322      $     753,171      $ 106,718,330
                                                       =============     ============      =============      =============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..................................   $  22,458,882     $  1,005,955      $           -      $  23,464,837
 Accrued expenses ..................................       4,898,500          532,196                  -          5,430,696
 Current portion of long-term debt .................       1,289,178        1,410,720         (1,250,000)         1,449,898
 Current portion of subordinated debt ..............         868,721                -                  -            868,721
 Due to AMCON Distributing Company .................               -           73,707            (73,707)                 -
 Current portion of capital lease obligation .......               -           18,031                  -             18,031
                                                       -------------     ------------      -------------      -------------
     Total current liabilities .....................      29,515,281        3,040,609         (1,323,707)        31,232,183





Other liabilities ..................................       1,139,412           41,380                  -          1,180,792
Long-term debt, less current portion ...............      50,234,612          176,637            300,000         50,711,249
Subordinated debt, less current portion ............       6,472,792                -                  -          6,472,792
Capital lease obligation, less current portion .....               -            9,063                  -              9,063

Shareholders' equity:
 Common stock ......................................          27,383        9,912,446         (9,908,710)            31,119
 Common stock warrants and options .................               -        3,680,765         (3,680,765)                 -
 Additional paid-in capital ........................       4,123,086                -          1,765,775          5,888,861
 Accumulated other comprehensive income, net of tax          315,111                -                  -            315,111
 Retained earnings (accumulated deficit) ...........      10,877,160      (13,600,578)        13,600,578         10,877,160
                                                       -------------     ------------      -------------      -------------

     Total shareholders' equity ....................      15,342,740           (7,367)         1,776,878         17,112,251
                                                       -------------     ------------      -------------      -------------
                                                       $ 102,704,837     $  3,260,322      $     753,171      $ 106,718,330
                                                       =============     ============      =============      =============

     (A) See components of the pro forma adjustments in the "Summary of Pro Forma Adjustments - Balance Sheet."

          See notes to unaudited pro forma combined financial information.


                                     AMCON DISTRIBUTING COMPANY
                         UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                         SUMMARY OF PRO FORMA ADJUSTMENTS -- BALANCE SHEET

                                                                                                      AS OF
                                                                                                     JUNE 30,
BALANCE SHEET COMPONENT                 NOTE                    ADJUSTMENT                             2001
--------------------------------------- ----  ----------------------------------------------     -----------------

Inventories                             (1)   To step inventory up to its fair value.               $    20,563
                                                                                                 -----------------

                                                                                                         20,563
                                                                                                 -----------------

Other                                   (2)   To eliminate amounts due from Hawaiian Natural
                                              Water Company.                                            (73,707)
                                                                                                 -----------------

                                                                                                        (73,707)
                                                                                                 -----------------

Notes receivable                        (3)   Elimination of notes receivable from Hawaiian
                                              Natural Water Company.                                   (750,000)



                                        (3)   Conversion of notes receivable from Hawaiian
                                              Natural Water Company to common stock
                                              investment in Hawaiian Natural Water Company.            (500,000)
                                                                                                 -----------------

                                                                                                     (1,250,000)
                                                                                                 -----------------


Investments                             (4)   To eliminate carrying value of AMCON Distributing
                                              Company's equity investment in Hawaiian
                                              Natural Water Company.                                   (206,082)
                                                                                                 -----------------

                                                                                                       (206,082)
                                                                                                 -----------------


Deferred income taxes, noncurrent       (1)   To record the fair value of the Hawaiian Natural
                                              Water Company net operating loss carryforwards
                                              acquired.                                               1,056,835


                                        (1)   Deferred income tax liabilities resulting from
                                              the purchase price allocation for Hawaiian
                                              Natural Water Company.                                   (465,928)
                                                                                                 -----------------

                                                                                                        590,907
                                                                                                 -----------------

Other assets                            (1)   Value of trade name purchased in the
                                              acquisition of Hawaiian Natural Water
                                              Company.                                                1,008,853


                                        (1)   Value of customer list purchase in the
                                              acquisition of Hawaiian Natural Water
                                              Company.                                                  196,709


                                        (1)   Goodwill arising from the recording of the
                                              deferred tax liabilities resulting from the
                                              allocation of the purchase price of
                                              Hawaiian Natural Water Company.                           465,928
                                                                                                 -----------------

                                                                                                      1,671,490
                                                                                                 -----------------

Current portion of long-term debt       (3)   Elimination of notes payable to AMCON
                                              Distributing Company.                                    (750,000)

                                        (3)   Conversion of notes payable to AMCON
                                              Distributing Company to common stock
                                              investment in Hawaiian Natural Water Company.            (500,000)
                                                                                                 -----------------

                                                                                                     (1,250,000)
                                                                                                 -----------------
Due to AMCON Distributing Company       (2)   To eliminate amount due to AMCON Distributing
                                              Company.                                                  (73,707)
                                                                                                 -----------------

                                                                                                        (73,707)
                                                                                                 -----------------



      See notes to unaudited pro forma combined financial information.


                                       P-3


                                     AMCON DISTRIBUTING COMPANY
                         UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                         SUMMARY OF PRO FORMA ADJUSTMENTS -- BALANCE SHEET

                                                                                                      AS OF
                                                                                                     JUNE 30,
BALANCE SHEET COMPONENT                 NOTE                    ADJUSTMENT                             2001
--------------------------------------- ----  ----------------------------------------------     -----------------

Long-term debt, less current portion    (5)   To record liability for estimated stock issuance
                                              costs.                                                    300,000
                                                                                                 -----------------

                                                                                                        300,000
                                                                                                 -----------------
Common stock                            (1)   Issuance of 373,558 shares of AMCON
                                              Distributing Company common stock for the
                                              remaining outstanding common stock of
                                              Hawaiian Natural Water Company.                             3,736



                                        (6)   Elimination of Hawaiian Natural Water
                                              Company's common stock.                                (9,912,446)
                                                                                                 -----------------

                                                                                                     (9,908,710)
                                                                                                 -----------------

Common stock warrants and options       (6)   Elimination of Hawaiian Natural Water
                                              Company's common stock warrants and
                                              options.                                               (3,680,765)
                                                                                                 -----------------

                                                                                                     (3,680,765)
                                                                                                 -----------------


Additional paid-in capital              (1)   Issuance of 373,558 shares of AMCON
                                              Distributing Company common stock for the
                                              remaining Hawaiian Natural Water Company
                                              common stock.                                           2,065,775

                                        (5)   To record estimated stock issuance costs.                (300,000)
                                                                                                 -----------------

                                                                                                      1,765,775
                                                                                                 -----------------

Retained earnings                       (6)   Elimination of Hawaiian Natural Water Company's
                                              accumulated deficit.                                   13,600,578
                                                                                                 -----------------

                                                                                                     13,600,578
                                                                                                 -----------------

          See notes to unaudited pro forma combined financial information.

                                           AMCON DISTRIBUTING COMPANY
                              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                     FOR THE NINE MONTHS ENDED JUNE 30, 2001


                                                                                                     HAWAIIAN
                                       AMCON         MERCHANTS                                        NATURAL
                                    DISTRIBUTING     WHOLESALE                                         WATER
                                      COMPANY           INC.                                          COMPANY
                                      9 MONTHS        8 MONTHS                                       9 MONTHS
                                       ENDED           ENDED           PRO            AMCON AND       ENDED
                                      JUNE 30,        MAY 31,         FORMA           MERCHANTS       JUNE 30,
                                        2001          2001 (A)     ADJUSTMENTS (C)    COMBINED        2001 (B)
                                    ------------    ------------   ---------------  -------------   -----------

Sales ............................  $355,924,403    $308,343,996    $          -    $664,268,399    $ 2,137,314
Cost of sales ....................   323,577,307     294,418,985               -     617,996,292      1,931,447
                                    ------------    ------------    ------------    ------------    -----------
    Gross profit .................    32,347,096      13,925,011               -      46,272,107        205,867


Selling, general and
 administrative expenses .........    28,235,894      12,945,487        (360,640)     40,820,741      1,405,648
Depreciation and amortization ....     1,760,820         416,838         296,578       2,474,236              -
                                    ------------    ------------    ------------    ------------    -----------
                                      29,996,714      13,362,325         (64,062)     43,294,977      1,405,648
                                    ------------    ------------    ------------    ------------    -----------


    Income (loss) from
     operations ..................     2,350,382         562,686          64,062       2,977,130     (1,199,781)


Other expense (income):
  Interest expense ...............     2,112,936       2,224,378        (353,874)      3,983,440        132,148
  Other income, net ..............      (173,224)              -               -        (173,224)             -
  Equity in loss of
   unconsolidated affiliate ......        38,042               -               -          38,042              -
                                    ------------    ------------    ------------    ------------    -----------
                                       1,977,754       2,224,378        (353,874)      3,848,258        132,148
                                    ------------    ------------    ------------    ------------    -----------


Income (loss) from continuing
 operations before taxes .........       372,628      (1,661,692)        417,936        (871,128)    (1,331,929)
Income tax expense (benefit) .....       155,752               -        (486,781)       (331,029)             -
                                    ------------    ------------    ------------    ------------    -----------


Income (loss) from
 continuing operations ...........       216,876      (1,661,692)        904,717        (540,099)    (1,331,929)
Preferred stock dividends ........             -               -               -               -        (23,453)
                                    ------------    ------------    ------------    ------------    -----------
Income (loss) from continuing
 operations available to common
 shareholders ....................  $    216,876    $ (1,661,692)   $    904,717    $   (540,099)   $(1,355,382)
                                    ============    ============    ============    ============    ===========

Earnings (loss) per share from
 continuing operations (E):
    Basic ........................         $0.08                                          $(0.20)
    Diluted ......................          0.08                                           (0.20)

Weighted average shares:
    Basic ........................     2,737,983                                       2,737,983
    Diluted ......................     2,826,207                                       2,826,207


                                        PRO           COMBINED
                                       FORMA            PRO
                                   ADJUSTMENTS(D)      FORMA
                                   -------------    ------------

Sales ...........................   $          -    $666,405,713
Cost of sales                                  -     619,927,739
                                    ------------    ------------
    Gross profit ................              -      46,477,974


Selling, general and
 administrative expenses ........              -      42,226,389
Depreciation and amortization ...         67,338       2,541,574
                                    ------------    ------------
                                          67,338      44,767,963
                                    ------------    ------------


    Income (loss) from
     operations .................        (67,338)      1,710,011


Other expense (income):
  Interest expense ..............        (55,876)      4,059,712
  Other income, net .............              -        (173,224)
  Equity in loss of
   unconsolidated affiliate .....        (38,042)              -
                                    ------------    ------------
                                         (93,918)      3,886,488
                                    ------------    ------------


Income (loss) from continuing
 operations before taxes ........         26,580      (2,176,477)
Income tax expense (benefit) ....       (496,033)       (827,061)
                                    ------------    ------------


Income (loss) from
 continuing operations ..........        522,612      (1,349,416)
Preferred stock dividends .......         23,453               -
                                    ------------    ------------
Income (loss) from continuing
 operations available to common
 shareholders ...................   $    546,065    $ (1,349,416)
                                    ============    ============

Earnings (loss) per share from
 continuing operations (E):
    Basic ........................                        $(0.43)
    Diluted ......................                         (0.43)

Weighted average shares:
    Basic ........................       373,558       3,111,541
    Diluted ......................       373,558       3,199,765

(A) MWI's historical results for the eight months ended May 31, 2001 include the operating results for the 12 week period from October 6, 2000 through December 29, 2000, representing sales and pre-tax loss of $116,565,044 and $626,923, respectively. The activity for this 12-week period is also included in MWI's historical results for the year ended December 29, 2000.

(B) Hawaiian Natural Water Company's historical results for the nine months ended June 30, 2001 include the operating results for three months ended December 31, 2000, representing sales and pre-tax loss of $537,914 and $699,766, respectively. The activity for this three-month period is also included in Hawaiian Natural Water Company's historical results for the year ended December 31, 2000.

(C) See components of the pro forma adjustments in the "Summary of Pro Forma Adjustments - Merchants Wholesale Statements of Operations".

(D) See components of the pro forma adjustments in the "Summary of Pro Forma Adjustments - Hawaiian Natural Water Company Statements of Operations".

(E) See "Comparative Per Share Data" at page 13.

          See notes to unaudited pro forma combined financial information.


                                                 AMCON DISTRIBUTING COMPANY
                                     UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                            FOR THE YEAR ENDED SEPTEMBER 30, 2000


                                                                                                     HAWAIIAN
                                       AMCON          MERCHANTS                                      NATURAL
                                    DISTRIBUTING      WHOLESALE                                       WATER
                                      COMPANY            INC.                                         COMPANY
                                    FISCAL YEAR         YEAR                                           YEAR
                                       ENDED            ENDED           PRO           AMCON AND       ENDED
                                    SEPTEMBER 30,   DECEMBER 29,       FORMA          MERCHANTS     DECEMBER 31,
                                       2000           2000 (A)     ADJUSTMENTS (C)    COMBINED         2000 (B)
                                    ------------    ------------   ---------------  -------------   -----------

Sales ..........................    $424,731,331    $506,199,544    $          -    $930,930,875    $ 3,681,026
Cost of sales ..................     379,968,197     482,205,858               -     862,174,055      2,983,160
                                    ------------    ------------    ------------    ------------    -----------
    Gross profit ...............      44,763,134      23,993,686               -      68,756,820        697,866


Selling, general and
 administrative expenses .......      35,637,465      21,032,664        (540,960)     56,129,169      2,489,560
Depreciation and amortization ..       2,209,418         778,814         444,867       3,433,099              -
Impairment charge ..............               -               -               -               -      1,025,935
                                    ------------    ------------    ------------    ------------    -----------
                                      37,846,883      21,811,478         (96,093)     59,562,268      3,515,495
                                    ------------    ------------    ------------    ------------    -----------


    Income from operations .....       6,916,251       2,182,208          96,093       9,194,552     (2,817,629)


Other expense (income):
  Interest expense .............       2,498,806       2,590,592         210,940       5,300,338        120,029
  Other income, net ............      (2,247,842)         72,581               -      (2,175,261)             -
                                    ------------    ------------    ------------    ------------    -----------
                                         250,964       2,663,173         210,940       3,125,077        120,029
                                    ------------    ------------    ------------    ------------    -----------


Income from continuing
 operations before taxes .......       6,665,287        (480,965)       (114,847)      6,069,475     (2,937,658)
Income tax expense .............       2,354,293               -         (47,893)      2,306,401              -
                                    ------------    ------------    ------------    ------------    -----------


Income from continuing
 operations ....................       4,310,994        (480,965)        (66,955)      3,763,075     (2,937,658)
Preferred stock dividends ......               -               -               -               -       (136,698)
                                    ------------    ------------    ------------    ------------    -----------
Income (loss) from continuing
 operations available to common
 shareholders ..................    $  4,310,994    $   (480,965)   $    (66,955)   $  3,763,075    $(3,074,356)
                                    ============    ============    ============    ============    ===========

Earnings (loss) per share from
 continuing operations (E):
    Basic ........................         $1.58                                           $1.38
    Diluted ......................          1.51                                            1.32

Weighted average shares:
    Basic ........................     2,734,862                                       2,734,862
    Diluted ......................     2,853,320                                       2,853,320



                                        PRO           COMBINED
                                       FORMA            PRO
                                   ADJUSTMENTS(D)       FORMA
                                   --------------   ------------
Sales ..........................    $          -    $934,611,901
Cost of sales ..................               -     865,157,215
                                    ------------    ------------
    Gross profit ...............               -      69,454,686


Selling, general and
 administrative expenses .......               -      58,618,729
Depreciation and amortization ..          89,784       3,522,883
Impairment charge ..............               -       1,025,935
                                    ------------    ------------
                                          89,784      63,167,547
                                    ------------    ------------


    Income from operations .....         (89,784)      6,287,139


Other expense (income):
  Interest expense .............         (15,417)      5,404,950
  Other income, net  ...........               -      (2,175,261)
                                    ------------    ------------
                                         (15,417)      3,229,689
                                    ------------    ------------


Income from continuing
 operations before taxes .......         (74,367)      3,057,450
Income tax expense .............      (1,144,570)      1,161,831
                                    ------------    ------------


Income from continuing
 operations ....................       1,070,202       1,895,619
Preferred stock dividends ......         136,698               -
                                    ------------    ------------
Income (loss) from continuing
 operations available to common
 shareholders ..................    $  1,206,900    $  1,895,619
                                    ============    ============

Earnings (loss) per share from
 continuing operations (E):
    Basic ........................                         $0.61
    Diluted ......................                          0.59

Weighted average shares:
    Basic ........................       373,558       3,108,420
    Diluted ......................       373,558       3,226,878

(A) MWI's historical results for the year ended December 29, 2000 include the operating results for the 12 week period from October 6, 2000 through December 29, 2000, representing sales and pre-tax loss of $116,565,044 and $626,923, respectively. The activity for this 12 week period is also included in MWI's historical results for the eight months ended May 31, 2001.

(B) Hawaiian Natural Water Company's historical results for the year ended December 31, 2000 include the operating results for three months ended December 31, 2000, representing sales and pre-tax loss of $537,914 and $699,766, respectively. The activity for this three-month period is also included in Hawaiian Natural Water Company's historical results for the nine months ended June 30, 2001.

(C) See components of the pro forma adjustments in the "Summary of Pro Forma Adjustments - Merchants Wholesale Statements of Operations".

(D) See components of the pro forma adjustments in the "Summary of Pro Forma Adjustments - Hawaiian Natural Water Company Statements of Operations".

(E) See "Comparative Per Share Data" at page 13.


          See notes to unaudited pro forma combined financial information.


                                               AMCON DISTRIBUTING COMPANY
                                   UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                     SUMMARY OF PRO FORMA ADJUSTMENTS - MERCHANTS WHOLESALE STATEMENTS OF OPERATIONS

                                                                                                       FOR THE
                                                                                                        NINE          FOR THE
                                                                                                       MONTHS           YEAR
                                                                                                        ENDED          ENDED
                                                                                                       JUNE 30,     SEPTEMBER 30,
STATEMENT OF OPERATIONS COMPONENT              NOTE                   ADJUSTMENT                         2001            2000
---------------------------------------        ----  --------------------------------------------  --------------   --------------

Selling, general and administrative expenses   (7)   To eliminate operating lease expense on
                                                     distribution facility.                          $   (360,640)    $   (540,960)
                                                                                                   --------------   --------------

                                                                                                         (360,640)        (540,960)
                                                                                                   --------------   --------------
Depreciation and amortization                  (8)   Depreciation expense on purchased
                                                     distribution facility.                               130,000          195,000


                                               (9)   Amortization of non-compete asset.                    57,752           86,628


                                               (10)  Amortization of goodwill.                            108,826          163,239
                                                                                                   --------------   --------------

                                                                                                          296,578          444,867
                                                                                                   --------------   --------------

Interest expense                               (11)  To eliminate MWI historical interest expense.     (2,162,111)      (2,501,415)

                                               (12)  To record interest expense on the LaSalle
                                                     Bank debt incurred to purchase MWI assets.
                                                                                                        1,601,829        2,402,743

                                               (13)  Amortization of LaSalle Bank debt issuance
                                                     costs.                                                66,667          100,000

                                               (14)  Interest expense on the Gold Bank debt
                                                     incurred to purchase distribution facility.          345,376          518,064

                                               (15)  Interest on debt paid off with portion of
                                                     Gold Bank proceeds.                                  (36,000)         (54,000)

                                               (16)  Amortization of Gold Bank debt issuance
                                                     costs.                                                 4,933            7,400

                                               (17)  Interest expense on amounts due to MWI sole
                                                     stockholder.                                         137,020          205,530

                                               (18)  Impact of interest rate swap financial
                                                     instrument.                                         (292,921)        (439,382)

                                               (19)  Amortization relating to MWI historical
                                                     debt issuance costs.                                 (18,667)         (28,000)
                                                                                                   --------------   --------------

                                                                                                         (353,874)         210,940
                                                                                                   --------------   --------------

Income tax expense (benefit)                   (20)  To adjust income taxes for the net pro forma
                                                     adjustments and the combined pro forma
                                                     results.                                            (486,781)         (47,893)
                                                                                                   --------------   --------------
Net income (loss) impact of pro forma
adjustments                                                                                          $    904,717     $    (66,955)
                                                                                                   ==============   ==============

          See notes to unaudited pro forma combined financial information.


                                       P-7



                                               AMCON DISTRIBUTING COMPANY
                                   UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
               SUMMARY OF PRO FORMA ADJUSTMENTS - HAWAIIAN NATURAL WATER COMPANY STATEMENTS OF OPERATIONS

                                                                                                       FOR THE
                                                                                                        NINE          FOR THE
                                                                                                       MONTHS           YEAR
                                                                                                        ENDED          ENDED
                                                                                                       JUNE 30,     SEPTEMBER 30,
STATEMENT OF OPERATIONS COMPONENT              NOTE                   ADJUSTMENT                         2001            2000
----------------------------------------       ----  --------------------------------------------- --------------   --------------

Depreciation and amortization                  (21)  To record amortization expense for the
                                                     trade name intangible asset.                    $     37,832     $     50,443

                                               (22)  To record amortization expense for the
                                                     customer list intangible asset.                       29,506           39,342
                                                                                                   --------------   --------------

                                                                                                           67,338           89,784
                                                                                                   --------------   --------------

Interest expense                               (23)  To eliminate historical interest expense
                                                     recorded by Hawaiian Natural Water Company
                                                     with respect to the notes payable to AMCON
                                                     Distributing Company.                                (55,876)         (15,417)
                                                                                                   --------------   --------------

                                                                                                          (55,876)         (15,417)
                                                                                                   --------------   --------------

Equity in loss of unconsolidated affiliates    (24)  To eliminate historical equity in losses of
                                                     Hawaiian Natural Water Company.                      (38,042)               -
                                                                                                   --------------   --------------

                                                                                                          (38,042)               -
                                                                                                   --------------   --------------

Income tax expense                             (25)  To record the tax effect of the pro forma
                                                     adjustments.                                        (496,033)      (1,144,570)
                                                                                                   --------------   --------------

                                                                                                         (496,033)      (1,144,570)
                                                                                                   --------------   --------------

Preferred stock dividends                      (26)  To eliminate preferred stock dividends
                                                     recorded by Hawaiian Natural Water Company.           23,453          136,698
                                                                                                   --------------   --------------

                                                                                                           23,453          136,698
                                                                                                   --------------   --------------
Net income (loss) available to common
shareholders impact from pro forma
adjustments
                                                                                                     $    546,065     $  1,206,901
                                                                                                   ==============   ==============

          See notes to unaudited pro forma combined financial information.

                           AMCON DISTRIBUTING COMPANY
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


UNAUDITED PRO FORMA COMBINED BALANCE SHEET


(1) The acquisition of Hawaiian Natural Water Company will be accounted for as a purchase. Under purchase accounting, the total of the consideration paid and the fair value of liabilities assumed would be allocated to the assets and liabilities of Hawaiian Natural Water Company based on their respective fair values. The allocation of the consideration paid has been made to major categories of assets and liabilities in the accompanying unaudited pro forma combined balance sheet as follows:


            Original equity investment in Hawaiian Natural Water Co. .........  $   206,082    (a)

            Conversion of note receivable ....................................      500,000    (b)

            Issuance of 373,558 shares of AMCON common stock .................    2,069,511    (c)
                                                                                -----------


            Total acquisition consideration ..................................  $ 2,775,593
                                                                                ===========


            Net assets acquired ..............................................  $   492,633    (d)

            Inventory step-up to fair value ..................................       20,563    (e)

            Trade name .......................................................    1,008,853    (f)

            Customer list ....................................................      196,709    (f)

            Goodwill .........................................................      465,928    (g)

            Deferred income tax asset ........................................    1,056,835    (h)

            Deferred income tax liability ....................................     (465,928)   (g)
                                                                                -----------


            Acquisition consideration allocation .............................  $ 2,775,593
                                                                                ===========


            (a) AMCON made an initial equity investment in Hawaiian Natural Water Company in February 2001 of $300,000, representing the purchase of 750,000 shares. The original investment of $300,000 was reduced by the recording of AMCON's equity in the losses of Hawaiian Natural Water Company of $38,042 and the recording of, as a return of investment, AMCON's interest income from Hawaiian Natural Water Company in connection with the notes receivable totaling $1,250,000 of $55,876.

            (b)   In June 2001, AMCON provided funding to Hawaiian
                  Natural Water Company in the form of a note receivable of $500,000 bearing interest at a rate of 10% per annum. The $500,000 note receivable is convertible at any time into Hawaiian Natural Water Company common stock at a conversion ratio of $0.40 per share, representing 1,250,000 shares. The pro forma combined balance sheet assumes the conversion of the $500,000 note receivable into the 1,250,000 common shares of Hawaiian Natural Water Company.

            (c) The merger agreement between AMCON Distributing Company and Hawaiian Natural Water Company indicates that the purchase price is subject to a formula whereby AMCON will issue shares of its common stock ranging between a high of 477,558 and a low of 358,168 such that the resulting purchase price would be $2,865,344 providing AMCON's closing stock price at the time of the acquisition were between $6.00 and $8.00. However, due to the initial equity investment of $300,000 and the assumed conversion of the $500,000 note receivable, AMCON owns 2,000,000 shares of Hawaiian Natural Water Company, representing approximately 22% of Hawaiian. Accordingly, in accordance with the formula, AMCON will be required to issue 373,558 shares of its common stock to purchase the remaining 78% of Hawaiian Natural Water Company. The options expected to be issued as part of the merger consideration are not expected to be significant.


                  In accordance with Emerging Issues Task Force's Abstracts Issue 99-12, "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business
                                    P-9

                         AMCON DISTRIBUTING COMPANY
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (CONTINUED)

                  Combination" (EITF 99-12), because of the fact that (1) the market value of AMCON's stock on the date the terms of the merger were agreed to and announced was below the range of $6.00 to $8.00, (2)

                  the market value of the stock subsequently went above $6.00 for a period of time, (3) the market value subsequently fell back below the range on February 14, 2001 and (4) the market value stayed below the range through June 30, 2001, the measurement date for the market price of AMCON's common stock for purposes of recording the purchase price allocation for the acquisition of Hawaiian Natural Water Company is February 14, 2001. In accordance with EITF 99-12, the market value of the common stock of $5.54 per share used in the purchase price allocation was based on the average of market prices a few days before and after the measurement date. The total value of the common stock issued of $2,069,511 was determined by multiplying the shares issued of 373,558 by the market price of $5.54.

                  Based on a par value of $0.01 per share, the credits to common stock and additional paid-in capital for the issuance of the 373,558 shares are $3,736 and $2,065,775, respectively.

            (d) The net assets acquired of $492,633 is represented by the net liability amount of $7,367 per the June 30, 2001 Hawaiian Natural Water Company historical balance sheet plus the assumed conversion of the $500,000 note payable to AMCON Distributing Company to Hawaiian Natural Water Company common stock.

            (e) Represents the estimated write-up in value of the purchase finished goods inventory. The write-up will not result in a charge to cost of sales for the purposes of the accompanying Unaudited Pro Forma Combined Statement of Operations due to its non-recurring nature.

            (f) The excess of the acquisition consideration over the fair value of the net assets acquired has been allocated to the other identified intangibles trade name and customer list in the amounts of $1,008,853 and $196,709, respectively. The trade name and customer list assets will be amortized over their estimated useful lives of 20 years and 5 years, respectively.

                  Under the current guidance of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," (to be replaced by Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" for all fiscal years beginning after December 15, 2001) and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in the event that facts and circumstances indicate that the carrying value of Hawaiian Natural's long-lived assets (including intangible assets subject to amortization) may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with those assets would be compared to the carrying amount to determine if a write-down to fair value is required. Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill is no longer amortized, but is assessed at least annually for impairment using a fair value methodology. The fair value methodology would be based on the operations of Hawaiian Natural (assuming Hawaiian Natural is considered to be an operating segment or one level below after the merger).

                  Hawaiian Natural has experienced recurring losses and negative cash flows from operations since its inception in 1994. Accordingly, there can be no assurance that impairment write-downs of Hawaiian Natural's long-lived assets (including intangible assets subject to amortization and goodwill) will not be recorded in the future under these accounting standards.


                                    P-10



                         AMCON DISTRIBUTING COMPANY
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (CONTINUED)

            (g) Represents the establishment of the deferred income taxes liability resulting from the acquisition of Hawaiian Natural Water Company, applying an estimated effective income tax rate of 38% as follows:


                    Trade name ........................   $1,008,853

                    Customer list .....................      196,709

                    Inventory step-up .................       20,563
                                                          ----------


                    Totals ............................    1,226,125

                    Estimated effective tax rate ......          38%
                                                          ----------


                    Net deferred tax liability ........   $  465,928
                                                          ==========


                  The deferred tax liability has been recorded in the Unaudited Pro Forma Combined Balance Sheet with the establishment of a goodwill asset. Due to the fact that the purchase of Hawaiian Natural Water Company will be consummated after June 30, 2001, in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," this goodwill will not be amortized. Under this nonamortization approach, the carrying value of the goodwill will be reviewed for impairment and written down and charged to results of operations only in the periods in which the impairment recognition criteria has been met and the recorded value of goodwill is more than its measured fair value.

            (h) To record the fair value of the tax net operating loss carryforwards acquired in the purchase of the Hawaiian Natural Water Company common stock. The fair value was based on the estimated amount of the net operating loss carryforwards AMCON expects it will be able to utilize, taking into consideration the limitation on the subsequent utilization under IRC Section 382.

(2) To eliminate amounts due from Hawaiian Natural Water Company to AMCON Distributing Company for expenses paid by AMCON on Hawaiian's behalf.

(3) To eliminate the notes receivable due from Hawaiian Natural Water Company and the related notes payable to AMCON Distributing Company totaling $1,250,000. The $350,000, $400,000 and $500,000 notes bear interest at
       10% per annum and have been outstanding since September 2000, October 2000 and June 2001, respectively. The $350,000 and $400,000 notes are eliminated, as the notes will represent intercompany amounts subsequent to the consummation of AMCON's acquisition of the stock in Hawaiian Natural Water Company. The pro forma combined financial data assumes AMCON's conversion of the $500,000 note into 1,250,000 shares of Hawaiian Natural Water Company common stock prior to the consummation of the acquisition.

(4) To eliminate the carrying value of the original $300,000 equity investment AMCON Distributing Company made in Hawaiian Natural Water Company in February 2001, representing 750,000 shares of Hawaiian Natural Water Company's common stock. The original investment of $300,000 was reduced by the recording of AMCON's equity in the losses of Hawaiian Natural Water Company of $38,042 and the recording of, as a return of investment, AMCON's interest income from Hawaiian Natural Water Company in connection with the notes receivable totaling $1,250,000 of $55,876.

(5) AMCON Distributing Company estimates the costs to be incurred for legal, accounting, printing and other in connection with the exchange of its common stock for the remaining outstanding common stock of Hawaiian Natural Water Company to be approximately $300,000. As these costs relate to the issuance of equity, the costs have been reflected as a charge to additional paid-in capital. As these costs will be funded by AMCON's revolving credit facility, the Unaudited Pro Forma Combined Balance Sheet reflects these costs as an increase in outstanding long-term debt.

(6)    To eliminate the equity of Hawaiian Natural Water Company.

                         AMCON DISTRIBUTING COMPANY
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (CONTINUED)


UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS - MERCHANTS WHOLESALE INC.

(7) To eliminate the operating lease expense on the Quincy, Illinois distribution facility of $360,640 and $540,960 for the eight months ended May 31, 2001 and the year ended September 30, 2000, respectively, that was leased from the MWI sole stockholder under a noncancellable operating lease through June 1, 2001. AMCON purchased the building on June 1, 2001 for $6,500,000 and recorded it in the preliminary purchase price allocation at its appraised fair value of $7,800,000.

(8) To record depreciation expense on the $7,800,000 Quincy, Illinois distribution facility of $130,000 and $195,000 for the eight months ended May 31, 2001 and the year ended September 30, 2000, respectively. The facility is being depreciated over its estimated useful life of 40 years.

(9) To record the pro forma amortization on the noncompete intangible asset of $346,510 for the eight months ended May 31, 2001 and the year ended September 30, 2000 of $57,752 and $86,628, respectively.

(10) To record the pro forma amortization on the goodwill of $4,080,980 for the eight months ended May 31, 2001 and the year ended September 30, 2000 of $108,826 and $163,239, respectively. Upon the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the recording of goodwill amortization relating to the acquisition of MWI and other pre-June 30, 2001 acquisitions will cease. Under this nonamortization approach, the carrying value of the goodwill will be reviewed for impairment and written down and charged to results of operations only in the periods in which the impairment recognition criteria has been met and the recorded value of goodwill is more than its measured fair value.

(11) To eliminate 100% of MWI's historical interest expense with the exception of interest incurred on the capital lease obligations, as the only debt that was assumed in the purchase of MWI's net assets were certain obligations under capital lease.

(12) To record the incremental debt incurred under the LaSalle Bank line of credit arrangement to purchase the net assets of MWI, to finance a portion of the Quincy, IL distribution facility and to pay the $337,000 in debt issuance costs was $28,844,459. Therefore, the pro forma interest expense on the incremental debt at 8.33% for the eight months ended May 31, 2001 and the year ended September 30, 2000 is $1,601,829 and $2,402,743, respectively. The impact on pre-tax income of a 1/8% variance in the interest rate would be $24,037 and $36,056 for the eight months ended May 31, 2001 and the year ended September 30, 2000, respectively.

(13) To record the pro forma amortization of the LaSalle Bank debt issuance costs of $300,000 for the eight months ended May 31, 2001 and the year ended September 30, 2000 of $66,667 and $100,000, respectively.

(14) To record the pro forma interest expense on the Gold Bank 7.5% (fixed rate) term debt of $6,960,000 for the eight months ended May 31, 2001 and the year ended September 30, 2000 of $345,376 and $518,064, respectively.

(15) To eliminate the historical interest expense for the eight months ended May 31, 2001 and the year ended September 30, 2000 of $36,000 and $54,000, respectively, relating to the $720,000 of existing AMCON debt that was paid off with a portion of the Gold Bank term loan proceeds.

(16) To record the pro forma amortization on the Gold Bank debt issuance costs of $37,000 for the eight months ended May 31, 2001 and the year ended September 30, 2000 of $4,933 and $7,400, respectively.

(17) To record the pro forma interest expense at a fixed rate of 6% on the amounts due to the MWI sole stockholder relating to the noncompete and goodwill arrangements for the eight months ended May 31, 2001 and the year ended September 30, 2000 of $137,020 and $205,530, respectively.
                                    P-12

                         AMCON DISTRIBUTING COMPANY
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (CONTINUED)


(18) To record the estimated pro forma interest expense reduction impact of marking to market the interest rate swap financial instrument from a negative fair value (liability) of $951,995 as of the date of the acquisition to zero as of the contract's maturity date for the eight months ended May 31, 2001 and the year ended September 30, 2000 of $292,921 and $439,382, respectively.

(19) To eliminate the historical MWI debt issuance cost amortization for the eight months ended May 31, 2001 and the year ended September 30, 2000 of approximately $18,667 and $28,000, respectively.

(20) The net impact of the pro forma adjustments have been tax-effected at AMCON's historical effective tax rate of approximately 38%. Additionally, due to the fact that MWI was an S-Corporation for tax purposes, no income tax expense (benefit) was recorded in its historical results for the eight months ended May 31, 2001 or for its year ended December 29, 2000. Accordingly, the pro forma tax adjustments include amounts to tax-effect the combined pro forma results for the nine months ended June 30, 2001 and the year ended September 30, 2000 at AMCON's historical effective tax rate of approximately 38%.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS - HAWAIIAN NATURAL WATER COMPANY

(21) To record the pro forma amortization on the trade name intangible asset of $1,008,853 over 20 years for the nine months ended June 30, 2001 and the year ended September 30, 2000 of $37,832 and $50,443, respectively.

(22) To record the pro forma amortization on the customer list intangible asset of $196,709 over 5 years for the nine months ended June 30, 2001 and the year ended September 30, 2000 of $29,506 and $39,342, respectively.

(23) To eliminate the historical interest expense recorded by Hawaiian Natural Water Company in connection with the notes payable to AMCON Distributing Company of $350,000, $400,000 and $500,000 bearing interest at 10% per annum.

(24) Prior to the consummation of the acquisition, AMCON Distributing Company accounted for its investment in Hawaiian Natural Water Company under the equity method. Subsequent to the acquisition, AMCON will consolidate Hawaiian Natural Water Company and, therefore, this pro forma adjustment is to eliminate the historical AMCON Distributing Company equity in losses of Hawaiian Natural Water Company.

(25) The net impact of the pro forma adjustments have been tax-effected at AMCON's historical effective tax rate of approximately 38%. Additionally, due to the fact that Hawaiian Natural Water Company was providing a full reserve against the tax net operating loss carryforward assets it was generating, no income tax benefit was recorded in its historical results for the nine months ended June 30, 2001 or for its year ended December 31, 2000. Accordingly, the pro forma tax adjustments include amounts to tax-effect the combined pro forma results for the nine months ended June 30, 2001 and the year ended September 30, 2000 at AMCON's historical effective tax rate of approximately 38%.

(26) To eliminate the preferred stock dividends recorded by Hawaiian Natural Water Company relating to its preferred stock which has since been fully redeemed.


                                             AMCON DISTRIBUTING COMPANY

                                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                        JUNE 30, 2001 AND SEPTEMBER 30, 2000
                                                    (UNAUDITED)


                                                                                           JUNE 30,     SEPTEMBER 30,
                                                                                             2001           2000
                                                                                        -------------   -------------
                                      ASSETS
Current Assets:
     Cash .........................................................................     $   1,051,626   $  1,148,276
     Accounts receivable less allowance for
       doubtful accounts of $684,049 and $329,069 .................................        35,873,042     16,703,983
     Inventories ..................................................................        29,684,879     22,122,674
     Deferred income taxes ........................................................         1,122,058        241,709
     Current assets of discontinued operations ....................................                 -     10,265,416
     Other ........................................................................           654,642        447,754
                                                                                        -------------   ------------
                                Total current assets ..............................        68,386,247     50,929,812

Fixed assets net ..................................................................        15,136,561      4,870,093
Notes receivable ..................................................................         1,250,000        350,000
Investments .......................................................................         1,068,168        509,162
Deferred income taxes .............................................................           266,728              -
Non-current assets of discontinued operations .....................................                 -      4,099,258
Other assets ......................................................................        16,597,133     12,434,011
                                                                                        -------------   ------------
                                                                                        $ 102,704,837   $ 73,192,336
                                                                                        =============   ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
     Accounts payable .............................................................     $  22,458,882   $  6,610,358
     Accrued expenses .............................................................         4,898,500      2,600,258
     Current liabilities of discontinued operations ...............................                 -      5,727,463
     Current portion of long-term debt ............................................         1,289,178      8,056,323
     Current portion of subordinated debt .........................................           868,721        912,694
                                                                                        -------------   ------------
                                Total current liabilities .........................        29,515,281     23,907,096
                                                                                        -------------   ------------

Other liabilities .................................................................         1,139,412              -
Deferred income taxes .............................................................                 -        683,233
Non-current liabilities of discontinued operations ................................                 -      6,333,219
Long-term debt less current portion ...............................................        50,234,612     16,668,647
Subordinated debt less current portion ............................................         6,472,792      8,745,236
Commitments .......................................................................

Shareholders' equity:
     Preferred stock, $.01 par value, 1,000,000 shares authorized, none
      outstanding .................................................................                 -              -
     Common stock, $.01 par value, 15,000,000 shares authorized, 2,738,304
       and 2,737,551 issued, respectively .........................................            27,383         27,376
     Additional paid-in capital ...................................................         4,123,086      4,121,981
     Unrealized gain on investments available-for-sale,
       net of $191,194 and $139,482 tax ...........................................           315,111        228,924
     Retained earnings ............................................................        10,877,160     12,476,624
                                                                                        -------------   ------------

                                Total shareholders' equity ........................        15,342,740     16,854,905
                                                                                        -------------   ------------
                                                                                        $ 102,704,837   $ 73,192,336
                                                                                        =============   ============

         The accompanying notes are an integral part of these condensed consolidated financial statements.


                                             AMCON DISTRIBUTING COMPANY

                                        CONDENSED CONSOLIDATED STATEMENTS OF
                                   OPERATIONS FOR THE THREE AND NINE MONTHS ENDED
                                               JUNE 30, 2001 AND 2000
                                                    (UNAUDITED)

                                      FOR THE THREE MONTHS ENDED JUNE 30,      FOR THE NINE MONTHS ENDED JUNE 30,
                                           2001                2000                 2001               2000
                                       -------------       -------------       -------------       -------------
Sales (including excise taxes
   of $26.3 million and $18.8
   million, and $59.2 million and
   $52.1 million, respectively) .....  $ 153,662,344       $ 105,950,999       $ 355,924,403       $ 306,123,069
Cost of sales .......................    141,441,141          95,444,465         323,577,307         273,225,403
                                       -------------       -------------       -------------       -------------
    Gross profit ....................     12,221,203          10,506,534          32,347,096          32,897,666

Selling, general and
  administrative expenses ...........     10,800,560           9,055,589          28,235,894          25,902,037
Depreciation and amortization .......        644,967             457,800           1,760,820           1,634,249
                                       -------------       -------------       -------------       -------------
                                          11,445,527           9,513,389          29,996,714          27,536,286
                                       -------------       -------------       -------------       -------------

Income from operations ..............        775,676             993,145           2,350,382           5,361,380

Other expense (income):
     Interest expense ...............        765,620             581,539           2,112,936           1,808,111
     Other income, net ..............       (125,000)         (1,940,187)           (173,224)         (2,091,473)
     Equity in loss of
       unconsolidated affiliate .....         38,042                   -              38,042                   -
                                       -------------       -------------       -------------       -------------
                                             678,662          (1,358,648)          1,977,754            (283,362)
                                       -------------       -------------       -------------       -------------
Income from continuing
  operations before income taxes ....         97,014           2,351,793             372,628           5,644,742

Income tax expense ..................         52,396             820,292             155,752           2,037,032
                                       -------------       -------------       -------------       -------------

Income from continuing
  operations ........................         44,618           1,531,501             216,876           3,607,710

Loss from discontinued
  operations, net of income tax
  benefit of $88,630, $551,298,
  and $5,357 ........................              -            (150,910)           (894,435)             (9,122)

Loss on disposal of discontinued
  operations, net of income tax
  benefit of $411,350 ...............              -                   -            (675,416)                  -
                                       -------------       -------------       -------------       -------------

Net income (loss) ...................  $      44,618       $   1,380,591       $   1,352,975       $   3,598,588
                                       =============       =============       =============       =============

Earnings (loss) per share from
continuing operations:
     Basic: .........................  $        0.02       $        0.56       $        0.08       $        1.32
     Diluted: .......................  $        0.02       $        0.54       $        0.08       $        1.26

Earnings (loss) per share from
discontinued operations:
     Basic: .........................  $           -       $       (0.06)      $       (0.57)      $       (0.00)
     Diluted: .......................  $           -       $       (0.05)      $       (0.56)      $       (0.00)

Net earnings (loss) per share:
     Basic: .........................  $        0.02       $        0.50       $       (0.49)      $        1.32
     Diluted: .......................  $        0.02       $        0.49       $       (0.48)      $        1.26
Weighted average shares
outstanding:
     Basic: .........................      2,738,231           2,737,333           2,737,983           2,733,954
     Diluted: .......................      2,831,433           2,845,101           2,826,207           2,858,725

         The accompanying notes are an integral part of these condensed consolidated financial statements.



                                 AMCON DISTRIBUTING COMPANY

                       CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000
                                         (UNAUDITED)

                                                                 2001               2000
                                                             ------------       -----------

Net cash provided by operating activities ................   $ 13,983,622       $ 3,605,592
                                                             ------------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of fixed assets ...........................     (1,220,207)         (607,247)
     Proceeds from sales of fixed assets .................          1,350         1,945,413
     Advances under notes receivable .....................       (900,000)                -
     Purchase of common stock in HNWC ....................       (300,000)                -
     Proceeds from sales of available-for-
       sale securities ...................................              -            92,260
     Proceeds from disposal of discontinued
       operations net of cash expenditures ...............      8,200,641                 -
     Acquisitions net of cash acquired ...................    (36,344,144)                -
                                                             ------------       -----------

                Net cash (used in) investing activities ..    (30,562,360)        1,430,426
                                                             ------------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term debt ........................        720,000                 -
     Proceeds from bank credit agreement
       for acquisition ...................................     36,344,144                 -
     Net (payments) on bank credit agreement .............    (16,141,430)       (5,153,192)
     Payments on long-term debt and
       subordinated debt .................................     (3,354,289)         (626,619)
     Payment of debt issue costs .........................       (305,846)                -
     Dividends paid ......................................       (246,429)         (208,042)
     Proceeds from exercise of stock options .............          1,141            20,262
     Purchase of treasury stock ..........................            (85)                -
                                                             ------------       -----------

              Net cash (used in) financing activities ....     17,017,206        (5,967,591)
                                                             ------------       -----------

Net increase (decrease) in cash ..........................        438,468          (931,573)

Cash, beginning of period ................................        613,158         1,646,133
                                                             ------------       -----------

Cash, end of period ......................................   $  1,051,626       $   714,560
                                                             ============       ===========












         The accompanying notes are an integral part of these condensed consolidated financial statements.

                           AMCON DISTRIBUTING COMPANY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION:

         The accompanying unaudited condensed consolidated financial statements include the accounts of AMCON Distributing Company and its subsidiaries ("AMCON" or the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to fairly present the financial information included therein, such adjustments consisting of normal recurring items. It is suggested that these financial statements be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended September 30, 2000, which are included in the Company's Annual Report to Stockholders filed with Form 10-K. Results for the interim period are not necessarily indicative of results to be expected for the entire year. Additionally, the Company completed its purchase of the distribution business and net assets of Merchants Wholesale, Inc. on June 1, 2001. As more fully described in Note 2 to the unaudited condensed consolidated financial statements, the Company completed the sale of its health food distribution business effective March 23, 2001. As a result, the Company's September 30, 2000 balance sheet and fiscal 2000 results have been restated to reflect the health food distribution business as discontinued operations.

         AMCON's fiscal third quarters ended on June 29, 2001 and June 23, 2000, respectively. For convenience, the fiscal quarters have been indicated as June 30. Each three and nine-month period ended comprised 13 weeks and 39 weeks, respectively.


2.       ACQUISITIONS AND DISPOSITIONS OF BUSINESSES:

         (a)      Health Food Distribution Business:
                  ---------------------------------

         Effective March 23, 2001, the Company's subsidiary, Food For Health Co., Inc., completed the sale of the assets of its health food distribution business for $10.3 million, subject to certain adjustments. The purchase price was paid in cash and the assumption by the purchaser of approximately $2.1 million in indebtedness. The sale resulted in a pre-tax loss of approximately $1.1 million ($675,000 after taxes). This loss includes an accrual for estimated costs, including rent and related expenses associated with the remaining lease commitments on the two distribution facilities that were retained by the Company of $2.5 million and contractual consulting agreements of $445,000, which will provide no future economic benefit to the Company. The Company is actively seeking tenants to sublease the facilities for the remainder of the lease terms. Any differences between these expense estimates and their actual settlement will change the loss accordingly. In connection with the sale of the health food distribution business, the Company also entered into a 5 year supply agreement with the purchaser under which the purchaser will supply products to the Company's retail health food stores at market prices.

         The sale of the Company's health food distribution business has been reflected as discontinued operations in the unaudited condensed consolidated financial statements in accordance with APB No. 30. Revenues from the discontinued operations, which have been excluded from income from continuing operations in the accompanying unaudited condensed consolidated statements of operations for the three and nine-month periods ended June 30, 2001 and 2000, are presented below. The effects of the discontinued operations on net income
(loss) and per share data are reflected within the accompanying unaudited condensed consolidated statements of operations.


               THREE MONTHS ENDED JUNE 30,     NINE MONTHS ENDED JUNE 30,
                   2001          2000              2001           2000
               ------------   ------------     ------------   ------------

     Revenue ...  $      -     $ 9,933,329      $ 13,704,844   $ 33,541,133

                           AMCON DISTRIBUTING COMPANY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000


         (b)      Merchants Wholesale, Inc.:
                  -------------------------

         On June 1, 2001, the Company completed the acquisition of substantially all of the distribution business and net assets of Merchants Wholesale, Inc. ("Merchants") located in Quincy, IL. In addition, the Company purchased a 206,000 square foot building occupied by Merchants and owned by Merchants' sole shareholder. The net purchase price of $36.7 million, net of assumed liabilities of $6.0 million, was based on assets held at the closing date, including the real estate. Funding for the acquisition was provided as follows: $27.0 million through borrowings under a revolving loan agreement with LaSalle National Bank (the "Revolving Loan"); $6.3 million through a real estate loan with Gold Bank (the "Real Estate Loan"); and $3.4 million of deferred payment to the sole stockholder of MWI. Costs and expenses associated with the acquisition were paid from AMCON's Revolving Loan proceeds. The Revolving Loan is secured by all of AMCON's assets, excluding real estate. The Real Estate Loan is secured by AMCON's two owned distribution facilities.

         The transaction was accounted for using the purchase method of accounting under which the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The portion of the purchase price in excess of the fair value of the net assets acquired to be allocated to goodwill and other identifiable assets is currently estimated to be approximately $4.1 million and $0.3 million, respectively. The goodwill is currently being amortized over 25 years, while the identifiable intangible asset, represented by a noncompete agreement with the sole shareholder of Merchants, is being amortized over the period covered by the agreement of four years. On October 1, 2001, the Company intends to early adopt the guidance under the newly issued Statement of Financial Accounting Standards No. 142 and the remaining unamortized goodwill asset will no longer be amortized. The carrying value of the goodwill will then be reviewed for impairment and written down and charged to the results of operations if and when the impairment recognition criteria is met and the recorded value of the asset exceeds its measured fair value. It is the Company's intention to more fully evaluate the fair value, classification and useful lives of the acquired net assets, including the intangible assets, and, as a result, the final allocation of the purchase price to the intangible assets acquired may ultimately differ from that recorded as of June 30, 2001. The Company intends to have the evaluation of fair value, and therefrom, the purchase price allocation completed by September 30, 2001.

         Operating results for the Merchants acquisition are included in the accompanying condensed consolidated statement of operations from the acquisition date. The following presents pro forma unaudited condensed consolidated revenues, net income from continuing operations and net income per share for the nine months ended June 30, 2001 and 2000 as if the acquisition of the distribution business and the net assets of Merchants occurred on October 1, 2000 and 1999, respectively.

                                                             NINE MONTHS ENDED
                                                    ------------------------------------
                                                    JUNE 30, 2001          JUNE 30, 2000
                                                    -------------          -------------

    Sales .......................................   $664,268,399           $628,276,249
    Net income from continuing operations .......   $   (202,414)          $  3,767,199
    Net income ..................................   $ (1,722,264)          $  3,758,077
    Earnings per share:
       Basic ....................................   $      (0.65)          $       1.38
       Diluted ..................................   $      (0.65)          $       1.32


         The pro forma information provided above is based on assumptions that management deems appropriate, but does not purport to be indicative of the results that would have actually occurred had the acquisition taken place on October 1, 2000 and 1999, respectively.

                           AMCON DISTRIBUTING COMPANY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000



         (c)      Hawaiian Natural Water Company, Inc.:
                  ------------------------------------

         In November 2000, the Company entered into a merger agreement with Hawaiian Natural Water Company, Inc. (OTC: HNWC), pursuant to which HNWC would be merged with and into, and thereby become, a wholly-owned subsidiary of the Company. As a result, the Company will issue between 358,168 and 477,558 shares of its common stock to HNWC shareholders, representing between 11.6% and 14.9% of the Company's outstanding shares after giving effect to the merger. The ultimate purchase price will be determined based on the Company's stock price at the closing of the transaction. Based on the Company's closing stock price on July 31, 2001, the maximum purchase price would be $2.7 million (excluding the $750,000, but including the $500,000, advanced to HNWC through June 30, 2001 and recorded as notes receivable and the $300,000 recorded as an investment in the accompanying unaudited condensed consolidated balance sheet at June 30, 2001).

         The Company has provided HNWC with certain interim debt financing pending the consummation of the merger. HNWC is currently experiencing recurring operating losses and negative cash flows from operations; therefore, the Company loaned HNWC $350,000 in September 2000 and $400,000 in October 2000 for a total of $750,000 (the "$750,000 Notes") to be used for working capital and other general corporate purposes, including redemption of outstanding preferred stock. The loan is evidenced by promissory notes, bearing interest at the rate of 10% per annum, due on September 30, 2001 (the original due date was March 31, 2001), which are secured by substantially all of HNWC's assets.

         In February 2001, the Company invested an additional $300,000 in HNWC in exchange for 750,000 shares of common stock at substantially the same exchange ratio as provided for in the merger agreement. The investment represents an ownership interest of approximately 9.5% in HNWC and, accordingly, was accounted for under the cost method through the end of Company's quarter ended March 31, 2001.

         In February 2001, the Company agreed to obtain, and placed orders for, certain water bottling equipment to be utilized by HNWC in order to increase production capacity to achieve its growth targets. The estimated commitment under this operating lease is approximately $2.6 million over 8 years. The Company will sublease this equipment to HNWC under similar terms.

         In June 2001, the Company loaned HNWC an additional $500,000, which loan is evidenced by a promissory note bearing interest at the rate of 10% per annum, due on September 30, 2001, and which is also secured by substantially all of HNWC's assets (the "$500,000 Note"). In the event that the merger agreement is terminated for any reason or HNWC defaults on its obligations under the $750,000 Notes or the $500,000 Note, the Company will be entitled to convert all of those notes into Series C Convertible Preferred Stock which, among other things, would entitle AMCON to elect a majority of HNWC's Board of Directors. The $750,000 notes are also convertible upon 61 days' advance notice into HNWC's common stock at the same exchange ratio as in the merger. The $500,000 Note is convertible at any time at AMCON's election into HNWC's common stock at a conversion ratio of $0.40 per share and gives the Company a beneficial ownership interest of approximately 22% in HNWC.

         While there is no commitment to do so, the Company may consider negotiating future financing needs as they arise. However, given the continued funding of HNWC in the Company's quarter ended June 30, 2001 through the issuance of the $500,000 Note, AMCON management believes that it has the ability to exercise significant influence over the operating and financial policies of HNWC. Accordingly, the Company has adopted the equity method of accounting for its investment in HNWC in the 3rd quarter ended June 30, 2001. The effect of adopting equity accounting on the carrying value of the common stock in HNWC and the results of operations as of, and for, the Company's second quarter ended March 31, 2001, the quarter in which the HNWC common stock investment was made, is immaterial. The charge to the Company's third quarter results to record its equity in the losses of HNWC from the initial common stock investment date is $38,042.

                           AMCON DISTRIBUTING COMPANY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000


         The 750,000 shares purchased in February 2001 and the 1,250,000 shares receivable by AMCON upon conversion of the $500,000 Note will participate in the consideration to be received by HNWC stockholders in the merger (the "Merger Consideration"). Any shares receivable by AMCON upon conversion of the $750,000 Notes will not participate in the merger consideration. Due to the anticipated acquisition of HNWC and management's belief that the notes will not be paid within the next 12 months, the notes have been classified as noncurrent as of June 30, 2001.

The merger is expected to qualify as a tax-free reorganization and to be recorded on the Company's books using the purchase method of accounting. The merger is subject to various conditions, including the effectiveness of a registration statement covering the AMCON shares to be issued in the merger, the listing of such shares on AMEX and the approval of the HNWC stockholders. It is expected that the merger will be consummated in the fourth quarter of fiscal 2001.


3.       INVENTORIES:

         Inventories consist of finished products purchased in bulk quantities to be redistributed to the Company's customers. Effective in fiscal 1999, the Company changed the method of accounting for inventory from the first-in, first-out ("FIFO") method to the last-in, first-out ("LIFO") method. LIFO inventories at June 30, 2001 were approximately $3.9 million less than the amount of such inventories valued on a FIFO basis.


4.       DIVIDENDS:

         The Company paid cash dividends totaling $0.03 per share during the quarter ended June 30, 2001.


5.       EARNINGS (LOSS) PER SHARE:

         Basic earnings (loss) per share is calculated by dividing income from continuing operations, loss from discontinued operations and net income
(loss) by the weighted average common shares outstanding for each period. Diluted earnings (loss) per share is calculated by dividing income from continuing operations, loss from discontinued operations and net income
(loss) by the sum of the weighted average common shares outstanding and the weighted average dilutive options, using the treasury stock method. Stock options outstanding at June 30, 2001 and 2000, respectively, which were not included in the computations of diluted earnings per share because the option's exercise price was greater than the average market price of the common shares totaled 172,380 with an average exercise price of $7.25 for the three and nine months ended June 30, 2001, 168,200 shares with an average exercise price of $7.39 for the three months ended June 2000 and 129,700 shares with an average exercise price of $7.76 for the nine months ended June 30, 2000.


                                             AMCON DISTRIBUTING COMPANY

                           NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                               JUNE 30, 2001 AND 2000

                                                                FOR THE THREE-MONTH PERIOD ENDED JUNE 30,
                                                     --------------------------------------------------------------
                                                                 2001                              2000
                                                     ---------------------------      -----------------------------
                                                        BASIC           DILUTED          BASIC            DILUTED
                                                     -----------     -----------      -----------       -----------

1.  Weighted average common shares
      outstanding ................................     2,738,242       2,738,242        2,737,337         2,737,337

2.  Weighted average treasury shares
      outstanding ................................           (11)            (11)              (4)               (4)

3.  Weighted average of net additional shares
      outstanding assuming dilutive options and
      warrants exercised and proceeds used to
      purchase treasury stock ...................              -          93,202                -           107,768
                                                     -----------     -----------      -----------       -----------

4.  Weighted average number of shares
      outstanding ...............................      2,738,231       2,831,433        2,737,333         2,845,101
                                                     ===========     ===========      ===========       ===========

5.  Income from continuing operations ...........    $    44,618     $    44,618      $ 1,531,501       $ 1,531,501
                                                     ===========     ===========      ===========       ===========

6.  Loss from discontinued operations ...........    $         -     $         -      $  (150,910)      $  (150,910)
                                                     ===========     ===========      ===========       ===========

7.  Net income ..................................    $    44,618     $    44,618      $ 1,380,591       $ 1,380,591
                                                     ===========     ===========      ===========       ===========

8.  Earnings per share from continuing
      operations ................................    $      0.02     $      0.02      $      0.56       $      0.54
                                                     ===========     ===========      ===========       ===========

9.  Loss per share from discontinued
      operations ................................    $         -     $         -      $     (0.06)      $     (0.05)
                                                     ===========     ===========      ===========       ===========

10. Net earnings per share ......................    $      0.02     $      0.02      $      0.50       $      0.49
                                                     ===========     ===========      ===========       ===========



                                                                 FOR THE NINE-MONTH PERIOD ENDED JUNE 30,
                                                     --------------------------------------------------------------
                                                                 2001                              2000
                                                     ---------------------------      -----------------------------
                                                        BASIC           DILUTED          BASIC            DILUTED
                                                     -----------     -----------      -----------       -----------

1.  Weighted average common shares
      outstanding .................................    2,737,988       2,737,988        2,733,955         2,733,955

2.  Weighted average treasury shares
      outstanding .................................           (5)             (5)              (1)               (1)

3.  Weighted average of net additional shares
      outstanding assuming dilutive options and
      warrants exercised and proceeds used to
      purchase treasury stock .....................            -          88,224                -           124,771
                                                     -----------     -----------      -----------       -----------

4.  Weighted average number of
      shares outstanding ..........................    2,737,983       2,826,207        2,733,954         2,858,725
                                                     ===========     ===========      ===========       ===========


5.  Income from continuing operations .............  $   216,876     $   216,876      $ 3,607,710       $ 3,607,710
                                                     ===========     ===========      ===========       ===========


6.  Loss from discontinued operations .............  $  (894,435)    $  (894,435)     $    (9,122)      $    (9,122)
                                                     ===========     ===========      ===========       ===========

7.  Loss on disposal of discontinued operations ...  $  (675,416)    $  (675,416)     $         -       $         -
                                                     ===========     ===========      ===========       ===========

8.  Net income (loss) .............................  $(1,352,975)    $(1,352,975)     $ 3,598,588       $ 3,598,588
                                                     ===========     ===========      ===========       ===========

9.  Earnings per share from
      continuing operations .......................  $      0.08     $      0.08      $      1.32       $      1.26
                                                     ===========     ===========      ===========       ===========

10. Loss per share from discontinued
      operations ..................................  $     (0.57)    $     (0.56)     $         -       $         -
                                                     ===========     ===========      ===========       ===========

11. Net earnings (loss) per share .................  $     (0.49)    $     (0.48)     $      1.32       $      1.26
                                                     ===========     ===========      ===========       ===========

                           AMCON DISTRIBUTING COMPANY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000


6.       COMPREHENSIVE INCOME (LOSS):

         The following is a reconciliation of net income (loss) per the accompanying consolidated statements of operations to comprehensive income
(loss) for the periods indicated:


                                                     THREE MONTHS ENDED JUNE 30,      NINE MONTHS ENDED JUNE 30,
                                                     ---------------------------   -------------------------------
                                                        2001           2000             2001             2000
                                                     -----------   -------------   -------------     -------------

Net income (loss) .................................  $    44,618   $   1,380,591   $  (1,352,975)    $   3,598,588
Other comprehensive income:
   Unrealized holding gain (losses) arising
     from investments during the period, net of
     income taxes of $(10,499), $17,956, $51,712
     and $19,783, respectively ....................      (17,501)         29,926          86,188            32,971
Less reclassification adjustments included in
  net income ......................................            -         (25,533)              -           (42,904)
                                                     -----------   -------------   -------------     -------------
Comprehensive income (loss) .......................  $    27,117   $   1,384,984   $  (1,266,787)    $   3,588,655
                                                     ===========   =============   =============     =============



7.       DEBT:

         In connection with the acquisition of the distribution business and net assets of Merchants on June 1, 2001, the Company incurred additional debt as follows:

         (a)      Revolving Credit Facility:
                  -------------------------

         The Company amended its revolving credit facility (the "Facility") with a bank to increase the Facility from $25.0 million to $55.0 million. Borrowings under the Facility are based on eligible accounts receivable and inventory requirements. The new Facility bears interest at the bank's base rate ("Prime") or LIBOR plus 1.75%, as selected by the Company. In addition, the Company is required to pay an unused fee equal to .25% per annum on the difference between the maximum loan limit and the average borrowing for the month. The Facility is collateralized by all equipment, all intangibles, inventories, and accounts receivable. The Facility contains covenants which, among other things, set certain financial ratios and net worth requirements, including covenants that (i) restrict the permitted investments, (ii) restrict intercompany advances to HNWC, (iii) restrict incurrence of additional debt, (iv) restrict mergers and acquisitions and changes in business or conduct of business and (v) require the maintenance of certain financial ratios and net worth levels including an average annual fixed charge ratio of 1.1 to 1.0, average annual debt service coverage ratio of 1.5 to 1.0, average annual Senior debt to EBITDA ratio of 6.0 to 1.0, and a minimum tangible net worth of $7,000,000. In addition, the Company must maintain a fill rate percentage of not less than 93% calculated on a weekly basis. The fill rate percentage is determined by dividing the total dollar amount of inventory delivered to the Company's customers each week into the total amount of orders which correspond to such deliveries. The Facility also provides that the Company may not pay dividends in excess of $.12 per share on an annual basis.

         (b)      Real Estate Term Loan:
                  ---------------------

         The Company borrowed $6.9 million from a bank to purchase the distribution facility utilized by Merchants, which was owned by Merchants' sole stockholder (the "Real Estate Loan"). Proceeds from the Real Estate Loan were also used to retire term debt. The Real Estate Loan bears interest at a fixed rate of 7.5% with monthly installments of principal and interest in the amount of $56,531 per month. The loan has a term of 5 years, at which time the remaining balance will be due and payable, and is collateralized by the Company's two owned distribution facilities.

                           AMCON DISTRIBUTING COMPANY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000


         (c)      Subordinated Obligations Due Seller:
                  -----------------------------------

         The asset purchase agreement with Merchants provides for deferred payments to be made to the seller totaling $4,550,000. The obligations are subordinate to the Facility and the Real Estate Loan. The company paid $1,000,000 on the closing date of the transaction, while the remaining $3,550,000 is required to be paid on the first, second, third and fourth anniversaries of the closing date of the transaction in installments of $900,000 on each of the first three anniversary dates with a final payment of $850,000 on the fourth anniversary of the closing date. In addition, the Company entered into a noncompetition agreement with the seller that requires the Company to make payments of $100,000 annually on the first through fourth anniversary dates of the closing of the transaction. The Company has recorded the seller obligations at their fair values utilizing a 6% effective interest rate which was determined based on the Company's approximate average borrowing rate.


8.       ADOPTION OF SFAS NO. 133 AND THE INTEREST RATE SWAP AGREEMENT:

         The Company adopted Statement of Financial Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities," on September 30, 2000. Under SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value, with the impact of the change in the fair value recorded in current earnings or in other comprehensive income depending on the type of derivative, the designation of the instrument as a hedge, and the effectiveness of the hedge. At September 30, 2000, the Company did not have any derivative financial instruments.

         In connection with the purchase of the distribution business and net assets of Merchants, the Company assumed Merchants's interest rate swap agreement with a bank. Under the agreement, the Company agrees to exchange, at specified intervals, fixed interest amounts for variable interest amounts calculated by reference to an agreed-upon notional principal amount of $25,000,000. The interest rate swap effectively converts $25,000,000 of the Company's variable-rate senior debt to fixed-rate debt (before accounting for the impact of the change in market value of the interest rate swap derivative financial instrument) at a rate of 8.33%, through the maturity of the swap agreement on May 27, 2003.

         Due to the significant decline in variable interest rates from the date Merchants initially entered into the swap agreement, the negative fair value of the swap instrument recorded as a liability on Merchant's balance sheet at the closing date was $931,824. Upon assuming the swap liability, the Company did not designate the swap transaction as a hedge and, therefore, recognized changes in the market value of the instrument in current earnings (interest expense). At June 30, 2001, the swap instrument had a market value of $893,834. The change in fair value of the swap instrument from a negative market value of $931,824 as of the acquisition date to a negative market value of $893,834 at June 30, 2001 was recorded as a reduction to interest expense in the Company's three and nine months ended June 20, 2001.


9.       BUSINESS SEGMENTS:

         AMCON has two reportable business segments; the wholesale distribution of consumer products and the retail sale of health and natural food products. The Company disposed of its health food distribution segment during the second quarter of fiscal 2001. Prior period segment data has been restated to conform to the current presentation. The results of the acquired Merchants distribution business are included in the wholesale distribution of consumer products segment due to similar economic characteristics shared by AMCON's existing distribution business and Merchants distribution business and due to similar characteristics with respect to the nature of the products distributed, the type and class of customers for the distribution products, and the methods used to distribute the products. The segments are evaluated on revenues, operating income and income before taxes.

                           AMCON DISTRIBUTING COMPANY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000


                                                       WHOLESALE
                                                      DISTRIBUTION      RETAIL        OTHER        CONSOLIDATED
                                                     -------------   -------------   --------     -------------
Quarter ended June 30, 2001:
Revenues ........................................    $ 145,391,249   $   8,271,095          -     $ 153,662,344
Operating income (loss) .........................        1,093,712        (318,036)         -           775,676
Income (loss) before taxes ......................          771,918        (636,862)  $(38,042)           97,014
Total assets ....................................       82,181,582      20,523,255          -       102,704,507

Quarter ended June 30, 2000:
Revenues ........................................    $  97,575,165   $   8,375,834          -     $ 105,950,999
Operating income (loss) .........................        1,305,203        (312,058)         -           993,145
Income before taxes .............................        3,051,244        (699,451)         -         2,351,793
Total assets excluding
  discontinued operations .......................       33,051,902      19,965,774          -        53,017,676

Nine months ended June 30, 2001:
Revenues ........................................    $ 331,610,778   $  24,313,625          -     $ 355,924,403
Operating income (loss) .........................        3,102,488        (752,106)         -         2,350,382
Income (loss) before taxes ......................        2,321,040      (1,910,370)  $(38,042)          372,628
Total assets ....................................       82,181,582      20,523,255          -       102,704,507

Nine months ended June 30, 2000:
Revenues ........................................    $ 280,932,796   $  25,190,273          -     $ 306,123,069
Operating income ................................        4,772,631         588,749          -         5,361,380
Income before taxes .............................        6,179,270        (534,528)         -         5,644,742
Total assets excluding
  discontinued operations .......................       33,051,902      19,965,774          -        53,017,676


         There are no intersegment sales between the two operating segments. Operating income (loss) and income (loss) before taxes from the retail segment include general corporate overhead expenses, which were previously allocated to the discontinued health food distribution operations but were not eliminated as a result of the sale. Income (loss) before taxes in the "Other" column represent equity in the loss of unconsolidated affiliates.


10.      RECENT ACCOUNTING PRONOUNCEMENTS:

         In July 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Standards No. 141 (SFAS No. 141), "Business Combinations" and SFAS No. 142,"Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles being classified as goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the impairment recognition criteria had been met and the recorded value of goodwill and certain intangibles is more than its measured fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 must be adopted by the Company on October 1, 2002. Early application of SFAS 142 is permitted for the Company's fiscal year beginning October 1, 2001. Given that the Company is still evaluating the fair value classification and useful lives of the acquired Merchants' net assets, including goodwill and the identifiable intangible assets, management is still addressing what the impact on future periods will be resulting from the adoption of SFAS No. 141 and SFAS No. 142.

                         AMCON DISTRIBUTING COMPANY

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of AMCON Distributing Company:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and shareholders' equity and comprehensive income and of cash flows present fairly, in all material respects, the consolidated financial position of AMCON DISTRIBUTING COMPANY and its subsidiaries as of September 30, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for inventory in fiscal 1999.

PRICEWATERHOUSECOOPERS LLP

Omaha, Nebraska
November 22, 2000, except for paragraph
one of Note 1 and Note 18, for which the date is March 23, 2001

                                             AMCON DISTRIBUTING COMPANY

                                            CONSOLIDATED BALANCE SHEETS
                                                   SEPTEMBER 30,

                                                                                     2000                1999
                                                                               ---------------     ---------------
                                    ASSETS
     Current Assets:
       Cash ................................................................   $     1,148,276     $     1,728,042
       Accounts receivable less allowance for doubtful
         accounts of $329,069 and $315,461 .................................        16,703,983          15,431,055
       Inventories .........................................................        22,122,674          16,355,863
       Deferred income taxes ...............................................           241,709             278,565
       Current assets from discontinued operations .........................        10,265,416          11,152,732
       Other ...............................................................           447,754             824,451
                                                                               ---------------     ---------------

                                     Total current assets ..................        50,929,812          45,770,708
                                                                               ---------------     ---------------

     Fixed assets, net .....................................................         4,870,093           6,553,641
     Notes receivable ......................................................           350,000                   -
     Investments ...........................................................           509,162             561,941
     Non-current assets from discontinued operations .......................         4,099,258           3,979,768
     Other assets ..........................................................        12,434,011          11,723,158
                                                                               ---------------     ---------------

                                                                               $    73,192,336     $    68,589,216
                                                                               ===============     ===============

                              LIABILITIES AND SHAREHOLDERS' EQUITY

     Current Liabilities:
       Accounts payable ....................................................   $     6,610,358     $     7,983,802
       Accrued expenses ....................................................         1,743,087           2,193,996
       Accrued wages, salaries and bonuses .................................           857,171             640,933
       Income taxes payable ................................................                 -             283,111
       Current liabilities of discontinued operations ......................         5,727,463          10,505,201
       Current portion of long-term debt ...................................         8,056,323           4,577,171
       Current portion of subordinated debt ................................           912,694             800,000
       Dividends payable ...................................................                 -              51,297
                                                                               ---------------     ---------------

                                     Total current liabilities .............        23,907,096          27,035,511
                                                                               ---------------     ---------------

       Deferred income taxes ...............................................           683,233             585,757
       Non-current liabilities of discontinued operations ..................         6,333,219           1,444,517
       Long-term debt, less current portion ................................        16,668,647          17,067,187
       Subordinated debt, less current portion .............................         8,745,236           9,200,000
       Commitments (Note 13)

     Shareholders' equity:
       Preferred stock, $.01 par value, 1,000,000 shares authorized,
         none outstanding ..................................................                 -                   -
       Common stock, $.01 par value, 15,000,000 shares authorized and
         2,737,551 and 2,480,000 issued at September 30, 2000 and 1999 .....            27,376              27,276
       Additional paid-in capital ..........................................         4,121,981           4,101,629
       Accumulated other comprehensive income net of $139,482 and
         $149,664 tax ......................................................           228,924             234,299
       Retained earnings ...................................................        12,476,624           8,893,400
                                                                               ---------------     ---------------

                                                                                    16,854,905          13,256,604
     Less treasury stock, 102 shares at cost at September 30, 1999 .........                 -                (360)
                                                                               ---------------     ---------------

                                    Total shareholders' equity .............        16,854,905          13,256,244
                                                                               ---------------     ---------------

                                                                               $    73,192,336     $    68,589,216
                                                                               ===============     ===============


                     The accompanying notes are an integral part of these financial statements.

                                              AMCON DISTRIBUTING COMPANY

                                           CONSOLIDATED STATEMENTS OF INCOME
                                            FISCAL YEAR ENDED SEPTEMBER 30,

                                                               2000                   1999                    1998
                                                          -------------          -------------           -------------

      Sales (including excise taxes of $72.6 million,
        $54.5 million and $52.9 million respectively) ..  $ 424,731,331          $ 342,863,572           $ 263,083,330
      Cost of sales ....................................    379,968,197            311,069,295             239,179,975
                                                          -------------          -------------           -------------

      Gross profit .....................................     44,763,134             31,794,277              23,903,355

      Selling, general and administrative expenses .....     35,637,465             22,654,462              18,170,384
      Depreciation and amortization ....................      2,209,418              1,283,281                 922,901
                                                          -------------          -------------           -------------

                                                             37,846,883             23,937,743              19,093,285
                                                          -------------          -------------           -------------

      Income from operations ...........................      6,916,251              7,856,534               4,810,070

      Other expense (income):
        Interest expense ...............................      2,498,806              1,281,852               1,565,662
        Other (income) expense, net ....................     (2,247,842)               (68,479)               (535,809)
                                                          -------------          -------------           -------------

                                                                250,964              1,213,373               1,029,853
                                                          -------------          -------------           -------------

      Income from continuing operations before
        income taxes ...................................      6,665,287              6,643,161               3,780,217

      Income tax expense ...............................      2,354,293              2,521,373               1,495,732
                                                          -------------          -------------           -------------

      Income from continuing operations ................      4,310,994              4,121,788               2,284,485

      Income (loss) from discontinued operations,
        net of income taxes of $(238,771),
        $(175,449) and $47,121, respectively ...........       (406,555)              (286,259)                 73,701
                                                          -------------          -------------           -------------
      Net income .......................................  $   3,904,439          $   3,835,529           $   2,358,186
                                                          =============          =============           =============

      Earnings per share from continuing operations:
           Basic .......................................          $1.58                  $1.51                   $0.84
           Diluted .....................................          $1.51                  $1.44                   $0.82

      Earnings (loss) per share from discontinued
        operations:
           Basic .......................................         $(0.15)               $ (0.10)                 $ 0.03
           Diluted .....................................         $(0.14)               $ (0.10)                 $ 0.03

      Net earnings per share:
           Basic .......................................          $1.43                  $1.41                   $0.87
           Diluted .....................................          $1.37                  $1.34                   $0.85

      Weighted average shares outstanding:
           Basic .......................................      2,734,862              2,727,892               2,703,868
           Diluted .....................................      2,853,320              2,855,419               2,788,996

                           The accompanying notes are an integral part of these financial statements.

                                                AMCON DISTRIBUTING COMPANY


                                     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                AND COMPREHENSIVE INCOME

                                            PREFERRED STOCK                        COMMON STOCK               ADDITIONAL
                                       -------------------------          -----------------------------        PAID-IN
                                       SHARES             AMOUNT           SHARES              AMOUNT          CAPITAL
                                       ------             ------          ---------         -----------      -----------
Balance, September 30, 1997 .........       -                  -          2,450,000         $    24,500      $ 2,213,828

Issuance and exercise of
  warrants ..........................       -                  -             30,000                 300           57,450
Net income ..........................       -                  -                  -                   -                -
Unrealized gain (loss) on
  investments available-for-sale,
  net of tax ........................       -                  -                  -                   -                -

Total comprehensive income ..........       -                  -                  -                   -                -
                                       ------             ------          ---------         -----------      -----------
Balance, September 30, 1998 .........       -                  -          2,480,000              24,800        2,271,278

Purchase of treasury stock ..........       -                  -                  -                   -                -

Dividends ...........................       -                  -                  -                   -                -

Net income ..........................       -                  -                  -                   -                -
Unrealized gain on investments
  available-for-sale, net of tax ....       -                  -                  -                   -                -

Total comprehensive income ..........       -                  -                  -                   -                -
                                       ------             ------          ---------         -----------      -----------
Balance September 30, 1999 ..........       -                  -          2,480,000              24,800        2,271,278

Exercise of options .................       -                  -              9,032                  91           20,361

Purchase of treasury stock ..........       -                  -                  -                   -                -

Dividends ...........................       -                  -                  -                   -                -

10% stock dividend ..................       -                  -            248,519               2,485        1,830,342

Net income ..........................       -                  -                  -                   -                -
Unrealized gain (loss) on
  investments available-for-sale,
  net of tax ........................       -                  -                  -                   -                -
Total comprehensive income ..........       -                  -                  -                   -                -
                                       ------             ------          ---------         -----------      -----------
Balance, September 30, 2000 .........       -                  -          2,737,551         $    27,376      $ 4,121,981
                                       ======             ======          =========         ===========      ===========

                    The accompanying notes are an integral part of these financial statements.

                                                AMCON DISTRIBUTING COMPANY


                                     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                          AND COMPREHENSIVE INCOME (CONTINUED)

                                   ACCUMULATED
                                      OTHER                                          TREASURY STOCK
                                  COMPREHENSIVE          RETAINED              --------------------------
                                     INCOME              EARNINGS              SHARES             AMOUNT                TOTAL
                                  -------------        -----------             ------           ---------           -------------

Balance, September 30, 1997 .....   $ 237,503          $ 4,732,603                 (97)         $    (315)          $   7,208,119

Issuance and exercise of
  warrants ......................           -                    -                   -                  -                  57,750

Net income ......................           -            2,358,186                   -                  -               2,358,186
Unrealized gain (loss) on
  investments available-for-
  sale, net of tax ..............     (19,358)                   -                   -                  -                 (19,358)
                                                                                                                    -------------

Total comprehensive income ......           -                    -                   -                  -               2,338,828
                                    ---------          -----------             -------          ---------           -------------
Balance, September 30, 1998 .....     218,145            7,090,789                 (97)              (315)              9,604,697

Purchase of treasury stock ......           -                    -                  (5)               (45)                    (45)

Dividends .......................           -             (198,392)                  -                  -                (198,392)

Net income ......................           -            3,835,529                   -                  -               3,835,529
Unrealized gain on
  investments available-for sale,
  net of tax ....................      16,154                    -                   -                  -                  16,154
                                                                                                                    -------------

Total comprehensive income ......           -                    -                   -                  -               3,851,683
                                    ---------          -----------             -------          ---------           -------------

Balance, September 30, 1999 .....     234,299           10,727,926                (102)              (360)             13,257,943

Exercise of options .............           -                 (223)                108                399                  20,628

Purchase of treasury stock ......           -                    -                  (6)               (39)                    (39)

Dividends .......................           -             (322,691)                  -                  -                (322,691)

10% stock dividend ..............           -           (1,832,827)                  -                  -                       -

Net income ......................           -            3,904,439                   -                  -               3,904,439
Unrealized gain (loss) on
  investments available-for-
  sale, net of tax ..............      (5,375)                   -                   -                  -                  (5,375)
                                                                                                                    -------------

Total comprehensive income ......           -                    -                   -                  -               3,899,064
                                    ---------          -----------             -------          ---------           -------------

Balance, September 30, 2000 .....   $ 228,924          $12,476,624                   -          $       -           $  16,854,905
                                    =========          ===========             =======          =========           =============

                    The accompanying notes are an integral part of these financial statements.

                                                AMCON DISTRIBUTING COMPANY


                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              FISCAL YEAR ENDED SEPTEMBER 30,
                                                                            2000                 1999              1998
                                                                        -----------          -----------       -----------

Cash flows from operating activities:
  Net income ........................................................   $ 4,310,994          $ 4,121,788       $ 2,284,485
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Net income (loss) from discontinued operations ................      (406,555)            (286,259)           73,701
      Depreciation and amortization .................................     2,211,242            1,287,126           922,901
      (Gain) loss on sales of fixed assets, intangibles land
         held for sale and securities ...............................    (2,102,857)                 259           (46,955)
      Proceeds from sales of trading securities .....................             -                    -           157,207
      Deferred income taxes .........................................       134,332              445,955          (215,204)
      Provision for losses on doubtful accounts and inventory
        obsolescence ................................................       222,735              162,785           593,825
Changes in assets and liabilities, net of effect of acquisitions:
      Accounts receivable ...........................................    (1,225,970)          (2,731,682)       (2,363,987)
      Inventories ...................................................    (5,382,676)            (291,332)       (1,730,140)
      Other current assets ..........................................       (65,483)            (638,357)          (94,405)
      Other assets ..................................................       (51,677)              38,359           (45,366)
      Accounts payable ..............................................    (1,491,132)           1,284,922         1,163,900
      Accrued expenses and accrued wages, salaries and bonuses ......      (404,671)             301,391          (108,932)
      Income taxes payable and receivable ...........................      (490,931)            (781,169)          471,985
      Other liabilities .............................................             -                    -                 -
  Net cash provided by (used in) operating activities - discontinued
   operations .......................................................     1,612,826             (540,717)         (374,794)
                                                                        -----------          -----------       -----------

                  Net cash (used in) provided by operating
                   activities .......................................    (3,129,823)           2,373,069           688,221
                                                                        -----------          -----------       -----------

Cash flows from investing activities:
  Purchases of fixed assets .........................................      (516,060)            (294,741)         (671,592)
  Acquisitions, net of cash acquired ................................      (606,183)          (5,879,143)       (7,119,254)
  Proceeds from sales of fixed assets and intangibles ...............     2,887,234               54,880            86,887
  Proceeds from sales of available-for-sale securities ..............        92,260                    -                 -
  Purchase of debt security .........................................      (350,000)                   -                 -
  Proceeds from repayment of advance to officer .....................             -                    -           100,000
  Net cash used in investing activities - discontinued
   operations .......................................................      (449,958)            (466,965)         (110,848)
                                                                        -----------          -----------       -----------
                  Net cash provided by (used in) investing
                   activities .......................................     1,057,293           (6,585,969)       (7,714,807)
                                                                        -----------          -----------       -----------

Cash flows from financing activities:
  Proceeds from borrowings of long-term debt ........................             -            1,100,000         4,500,000
  Net (payments) proceeds on bank credit agreement ..................     4,461,173            6,509,466         2,988,636
  Payments on long-term and subordinated debt .......................    (2,332,631)          (4,648,363)         (766,025)
  Debt issue costs ..................................................             -                    -          (182,234)
  Proceeds from exercise of warrants ................................             -                    -             3,000
  Dividends paid ....................................................      (372,289)            (148,794)                -
  Purchase of treasury stock ........................................           (39)                 (45)                -
  Proceeds from exercise of stock options ...........................        20,628                    -                 -
  Net cash (used in) provided by financing activities - discontinued
    operations ......................................................      (284,078)           3,090,309           494,605
                                                                        -----------          -----------       -----------
                                                                                                                         -
                  Net cash provided by financing activities .........     1,492,764            5,902,573         7,037,982
                                                                        -----------          -----------       -----------

Net (decrease) increase in cash .....................................      (579,766)           1,689,673            11,396

Cash, beginning of year .............................................     1,728,042               38,369            26,973
                                                                        -----------          -----------       -----------

Cash, end of year ...................................................   $ 1,148,276          $ 1,728,042       $    38,369
                                                                        ===========          ===========       ===========

Supplemental cash flow information:
  Cash paid during the year for interest ............................   $ 3,016,285           $1,675,323       $ 1,745,609
  Cash paid during the year for income taxes ........................     2,899,950            3,166,246         1,145,770

Supplemental noncash information:
  Acquisition of equipment through capital leases ...................             -               80,676                 -
  Business combinations:
      Fair value of assets acquired .................................     1,195,995           24,061,292        12,988,719
      Subordinated debt assumed .....................................       520,000           10,000,000                 -
      Other liabilities assumed .....................................           995            6,917,274         5,869,053
      Warrants issued ...............................................             -                    -            54,750

                        The accompanying notes are an integral part of these financial statements.

                                    F-17

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         (a)      General:
                  -------

         As more fully described in Note 18 to the consolidated financial statements, the Company completed the sale of its health food distribution business effective March 23, 2001. As a result, the Company's September 30, 2000 and 1999 balance sheets and fiscal 2000, 1999 and 1998 results have been restated to reflect the health food distribution business as discontinued operations.

         (b)      Company Operations:
                  ------------------

         AMCON Distributing Company (together with its wholly-owned subsidiaries, Chamberlin's Natural Foods, Inc. ("CNF") and Health Food Associates, Inc. ("HFA")) operates 6 distribution centers and 14 retail health food stores in the Great Plains, Rocky Mountain, Western and Southern regions of the United States.

         AMCON sells approximately 24,000 different consumer products, including cigarettes and tobacco products, candy and other confectionery, beverages, groceries, paper products, health and beauty care products, natural food and related products, frozen and chilled products, and institutional food service products. The Company distributes products primarily to retailers such as convenience stores, discount and general merchandise stores, grocery stores and supermarkets, drug stores and gas stations. In addition, the Company services institutional customers, including restaurants and bars, schools, sports complexes and vendors, as well as other wholesalers.

         AMCON also operates eight (8) retail health food stores in Florida under the name Chamberlin's Market & Cafe and six (6) in the Midwest under the name Akin's Natural Foods Market. These stores, which were acquired during fiscal 1999, carry natural supplements, groceries, health and beauty care products and other food items.

         The Company's operating income is subject to a number of factors which are beyond the control of management, such as changes in manufacturers' cigarette pricing which affects the market for generic and private label cigarettes and competing retail stores opening in close proximity to the Company's retail stores. While the Company sells a diversified product line, it remains dependent upon cigarette sales which represented approximately 70% of its revenue and 41% of its gross margin in fiscal 2000. Net income is heavily dependent on sales of the Company's private label cigarettes and volume discounts received from manufacturers in connection with such sales.

         (c)      Accounting Period:
                  -----------------

         AMCON maintains a 52-53 week fiscal year which ends on the last Friday in September. For convenience, the fiscal years have been indicated as September 30, whereas the actual year ends were September 29, 2000, September 24, 1999 and September 25, 1998. Fiscal 2000 comprised 53 weeks. Fiscal 1999 and 1998 each comprised 52 weeks.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (d)      Principles of Consolidation:
                  ---------------------------

         The consolidated financial statements include the accounts of AMCON and its subsidiaries. Intercompany accounts and transactions have been eliminated.

         (e)      Cash and Accounts Payable:
                  -------------------------

         AMCON uses a cash management system under which an overdraft is the normal book balance in the primary disbursing accounts. The overdrafts included in accounts payable which were $2,366,593 and $3,731,061 at September 30, 2000 and 1999, respectively, reflect the checks drawn on the disbursing accounts that have been issued but have not yet cleared through the banking system. The Company's policy has been to fund these outstanding checks as they clear with borrowings under its revolving credit facilities (see Note 8).

         (f)      Debt and Equity Investments:
                  ---------------------------

         AMCON classifies marketable securities, debt securities and investments as held to maturity, available-for-sale or trading securities. Investments classified as available-for-sale or trading are stated at market value. Investments classified as held to maturity are stated at amortized cost. The carrying amounts of the securities used in computing unrealized and realized gains and losses are determined by specific identification.
Fair values are determined using quoted market prices. For available-for-sale securities, net unrealized holding gains and losses are reported as a separate component of shareholders' equity, net of tax. For trading securities, net unrealized holding gains and losses are included in the determination of net income.

         (g)      Accounts Receivable:
                  -------------------

         Accounts receivable consist primarily of amounts due to the Company from its normal business activities. An allowance for doubtful accounts is maintained to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified in the portfolio.

         (h)      Inventories:
                  -----------

         Inventories consist of finished products purchased in bulk quantities to be sold to the Company's customers. Effective in fiscal 1999, AMCON changed the method of accounting for inventory from the first-in, first-out, ("FIFO") method to the last-in, first-out ("LIFO") method. LIFO inventories at September 30, 2000 and 1999 were approximately $2.3 million and $2.0 million less than the amount of such inventories valued on a FIFO basis, respectively. The change in the inventory valuation method was made to better match current costs with current revenue. The change to LIFO reduced net income and basic earnings per share for the year ended September 30, 1999 by $1,284,000 and $0.47, respectively. Pro forma effects of retroactive application of LIFO are not determinable and there is no cumulative effect on retained earnings at the beginning of the year.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (i)      Fixed Assets:
                  ------------

         Fixed assets are stated at cost. Major renewals and improvements are capitalized and charged to expense through depreciation charges. Repairs and maintenance are charged to expense as incurred. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of depreciable assets. Estimated useful lives are as follows:

                                                                 Years
                                                                --------

         Buildings ..........................................   7  -  40
         Warehouse equipment ................................   5  -   7
         Furniture, fixtures and leasehold improvements .....   5  -  18
         Vehicles ...........................................   5

         Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts, and the resulting gains or losses are reported in the statement of income.

         (j)      Revenue Recognition:
                  -------------------

         AMCON recognizes revenue when products are shipped from distribution centers or sold to consumers in retail stores. Sales are shown net of returns and discounts.

         (k)      Income Taxes:
                  ------------

         Deferred income taxes are determined based on temporary differences between the financial reporting and tax basis of the Company's assets and liabilities, using enacted tax rates in effect during the years in which the differences are expected to reverse.

         (l)      Comprehensive Income:
                  --------------------

         Comprehensive income includes all changes in stockholders' equity with the exception of additional investments by shareholders or distributions to shareholders. Comprehensive income for the Company includes net income and the changes in net unrealized holding gains on investments charged or credited to stockholders' equity.

         (m)      Long Lived Assets:
                  -----------------

         Management reviews goodwill and other long lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments would be recognized in operating results if a permanent reduction in value were to occur based on discounted cash flows.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (n)      Use of Estimates:
                  ----------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.       ACQUISITIONS OF BUSINESSES:

         In August 2000, the Company acquired all of the outstanding shares of TINK, Inc. (doing business as Natural Way Foods) for $900,000. The acquisition was financed through borrowings under the Company's revolving credit facility totaling $600,000 and a subordinated promissory note with the seller in the amount of $300,000.

         In November 1999, the Company acquired all of the outstanding assets of MDF Health, Inc. for $220,000 financed by a seller-held subordinated note payable of $220,000.

         Both acquisitions were accounted for using the purchase method of accounting. The purchase price for the above acquisitions was allocated to assets acquired based on their estimated fair values. The portion of the purchase prices allocated to goodwill totaled $750,000 and is being amortized on a straight-line basis over 20 years.

         The Company acquired HFA, and CNF in September 1999 and March 1999, respectively. The St. Louis distribution center was acquired in October 1997. These acquisitions were accounted for using the purchase method of accounting. Goodwill and other intangibles are described in Note 7.

         The results of operations for each of the above are included in the accompanying financial statements from the date of acquisition.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Assuming the above acquisitions had occurred on the first day preceding the year of acquisition, unaudited pro forma consolidated sales, net income and earnings per share would have been as follows:

                                                 2000                        1999                          1998
                                             -------------               -------------                -------------
     Sales ...............................   $ 425,587,000               $ 378,014,000                $ 263,083,000
     Net income from
       continuing operations .............   $   5,048,000               $   4,637,000                $   2,284,000
     Net income ..........................   $   3,906,000               $   4,197,000                $   2,258,000
     Earnings per share:
        Basic: ...........................           $1.43                       $1.54                        $0.84
        Diluted: .........................           $1.37                       $1.47                        $0.81

The pro forma information provided above is based on assumptions that management deems appropriate, but does not purport to be indicative of the results that would have actually occurred had the acquisitions taken place on the first day of the year preceding the acquisition.

3.       EARNINGS PER SHARE:

         Basic earnings (loss) per share is calculated by dividing income from continuing operations, income (loss) from discontinued operations and net income (loss) by the weighted average common shares outstanding for each period. Diluted earnings (loss) per share is calculated by dividing income from continuing operations, income (loss) from discontinued operations and net income (loss) by the sum of the weighted average common shares outstanding and the weighted average dilutive options, using the treasury stock method. Stock options outstanding at September 30, 2000 and 1999, respectively, which were not included in the computations of diluted earnings per share because the option's exercise price was greater than the average market price of the common shares totaled 96,800 with an average exercise price of $8.44.


                                                                    FOR THE YEARS ENDED SEPTEMBER 30,
                                                         -------------------------------------------------------
                                                            BASIC                 BASIC                 BASIC

                                                            2000                  1999                  1998
                                                         -----------           -----------           -----------
   Weighted average common shares
      outstanding ....................................     2,734,862             2,727,990             2,703,965
   Weighted average treasury shares ..................             -                   (98)                  (97)
                                                         -----------           -----------           -----------
   Weighted average number of shares
      outstanding ....................................     2,734,862             2,727,892             2,703,868
                                                         ===========           ===========           ===========

   Income from continuing operations .................   $ 4,310,994           $ 4,121,778           $ 2,284,485
                                                         ===========           ===========           ===========

   Income (loss) from discontinued operations ........   $  (406,535)          $  (286,259)          $    73,701
                                                         ===========           ===========           ===========

   Net income ........................................   $ 3,904,439           $ 3,835,529           $ 2,358,186
                                                         ===========           ===========           ===========
   Earnings per share from continuing
      operations .....................................        $ 1.58                $ 1.51                $ 0.84
                                                              ======                ======                ======
   Earnings (loss) per share from
      discontinued operations: .......................        $(0.15)               $(0.10)               $ 0.03
                                                              ======                ======                ======

   Net earnings per share ............................        $ 1.43                $ 1.41                $ 0.87
                                                              ======                ======                ======


                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                    FOR THE YEARS ENDED SEPTEMBER 30,
                                                        --------------------------------------------------------
                                                           DILUTED               DILUTED               DILUTED

                                                            2000                  1999                  1998
                                                        ------------           -----------           -----------
      Weighted average common shares
         outstanding ................................     2,734,862              2,727,990             2,703,965
      Weighted average treasury shares ..............             -                    (98)                  (97)
      Weighted average of net additional
         shares outstanding assuming dilutive
         options exercised and proceeds used
         to purchase treasury stock .................       118,458                127,527                85,128
                                                        -----------            -----------           -----------

      Weighted average number of shares
         outstanding ................................     2,853,320              2,855,419             2,788,996
                                                        ===========            ===========           ===========

      Income from continuing operations .............   $ 4,310,994            $ 4,121,778           $ 2,284,485
                                                        ===========            ===========           ===========

      Income (loss) from discontinued
         operations .................................   $  (406,555)           $  (286,259)          $    73,701
                                                        ===========            ===========           ===========

      Net income ....................................   $ 3,904,439            $ 3,835,529           $ 2,358,186
                                                        ===========            ===========           ===========

      Earnings per share from continuing
      operations ....................................         $1.51                  $1.44                 $0.82
                                                              =====                  =====                 =====

      Earnings (loss) per share from
      discontinued operations .......................        $(0.14)                $(0.10)                $0.03
                                                             ======                 ======                 =====

      Earnings per share ............................         $1.37                  $1.34                $ 0.85
                                                              =====                  =====                ======

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.       COMPREHENSIVE INCOME (LOSS):

         The components of other comprehensive income (loss) were as follows:

                                                               2000                 1999                1998
                                                            ---------             ---------           ---------
      Unrealized holding gains (losses) during the period:
         Unrealized gains (losses) .......................  $  53,089             $  28,700           $ (51,875)
         Related tax (expense) benefit ...................    (34,747)              (12,546)             32,517
                                                            ---------             ---------           ---------

           Net ...........................................     18,342                16,154             (19,358)

      Less reclassification adjustments for
        net gains realized on sale of
        investments during the period:
         Realized net gains ..............................     68,646                     -                   -
         Realized tax expense ............................    (44,929)                    -                   -
                                                            ---------             ---------           ---------

           Net ...........................................      3,717                     -                   -
                                                            ---------             ---------           ---------

      Total other comprehensive income
         (loss) ..........................................  $  (5,375)            $  16,154           $ (19,358)
                                                            =========             =========           =========


5.       FIXED ASSETS, NET:

         Fixed assets at September 30, 2000 and 1999 consisted of the following:

                                                                       2000                       1999
                                                                   -----------                -----------
        Land and buildings .....................................   $   617,228                $   725,597
        Condominium and furnishings ............................             -                  1,246,625
        Warehouse equipment ....................................     5,165,966                  3,744,211
        Furniture fixtures and leasehold
          improvements .........................................     2,938,930                  3,286,530
        Vehicles ...............................................     1,322,712                  1,684,654
        Capital equipment leases ...............................       248,928                    248,928
                                                                   -----------                -----------
                                                                    10,293,764                 10,936,545

        Less accumulated depreciation & amortization:
            Owned equipment ....................................     5,205,266                  4,208,654
            Capital equipment leases ...........................       218,405                    174,250
                                                                   -----------                -----------
                                                                   $ 4,870,093                $ 6,553,641
                                                                   ===========                ===========

         At September 30, 1999, land and buildings included a warehouse held for sale which was recorded at its net realizable fair value. The property was sold in November 1999.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.       DEBT AND EQUITY INVESTMENTS:

         Investments in equity securities at September 30, 2000 and 1999 consisted of the following:

                                                                         SEPTEMBER 30, 2000
                                                     -----------------------------------------------------------
                                                                             UNREALIZED                  MARKET
                                                        COST                 GAIN (LOSS)                 VALUE
                                                     ---------               -----------               ---------

         Investments (available-for-sale) .........  $ 140,756                $ 368,406                $ 509,162

                                                                         SEPTEMBER 30, 1999
                                                     -----------------------------------------------------------
                                                                             UNREALIZED                  MARKET
                                                        COST                    GAIN                     VALUE
                                                     ---------               -----------               ---------

         Investments (available-for-sale) .........  $ 177,978                $ 383,963                $ 561,941


         The Company sold 13,000 shares of its available-for-sale investments and realized gains on the sale of $68,646 in fiscal 2000. No shares were sold in 1999 or 1998. The Company recognized gains of $29,400 on trading securities during fiscal 1998.

         At September 30, 2000, the Company held a convertible note receivable of $350,000 from Hawaiian Natural Water Company, Inc. ("HNWC"). The note accrues interest at 10% and matures on March 31, 2001. The note is classified as held to maturity and the fair value approximates the carrying amount. See Note 17.


7.       OTHER ASSETS:

         Other assets at September 30, 2000 and 1999 consisted of the following:

                                                                               2000                1999
                                                                           ------------        ------------
   Trademarks and tradenames (less accumulated
       Amortization of $477,786 and $13,542) ..........................    $  8,222,214        $  8,686,458
   Goodwill (less accumulated amortization of
       $477,963 and $339,329) .........................................       2,862,125           1,520,827
   Covenants not to compete (less accumulated
      amortization of $166,271 and $98,819) ...........................         407,444             529,646
   Favorable leases (less accumulated
      (amortization of $90,671 and $56,375) ...........................         412,946             486,000
   Cash surrender value of life insurance policies ....................         430,850             382,044
   Debt issue costs (less accumulated
       amortization of $102,748 and $66,062) ..........................          79,486             116,172
   Other ..............................................................          18,946               2,011
                                                                           ------------        ------------
                                                                           $ 12,434,011        $ 11,723,158
                                                                           ============        ============

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Trademarks and tradenames arose from the acquisitions of CNF and HFA during 1999 and are amortized using the straight-line method over 20 years.

         Goodwill arose from the acquisition of certain businesses and is amortized using the straight-line method over periods ranging from 20 to 25 years. Amortization expense was $138,634, $58,592, and $41,927 for the years ended September 30, 2000, 1999, and 1998, respectively.

         The covenants not to compete are amortized using the straight-line method over periods ranging from 2 to 5 years. Amortization expense was $122,202, $71,444, and $29,708 for the years ended September 30, 2000, 1999, and 1998, respectively.

         Favorable leases arose from the acquisitions of HFA during fiscal 1999 and represent lease agreements in which the lease rates were below market value on the acquisition date. The leases are amortized over periods ranging from 3 to 11 years.

8.       LONG-TERM OBLIGATIONS:

         Long-term obligations at September 30, 2000 and 1999 consisted of the following:

                                                                                     2000               1999
                                                                                 ------------       ------------
      Revolving credit facility with a bank, interest payable monthly at the bank's base rate less 0.5% or LIBOR plus 1.75%, as selected by the
      Company (ranging from 8.44% to 9.0% at September 30, 2000); principal
      due February 2002 .......................................................  $ 22,477,301       $ 18,317,309

      Note payable to a bank, interest payable monthly at the bank's base rate less 0.5% or LIBOR plus 1.75% (ranging from 8.38% to 8.44% at
      September 30, 2000); principal payments of $85,096 due monthly through
      November 2002 ...........................................................     2,212,500          3,233,653

      Obligations under capital leases, payable in monthly installments with
      interest of approximately 9.5% through April 2001 (Note 14) .............        35,169             93,396
                                                                                 ------------       ------------
                                                                                   24,724,970         21,644,358
      Less current portion ....................................................     8,056,323          4,577,171
                                                                                 ------------       ------------
                                                                                 $ 16,668,647       $ 17,067,187
                                                                                 ============       ============

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         In March 1998, ADC entered into a revolving credit facility with a bank (the "Facility"). The Facility allows ADC to borrow up to $25 million at any time, subject to eligible accounts receivable and inventory requirements, and provides for an additional $1.5 million facility to be used for transportation equipment purchases. The Facility was amended in November 2000 to increase the borrowing limit to $30 million for a six-month period. The Facility bears interest at the bank's base rate ("Prime") less 0.5% or LIBOR plus 1.75%, as selected by ADC. The Facility is collateralized by all equipment, general intangibles, inventories and accounts receivable, and with a first mortgage on the owned distribution center. As of September 30, 2000 the unused portion of the credit agreement was $2,522,699. The Facility expires on February 25, 2002.

         The Facility contains covenants which, among other things, set forth certain financial ratios and net worth requirements which adjust semiannually or annually as specified in the Facility. For fiscal 2001 and 2000, the Facility includes covenants that (i) restrict the incurrence of additional debt, (ii) restrict payments, prepayments and repurchases of subordinated debt or capital stock, (iii) restrict mergers and acquisitions and changes in business or conduct of business and (iv) require the maintenance of certain financial ratios and net worth levels including an average annual fixed charge ratio of 1.1 to 1.0, an average annual debt service coverage ratio of 1.5 to 1.0, a debt to equity ratio of 4.0 to 1.0 (excluding debt associated with the acquisition of FFH) and minimum tangible net worth of $4,500,000. In addition, AMCON may not pay dividends with respect to its Common Stock without the consent of the lender of the Facility. In December 1999, AMCON received consent to pay cash dividends of up to $0.03 per share per quarter and to pay a special 10% stock dividend in February 2000.

         In November 1997, the Company borrowed $4.5 million from a bank to finance the purchase of the common stock of FFH (the "Acquisition Loan"). The Acquisition Loan has a term of five years, bears interest at Prime less 0.5% or LIBOR plus 1.75%, as selected by the Company, and requires monthly payments equal to accrued interest plus principal payments of $85,096, which began in August 1998. The loan is collateralized by the common stock of FFH.

         The above long-term obligations, excluding obligations under the revolving credit facilities, have contractual maturities as follows:

                   YEAR ENDING SEPTEMBER 30,
                   -------------------------
                             2001 ......................   $ 1,056,321
                             2002 ......................     1,021,152
                             2003 ......................       170,196
                                                           -----------
                                                           $ 2,247,669
                                                           ===========


         Borrowings under the revolving credit facility in the amount of $15,477,300 have been classified as long-term based on expected borrowing levels. Based on discounted cash flows using current market rates for similar agreements, the fair value of the Company's long-term debt obligations approximated carrying value at September 30, 2000.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.       SUBORDINATED DEBT:

         Subordinated debt at September 30, 2000 and September 30, 1999 consisted of the following:

                                                                                    2000               1999
                                                                                 -----------        -----------

       Convertible subordinated note payable, interest payable
       quarterly at 8% per annum; principal due at maturity of the
       note, September 15, 2004 ..............................................   $ 2,000,000        $ 2,000,000

       Collateralized subordinated promissory note payable, interest payable quarterly at 8% annum; annual principal payments of $800,000 due annually through September 2004 with a balance of $4,000,000 due
       September 2004 ........................................................     7,200,000          8,000,000

       Collateralized subordinated promissory note payable bearing interest at 8% per annum; principal and interest payments due monthly through
       October 2002 ..........................................................       157,930                  -

       Collateralized subordinated promissory note payable, interest payable monthly at 7.0% per annum; annual interest payments ranging from
       $40,000 to $80,000 due annually from August 2001 through August 2005 ..       300,000                  -
                                                                                 -----------        -----------
                                                                                   9,657,930         10,000,000
       Less current portion ..................................................       912,694            800,000
                                                                                 -----------        -----------
                                                                                 $ 8,745,236        $ 9,200,000
                                                                                 ===========        ===========

In September, 1999, the Company issued subordinated debt of $10.0 million, in addition to $4.0 million borrowed on the Facility, to purchase all of the outstanding stock of HFA. The subordinated debt is comprised of the following: a $2.0 million 8% Convertible Subordinated Note (the "Convertible Note") from the Company to the sellers; and an $8.0 million Collateralized Promissory Note (the "Collateralized Note") from the Company to the sellers. The Collateralized Note is collateralized by a pledge of the stock of HFA. The principal balance of the Convertible Note may be converted into stock of FFH if AMCON distributes its interest in FFH to its shareholders (the "Spin-Off") at which time FFH would become a publicly held corporation.
The Convertible Note must be converted within 60 days of any announcement regarding a Spin-Off of FFH. The number of shares of FFH stock to be received upon conversion is determined based upon a formula that takes into account FFH's consolidated gross sales, the outstanding balance of the Convertible Note and the number of shares of FFH's common stock outstanding at the time a Spin-Off is announced.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2000, principal payments are due on subordinated debt as follows:

                 YEAR ENDING SEPTEMBER 30,
                 -------------------------
                           2001 .........................    $   912,694
                           2002 .........................        928,727
                           2003 .........................        866,509
                           2004 .........................      6,870,000
                           2005 .........................         80,000
                                                             -----------
                                                             $ 9,657,930
                                                             ===========

Based on discounted cash flows using current market rates for similar agreements, the fair value of the Company's long-term debt obligations approximated carrying value at September 30, 2000.

10.      OTHER (INCOME) EXPENSE:

         Other (income) expense consisted of the following for the years ended September 30, 2000, 1999 and 1998:

                                                            2000                     1999                    1998
                                                        ------------              ----------             -----------
             Interest income .........................  $    (39,079)             $   (2,468)            $   (30,617)
             Dividends ...............................       (21,609)                (17,850)                (14,941)
             Rent income .............................        (4,966)                (15,034)                (24,880)
             Royalties ...............................        (1,625)                (15,924)                (41,710)
             Gain on marketable securities
                and investments ......................       (68,646)                      -                 (29,420)
             Gain from disposition of fixed
                and intangible assets ................    (2,034,211)                (22,119)                (17,535)
             Other ...................................       (77,706)                  4,916                (376,706)
                                                        ------------              ----------             -----------
                                                        $ (2,247,842)             $  (68,479)            $  (535,809)
                                                        ============              ==========             ===========


11.    INCOME TAXES:

         Components of income tax expense (benefit) attributable to continuing operations for the fiscal years ended September 30, 2000, 1999 and 1998 consisted of the following:

                                                            2000                      1999                   1998
                                                        -----------               -----------            -----------
         Current:
           Federal ...................................  $ 1,893,627               $ 1,809,764            $ 1,479,960
           State .....................................      326,334                   265,653                230,976
                                                        -----------               -----------            -----------
                                                          2,219,961                 2,075,418              1,710,936
                                                        -----------               -----------            -----------

         Deferred:
           Federal ...................................      114,585                   388,873               (187,658)
           State .....................................       19,747                    57,082                (27,546)
                                                        -----------               -----------            -----------
                                                            134,332                   445,955               (215,204)
                                                        -----------               -----------            -----------

         Income tax expense - continuing operations ..    2,354,293                 2,521,373              1,495,732

         Income tax expense (benefit) - discontinued
           operations ................................     (238,771)                 (175,449)                47,121
                                                        -----------               -----------            -----------

         Total income tax expense ....................  $ 2,115,522               $ 2,345,924            $ 1,542,853
                                                        ===========               ===========            ===========

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         During fiscal 2000, the Company recognized income tax benefit of approximately $187,000 related to tax reserves that were previously recorded and are no longer required due to expiration of the related statute or favorable tax audit determination.

         The difference between the Company's income tax expense attributable to continuing operations in the accompanying financial statements and that which would be calculated using the statutory income tax rate of 34% on income before taxes is as follows for the fiscal years ended September 30, 2000, 1999 and 1998:

                                                       2000                    1999                1998
                                                   -----------             -----------         -----------
         Tax at statutory rate .................   $ 2,266,198             $ 2,258,675         $ 1,285,274
         Amortization of goodwill ..............        30,850                  43,406              24,045
         Nondeductible business
           expenses ............................         1,473                   5,720                 851
         State income taxes, net of
           federal tax benefit .................       228,414                 213,006             134,264
         Release of tax reserves................      (186,737)                      -                   -
         Other .................................        14,095                     566              51,298
                                                   -----------             -----------         -----------
                                                   $ 2,354,293             $ 2,521,373         $ 1,495,732
                                                   ===========             ===========         ===========

         Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities giving rise to the net deferred tax asset at September 30, 2000 and 1999 relate to the following:

                                                       2000                    1999
                                                   -----------             -----------
         Deferred tax assets:
           Current:
             Allowance for doubtful accounts ....  $   122,974             $   117,406
             Accrued expenses ...................      126,912                 107,375
             Net operating loss carryforwards ...       37,370                  37,217
             Inventory ..........................       93,151                  86,539
             Other ..............................            -                   5,218
                                                   -----------             -----------
                                                       380,407                 353,755
           Noncurrent:
             Net operating loss carryforwards ...       37,056                 211,138
             Other liabilities ..................            -                       -
             Other ..............................       31,293                  24,530
                                                   -----------             -----------
                                                        68,349                 235,668
                                                   -----------             -----------
                 Total deferred tax assets ......      448,756                 589,423
                                                   ===========             ===========

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                            2000                 1999
                                                          --------             --------
         Deferred tax liabilities:
           Current:
             Trade discounts ..........................    128,204               75,190
             Other ....................................     10,494                    -
                                                         ---------            ---------
                                                           138,698               75,190

           Noncurrent:
             Fixed assets .............................    127,405              157,178
             Tradenames ...............................    484,695              514,583
             Leases ...................................          -                    -
             Unrealized gains on available-
               for-sale investments ...................    139,482              149,664
                                                         ---------            ---------
                                                           751,582              821,425
                                                         ---------            ---------
                                                         $ 890,280            $ 896,615
                                                         =========            =========

         Net deferred tax assets (liabilities):
           Current ....................................  $ 241,709            $ 278,565
           Noncurrent .................................   (683,233)            (585,757)
                                                         ---------            ---------
                                                         $(441,524)           $(307,192)
                                                         =========            =========

         The Company did not record any valuation allowances against deferred tax assets at September 30, 2000 or 1999 because management believes future taxable income will more likely than not be sufficient to realize such amounts. The net operating loss was acquired in connection with the acquisition of Sheya Brothers in 1993. The utilization of the net operating loss of approximately $198,000 at September 30, 2000 is limited (by Internal Revenue Code Section 382) to approximately $100,000 per year through 2002.

12.      PROFIT SHARING PLAN

         AMCON maintains profit sharing plans covering substantially all full-time employees. The plans provide for AMCON to make profit sharing contributions of up to 1% of qualified employees' gross wages. Employees may also make additional voluntary contributions which may be matched 50% by the Company up to the first 6% contributed. The Company contributed $354,494, $260,215, and $241,009 (net of employee forfeitures) to the profit sharing plans during the years ended September 30, 2000, 1999 and 1998, respectively.

13.      RELATED PARTY TRANSACTIONS:

         The Company was charged $60,000 by AMCON Corporation, the former parent of the Company for each of the years ended September 30, 2000, 1999 and 1998, as consideration for office rent and management services, which is included in selling, general and administrative expenses.

         The remaining interest in a condominium and furnishings and related mortgage loan, was transferred from AMCON Corporation to the Company in 1992, as partial settlement of intercompany balances. The condominium was sold in 2000. Under a profit sharing agreement with AMCON Corporation, one-half of the net gain from the sale of the real estate was allocated to AMCON Corporation.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.      COMMITMENTS:

         The Company leases certain office equipment under a capital lease. The carrying value of these assets was $30,253 and $72,568 as of September 30, 2000 and 1999, respectively, net of accumulated amortization of $218,405 and $136,715.

         The Company leases various office and warehouse facilities and equipment under noncancellable operating leases. Rent charged to expense during the years ended September 30, 2000, 1999 and 1998 under such lease agreements was $2,393,274, $1,395,896 and $1,047,023, respectively. As of
September 30, 2000, minimum future lease commitments are as follows:

                                                                            CAPITAL                 OPERATING
                      YEAR ENDING SEPTEMBER 30,                             LEASES                   LEASES
                      -------------------------                            --------                -----------
                                2001 ...................................   $ 33,406                $ 2,463,853
                                2002 ...................................          -                  1,862,474
                                2003 ...................................          -                  1,274,865
                                2004 ...................................          -                    939,498
                                2005 ...................................          -                    662,766
                             Thereafter ................................                               601,775
                                                                           --------                -----------
                    Total minimum lease payments .......................     33,406                $ 7,805,231
                                                                                                   ===========
                    Less amount representing interest ..................        325
                                                                           --------
                    Present value of net minimum
                       lease payments ..................................   $ 33,731
                                                                           ========

15.      STOCK OPTION PLAN:

         In June 1994, the Company adopted the 1994 Stock Option Plan (the "Stock Option Plan"). In March 2000, the Stock Option Plan was amended to increase the maximum number of shares of common stock which may be issued pursuant to the Stock Option Plan from 300,000 to 550,000. A special 10% stock dividend was paid in February 2000 and all share and price information has been restated to reflect the dividend. Options are generally granted at the stock's fair market value at date of grant. Options issued to shareholders holding 10% or more of the Company's stock are generally issued at 110% of the stock's fair market value at date of grant. On September 27, 1996, options to purchase 24,200 shares of common stock were issued to management employees at an exercise price of $1.48. On November 10, 1997, options to purchase 154,000 shares of common stock were issued to management employees at exercise prices of $2.62 and $2.87. During fiscal 1999, options to purchase 115,500 shares of common stock were issued to management employees at exercise prices between $6.14 and $9.00. During fiscal 2000, options to purchase 32,900 shares of common stock were issued to management employees at an exercise price of $5.75. At September 30, 2000, 131,076 options were fully vested and exercisable. In addition, options to purchase 33,000 shares of common stock were issued to certain outside directors at an exercise price of $2.62 in fiscal 1998 and options to purchase 30,800 shares of common stock were issued to outside directors at exercise prices of $6.14 and $8.18 in fiscal 1999. These options were not issued pursuant to the Stock Option Plan. At September 30, 2000, 57,200 shares issued to certain outside directors were fully vested and exercisable. The options have varying vesting schedules ranging up to five years and expire ten years after the date of grant.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined on the fair value at the grant date for awards issued in or subsequent to 1995 consistent with the provisions of SFAS 123, the Company's net income and earnings per share on a pro forma basis would have been as follows:

                                               2000                     1999                    1998
                                           -----------              -----------             -----------
     Net income- as reported ...........   $ 3,904,439              $ 3,835,529             $ 2,358,187
     Net income- pro forma .............   $ 3,823,138              $ 3,657,477             $ 2,293,014
     Basic EPS- as reported ............   $      1.43              $      1.41             $      0.87
     Basic EPS- pro forma ..............   $      1.40              $      1.34             $      0.85
     Diluted EPS- as reported ..........   $      1.37              $      1.34             $      0.85
     Diluted EPS- pro forma ............   $      1.34              $      1.28             $      0.82

The above pro forma results are not likely to be representative of the effects on reported net income for future years since additional awards are made periodically.

The fair value of the weighted average of each year's option grants is estimated as of the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: dividend yield of 2.0% for 2000, 1.0% for 1999 and 1.8% for 1998; expected volatility of 52.01% for 2000, 58.31% for 1999 and 60.30% for 1998; risk free interest rate based on U.S. Treasury strip yield at the date of grant of 6.57% for 2000, 5.68% for 1999 and 5.90% for 1998; and expected lives of 5 to 10 years.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The table below summarizes information about stock options outstanding as of the following fiscal year ends (all share and price information has been restated to reflect the special 10% stock dividend in February 2000):

                                             SEPTEMBER 30, 2000        SEPTEMBER 30, 1999     SEPTEMBER 30, 1998
                                             -------------------       ------------------     -------------------
                                                   WEIGHTED                 WEIGHTED               WEIGHTED
                                               AVERAGE EXERCISE         AVERAGE EXERCISE       AVERAGE EXERCISE
                                             -------------------       ------------------     -------------------
                                             SHARES        PRICE       SHARES       PRICE     SHARES        PRICE
                                             -------       -----       -------      -----     -------       -----
     Outstanding at beginning of
       period .............................  346,500       $4.72       200,200      $2.58      17,600       $1.48
     Granted ..............................   32,900        5.75       146,300       7.65     187,000        2.68
     Exercised ............................   (9,900)       2.08             -          -           -           -
     Forfeited/Expired ....................   (9,020)       7.08             -          -      (4,400)      $2.05
                                             -------       -----       -------      -----     -------       -----

     Outstanding at end of period .........  360,480       $4.83       346,500      $4.72     200,200       $2.58
                                             =======       =====       =======      =====     =======       =====

     Shares available for options
     that may be granted ..................  239,020                    42,900                158,400
                                             =======                   =======                =======
     Weighted-average grant date fair
     value of options granted during
     the period - exercise price
     equals stock market price at grant ...                $3.19                    $4.73                   $1.55
                                                           =====                    =====                   =====
     Weighted-average grant date fair
     value of options granted during
     the period - exercise price
     exceeds stock market price at grant ..                    -                    $4.06                   $1.25
                                                           =====                    =====                   =====


The following summarizes options outstanding at September 30, 2000:

                                                    REMAINING
                                                                                              EXERCISABLE
                                                                                     -------------------------------
                     EXERCISE      NUMBER       WEIGHTED-AVERAGE  WEIGHTED-AVERAGE     NUMBER       WEIGHTED-AVERAGE
                      PRICE      OUTSTANDING    CONTRACTUAL LIFE   EXERCISE PRICE    EXERCISABLE     EXERCISE PRICE
                  -------------  -----------    ----------------  ----------------   -----------    ----------------
 1995 Options ...     $1.48         10,780         5.2 years            $1.48           10,780           $1.48
 1997 Options ... $2.62 - $2.87    177,320         5.9 years            $2.68          110,760           $2.70
 1999 Options ... $5.91 - $6.14     49,500         8.3 years            $6.09           27,500           $6.12
 1999 Options ... $7.62 - $9.00     89,980         8.4 years            $8.43           38,236           $8.41
 2000 Options ...     $5.75         32,900         9.7 years            $5.75                -           $5.75

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.      BUSINESS SEGMENTS:

         AMCON operates within two reportable business segments; the wholesale distribution of consumer products by ADC and the wholesale distribution of natural food products by FFH are aggregated as the "Wholesale Distribution" segment. The other reportable segment represents the retail sale of health and natural food products. The business units within each segment are evaluated on revenues, operating income and income before taxes and extraordinary items.

                                                       WHOLESALE
                                                     DISTRIBUTION              RETAIL                 CONSOLIDATED
                                                     -------------          -------------            -------------
     YEAR ENDED SEPTEMBER 30, 2000:
     External revenues:
       Cigarettes ................................   $ 296,533,411          $           -            $ 296,533,411
       Health food ...............................               -             34,089,817               34,089,817
       Confectionery .............................      31,051,435                      -               31,051,435
       Tobacco beverage & other ..................      63,056,668                      -               63,056,668
                                                     -------------          -------------            -------------

     Total external revenues .....................     390,641,514             34,089,817              424,731,331

     Depreciation and amortization ...............         786,328              1,423,090                2,209,418
     Operating income ............................       6,899,638                 16,613                6,916,251
     Interest expense ............................         849,626              1,649,180                2,498,806
     Income before taxes .........................       8,218,046             (1,552,759)               6,665,287
     Total assets excluding
       discontinued operations ...................      53,651,226             19,541,110               73,192,336
     Capital expenditures ........................         381,646                134,414                  516,060


     YEAR ENDED SEPTEMBER 30, 1999:
     External revenues:
       Cigarettes ................................   $ 251,076,045          $           -            $ 251,076,045
       Health food ...............................               -              6,961,743                6,961,743
       Confectionery .............................      30,191,317                      -               30,191,317
       Tobacco beverage & other ..................      54,634,467                      -               54,634,467
                                                     -------------          -------------            -------------

       Total external revenues ...................     335,901,829              6,961,743              342,863,572

     Depreciation and amortization ...............         982,139                301,142                1,283,281

     Operating income ............................       7,657,095                199,439                7,856,534
     Interest expense ............................       1,091,111                190,741                1,281,852
     Income before taxes .........................       6,456,113                187,048                6,643,161
     Total assets, excluding
       discontinued operations ...................      47,965,695             20,623,521               68,589,216
     Capital expenditures ........................         273,954                 20,787                  294,741

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                      WHOLESALE
                                                     DISTRIBUTION                    RETAIL           CONSOLIDATED
                                                     -------------                   ------          -------------
     YEAR ENDED SEPTEMBER 30, 1998:

     External revenues:
     Cigarettes ..................................   $ 185,524,096                    $  -           $ 185,524,096
     Confectionary ...............................      29,286,831                       -              29,286,831
     Tobacco, beverages & other ..................      48,272,403                       -              48,272,403
                                                     -------------                    ----           -------------

     Total external revenues .....................     263,083,330                       -             263,083,330

     Intersegment sales ..........................               -                       -                       -
     Depreciation and amortization ...............         922,901                       -                 922,901
     Operating Income ............................       4,810,069                       -               4,810,069
     Interest expense ............................       1,565,662                       -               1,565,662
     Income before taxes .........................       3,780,217                       -               3,780,217
     Total assets, excluding discontinued
       operations ................................      39,643,737                       -              39,643,737
     Capital expenditures ........................         671,592                       -                 671,592

         The retail segment was acquired in fiscal 1999, therefore no segment information is presented for the retail segment in fiscal 1998. Segment information for the retail segment presented in fiscal 1999 represents approximately six months of operations of CNF and two weeks of operations of HFA.

17.      SUBSEQUENT EVENTS:

         In November 2000, the Company entered into a merger agreement with Hawaiian Natural Water Company, Inc. (OTC: HNWC), pursuant to which HNWC would be merged with and into, and thereby become, a wholly-owned subsidiary of AMCON Distributing Company. The merger consideration values the entire common equity interest in HNWC at $2,865,348, payable in common stock of the Company, which will be priced no lower than $6.00 and no greater than $8.00 per share based on a 20 trading day measuring period ending three trading days before the date of the HNWC stockholder vote on the merger. As a result, the Company will issue an aggregate of not less than 358,168 or more than 477,558 shares, representing between 11.6% and 14.9% of the Company's outstanding shares after giving effect to the merger. HNWC optionholders and warrantholders would also receive comparable options and warrants of The Company but with the exercise price and number of shares covered thereby being adjusted to reflect the exchange ratio.

         The Company has provided HNWC with certain interim debt financing pending the consummation of the merger. The Company loaned HNWC $350,000 in September 2000 and $400,000 in October 2000 for a total of $750,000 to be used for working capital and other general corporate purposes, including redemption of outstanding preferred stock. The loan is evidenced by promissory notes, bearing interest at the rate of 10% per annum, due on March 31, 2001 which are secured by substantially all of HNWC's assets. In the event that the merger agreement is terminated for any reason or HNWC defaults on its obligations under the notes, the Company will be entitled to convert the notes into Series C Convertible Preferred Stock which, among other things, would entitle the Company to elect a majority of HNWC's Board of Directors. The notes are also convertible upon 61 days' advance notice into HNWC common stock at the same exchange ratio as in the merger.

                         AMCON DISTRIBUTING COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The merger is expected to qualify as a tax-free reorganization and to be recorded on the Company's books using the purchase method of accounting. The merger is subject to various conditions, including the effectiveness of a registration statement covering the shares to be issued in the merger, the listing of such shares on AMEX and approval of the stockholders of HNWC. All of HNWC's officers and directors and any of their affiliated entities that own shares of HNWC common stock (constituting approximately 40% of the currently outstanding shares) have agreed to vote their shares in favor of the merger. It is expected that the merger will be consummated on or before March 31, 2001.

See Note 18 regarding discontinued operations.

(Unaudited)

         On June 1, 2001, the Company completed the acquisition of substantially all of the distribution business and net assets of Merchants Wholesale, Inc. ("Merchants") located in Quincy, IL. In addition, the Company purchased a 206,000 square foot building occupied by Merchants and owned by Merchants' sole shareholder. The net purchase price of $36.7 million, net of assumed liabilities of $6.0 million, was based on assets held at the closing date, including the real estate. Funding for the acquisition was provided as follows:
         $27.0 million through borrowings under a revolving loan agreement with LaSalle National Bank (the "Revolving Loan"); $6.3 million through a real estate loan with Gold Bank (the "Real Estate Loan"); and $3.4 million of deferred payment to the sole stockholder of MWI. Costs and expenses associated with the acquisition were paid from AMCON's Revolving Loan proceeds. The Revolving Loan is secured by all of AMCON's assets, excluding real estate. The Real Estate Loan is secured by AMCON's two owned distribution facilities.

18.      DISCONTINUED OPERATIONS

         Effective March 23, 2001, the Company's subsidiary, Food For Health Co., Inc., completed the sale of the assets of its health food distribution business for $10.3 million, subject to certain adjustments. The sale of the Company's health food distribution business has been reflected as discontinued operations in the consolidated financial statements in accordance with APB
No. 30. Revenues from the discontinued operations, which have been excluded from income from continuing operations in the accompanying consolidated statements of operations for the years ended September 30, 2000, 1999 and 1998, are presented below. The effects of the discontinued operations on net income (loss) and per share data are reflected within the accompanying consolidated statements of income.

                                         YEARS ENDED SEPTEMBER 30,
                              -----------------------------------------------
                                  2000             1999              1998
                              ------------     ------------     -------------

         Revenue ...........  $ 41,393,914     $ 43,928,520     $ 31,197,993*

   * Represents the period November 10, 1997 through September 30, 1998.


                            HAWAIIAN NATURAL WATER COMPANY, INC.

                                       BALANCE SHEET
                                       JUNE 30, 2001
                                        (UNAUDITED)


                          ASSETS
Current Assets:
  Cash and cash equivalents ................................................   $      5,650
  Inventories ..............................................................        524,082
  Trade accounts receivable, net of allowance for doubtful
    accounts of $68,056 ....................................................        303,777
  Other current assets .....................................................        130,763
                                                                               ------------
     Total Current Assets ..................................................        964,272

PROPERTY AND EQUIPMENT, net of accumulated depreciation
  and amortization of $1,159,881 ...........................................      2,093,462
CO-PACKING AGREEMENT, net of accumulated amortization of $52,500 ...........         97,500
INTANGIBLE ASSET, net of accumulated amortization of $54,061 ...............        105,088
                                                                               ------------
               Total Assets ................................................   $  3,260,322
                                                                               ============

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Trade accounts payable ...................................................   $    969,751
  Operating account overdraft ..............................................         36,204
  Accrued professional fees ................................................         29,928
  Insurance installment contracts payable ..................................         59,784
  Accrued vacation, payroll and related taxes ..............................         81,126
  Accrued commissions and billbacks ........................................        194,455
  Accrued other ............................................................        166,903
  Due to AMCON Distributing Company ........................................         73,707
  Notes payable - Current portion ..........................................      1,410,720
  Capital lease obligation - Current portion ...............................         18,031
                                                                               ------------
     Total Current Liabilities .............................................      3,040,609
                                                                               ------------

Non-current Liabilities:
  Capital lease obligation - net of current portion ........................          9,063
  Notes payable - net of current portion ...................................        176,637
  Other ....................................................................         41,380
                                                                               ------------
     Total Non-Current Liabilities .........................................        227,080
                                                                               ------------

               Total Liabilities ...........................................      3,267,689
                                                                               ------------

Stockholders' Equity (Deficit):
  Preferred Stock, $1 par value 5,000,000 shares
    authorized; no shares issued or outstanding ............................              -
  Common stock, no par value 20,000,000 shares
    authorized; 7,935,982 shares issued and outstanding ....................      9,912,446
  Common stock warrants and options; 5,624,358 issued
    and outstanding ........................................................      3,680,765
  Accumulated Deficit ......................................................    (13,600,578)
                                                                               ------------

                    Total Stockholders' Equity (Deficit) ...................         (7,367)
                                                                               ------------

                    Total Liabilities and Stockholders' Equity (Deficit) ...   $  3,260,322
                                                                               ============

        The accompanying notes are an integral part of this financial statement.


                                  HAWAIIAN NATURAL WATER COMPANY, INC.

                                        STATEMENTS OF OPERATIONS
                        FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 2001
                                               (UNAUDITED)



                                           THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                          ----------------------------      ----------------------------
                                              2000             2001             2000             2001
                                          -------------    -----------      -------------    -----------
NET SALES ..............................  $ 1,173,421      $   778,681      $ 2,198,113      $ 1,599,400
COST OF SALES ..........................      955,964          632,322        1,755,946        1,365,910
                                          -----------      -----------      -----------      -----------

     Gross Margin ......................      217,457          146,359          442,167          233,490

EXPENSES:
     Selling and marketing .............      296,452          113,939          522,199          233,294
     General and administrative ........      428,657          284,775          922,155          566,639
                                          -----------      -----------      -----------      -----------
                                              725,109          398,714        1,444,354          799,933

OTHER INCOME (EXPENSE)
     Interest expense ..................      (56,667)         (32,205)         (77,677)         (65,720)
     Impairment charge .................     (903,094)               -         (903,094)               -
                                          -----------      -----------      -----------      -----------
                                             (959,761)         (32,205)        (980,771)         (65,720)
                                          -----------      -----------      -----------      -----------

NET LOSS ...............................  $(1,467,413)     $  (284,560)     $(1,982,958)     $  (632,163)
                                          ===========      ===========      ===========      ===========


BASIC AND DILUTED NET LOSS PER SHARE ...  $     (0.22)     $     (0.04)     $     (0.31)     $     (0.08)
                                          ===========      ===========      ===========      ===========

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING ....................    6,800,471        7,935,982        6,339,583        7,807,526
                                            =========        =========        =========        =========










              The accompanying notes are an integral part of these financial statements.


                                              HAWAIIAN NATURAL WATER COMPANY, INC.

                                       STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE
                                                 SIX MONTHS ENDED JUNE 30, 2001
                                                          (UNAUDITED)



                                                                         COMMON STOCK
                                                                         ------------
                                           COMMON STOCK              WARRANTS AND OPTIONS
                                           ------------              --------------------
                                                                                                                    TOTAL
                                      NUMBER                       NUMBER                       ACCUMULATED     STOCKHOLDERS'
                                     OF SHARES       AMOUNT       OF SHARES         AMOUNT       DEFICIT       EQUITY (DEFICIT)
                                     ---------     ----------     ---------       ----------   ------------    ----------------

Balance at December 31, 2000 ......  7,185,966     $9,612,446     5,595,558       $3,669,035   $(12,968,415)     $   313,066


Sale of common stock to AMCON
Distributing Company
  February 1, 2001 ................    750,000        300,000             -                -               -         300,000



Issuance of common stock options
to non-employee directors
  January 1, 2001 .................          -              -           900                -               -               -
  April 1, 2001 ...................          -              -           900                -               -               -


Issuance of common stock options
to marketing consultants ..........          -              -        27,000           11,730               -          11,730


Issuance of common stock
pursuant to Co-Packing Agreement ..         16              -             -                -               -               -

Net loss ..........................          -              -             -                -       (632,163)        (632,163)
                                     ---------     ----------     ---------       ----------   ------------      -----------

Balance at June 30, 2001 ..........  7,935,982     $9,912,446     5,624,358       $3,680,765   $(13,600,578)     $    (7,367)
                                     =========     ==========     =========       ==========   ============      ===========




                           The accompanying notes are an integral part of these financial statements.


                               HAWAIIAN NATURAL WATER COMPANY, INC.

                                     STATEMENTS OF CASH FLOWS
                         FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 2001
                                           (UNAUDITED)



                                                                       SIX MONTHS ENDED JUNE 30,
                                                                           2000          2001
                                                                       -----------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .........................................................   $(1,982,958)    $(632,163)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization ................................       209,556       200,054
      Impairment charge ............................................       903,094             -
      Issuance of stock and options to consultants and
        distributors ...............................................        26,222        11,730
      Amortization of debt discount ................................        51,183        11,544
      Net decrease (increase) in current assets ....................       225,281       (34,258)
      Net increase in current liabilities ..........................       363,210       463,349
      Net increase in other liabilities ............................        10,505             -
                                                                       -----------     ---------

           Net cash (used in) provided by operating activities .....      (193,907)       20,256

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of property and equipment ...........................       (43,506)       (7,737)
      Cash acquired in merger with Aloha ...........................       183,111             -
                                                                       -----------     ---------

           Net cash (used in) provided by investing activities .....       139,605        (7,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net proceeds from sale of preferred stock and common
        stock warrants .............................................       100,000             -
      Net proceeds from private placement of common stock
        and common stock warrants ..................................       200,000       300,000
      Exercise of common stock options and warrants ................       165,600             -
      Redemption of preferred stock ................................      (179,000)     (150,000)
      Repayments of notes payable ..................................        (6,454)     (151,797)
      Repayment of principal on capital leases .....................       (24,194)      (19,702)
                                                                       -----------     ---------

           Net cash (used in) provided by financing activities .....       255,952       (21,499)
                                                                       -----------     ---------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS ...............   $   201,650     $  (8,980)

CASH AND CASH EQUIVALENTS beginning of period ......................         8,988        14,630
                                                                       -----------     ---------

CASH AND CASH EQUIVALENTS end of period ............................   $   210,638     $   5,650
                                                                       ===========     =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  Merger with Aloha Water Company Inc. in exchange for
    common stock and promissory note ...............................   $ 1,334,769             -
                                                                       ===========     =========

  Preferred shareholder dividends ..................................   $    41,351             -
                                                                       ===========     =========

            The accompanying notes are an integral part of these financial statements.

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2001
                                   (UNAUDITED)

1.       GENERAL:

         The accompanying unaudited financial statements of Hawaiian Natural Water Company, Inc., (the "Company") should be read in conjunction with the audited financial statements for the year ended December 31, 2000 of Hawaiian Natural Water Co., Inc. and notes thereto as filed with the Securities and Exchange Commission in the Company's Annual Report on Form 10-KSB. The auditor's report on those financial statements included an explanatory fourth paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern.

         In the opinion of management, the accompanying financial statements reflect all adjustments (which consist primarily of normal recurring adjustments) considered necessary to fairly present the financial position of the Company at June 30, 2001, the results of its operations for the three month and six month periods ended June 30, 2001 and 2000, and the cash flows for the six month periods ended June 30, 2001 and 2000, in accordance with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission. The results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years. Certain amounts from prior periods have been reclassified to conform to their current period presentation.

         (a)      Organization and Going Concern:
                  ------------------------------

         Hawaiian Natural Water Company, Inc. (the "Company") was incorporated in the state of Hawaii on September 13, 1994. The Company was formed for the purpose of bottling, marketing and distributing Hawaiian natural water in Hawaii, the United States mainland and foreign markets. The Company's initial product introduction occurred in the first quarter of 1995.

         In June 1999 the Company acquired certain assets of Ali'i Water Bottling Co., Inc., which extended the Company's product line to include (1) premium purified bottled water, and (2) the home and office large bottle (3 gallon and 5 gallon) delivery market. This business is concentrated in the Kailua-Kona area of the Big Island of Hawaii.

         In January 2000, the Company introduced a line of herbal beverages under the East Meets West XEN(TM) ("XEN") name. The beverages are manufactured for the Company pursuant to a co-packing agreement with a Los Angeles area bottler (see Note 6). Sales efforts to date have concentrated in Southern California, Hawaii and the Vancouver, Canada area.

         In March 2000, the Company acquired Aloha Water Company Co. Inc., a distributor of purified water in the home and office market in the Honolulu area. This acquisition was subsequently rescinded in December, 2000 (see Note
7).

         In November 2000, the Company agreed to be acquired by AMCON Distributing Company, an Omaha, Nebraska based distributor, by means of a merger of the Company into a wholly owned subsidiary of AMCON (see Note 8).

         Since the execution of the merger agreement, the Company has been substantially dependent upon AMCON for its financing requirements. If the merger agreement were terminated for any reason, the Company would likely not be able to continue as a going concern.

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2001
                                   (UNAUDITED)

         As shown in the accompanying financial statements, the Company has incurred significant losses and negative cash flows from operations since inception. Management expects that the Company will continue to incur additional losses and negative cash flows until the Company achieves significant levels of sales. To date, the Company has been unable to generate cash flow sufficient to support its operations. Additionally, the Company has past due accounts payable of approximately $851,000 and notes payable amounts due in near term of approximately $1,400,000. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

         (b)      Estimates:
                  ---------

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         (c)      Revenue Recognition:
                  -------------------

         The Company recognizes revenue on the accrual method of accounting when title transfers: upon shipment, for bottled water products and other beverages, and upon delivery for home and office delivery products. The Company grants customers the right to return goods that are defective or otherwise unsuitable for sale. The Company issues refunds to customers or replaces goods that are rejected.

         The Company's policy is to provide a reserve for estimated uncollectible trade accounts receivable. The Company also provides a reserve for estimated sales returns and related disposal costs. Net sales revenue reflects reductions for the reserve for sales returns, discounts, promotional allowances and freight-out. The Company also estimates the amount of billbacks from certain distributors which represents price adjustments for quantity or other discounts to distributors' customers.

         (d)      Gross Margin:
                  ------------

         The Company's plant currently has a normal production capacity of approximately 200,000 cases per calendar quarter. The Company is currently operating its plant at approximately 58 percent of this capacity. Since a significant portion of the Company's cost of sales includes fixed production costs, the Company anticipates higher gross margins as production and sales increase.

         (e)      Recent Accounting Pronouncements:
                  --------------------------------

         The Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") effective January 1, 2001. Under the provisions of SFAS 133, the Company is required to recognize all derivatives as either assets or liabilities in the balance sheet and measure these instruments at fair value. The adoption of SFAS 133 did not have a material effect on the Company's financial statements.

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2001
                                   (UNAUDITED)

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"). This Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The Company will adopt SFAS 141 for all business combinations initiated after June 30, 2001.

         Also in June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." This pronouncement addresses, among other things, how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Goodwill would no longer be amortized but would be assessed at least annually for impairment using a fair value methodology. The Company will adopt this statement for all goodwill and other intangible assets acquired after June 30, 2001 and for all existing goodwill and other intangible assets beginning January 1, 2002. The Company does not anticipate that the adoption of SFAS 142 will have a significant effect on the Company's financial position or the results of operations.

2.       LOSS PER SHARE:

         Basic and Diluted Loss Per Share is computed by dividing the Net Loss (adjusted for preferred dividends) by the Weighted Average Common Shares Outstanding during the period.

         The Company's Basic and Diluted Loss Per Share is the same for the first and second quarters of both 2000 and 2001 in that any exercise of stock options or warrants would have been anti-dilutive.

3.       CASH AND CASH EQUIVALENTS:

         Cash and cash equivalents include savings accounts and investments in a money market account with original maturities less than 90 days.

4.       INVENTORIES:

         Inventories are stated at the lower of cost (first-in, first-out method) or market. As of June 30, 2001, inventories were comprised of the following:

                     Raw Material ...............  $383,242
                     Finished Goods .............   140,840
                                                   --------
                                                   $524,082
                                                   ========


         Raw materials inventory consists of PET "pre-forms", caps, labels and various packaging and shipping materials. Finished goods inventory includes materials, labor and manufacturing overhead costs.

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2001
                                   (UNAUDITED)

5.       ACQUISITION OF INTANGIBLE ASSET:

         In June 1999, the Company purchased for $150,000 the beverage products, trademarks and all other rights related to its XEN line of herbal beverages. The acquisition cost and related trademark registration expenses have been capitalized and are being amortized over a five-year period.

6.       CO-PACKING AGREEMENT:

         In June 1999, the Company entered into a five-year agreement with an independent bottler in Los Angeles, California (the "Bottler") for the production, warehousing, and shipment of herbal beverages. On September 13, 1999, the Company has issued an aggregate of 850,000 shares of common stock to the principals of the Bottler in partial consideration for these services which were recorded as an asset on the Company's accounting records in the amount of $150,000, based on the fair value of the securities issued, which is being amortized over a five year period.

7.       ACQUISITION OF ALOHA WATER COMPANY, INC. AND IMPAIRMENT CHARGE:

         On March 17, 2000, the Company acquired Aloha Water Company, Inc., ("Aloha"), a distributor of purified water to the home and office delivery market in the Honolulu area. The acquisition was accomplished through a merger of Aloha into a wholly owned subsidiary of the Company formed for this purpose. The purchase price for Aloha consisted of an aggregate of (i) 750,000 shares of common stock of the Company and (ii) a promissory note of the Company in the amount of $500,000 (the "Aloha note") to the stockholders of Aloha. Interest on the note was payable monthly at the annual rate of 10%. The entire principal amount was due on April 1, 2000. The Aloha note was secured by a first priority security interest on all of the capital stock of Aloha.

         In August 2000, the holders of the Aloha note declared a default for failure to make certain interest payments, and foreclosed on their collateral, which was all of the stock of Aloha. As a result, the Company wrote off its investment in Aloha, the related goodwill and the Aloha note.

         In December 2000, the parties agreed to rescind the acquisition, as a result of which Aloha returned the Aloha note and the 750,000 shares of the Company's common stock. The fair value of the Company's shares returned was not material.

8.       AMCON MERGER:

         In November 2000, the Company entered into a merger agreement with AMCON Distributing Company ("AMCON"), pursuant to which the Company has agreed to merge with and into, and thereby become, a wholly owned subsidiary of AMCON. The merger consideration values the entire common equity interest in the Company at $2,865,348, payable in common stock of AMCON, which will be priced at not less than $6.00 or more than $8.00 per share, based on a 20 trading day measuring period ending three trading days before the date of the Company's stockholder vote on the merger. As a result, AMCON will issue an aggregate of not less than 358,168 or more than 477,558 shares. Holders of outstanding options and warrants of the Company would receive comparable options and warrants of AMCON with the exercise price and number of shares covered adjusted based upon the exchange ratio.

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2001
                                   (UNAUDITED)

         The merger is expected to qualify as a tax-free reorganization. It is subject to various conditions, including the effectiveness of a registration statement covering the shares to be issued in the merger, the listing of such shares on the American Stock Exchange, and the approval of the Company's stockholders. All of the Company's officers and directors and any of their affiliated entities that own shares of the Company's common stock have agreed to vote their shares in favor of the merger.

         The Company does not currently anticipate completion of the Merger before December 31, 2001. However, the Merger Agreement is terminable under certain circumstances, and there can be no assurance that the Merger will be completed. Pending completion of the Merger, AMCON has made certain interim financing available to the Company. If the Merger Agreement is terminated for any reason, it is likely that the Company will not be able to continue as a going concern.

9.       NOTES PAYABLE:

         In anticipation of acquiring the Company, AMCON has provided certain debt financing to the Company for working capital and other general corporate purposes. AMCON advanced $350,000 in September 2000, $400,000 in October 2000, and an additional $500,000 in June 2001. These loans are evidenced by secured promissory notes (the "AMCON notes") bearing interest at a rate of 10% per annum, payable quarterly. The AMCON notes are convertible at the election of AMCON, under certain circumstances, into Series C convertible preferred stock bearing dividends, payable quarterly, of 10% per annum and giving effective control of the Board of Directors to AMCON. The AMCON notes are also convertible into common stock of the Company at AMCON's election at a conversion price of $.40 per share. The AMCON notes are secured by a lien on all of the Company's assets. The due date of the AMCON notes, originally February 28, 2001, has been extended to September 30, 2001. The Company anticipates a further extension of the due date of the AMCON notes to the expected completion date of the Merger.

         In September 1997, the Company acquired certain bottle making equipment used in its bottling operations. The consideration for the equipment was an aggregate of $1.2 million, a portion of which was paid through the issuance of a promissory note in the original principal amount of $825,000, payable in installments, as defined. The Company discounted this equipment note payable using an estimated weighted average cost of capital of 12%, and amortized the resulting discount to interest expense using the effective interest method over the term of the loan. In October 2000, the Company negotiated a restructuring of the $189,000 installment due on September 30, 2000, so as to extend the payment over six months. This installment was paid in full as of May 11, 2001. There are currently two equal installments of $165,000 (plus interest) due on this promissory note on September 30, 2001 and 2002.

         In September 1999, the Company acquired a prefabricated warehouse, which it assembled and installed on its property in Kea'au. The warehouse was purchased for $24,995 with a down payment of $2,000 and a 5-year note, with monthly payments aggregating $22,995, including interest.

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2001
                                   (UNAUDITED)


The following summarizes the Company's notes payable as of June 30, 2001:

                  First AMCON note ...................  $   350,000
                  Second AMCON note ..................      400,000
                  Third AMCON note ...................      500,000
                  Equipment note payable .............      330,000
                  Less: Amortized discount ...........       (7,564)
                                                        -----------

                  Net notes payable ..................    1,572,436
                  Vehicle installment note payable ...          517
                  Warehouse note payable .............       14,404
                                                        -----------

                  Subtotal--notes payable ............    1,587,357
                  Less: Current portion ..............   (1,410,720)
                                                        -----------

                  Non-current portion ................  $   176,637
                                                        ===========

10.      STOCK OPTIONS:

         The total number of Common Stock warrants and options shown at June 30, 2001 excludes an aggregate of 438,367 options outstanding at such date held by officers and employees of the Company. Stock options granted to employees are accounted for under APB Opinion No. 25, under which compensation expense is recognized only if the exercise price is less than the market price at the date of grant. All employee stock options outstanding at June 30, 2001 had an original exercise price of $4.00 per share. In February 2000, the Company reduced the exercise price of the options held by all active employees to $2.00 per share, which has not resulted in any further compensation charges to income through June 30, 2001.

         Stock options granted to non-employees are accounted for in accordance with Statement of Financial Accounting Standards No. 123 (SFAS
123) "Accounting for Stock-Based Compensation," which requires that these transactions be accounted for based upon the fair value of consideration received or the fair value of the equity instruments issued, whichever is more reliably determinable.

11.      PRODUCT LINE SALES INFORMATION:

         For the three-month periods ended June 30, 2000 and 2001, the Company had the following sales by product line:




                                          2000       %               2001      %
                                       ----------   ---           ---------   ---
     PET products ...................  $  733,757    63           $ 673,651    87
     Home & office delivery .........     361,063    30              71,722     9
     XEN herbal beverage products ...      78,601     7              33,308     4
                                       ----------   ---           ---------   ---
                                       $1,173,421   100           $ 778,681   100
                                       ==========                 =========

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2001
                                   (UNAUDITED)

         For the six-month periods ended June 30, 2000 and 2001, the Company had the following sales by product line:


                                             2000       %              2001       %
                                          ----------   ---          ----------   ---
         PET products ................... $1,526,531    69          $1,383,794    87
         Home & office Delivery .........    444,033    20             150,543     9
         XEN herbal beverage products ...    227,549    11              65,063     4
                                          ----------   ---          ----------   ---
                                          $2,198,113   100          $1,599,400   100
                                          ==========   ===          ==========   ===



         In the six-month period ended June 30, 2001, 97% of Pet products sales were made in Hawaii, and 99% of XEN sales were made in the U.S. Mainland. In the three-month period ended June 30, 2000, 99% of Pet product sales were made in Hawaii, and 69% of XEN sales were made in Mainland, 19% were made in Hawaii, and 2% were made in Guam. All home and office delivery sales are made in Hawaii.


12.      EQUITY TRANSACTIONS:

         (a)      Series A Convertible Preferred Stock
                  ------------------------------------

         In 1999, the Company issued an aggregate of 1,250 shares ($1.25 million in aggregate liquidation preference amount) of Series A convertible preferred stock to an institutional investor. The Company also issued to this investor for no additional consideration warrants to purchase 100,000 shares of common stock at an original exercise price of $3.625 per share.

         Each share of Series A preferred stock had a liquidation preference of $1,000, and was entitled to cumulative dividends at an annual rate of 4%, payable quarterly commencing May 31,1999, in cash or common stock at the election of the Company. The Series A preferred stock was convertible into common stock, in whole or in part at the election of the holder, at a variable conversion price based upon a discount to the market price (as defined) of the common stock as of each conversion date (the "beneficial conversion feature").

         In August 1999, the investor converted six shares of Series A preferred into an aggregate of 11,429 shares of common stock. In September 1999, the Company entered into a standstill agreement with the investor, pursuant to which the investor agreed not to convert any additional shares of Series A preferred and granted the Company an option to redeem the outstanding shares. This standstill agreement was extended continuously until November 2, 2000. Pursuant to this standstill arrangement, the Company redeemed an aggregate of (i) 925 shares of Series A preferred stock for an aggregate of $808,750 in 1999, (ii) 100 shares for an aggregate of $100,000 during the first quarter of 2000, (iii) 79 shares for an aggregate of $79,000 during the second quarter of 2000, and (iv) the remaining 140 shares for an aggregate of $140,000 in October 2000. There are currently no Series A preferred shares outstanding.

         As partial consideration for the extension of the standstill agreement, the Company reduced the exercise price of the warrants held by the investor in several increments to $.01 per share. The investor exercised these warrants in full in March 2000.

         Primarily as a result of the amortization of the beneficial conversion feature and redemption of the Series A preferred shares, the Company recorded an aggregate preferred stock dividend of $416,379 during 1999. In 2000, the Company redeemed the remaining Series A preferred shares and adjusted the previously accrued preferred stock dividend to the holder, resulting in an aggregate preferred stock dividend of $86,698 for the Series A preferred shares.

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2001
                                   (UNAUDITED)

         (b)      Series B Convertible Mandatorily Redeemable Preferred Stock:
                  -----------------------------------------------------------

         In March 2000, the Company issued 100 shares ($100,000 aggregate liquidation preference amount) of Series B convertible preferred stock to a private investor. Each share of Series B preferred stock has a liquidation preference of $1,000. The Series B preferred stock is mandatorily redeemable, at the election of the holder, at any time within 90 days following the first anniversary date of the date of issuance in the event that the market price (as defined) of the common stock is less than $1.50 per share on the first anniversary date. The redemption price in such event is $1,500 per share ($150,000 in the aggregate).

         The market price of the common stock was less than $1.50 on the first anniversary date, and the investor delivered to the Company a notice of redemption with respect to all of the outstanding Series B preferred stock. The Company recorded the $50,000 redemption premium as a preferred stock dividend. The stock was redeemed in full during the quarter ended June 30, 2001.

         (c)      Issuance of Stock to AMCON:
                  --------------------------

         In February 2001, the Company issued 750,000 shares of common stock to AMCON at a purchase price of $.40 per share for an aggregate purchase price of $300,000. These shares will participate in the Merger consideration (see Note 8). In June 2001, the Company issued to AMCON a $500,000 convertible promissory note, convertible at any time at AMCON's election, into an aggregate of 1,250,000 shares of common stock at a conversion price of $.40 per share. If this note is converted prior to the Merger, the shares issued upon conversion will participate in the Merger consideration.

13.      SUBSEQUENT EVENTS:

         In July and August 2001, the Company took delivery of a new blow molding machine and certain related equipment for installation at the Company's bottling facility. The total value of this new equipment is estimated at $2,000,000. The Company expects this new equipment to significantly enhance the efficiency of its bottling operations. The equipment was acquired by AMCON in its own name. Upon installation, the Company expects to lease this equipment from AMCON, on terms to be agreed upon. This lease is expected to be accounted for as an operating lease.

         In August 2001, the Company commenced construction of an addition to its existing bottling facility to house this new equipment. The Company anticipates this addition to be completed in October 2001, at an estimated cost of $150,000, and the equipment to be fully operational by November 2001. The Company anticipates AMCON will lend the Company the funds needed for the facility addition, as well as certain additional working capital, in an amount yet to be agreed upon.

                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Hawaiian Natural Water Company, Inc.:

         We have audited the accompanying balance sheet of HAWAIIAN NATURAL WATER COMPANY, INC., (a Hawaii corporation) as of December 31, 2000 and the related statements of operations, stockholders' equity (deficit) and cash flows for the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Natural Water Company, Inc. as of December 31, 2000 and the results of its operations and its cash flows for the two years in the period then ended, in conformity with accounting principles generally accepted in the United States.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations. Additionally, the Company has past due accounts payable of approximately $944,000 and mandatorily redeemable preferred stock and notes payable amounts due in the near term of approximately $1,211,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ARTHUR ANDERSEN LLP

Honolulu, Hawaii
April 13, 2001

                                          HAWAIIAN NATURAL WATER COMPANY, INC.

                                                    BALANCE SHEET
                                                  DECEMBER 31, 2000

                                   ASSETS
Current Assets:
     Cash and cash equivalents ..........................................................................   $      14,630
     Trade accounts receivable, net of allowance for doubtful accounts of $39,062 .......................         275,428
     Inventories ........................................................................................         571,164
     Due from officers ..................................................................................          21,672
     Other current assets ...............................................................................          56,100
                                                                                                            -------------
                           Total current assets .........................................................         938,994
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $989,490 ....................       2,256,116
                                                                                                            -------------
CO-PACKING AGREEMENT, net of accumulated amortization of $37,500 ........................................         112,500
INTANGIBLE ASSET, net of accumulated amortization of $40,575 ............................................         118,574
                                                                                                            -------------
                           Total assets .................................................................   $   3,426,184
                                                                                                            =============

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Accounts payable ...................................................................................   $   1,062,487
     Book overdraft .....................................................................................          59,466
     Accrued professional fees ..........................................................................          99,001
     Accrued vacation ...................................................................................          21,363
     Accrued commissions and billbacks ..................................................................         195,241
     Accrued payroll and related taxes ..................................................................          42,957
     Accrued other ......................................................................................         155,273
     Amount due for mandatorily-redeemable preferred stock ..............................................         150,000
     Notes payable ......................................................................................       1,061,437
     Capital lease obligation ...........................................................................          30,375
                                                                                                            -------------
                           Total current liabilities ....................................................       2,877,600
Non-current Liabilities:
     Notes payable--net of current portion ..............................................................         177,717
     Capital lease obligation--net of current portion ...................................................          16,421
     Other ..............................................................................................          41,380
                                                                                                            -------------
                           Total non-current liabilities ................................................         235,518
                                                                                                            -------------
                           Total liabilities ............................................................       3,113,118
                                                                                                            -------------
Stockholders' Equity:
     Preferred stock, $1 par value:
         Authorized - 5,000,000 shares ..................................................................
         No shares outstanding ..........................................................................
     Common Stock, no par value:
         Authorized - 20,000,000 shares .................................................................
         Issued and outstanding - 7,185,966 shares ......................................................       9,612,446
     Common stock warrants and options:
         Issued and outstanding - 5,595,558 shares ......................................................       3,669,035
     Accumulated deficit ................................................................................     (12,968,415)
                                                                                                            -------------
                           Total stockholders' equity ...................................................         313,066
                                                                                                            -------------
                           Total liabilities and stockholders' equity ...................................   $   3,426,184
                                                                                                            -------------
                     The accompanying notes are an integral part of this financial statement.

                                         HAWAIIAN NATURAL WATER COMPANY, INC.

                                             STATEMENTS OF OPERATIONS
                                  FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                     2000                 1999
                                                                                -------------        -------------

NET SALES ...................................................................   $   3,681,026        $   3,050,383
COST OF SALES ...............................................................       2,983,160            2,464,403
                                                                                -------------        -------------
     Gross margin ...........................................................         697,866              585,980
EXPENSES:
     General and administrative .............................................       1,589,275            1,436,214
     Selling and marketing ..................................................         900,285              661,289
                                                                                -------------        -------------
                                                                                    2,489,560            2,097,503
                                                                                -------------        -------------
                                                                                   (1,791,694)          (1,511,523)
                                                                                -------------        -------------
OTHER INCOME (EXPENSE):
     Impairment charge ......................................................      (1,025,935)                   -
     Interest income ........................................................               -               10,515
     Interest expense .......................................................        (120,029)             (80,935)
                                                                                -------------        -------------
NET LOSS ....................................................................      (2,937,658)          (1,581,943)
     Preferred Stock Dividend ...............................................        (136,698)            (416,379)
                                                                                -------------        -------------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS ..................................   $  (3,074,356)       $  (1,998,322)
                                                                                -------------        -------------
BASIC AND DILUTED NET LOSS PER SHARE ........................................   $       (0.45)       $       (0.45)
                                                                                -------------        -------------

                  The accompanying notes are an integral part of these financial statements.

                                                HAWAIIAN NATURAL WATER COMPANY, INC.

                                            STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                           FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                         Common Stock Warrants
                                     Common Stock             and Options            Preferred Stock
                                 ---------------------  -----------------------  ----------------------
                                                                                                                          Total
                                                         Number of                 Number                              Stockholders'
                                 Number of               Underlying                  of                   Accumulated     Equity
                                   Shares     Amount       Shares      Amount      Shares      Amount       Deficit     (Deficit)
                                 ---------------------------------------------------------------------------------------------------
BALANCE, December 31, 1998 ..... 4,024,563  $6,693,062   3,757,959   $2,841,329        --  $         --  $ (7,895,737)  $ 1,638,654
Issuance of common stock and
  warrants in private offering
         September 28, 1999 ....   850,000     440,646   1,416,666      389,354        --            --            --       830,000
         December 6, 1999 ......   100,000      53,097     166,667       46,903        --            --            --       100,000
         December 10, 1999 .....   100,000      53,098     166,666       46,902        --            --            --       100,000
Issuance of common stock for
  purchase of Net Assets of
  Ali'i Water Bottling, Inc.
         June 30, 1999 .........   263,040     312,359          --           --        --            --            --       312,359
Issuance of common stock for
  Co-Packing Agreement
         September 13, 1999 ....   100,000      43,750          --      106,250        --            --            --       150,000
Issuance of common stock and
  common stock options to
  professional advisor for
  services rendered
         April 1, 1999 .........        --          --      12,500       16,226        --            --            --        16,226
         July 1, 1999 ..........        --          --      12,500       16,226        --            --            --        16,226
         July 14, 1999 .........     2,695       2,695          --           --        --            --            --         2,695
         September 28, 1999 ....    30,000      15,929      50,000       14,071        --            --            --        30,000
         October 1, 1999 .......        --          --      12,500        3,000        --            --            --         3,000
Issuance of common stock options
  to non-employee directors ....        --          --       9,000        8,395        --            --            --         8,395
Issuance of common stock options
  to marketing consultant
         May 20, 1999 ..........        --          --      10,000        4,370        --            --            --         4,370
         May 24, 1999 ..........        --          --      30,000       13,110        --            --            --        13,110
Exercise of common stock options
  by financial public relations
  advisor
         January 11, 1999 ......    50,000     125,000     (50,000)          --        --            --            --       125,000
Issuance of preferred stock and
  common stock warrants to
  institutional investor, net
  of offering costs
         March 3, 1999 .........        --          --     100,000       97,422       750       488,397            --       585,819
Issuance of common stock and
  common stock warrants to
  broker for services rendered
         March 3, 1999 .........     5,000      18,750      15,000       41,670        --            --            --        60,420
Issuance of preferred stock to
  institutional investor
         August 10, 1999 .......        --     312,500          --           --       500       500,000      (312,500)      500,000
Repricing of warrants
  associated with the
  outstanding preferred
  stock
         August 10, 1999 .......        --          --          --       27,003        --       (20,252)           --         6,751
         September 23, 1999 ....        --          --          --       19,069        --       (14,302)           --         4,767
         November 5, 1999 ......        --          --          --       14,229        --       (10,672)           --         3,557


                     The accompanying notes are an integral part of these financial statements.

                                    F-53


                                                HAWAIIAN NATURAL WATER COMPANY, INC.

                                                         Common Stock Warrants
                                     Common Stock             and Options             Preferred Stock
                                 ---------------------  -----------------------    --------------------
                                                                                                                          Total
                                                         Number of                 Number                              Stockholders'
                                 Number of               Underlying                  of                   Accumulated     Equity
                                   Shares     Amount       Shares      Amount      Shares      Amount       Deficit     (Deficit)
                                 ---------------------------------------------------------------------------------------------------
Conversion of preferred stock
  to common stock
         August 24, 1999 .......    11,429       6,000          --           --        (6)       (6,000)           --            --
Redemption of preferred stock
     September 23, 1999 ........        --          --          --           --      (250)     (197,680)      (52,320)     (250,000)
     October 1, 1999 ...........        --          --          --           --      (375)     (296,520)       (3,480)     (300,000)
     October 8, 1999 ...........        --          --          --           --      (250)     (197,680)      (11,070)     (208,750)
     November 5, 1999 ..........        --          --          --           --       (50)      (39,536)      (10,464)      (50,000)
Accrued dividends to preferred
  Shareholder ..................        --          --          --           --        --            --       (26,545)      (26,545)
Net loss .......................        --          --          --           --        --            --    (1,581,943)   (1,581,943)
                                 ---------  ----------   ---------   ----------    ------  ------------  ------------   -----------

BALANCE at December 31, 1999 ... 5,536,727  $8,076,886   5,709,458   $3,705,529       319  $    205,755    (9,894,059)    2,094,111
                                 ---------  ----------   ---------   ----------    ------  ------------  ------------   -----------

Issuance of common stock bonus
  to executive officer
         December 15, 2000 .....   350,000      84,370          --           --        --            --            --        84,370
Issuance of common stock and
  common stock warrants in
  private offering
         February 1, 2000 ......    50,000      26,548      83,333       23,452        --            --            --        50,000
         February 20, 2000 .....    50,000      26,548      83,333       23,452        --            --            --        50,000
Exercise of common stock
  warrants by private investor
         March 3, 2000 .........    50,000      50,000     (50,000)          --        --            --            --        50,000
         May 25, 2000 ..........    35,000      35,000     (35,000)          --        --            --            --        35,000
         June 1, 2000 ..........    15,000      15,000     (15,000)          --        --            --            --        15,000
         June 16, 2000 .........    14,600      14,600     (14,600)          --        --            --            --        14,600
         June 16, 2000 .........    35,000      35,000     (35,000)          --        --            --            --        35,000
         June 29, 2000 .........    15,000      15,000     (15,000)          --        --            --            --        15,000
         July 21, 2000 .........    26,000      26,000     (26,000)          --        --            --            --        26,000
         August 25, 2000 .......    40,000      40,000     (40,000)          --        --            --            --        40,000
Issuance of common stock to
  non-employee directors
         February 16, 2000 .....        --          --         900          486        --            --            --           486
         May 11, 2000 ..........        --          --         900          486        --            --            --           486
         June 13, 2000 .........        --          --         600           --        --            --            --            --
         August 8, 2000 ........        --          --         900           --        --            --            --            --
         September 28, 2000 ....        --          --         900           --        --            --            --            --
Redemption of preferred stock
         February 7, 2000 ......        --          --          --           --       (50)      (32,250)      (17,750)      (50,000)
         March 6, 2000 .........        --          --          --           --       (50)      (32,250)      (17,750)      (50,000)
         May 1, 2000 ...........        --          --          --           --       (35)      (22,575)      (12,425)      (35,000)
         May 26, 2000 ..........        --          --          --           --       (15)       (9,675)       (5,325)      (15,000)
         June 29, 2000 .........        --          --          --           --       (29)      (18,705)      (10,295)      (29,000)
         October 2, 2000 .......        --          --          --           --       (40)      (25,800)      (14,200)      (40,000)
         October 23, 2000 ......        --          --          --           --      (100)      (64,500)      (35,500)     (100,000)
Issuance of common stock and
  common stock warrants to
  professional advisor
         February 1, 2000 ......    10,000       5,310      16,667        4,690        --            --            --        10,000
         February 15, 2000 .....    10,000       5,310      16,667        4,690        --            --            --        10,000
         March 17, 2000 ........    50,000      50,000          --           --        --            --            --        50,000
Issuance of common stock to
  professional advisor
         March 31, 2000 ........        --          --      12,500       12,500        --            --            --        12,500

                     The accompanying notes are an integral part of these financial statements.


                                    F-54





                                                HAWAIIAN NATURAL WATER COMPANY, INC.

                                                         Common Stock Warrants
                                     Common Stock             and Options            Preferred Stock
                                 ---------------------  -----------------------    --------------------
                                                                                                                          Total
                                                         Number of                 Number                              Stockholders'
                                 Number of               Underlying                  of                   Accumulated     Equity
                                   Shares     Amount       Shares      Amount      Shares      Amount       Deficit     (Deficit)
                                 ---------------------------------------------------------------------------------------------------
Issuance of common stock in
  merger with Aloha Water Co.
         March 17, 2000 ........   750,000     937,500          --           --        --            --            --       937,500
Return of common stock in
  conjunction with rescission
  of agreement to merge with
  Aloha Water Co.
         December 27, 2000 .....  (750,000)         --          --           --        --            --            --            --
Exercise of stock option by
  institutional investor
         March 3, 2000 .........   100,000       1,000    (100,000)          --        --            --            --         1,000

Issuance of common stock to
  marketing consultant
         March 31, 2000 ........    20,000      20,000          --           --        --            --            --        20,000
         April 12, 2000 ........     3,000       3,000          --           --        --            --            --         3,000
         June 30, 2000 .........     2,250       2,250          --           --        --            --            --         2,250
         September 30, 2000 ....    10,000      10,000          --           --        --            --            --        10,000
         September 30, 2000 ....     6,750       6,750          --           --        --            --            --         6,750
         December 31, 2000 .....     4,500       4,500          --           --        --            --            --         4,500
Issuance of common stock
  pursuant to Co-Packing
  Agreement
         May 5, 2000 ...........     3,490       3,490          --           --        --            --            --         3,490
         June 30, 2000 .........     2,618       2,618          --           --        --            --            --         2,618
         July 31, 2000 .........     2,643         512          --           --        --            --            --           512
         September 13, 2000 ....   700,000     106,250          --     (106,250)       --            --            --            --
         September 30, 2000 ....     4,483         869          --           --        --            --            --           869
         December 31, 2000 .....     1,905         310          --           --        --            --            --           310
Issuance of common stock for
  U.S. Mainland office rental
         June 5, 2000 ..........     1,000         406          --           --        --            --            --           406
         June 30, 2000 .........     1,000         438          --           --        --            --            --           438
         July 3, 2000 ..........     1,000         406          --           --        --            --            --           406
         September 1, 2000 .....     1,000         188          --           --        --            --            --           188
         October 31, 2000 ......     1,000         200          --           --        --            --            --           200
         December 31, 2000 .....     2,000         562          --           --        --            --            --           562
Issuance of common stock to
  key management executives
  as incentive compensation
         August 31, 2000 .......    30,000       5,625          --           --        --            --            --         5,625
Accrued dividend to Series B
  preferred holder
         December 31, 2000 .....        --          --          --           --        --            --       (50,000)      (50,000)
Adjustment of previously accrued
  dividend to Series A
  preferred holder .............        --          --          --           --        --            --        26,547        26,547
Net loss .......................        --          --          --           --        --            --    (2,937,658)   (2,937,658)
                                 ---------  ----------   ---------  -----------    ------  ------------  ------------   -----------
BALANCE at December 31, 2000 ... 7,185,966  $9,612,446   5,595,558   $3,669,035        --            --  $(12,968,415)      313,066
                                 ---------  ----------   ---------   ----------    ------  ------------  ------------   -----------

                     The accompanying notes are an integral part of these financial statements.

                                              HAWAIIAN NATURAL WATER COMPANY, INC.

                                                   STATEMENTS OF CASH FLOWS
                                        FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                                    2000             1999
                                                                                                 -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss ................................................................................   $(2,937,658)     $(1,581,943)
     Adjustments to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization .......................................................       384,880          288,759
         Amortization of debt discount .......................................................        35,574           59,398
         Impairment charge ...................................................................     1,025,935                -
         Net income from subsidiary ..........................................................       (18,435)               -
         Issuance of common stock to Co-Packer, landlord and consultants .....................        56,499                -
         Issuance of common stock bonuses to executive officer ...............................        84,370                -
         Issuance of common stock compensation to executives .................................         5,625                -
         Issuance of common stock options to consultants and distributors ....................        12,500           85,627
         Issuance of common stock options to non-employee directors ..........................           972            8,395
         Warrants granted for preferred standstill agreement .................................             -           15,075
         Loss on sale of equipment ...........................................................             -            3,282
         Net decrease (increase) in current assets ...........................................       304,751         (520,343)
         Increase in other noncurrent liabilities ............................................             -           41,380
        Net increase in current liabilities ..................................................       436,474          484,915
                                                                                                 -----------      -----------
                           Net cash used in operating activities .............................      (608,513)      (1,115,455)
                                                                                                 -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment .....................................................      (100,877)        (328,902)
     Acquisition of intangible asset .........................................................             -         (159,149)
     Proceeds from sale of equipment .........................................................             -            1,080
                                                                                                 -----------      -----------
                           Net cash used in investing activities .............................      (100,877)        (486,971)
                                                                                                 -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of notes payable .................................................       796,903                -
     Repayments of principal on notes payable ................................................       (62,669)        (131,956)
     Repayment of principal on capital leases ................................................       (31,802)         (69,408)
     Net proceeds from sale of preferred stock and common stock warrants .....................             -        1,146,239
     Net proceeds from sale of common stock and common stock warrants ........................       100,000        1,030,000
     Redemption of preferred stock ...........................................................      (319,000)        (808,750)
     Proceeds from exercise of common stock warrants and options .............................       231,600          125,000
                                                                                                 -----------      -----------
                           Net cash provided by financing activities .........................       715,032        1,291,125
                                                                                                 -----------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .........................................   $     5,642      $  (311,301)
CASH AND CASH EQUIVALENTS, beginning of period ...............................................         8,988          320,289
                                                                                                 -----------      -----------
CASH AND CASH EQUIVALENTS, end of period .....................................................   $    14,630      $     8,988
                                                                                                 -----------      -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
ACQUISITION OF NET OPERATING ASSETS OF ALII WATER BOTTLING, INC.
     WITH COMMON STOCK .......................................................................   $         -      $   312,359
                                                                                                 -----------      -----------
CO-PACKING AGREEMENT - PAID WITH COMMON STOCK ................................................   $         -      $   150,000
                                                                                                 -----------      -----------
ADDITION OF CAPITALIZED EQUIPMENT LEASES .....................................................   $    17,243      $    82,176
                                                                                                 -----------      -----------
CAPITAL ADDITION - ACQUIRED WITH NOTE PAYABLE ................................................   $         -      $    22,195
                                                                                                 -----------      -----------
ACQUISITION AND RESCISSION OF NET OPERATING ASSETS OF ALOHA WATER CO.:
     Issuance of common stock and common stock warrants to professional advisor ..............   $    70,000                -
     Issuance of common stock in merger ......................................................       937,500                -
     Issuance of note payable ................................................................       500,000                -
     Cancellation of note payable ............................................................      (500,000)               -
                                                                                                 -----------      -----------
                                                                                                 $ 1,007,500      $         -
                                                                                                 -----------      -----------

                          The accompanying notes are an integral part of these financial statements.

                    HAWAIIAN NATURAL WATER COMPANY, INC.

                       NOTES TO FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RISK FACTORS

         (a)      Organization and Going Concern
                  ------------------------------

         Hawaiian Natural Water Company, Inc. (the "Company") was incorporated in the State of Hawaii on September 13, 1994. The Company was formed for the purpose of bottling, marketing and distributing Hawaiian natural water in Hawaii, the United States mainland and foreign markets. The Company's initial product introduction occurred in the first quarter of 1995.

         In June 1999 the Company acquired certain assets of Ali'i Water Bottling Co., Inc. (see Note 3), which extended the Company's product line to include (1) premium purified bottled water, and (2) the home and office large bottle (3 gallon and 5 gallon) delivery market. This business is concentrated in the Kailua-Kona area of the Big Island of Hawaii.

         In January 2000, the Company introduced a line of herbal beverages under the "East Meets West XEN(TM)" name. The beverages are manufactured for the Company pursuant to a co-packing agreement with a Los Angeles area bottler (see Note 10d to the financial statements). Sales efforts in 2000 were concentrated in Southern California, Hawaii and the Vancouver, Canada area.

         In March 2000, the Company acquired Aloha Water Company Co. Inc., a distributor of purified water in the home and office market in the Honolulu area. This acquisition was subsequently rescinded in December, 2000 (see
Note 4).

         In November 2000, the Company agreed to be acquired by AMCON Distributing Company, an Omaha, Nebraska based distributor, by means of a merger of the Company into a wholly owned subsidiary of AMCON (see Note 5).

         Since the execution of the merger agreement, the Company has been substantially dependent upon AMCON for its financing requirements. If the merger agreement were terminated for any reason, the Company would likely not be able to continue as a going concern.

         As shown in the accompanying financial statements, the Company has incurred significant losses and negative cash flows from operations since inception. Management expects that the Company will continue to incur additional losses and negative cash flows until the Company achieves significant levels of sales. To date, the Company has been unable to generate cash flow sufficient to support its operations. Additionally, the Company has past due accounts payable of approximately $944,000 and mandatorily redeemable preferred stock and notes payable amounts due in near term of approximately $1,211,000. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

         (b)      Basis of Accounting
                  -------------------

         The Company's accounting policies are in accordance with generally accepted accounting principles in the United States.

                    HAWAIIAN NATURAL WATER COMPANY, INC.


         (c)      Cash and Cash Equivalents
                  -------------------------

         Cash and cash equivalents include savings accounts and investments in a money market account with original maturities less than 90 days.

         (d)      Inventories
                  -----------

         Inventories are stated at the lower of cost (first-in, first-out) or market. As of December 31, 2000, inventories were comprised of the following:

                    Raw materials ...........  $315,873
                    Finished goods ..........   255,291
                                               --------
                                               $571,164
                                               ========

         Raw materials inventory consists of PET "pre-forms", caps, labels and various packaging and shipping materials. Finished goods inventory includes materials, labor and manufacturing overhead costs.

         (e)      Property and Equipment
                  ----------------------

         Property and equipment are stated at cost, which includes the cost of labor used to install equipment and construct major leasehold improvements. Maintenance and repairs are expensed as incurred. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

         Leasehold improvements                               The shorter of the
                                                              useful life or the
                                                                  lease term

         Machinery, equipment and assets under capital lease ......  7-15 years

Property and equipment is summarized as follows:

                           Machinery and equipment ................  $2,610,658
                           Leasehold improvements .................     529,960
                           Assets under capital lease .............     104,988
                                                                     ----------
                                                                      3,245,606
                           Less--Accumulated depreciation and
                             amortization .........................    (989,490)
                                                                     ----------
                                                                     $2,256,116
                                                                     ----------

         (f)      Revenue Recognition
                  -------------------

         The Company recognizes revenue on the accrual method of accounting when title transfers: upon shipment, for bottled water products and other beverages, and upon delivery for home and office delivery products. The Company grants customers the right to return goods which are defective or otherwise unsuitable for sale. The Company issues refunds to customers or replaces goods which are rejected.

         The Company's policy is to provide a reserve for estimated uncollectible trade accounts receivable. The Company also provides a reserve for estimated sales returns and related disposal costs. Net sales revenue reflects reductions for the reserve for sales returns, discounts, promotional allowances and freight-out. The Company also estimates the amount of billbacks from certain distributors which represents price adjustments for quantity or other discounts to distributors' customers.

                    HAWAIIAN NATURAL WATER COMPANY, INC.

         (g)      Advertising
                  -----------

         The Company charges the cost of advertising to expense as incurred. The Company incurred approximately $85,000 and $113,000 of advertising expense during the years ended December 31, 2000 and 1999, respectively.

         (h)      Stock-Based Compensation
                  ------------------------

         The Company accounts for transactions in which its equity instruments are issued to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably determinable. The Company has elected to account for the issuance of equity instruments to employees, using this intrinsic value method under APB Opinion No. 25. (See Note 8).

         (i)      Basic and Diluted Loss Per Share
                  --------------------------------

         Basic and diluted loss per share is calculated using net loss adjusted for dividends to preferred shareholders. The Company's basic and diluted loss per share are the same for both 2000 and 1999 in that any conversion of stock options and warrants would have been anti-dilutive. Basic and diluted loss per share is based on the weighted average number of common shares issued and outstanding during the period of 6,844,744 and 4,476,554 for 2000 and 1999, respectively.

         (j)      Fair Value of Financial Instruments
                  -----------------------------------

         The carrying amounts for trade receivables and payables are considered to be their fair values. The fair value of the Company's notes payable at December 31, 2000 may be significantly different from their carrying value as a result of the matters discussed in Note 1a. above and as a result of fluctuations in market interest rates.

         (k)      Income Taxes
                  ------------

         Income tax liabilities and assets are recognized at enacted tax rates for the expected future tax consequences of temporary differences between carrying amounts and the tax basis of assets and liabilities. A reserve is provided to reduce deferred tax assets to estimated realizable value (See Note 9).

         (l)      Estimates
                  ---------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (m)      New Accounting Pronouncement
                  ----------------------------

         In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which is effective for fiscal years beginning after June 15, 2000 as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 establishes accounting and reporting standards for derivative instruments. The statement requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative's fair value be recognized currently in the earnings unless specific hedge accounting criteria are met. The Company

                    HAWAIIAN NATURAL WATER COMPANY, INC.


did not have any derivative instruments as of December 31, 2000 and believes that the adoption of SFAS No. 133 will not have a material impact on its financial statements.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, disclosure and presentation of revenue in financial statements. SAB 101, as amended by SAB 101A and SAB 101B, is required to be implemented no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The adoption of SAB 101 did not have a material impact on its financial position or the results of operations.

         In March 2000, the FASB issued interpretation No. 44, "Accounting
For Certain Transactions Involving Stock Compensation--an Interpretation of
APB Opinion No. 25." The Interpretation clarifies the application of APB Opinion No. 25 in certain situations, as defined. The Interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events covered by the effective date, the effects of applying this Interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the final Interpretation,
(a) no adjustments would be made to the financial statements for periods before the effective date and (b) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. The adoption of this new Interpretation had no impact on the Company's financial statements, based on its current structure and operations.

         (n)      Long-Lived Assets
                  -----------------

         Whenever there are recognized events or changes in circumstances that could affect the carrying amount of long-lived assets, management reviews these assets for possible impairment. Management uses estimated expected future net cash flows (undiscounted and excluding interest costs) to measure the recoverability of these assets. The estimation of expected future net cash flows is inherently uncertain and, relies to a considerable extent on the availability of capital. If in future periods, there are changes in the estimates or assumptions incorporated into the impairment review analysis, the changes could impact the carrying amount of these assets.

         (o)      Reclassifications
                  -----------------

         Certain 1999 amounts have been reclassified to conform to their 2000 presentation.

2.       EQUITY TRANSACTIONS

         (a)      Investor Relations
                  ------------------

         On July 31, 1998, the Company engaged a financial public relations advisor for a two-year term. As compensation for its services, the Company issued to this advisor 100,000 shares of Common Stock, plus options to purchase an aggregate of 565,000 additional shares at exercise prices ranging from $2.50 to $6.00 per share. On January 11, 1999 the advisor exercised 50,000 of these options, at an exercise price of $2.50 per share, which resulted in cash proceeds to the Company of $125,000. All of the remaining options have expired unexercised.

                    HAWAIIAN NATURAL WATER COMPANY, INC.


         (b)      Series A Convertible Preferred Stock
                  ------------------------------------

         In 1999, the Company issued an aggregate of 1,250 shares ($1.25 million in aggregate liquidation preference amount) of Series A convertible preferred stock to an institutional investor. The Company also issued to this investor for no additional consideration warrants to purchase 100,000 shares of common stock at an original exercise price of $3.625 per share.

         Each share of Series A preferred stock had a liquidation preference of $1,000, and was entitled to cumulative dividends at an annual rate of 4%, payable quarterly commencing May 31, 1999, in cash or common stock at the election of the Company. The Series A preferred stock was convertible into common stock, in whole or in part at the election of the holder, at a variable conversion price based upon a discount to the market price (as defined) of the common stock as of each conversion date (the "beneficial conversion feature").

         In August 1999, the investor converted six shares of Series A preferred into an aggregate of 11,429 shares of common stock. In September 1999, the Company entered into a standstill agreement with the investor, pursuant to which the investor agreed not to convert any additional shares of Series A preferred and granted the Company an option to redeem the outstanding shares. This standstill agreement was extended continuously until November 2, 2000. Pursuant to this standstill arrangement, the Company redeemed an aggregate of (i) 925 shares of Series A preferred stock for an aggregate of $808,750 in 1999, (ii) 100 shares for an aggregate of $100,000 during the first quarter of 2000, (iii) 79 shares for an aggregate of $79,000 during the second quarter of 2000, and (iv) the remaining 140 shares for an aggregate of $140,000 in October 2000. As a result of these redemptions, there were no shares of Series A preferred outstanding at December 31, 2000.

         As partial consideration for the extension of the standstill agreement, the Company reduced the exercise price of the warrants held by the investor in several increments to $.01 per share. The investor exercised these warrants in full in March 2000.

         Primarily as a result of the amortization of the beneficial conversion feature and redemption of the Series A preferred shares, the Company recorded an aggregate preferred stock dividend of $416,379 during 1999. In 2000, the Company redeemed the remaining Series A preferred shares and adjusted the previously accrued preferred stock dividend to the holder, resulting in an aggregate preferred stock dividend of $86,698 for the Series A preferred shares.

         (c)      Series B Convertible Mandatorily Redeemable Preferred Stock
                  -----------------------------------------------------------

         In March 2000, the Company issued 100 shares ($100,000 aggregate liquidation preference amount) of Series B convertible preferred stock to a private investor. Each share of Series B preferred stock has a liquidation preference of $1,000. The Series B preferred stock is mandatorily redeemable, at the election of the holder, at any time within 90 days following the first anniversary date of the date of issuance in the event that the market price (as defined) of the common stock is less than $1.50 per share on the first anniversary date. The redemption price in such event is $1,500 per share ($150,000 in the aggregate).

         The market price of the common stock was less than $1.50 on the first anniversary date, and the investor has delivered to the Company a notice of redemption with respect to all of the outstanding Series B preferred stock. The Company recorded the $50,000 redemption premium as a preferred stock dividend

                    HAWAIIAN NATURAL WATER COMPANY, INC.


and classified the original $100,000 of mandatorily redeemable preferred stock as currently payable as of December 31, 2000 in the accompanying Financial Statements.

         (d)      Private Offering of Common Stock and Warrants
                  ---------------------------------------------

         In September 1999, the Company raised $850,000 ($830,000 net of offering expenses) through a private offering of 850,000 Units at a purchase price of $1.00 per Unit. Each Unit consisted of (i) one share of common stock, (ii) one five year warrant to purchase one share of common stock at an exercise price of $1.00 per share (a $1.00 warrant), and (iii) one five year warrant to purchase 2/3 of one share of common stock at an exercise price of $1.50 per share. An investment of $750,000 was received from two unaffiliated private investors (and certain of their affiliated entities), and an additional investment of $100,000 was received from the Company's Chief Executive Officer. The unaffiliated investors purchased an additional 200,000 Units in December 1999 and 100,000 Units in February 2000 for an aggregate additional investment of $300,000. The unaffiliated investors exercised (i) 50,000 $1.00 warrants for an aggregate of $50,000 in the first quarter of 2000, (ii) 114,600 $1.00 warrants for an aggregate of $114,600 in the second quarter of 2000, and (iii) 66,000 $1.00 warrants for an aggregate of $66,000 in the third quarter of 2000.

         Approximately $530,000 of the net proceeds of the initial offering was allocated to the warrants granted to the investors, based upon the trading price of the common stock on the date of grant and the Black-Scholes option pricing model.

         (e)      Stock Bonus
                  -----------

         In December 2000, the Company awarded its Chief Executive Officer bonus compensation for 2000, payable in 350,000 shares of common stock. In connection with this award, the $100,000 bonus awarded the Company's Chief Executive Officer for 1999 (issued in January 2000) was rescinded. This earlier award had been granted subject to a commitment by the Chief Executive Officer to purchase an additional 100,000 Units at $1.00 per Unit. See Note 2b. The purchase of these Units was also rescinded in December 2000. The effect of these transactions was in substance a repricing of the January 2000 stock award in December 2000. The compensation expense related to these transactions was $84,370 in accordance with FIN 44. The withholding tax related to the December 2000 award was advanced to the Chief Executive Officer and included in the amount due from officers.

3.       ACQUISITION OF ALI'I WATER BOTTLING, INC.

         Effective June 30, 1999, the Company purchased all of the operating assets, net of certain liabilities, of Ali'i Water Bottling, Inc. ("Ali'i"). Ali'i bottles and distributes purified water to the home and office market on the Big Island of Hawaii and also sells purified water in PET plastic bottles through retail channels throughout the Hawaiian Islands. The consideration for the net assets purchased was 263,040 shares of common stock of the Company. The Company assumed Ali'i's trade payables and contractual obligations related to continuing operations but did not assume any note(s) payable, line of credit or liabilities for federal, state, or local taxes incurred by Ali'i. The net assets acquired were recorded in the accounting records of the Company on June 30, 1999 in the amount of $312,359, which was the fair value of the 263,040 issued shares. No significant goodwill resulted from this acquisition. Acquisition costs were not material. The shares issued are "restricted securities" as defined in Rule 144 under the Securities Act of 1933, and may not be sold except in compliance with such Rule or other exemption from registration under the Securities Act. Had the acquisition occurred at January 1, 1999, the unaudited and pro forma net sales, net loss, diluted net loss per share and diluted weighted average common shares outstanding for 1999 would be as follows:

                    HAWAIIAN NATURAL WATER COMPANY, INC.


                                                                               Twelve Months Ended
                                                                               -------------------
                                                                                       1999
                                                                               -------------------

         Net sales  ........................................................        $ 3,303,984
         Net loss   ........................................................        $(1,913,388)
         Diluted net loss per share ........................................        $     (0.43)
         Diluted weighted average common shares outstanding ................          4,476,554

4.       ACQUISITION OF ALOHA WATER COMPANY, INC. AND IMPAIRMENT CHARGE

         On March 17, 2000, the Company acquired Aloha Water Company, Inc., ("Aloha"), a distributor of purified water to the home and office delivery market in the Honolulu area. The acquisition was accomplished through a merger of Aloha into a wholly owned subsidiary of the Company formed for this purpose. The purchase price for Aloha consisted of an aggregate of (i) 750,000 shares of common stock of the Company and (ii) a promissory note of the Company in the amount of $500,000 (the "Aloha note") to the shareholders of Aloha. Interest on the note was payable monthly at the annual rate of 10%. The entire principal amount was due on April 1, 2000. The Aloha note was secured by a first priority security interest on all of the capital stock of Aloha.

         In August, 2000 the holders of the Aloha note declared a default for failure to make certain interest payments, and foreclosed on their collateral, which was all of the stock of Aloha. As a result, the Company has written off its investment in Aloha, the related goodwill and the Aloha note. This write-off is reflected as a total impairment charge in 2000 of $1,025,935, which represented the Company's entire investment in Aloha.

         In December 2000, the parties agreed to rescind the acquisition, as a result of which Aloha returned the Aloha note and the 750,000 shares of the Company's common stock. The fair value of the Company's shares returned was not material.

5.       AMCON MERGER

         In November 2000, the Company entered into a merger agreement with AMCON Distributing Company ("AMCON"), pursuant to which the Company has agreed to merge with and into, and thereby become, a wholly-owned subsidiary of AMCON. The merger consideration values the entire common equity interest in the Company at $2,865,348, payable in common stock of AMCON, which will be priced at not less than $6.00 or more than $8.00 per share, based on a 20 trading day measuring period ending three trading days before the date of the Company's shareholder vote on the merger. As a result, AMCON will issue an aggregate of not less than 358,168 or more than 477,558 shares. Holders of outstanding options and warrants of the Company would receive comparable options and warrants of AMCON with the exercise price and number of shares covered adjusted based upon the exchange ratio.

         The merger is expected to qualify as a tax-free reorganization. It is subject to various conditions, including the effectiveness of a registration statement covering the shares to be issued in the merger, the listing of such shares on the American Stock Exchange, and the approval of the Company's shareholders. All of the Company's officers and directors and any of their affiliated entities that own shares of the Company's common stock have agreed to vote their shares in favor of the merger.

         If the Merger Agreement is terminated for any reason, it is likely that the Company will not be able to continue as a going concern.

                    HAWAIIAN NATURAL WATER COMPANY, INC.


6.       NOTES PAYABLE

         In anticipation of acquiring the Company, AMCON has provided certain debt financing to the Company for working capital and other general corporate purposes. AMCON advanced $350,000 in September 2000, and an additional $400,000 in October 2000. These loans are evidenced by secured promissory notes (the "AMCON notes") bearing interest at a rate of 10% per annum, payable quarterly. The AMCON notes are convertible at the election of AMCON, under certain circumstances, into Series C convertible preferred stock bearing dividends, payable quarterly, of 10% per annum and giving effective control of the Board of Directors to AMCON. The AMCON notes are secured by a lien on all of the Company's assets. The due date of the AMCON notes, originally February 28, 2001, has been extended to May 31, 2001.

         In September 1997, the Company acquired certain bottle making equipment used in its bottling operations. The consideration for the equipment was an aggregate of $1.2 million, a portion of which was paid through the issuance of a promissory note in the original principal amount of $825,000, payable in installments, as defined. The Company discounted this equipment note payable using an estimated weighted average cost of capital of 12%, and amortized the resulting discount to interest expense using the effective interest method over the term of the loan. In October 2000, the Company renegotiated the payment terms for this promissory note.

         In September 1999, the Company acquired a prefabricated warehouse, which it assembled and installed on its property in Kea'au. The warehouse was purchased for $24,995 with a down payment of $2,000 and a 5 year note, with monthly payments aggregating $22,995, including interest.

         The following summarizes the Company's notes payable as of December 31, 2000:

                 Equipment note payable ...................       $   466,457
                 Less: Unamortized discount ...............           (19,108)
                                                                  -----------
                 Net equipment note payable ...............           447,349
                 First AMCON note .........................           350,000
                 Second AMCON note ........................           400,000
                 Note payable to service provider .........            22,135
                 Vehicle installment note payable .........             3,490
                 Warehouse note payable ...................            16,180
                                                                  -----------
                 Subtotal - notes payable .................         1,239,154
                 Less: Current portion ....................        (1,061,437)
                                                                  -----------
                 Non-current portion ......................       $   177,717
                                                                  -----------

         Maturities of notes payable, net of discount at December 31, 2000 are as follows:

                            2001 .........................    $1,061,437
                            2002 .........................       169,025
                            2003, and thereafter .........         8,692
                                                              ----------
                                                              $1,239,154
                                                              ----------

7.       CONSULTING ARRANGEMENTS

         During 2000 and 1999, the Company hired various consultants to perform sales, marketing and other functions. The Company recognized consulting expenses of approximately $111,000 and $88,000 for 2000 and 1999, respectively.

                    HAWAIIAN NATURAL WATER COMPANY, INC.

8.       STOCK OPTIONS

         The Board of Directors has authorized an aggregate of 1,000,000 shares of common stock for issuance upon the exercise of stock options which may be granted from time to time to directors, officers, employees and consultants of the Company under the Company's stock option plan. Under this plan, the Company granted to certain consultants and distributors options to purchase an aggregate of 12,500 shares of common stock options in 2000, and 136,500 shares of common stock options in 1999. These options are exercisable for five years at exercise prices ranging from $1.00 to $4.00 per share. Certain of these options were valued based upon the value of services provided and others were valued using the Black-Scholes option pricing model, at $12,500 in 2000, and $75,398 in 1999, which amounts were charged to expense as incurred. These options vested upon grant.

         Using the Black-Scholes option valuation model (and the following assumptions), the estimated fair values of options granted ranged from $.13 to $2.21 in 1999. Management believes that the fair value results from using the Black-Scholes calculation may not be indicative of the Company's economic cost of issuing stock options. Principle weighted-average assumptions used in applying the Black-Scholes model were as follow:

                                                         1999
                                                    --------------
               Expected volatility ...............      60.00%
               Expected dividend yield ...........       0.00%
               Expected term .....................     5 years
               Risk-free interest rate ...........  5.63% to 5.78%

         In addition, as further described below, at December 31, 2000, outstanding options to purchase an aggregate of 438,367 shares of common stock were held by employees and former employees of the Company. These options are not reflected on the balance sheet as "Common Stock warrants and options, issued and outstanding."

         The following summarizes information about stock options granted to employees and former employees during the years ended December 31, 2000 and 1999:

                                                                        Weighted-Average
                                                          Shares         Exercise Price
                                                         ---------      ----------------

               Balance at December 31, 1998 .......        487,000          $   4.00
                    Granted .......................         70,000          $   4.00
                    Forfeited .....................       (109,833)         $   4.00
                                                         ---------          --------
               Balance at December 31, 1999                447,167          $   4.00
                    Granted .......................             --
                    Forfeited .....................         (8,800)         $   4.00
                                                         ---------
               Balance at December 31, 2000 .......        438,367          $   2.25
                                                         ---------

         In February 2000, the Company reduced the exercise price of all stock options held by the current employees from $4.00 to $2.00 per share. This had no impact on compensation expense during 2000.

         At December 31, 2000 and 1999, respectively, the Company had 337,825 and 265,925 vested employee options outstanding, exercisable at a weighted-average exercise price of $2.25 and $4.00, respectively.

                    HAWAIIAN NATURAL WATER COMPANY, INC.


         The Company accounts for stock options granted to employees under APB No. 25, under which expense is recognized if the exercise price of options granted is less than the market price on the date of grant. If compensation expense for stock options granted to employees had been accounted for under SFAS. 123, the Company's net loss per share for 2000 and 1999 would have been $(.47) and $(.51), respectively.

9.       INCOME TAXES

         Certain items of expense are recognized in different periods for income tax purposes than for financial reporting purposes. As of December 31, 2000, the Company had approximately $7.5 million of net operating loss
(NO) carryforwards available to reduce future taxable income. These NOL carryforwards expire on various dates beginning in 2012 through 2021. The deferred tax asset as of December 31, 2000 consisted primarily of net operating loss carryforwards. A valuation allowance has been provided for the entire deferred tax asset due to the uncertainty of its realization.

         The Company is subject to Internal Revenue Code Section 382 which limits the Company's ability to utilize net operating losses generated prior to the closing of its initial public offering (of approximately $2.3 million). The annual net operating loss limitation under Section 382 is approximately $361,000. The current limitation is subject to change as a result of recent equity transactions.

         The Company paid no income taxes and had no net deferred or current tax provision/benefit for the years ended December 31, 2000 and 1999.

10.      COMMITMENTS AND CONTINGENCIES

         (a)      Capital Lease Obligations
                  -------------------------

         The Company leases machinery and equipment under capital leases which expire on various dates through August 2005.

         As of December 31, 2000, future minimum lease payments were as follows:

                  2001 ......................................      36,174
                  2002 ......................................       8,801
                  2003 ......................................       5,596
                  2004 ......................................       5,596
                  2005 ......................................       2,798
                                                                ---------
                  Total future minimum payments .............      58,965
                  Less - Amount representing interest .......     (12,169)
                                                                ---------
                  Total Capital lease obligations ...........      46,796
                  Less - Current portion ....................     (30,375)
                                                                ---------
                  Noncurrent portion ........................   $  16,421
                                                                ---------

         The capital leases bear interest ranging from 12.5% to 27%, per year.

         (b)      Operating Lease Obligations
                  ---------------------------

                  (i)      Plant Lease
                           -----------

                    HAWAIIAN NATURAL WATER COMPANY, INC.


                  The Company leases its bottling facility and surrounding property, including the water source and pumping equipment from an affiliate, under a 50 year lease. The lease can be renewed at the Company's option for an additional 50 years. The lease includes the following provisions:

                  Rent is the greater of $5,335 per month (Base Rent), adjusted every five years based upon changes in the consumer price index in Hawaii, as defined, or 2% of the Company's net revenue, as defined.

                  The lease entitles the Company to exclusive use of the water source, except that the lessor may draw up to 50% of the water flow for use in beverage production other than the sale of natural water. The Company believes the remaining 50% is adequate for the current and projected future needs of the Company's business.

                  During 2000, the Company incurred approximately $4,000 for leasehold improvements to this property.

                  (ii)     Warehouse Lease
                           ---------------

                  On February 1999, the Company entered into a one-year lease for warehouse space located near its bottling plant with lease payments of $2,560 per month. In January 2000, this lease was terminated and the warehouse space was replaced with a prefabricated warehouse erected on the Company's leased bottling facility property.

                  (iii)    Office Lease
                           ------------

                  In October 1996, the Company entered into a three-year office and warehouse lease in Honolulu, with a renewal option. Monthly rental payments were $3,000 through November 1997. Thereafter, monthly rental payments were $4,000. Commencing October 1, 1999 the Company entered into a 45 month lease of office and warehouse space in Pearl City, containing approximately 13,500 square feet of warehouse and 1,500 square feet of office space. Terms of the lease provided for no rental fee for the first month. Thereafter, monthly payments are $6,800 through May 2001, $7,800 through May 2002, and $8,800 through May 2003.

                  On December 2000, the Company relocated its accounting and administrative operations to its bottling plant in Keaau on the Big Island. In January 2001, the Company entered into an agreement to sublease 11,770 square feet of its Pearl City office space. The sublease is for a 29 month period, ending on May 31, 2003, and the monthly sublease income is $7,062.

                  On July 1, 1999 the Company entered in to a month-to-month rental agreement for 5,043 square feet of manufacturing and office space for its Ali'i home and office delivery business in Kailua-Kona, Hawaii. The lease is terminable on a 14 day advance notice. Monthly payments are $2,747.

                  The Company incurred approximately $203,000 and $184,000 in lease expense under all existing facility lease agreements in 2000 and 1999, respectively.

                  The future minimum lease payments for the plant, warehouse and office leases as of December 31, 2000 were as follow:

                          2001 .......................  $  167,428
                          2002 .......................     172,428
                          2003 .......................     110,828
                          2004 .......................      66,828
                          2005 .......................      66,828
                          Thereafter .................   2,522,757
                                                        ----------
                                                        $3,107,097

                    HAWAIIAN NATURAL WATER COMPANY, INC.

                  The future sublease income for the Pearl City office and warehouse space are as follow:

                          2001 ......................  $    84,744
                          2002 ......................       84,744
                          2003 ......................       35,310
                                                       -----------
                                                       $   204,798

         (c)      Sponsorship and Sales Agreement
                  -------------------------------

         In June 1999, the Company entered into a five year sponsorship and beverage sales agreement with the USS Missouri Memorial Association, Inc., a nonprofit corporation which operates the Battleship Missouri Memorial (the "Missouri") as a visitor attraction at Pearl Harbor, Hawaii. Under the terms of this agreement, the Company became an official sponsor of the Missouri, and agreed to supply bottled water and vending machines to the Missouri, in exchange for a license to certain of Missouri's trademarks for use in various marketing and promotional activities, and a lease of space for the operation of vending machines at the Missouri. The aggregate sponsorship fee is $100,000, payable $20,000 annually in monthly installments of $1,667. Additionally, the Company is obligated to provide cash and in-kind support for events promoting the Missouri in an aggregate amount of $432,500 (none of which had been provided as of December 31, 2000). In July 2001, the Company has the option to re-negotiate or terminate the agreement if the prior 12 month sales of the Company's bottled water to the Missouri are less than $144,000. In February 2001, based on sales to date, the Company advised the Missouri that it intends to exercise its right to re-negotiate or terminate this agreement. As of December 31, 2000, the Company has accrued approximately $12,000 for unpaid sponsorship fees. In the opinion of management, the outcome of the re-negotiation or termination will not have a material adverse effect on the financial statements.

         (d)      Co-Packing Agreement
                  --------------------

         In June 1999, the Company entered into a five year agreement with an independent bottler in Los Angeles, California (the "Bottler") for the production, warehousing, and shipment of herbal beverages. On September 13, 1999, the Company issued 100,000 shares of common stock to the principals of the Bottler in partial consideration for these services. The agreement was recorded as an asset on the Company's accounting records in the amount of $150,000. Initially, $43,750 was allocated to the common stock account (based on the aggregate market value of the 100,000 common shares issued) and the balance ($106,250) was allocated to common stock options. The agreement provided that in the event the market price (as defined) of the Company's common stock on the first anniversary of the date of issuance was less than $1.50 per share, the Company would issue, for no additional consideration, sufficient additional shares of common stock to bring the then market value of all shares issued (including the initial 100,000 shares) up to $150,000. Pursuant to this provision, on September 13, 2000, the Company issued an additional 700,000 shares of common stock to the principals of the Bottler. Upon issuance of these additional 700,000 shares, the $106,250 initially allocated to common stock options was reclassified to the common stock account.

                    HAWAIIAN NATURAL WATER COMPANY, INC.


11.      ACQUISITION OF INTANGIBLE ASSET

         In June 1999, the Company purchased for $150,000 the beverage products, trademarks and all other rights related to a line of herbal beverages. The acquisition cost and related trademark registration expenses have been capitalized and are being amortized over a five year period.

12.      SIGNIFICANT CUSTOMER

         For the years ended December 31, 2000 and 1999 approximately 49% and 47%, respectively, of the Company's sales were made through one Hawaii distributor. No other single customer accounted for greater than 10% of sales.

13.      SEGMENT INFORMATION

         For the years ended December 31, 2000 and 1999, the Company had the following sales by business segment:

                                                      2000             %         1999           %
                                                      ----             -         ----           -

         PET products ...........................  $2,795,000          76     $2,903,000        95
         Home & office delivery .................     598,000          16        147,000         5
         XEN herbal beverage products ...........     288,000           8              -         -
                                                   ----------         ---     ----------       ---
                                                   $3,681,000         100     $3,050,000       100
                                                   ----------         ---     ----------       ---

         Included in the home and office delivery sales for the year ended December 31, 2000 are $280,132 of sales of Aloha products. The acquisition of Aloha was rescinded in December 2000 (see Note 4).

         The Company sells its product directly to certain foreign distributors. All sales are made in U.S. dollars. For the years ended December 31, 2000 and 1999, the Company had the following sales by geographic region:

                                                      2000             %         1999           %
                                                      ----             -         ----           -

         Hawaii .................................  $3,227,000          88     $2,690,000        88
         International ..........................     130,000           4        273,000         9
         United States Mainland .................     324,000           8         87,000         3
                                                   ----------         ---     ----------       ---
                                                   $3,681,000         100     $3,050,000       100
                                                   ----------         ---     ----------       ---

14.      401(k) PLAN

         In 1999, the Company established a defined contribution retirement plan (the Plan) governed under Section 401(k) of the Internal Revenue Code. In 2000, prior to implementation of the Plan, the Company determined that based on the Company's current financial condition, it would not be prudent to proceed with the Plan. In December 2000 the Plan was terminated.

                    HAWAIIAN NATURAL WATER COMPANY, INC.


15.      SUBSEQUENT EVENTS

         (a)      Issuance of Stock to AMCON
                  --------------------------

         In February 2001, the Company issued 750,000 shares of common stock to AMCON at $.40 per share for an aggregate equity investment of $300,000. These shares will participate in the Merger consideration (see Note 5). AMCON now owns approximately 9.5% of the Company's common stock.

         (b)      Equipment Lease
                  ---------------

         The Company has ordered new blow molding and related equipment for installation at the Company's bottling facility. The Company expects this equipment, which will be fully operational by August 2001, to significantly enhance the efficiency of its bottling operations. The equipment was acquired by AMCON in its own name. Upon installation, the Company expects to lease this equipment from AMCON, on terms to be agreed upon. This lease is expected to be accounted for as an operating lease.

16.      QUARTERLY DATA (UNAUDITED)

         In the opinion of management, the following unaudited, quarterly data reflects all adjustments (consisting primarily of normal recurring adjustments) considered necessary to fairly present the Company's results of operations in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission.

                                                                            1999 Quarter Ended*
                                                      -----------------------------------------------------------------
                                                                                         September 30
                                                          March 31      June 30          (As Restated)    December 31
                                                          --------      -------          -------------    -----------
                                                                               (Unaudited)
Net Sales .....................................         $   485,805    $   742,739        $   929,880     $   891,959
Cost of Sales .................................             448,645        516,946            709,988         788,824
                                                        -----------    -----------        -----------     -----------
Gross Margin ..................................              37,160        225,793            219,892         103,135
Expenses
     General and Administrative ...............             284,911        343,472            423,584         384,247
     Selling and Marketing ....................             149,055        175,311            169,342         167,581
                                                        -----------    -----------        -----------     -----------
                                                            433,966        518,783            592,926         551,828
Other Income (Expenses)
     Interest Income ..........................               3,391          1,166              3,933           2,025
     Interest Expense .........................             (23,133)       (16,967)           (18,223)        (22,612)
                                                        -----------    -----------        -----------     -----------
                                                            (19,742)       (15,801)           (14,290)        (20,587)
                                                        -----------    -----------        -----------     -----------
Net Loss ......................................         $  (416,548)   $  (308,791)       $  (387,324)    $  (469,280)
                                                        -----------    -----------        -----------     -----------
     Preferred Stock Dividend (**) ............                  --             --           (312,500)       (103,879)
Net Loss Applicable to Common Shareholders              $  (416,548)   $  (308,791)       $  (699,824)    $  (573,159)
                                                        -----------    -----------        -----------     -----------
     Basic and Diluted Net Loss Per Share .....         $     (0.10)   $     (0.08)       $     (0.16)    $     (0.11)
                                                        -----------    -----------        -----------     -----------
Weighted Average Shares Outstanding ...........           4,070,619      4,079,563          4,395,155       5,357,053
                                                        -----------    -----------        -----------     -----------



                                    F-70



                    HAWAIIAN NATURAL WATER COMPANY, INC.

                                                                           2000 Quarter Ended*
                                                      -----------------------------------------------------------------
                                                                                         September 30
                                                          March 31      June 30          (As Restated)    December 31
                                                          --------      -------          -------------    -----------
                                                                               (Unaudited)
Net Sales .....................................         $ 1,024,692    $ 1,173,421        $   944,999     $   537,914
Cost of Sales .................................             799,982        955,964            661,677         565,537
                                                        -----------    -----------        -----------     -----------
Gross Margin ..................................             224,710        217,457            283,322         (27,623)
Expenses
     General and Administrative (***)..........             434,118        408,657            281,420         465,080
     Selling and Marketing ....................             225,747        316,452            217,451         140,635
                                                        -----------    -----------        -----------     -----------
                                                            659,865        725,109            498,871         605,715
Other Income (Expenses)
     Impairment Charge ........................                  --       (903,094)          (122,841)             --
     Interest Expense .........................             (21,010)       (56,667)            24,076         (66,428)
                                                        -----------    -----------        -----------     -----------
Net Loss ......................................         $  (456,165)   $(1,467,413)       $  (314,314)       (699,766)
                                                        -----------    -----------        -----------     -----------
     Preferred Stock Dividend .................             (35,500)       (28,045)           (49,700)        (23,453)
Net Loss Applicable to Common Shareholders              $  (491,665)   $(1,495,458)       $  (364,014)    $  (723,219)
                                                        -----------    -----------        -----------     -----------
     Basic and Diluted Net Loss Per Share .....         $     (0.08)   $     (0.22)       $     (0.05)    $     (0.09)
                                                        -----------    -----------        -----------     -----------
Weighted Average Shares Outstanding ...........           5,883,760      6,759,582          7,041,501       7,682,761
                                                        -----------    -----------        -----------     -----------

* Results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years.

** The preferred stock dividend of $312,500 results primarily from the amortization of the preferred stock beneficial conversion feature and the redemption of preferred shares that should have been recorded in the September 30 quarter.

*** The common stock executive bonus issued in January 2000, which was rescinded in December 2000, has been restated at its intrinsic value on date of grant. This resulted in a $59,380 expense reduction from the $100,000 value previously recorded in the March 31 quarter.

                            MERCHANTS WHOLESALE INC.


                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Merchants Wholesale, Inc.
Quincy, Illinois

We have audited the accompanying consolidated balance sheet of Merchants Wholesale, Inc. and its subsidiary as of December 29, 2000, and the related consolidated statements of operations, retained earnings, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merchants Wholesale, Inc. and its subsidiary as of December 29, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As explained in Note 12 to the consolidated financial statements, the stockholder of Merchants Wholesale, Inc. has entered into an agreement to sell substantially all operating assets and related liabilities of the Company.

CLIFTON GUNDERSON L.L.C.

Peoria, Illinois
February 23, 2001 (except for Note 2 and Note 12, as to which the date is June 1, 2001)


                  MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 29, 2000


                                    ASSETS
Current Assets:
     Cash and cash equivalents .................................  $      4,587
     Accounts receivable, less allowance for doubtful
        accounts of $326,387 ...................................    22,631,778
     Inventories ...............................................    13,575,731
     Prepaid expenses ..........................................       262,944
     Note receivable from affiliate ............................       578,445
                                                                  ------------

                  Total current assets .........................    37,053,485
                                                                  ------------


Equipment and Leasehold Improvements:
     Leasehold improvements ....................................       142,697
     Equipment .................................................     6,368,323
                                                                  ------------

                  Total, at cost ...............................     6,511,020

     Less accumulated depreciation .............................    (4,397,341)
                                                                  ------------

                  Total equipment and leasehold improvements ...     2,113,679
                                                                  ------------


Other Assets:
     Unamortized loan fees .....................................       177,404
                                                                  ------------









Total Assets ...................................................  $ 39,344,568
                                                                  ============


                     MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                              CONSOLIDATED BALANCE SHEET
                                  DECEMBER 29, 2000



                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
     Bank overdraft ...................................................  $  5,090,059
     Accounts payable .................................................     5,243,582
     Current maturities of long-term debt .............................        88,588
     Current maturities of loan fees payable ..........................        43,750
     Current maturities of obligations under capital lease ............        68,604
     Current maturities of income taxes payable .......................       179,613
     Accrued expenses .................................................     1,659,968
     Obligation under purchase agreement ..............................       310,000
                                                                         ------------

                  Total current liabilities ...........................    12,684,164
                                                                         ------------


Long-term Liabilities:
     Notes payable to stockholder .....................................       411,124
     Senior debt ......................................................    23,365,155
     Long-term debt, less current maturities above ....................       830,343
     Loan fees payable, less current maturities above .................        43,750
     Obligations under capital lease, less current maturities above ...       130,638
     Income taxes payable, less current maturities above ..............       131,345
                                                                         ------------

                  Total long-term liabilities .........................    24,912,355
                                                                         ------------

                  Total liabilities ...................................    37,596,519
                                                                         ------------


Stockholders' Equity:
     Common stock, $50 par value; 100,000 shares authorized,
        3,000 shares issued and 88 shares outstanding .................       150,000
     Additional paid-in capital .......................................       398,237
     Retained earnings ................................................     3,750,522
                                                                         ------------

                                                                            4,298,759

     Treasury stock, 2,912 shares at cost .............................    (2,550,710)
                                                                         ------------

                  Total stockholder's equity ..........................     1,748,049
                                                                         ------------


Total Liabilities and Stockholder's Equity ............................  $ 39,344,568
                                                                         ============


                 MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                     CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 29, 2000



NET SALES .................................................   $ 506,199,544


COST OF SALES .............................................     482,205,858
                                                              -------------

                  Gross profit ............................      23,993,686


OPERATING EXPENSES:
     Selling, general, and administrative expenses ........      21,811,478
                                                              -------------

                  Income from operations ..................       2,182,208
                                                              -------------


OTHER EXPENSE, NET:
     Interest expense .....................................      (2,594,815)
     Other expense, net ...................................         (68,358)
                                                              -------------

                  Other expense, net ......................      (2,663,173)
                                                              -------------


NET LOSS ..................................................   $    (480,965)
                                                              =============


                 MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                 CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                         YEAR ENDED DECEMBER 29, 2000


BALANCE, BEGINNING OF YEAR ................................   $   6,424,837

     Net loss .............................................        (480,965)
     Dividends paid .......................................      (2,193,350)
                                                              -------------


BALANCE, END OF YEAR ......................................   $   3,750,522
                                                              =============


                    MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                        CONSOLIDATED STATEMENT OF CASH FLOWS
                            YEAR ENDED DECEMBER 29, 2000


CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss .......................................................   $  (480,965)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
        Bad debt expense ............................................       456,000
        Depreciation ................................................       742,885
        Gain on sale of equipment ...................................       (39,304)
        Amortization of loan fees ...................................        35,929
        Effects of changes in operating assets and liabilities:
             Accounts receivable ....................................    (5,325,340)
             Inventory ..............................................     3,265,046
             Prepaid expenses .......................................       340,932
             Accounts payable .......................................       652,478
             Accrued expenses .......................................       533,503
             Income taxes payable ...................................      (151,485)
                                                                        -----------

                 Net cash provided by operating activities ..........        29,679
                                                                        -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of equipment and leasehold improvements ..............      (383,369)
     Proceeds from sale of equipment ................................       264,143
                                                                        -----------

                 Net cash used in investing activities ..............      (119,226)
                                                                        -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
     Bank overdraft .................................................     1,213,356
     Payment of loan fees payable ...................................       (93,750)
     Payments to affiliate ..........................................      (578,445)
     Payments on stockholder's notes ................................      (435,310)
     Proceeds on long-term debt .....................................       918,931
     Payments on long-term debt .....................................      (746,092)
     Net proceeds on line of credit .................................     2,304,082
     Principal payments on capital lease obligation .................      (145,588)
     Payments on purchase agreement .................................      (150,000)
     Dividends paid .................................................    (2,193,350)
                                                                        -----------

                 Net cash provided by financing activities ..........        93,834
                                                                        -----------


NET INCREASE IN CASH AND CASH EQUIVALENTS ...........................         4,287


CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ........................           300
                                                                        -----------


CASH AND CASH EQUIVALENTS, END OF YEAR ..............................   $     4,587
                                                                        ===========

                  MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                DECEMBER 29, 2000


Merchants Wholesale, Inc. was incorporated on July 9, 1954 in the state of Illinois. The Company's principal business activity is the distribution of tobacco, candy, and various sundry products throughout Missouri, Illinois, and other adjacent states. The Company's 100 percent owned subsidiary, Merchants Wholesale of Iowa, Inc., principal business activity is also the distribution of tobacco, candy, and various sundry products throughout Iowa, Illinois, and other adjacent states. Significant accounting policies followed by the Company are presented below. The Company has established its fiscal year using the 52-53 week tax year method. A 52-53 week tax year varies from 52 to 53 weeks and always ends the year on the same day of the week.


USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its 100 percent owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.


CASH EQUIVALENTS

The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.


INVENTORIES

Inventories are stated at lower of cost or market. The Company uses the last-in, first-out (LIFO) method to determine the cost of its cigarette inventory. The Company uses the first-in, first-out (FIFO) method to determine the cost of the remainder of its inventory. If the FIFO method of inventory accounting had been used by the Company to determine the cost of its cigarette inventory, inventories would have been $2,217,049 higher than reported at December 29, 2000.


EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost. Equipment and leasehold improvements are depreciated using straight-line and accelerated methods over the estimated lives of the assets which range from three to fifteen years.

                  MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                DECEMBER 29, 2000


UNAMORTIZED LOAN FEES

The Company amortizes its loan fees on a straight-line basis over the respective lives of the loans.


ADVERTISING

The Company expenses advertising costs as incurred.


INCOME TAXES

Effective January 30, 1999, the Company, with the consent of its stockholder, has elected to be taxed under sections of federal and state income tax law as an S corporation. Under such election, the stockholder separately pays income tax on his pro rata shares of the Company's income, deductions, losses, and credits. As such, no provision for federal income taxes has been calculated for the Company. The Company is subject to state replacement taxes; however, a provision is not made as the amount has been deemed insignificant to the financial statements.

                  MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 29, 2000

1.       NOTES RECEIVABLE FROM AFFILIATE:

         At December 29, 2000, the Company had notes receivable from Lansing's Novelty, Inc. totaling $578,445. Lansing's Novelty, Inc. is 100 percent owned by the shareholder of the Company.


2.       SENIOR DEBT (Dated June 1, 2001):

         The Company has a loan agreement with a bank for a $30,000,000 total commitment of which $23,365,155 is utilized. The commitment is a revolving credit arrangement whereby the Company may periodically borrow and repay funds as needed. The total balance is due on the termination date of the loan agreement, December 2003.

         The loan agreement provides for interest on outstanding borrowings at the prime rate (9.50 percent at December 29, 2000) paid monthly. The line of credit is collateralized by substantially all of the Company's assets and contains restrictive covenants relating to the Company's financial position and operations. At December 29, 2000, the Company was not in compliance with certain covenants. The line of credit has subsequently been assumed in conjunction with an asset purchase agreement (see Note 12).


3.       DEBT:

         (a)      Notes Payable to Stockholder (Related Party Transactions):
                  ---------------------------------------------------------

         The notes payable to stockholder, totaling $411,124, are unsecured and bear interest at 7.50 percent, requiring monthly interest payments, with various maturity dates.

         (b)      Long-term Debt:
                  --------------

         Long-term debt consists of the following:

         Equipment loan requiring monthly installments of
         $14,268 including interest at 9.40 percent. The
         final payment is due December 2006 and the loan is
         secured by equipment ................................   $    918,931

         Less current portion ................................         88,588
                                                                 ------------

         Long-term portion ...................................   $    830,343
                                                                 ============

         Future maturities of long-term debt and note payable to stockholder are as follows:

         2001 ................................................   $     88,588
         2002 ................................................         97,284
         2003 ................................................        106,833
         2004 ................................................        189,529
         2005 ................................................        208,133
         Later years .........................................        639,688
                                                                 ------------

         Total ...............................................   $  1,330,055
                                                                 ============

                  MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 29, 2000


4.       SWAP AGREEMENT:

         The Company entered into an interest rate swap agreement during the year ended December 29, 2000 to reduce the impact of changes in interest rates on its floating rate senior debt. The swap agreement resulted in a gain of $4,488 which was recognized in interest expense for the year ended December 29, 2000. At December 29, 2000, the Company had an outstanding interest rate swap agreement with a bank having a total principal amount of $25,000,000. The agreement effectively changed the Company's interest rate exposure on $25,000,000 of a floating rate note to a fixed 6.48 percent. The $25,000,000 interest rate swap agreement matures on May 27, 2003. At December 29, 2000, the interest rate swap derivative had a negative fair value of $639,243.


5.       LOAN FEES PAYABLE:

         In connection with the revolving line of credit loan agreement, the Company incurred $181,250 of loan fees. The Company paid $93,750 during 2000. The remaining balance is due in two installments of $43,750 in December 2001 and December 2002.


6.       INCOME TAXES:

         The Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for both federal and state income tax reporting effective January 30, 1999. After that date, the Company's earnings and losses will be included in the stockholder's personal income tax return. The election required that the Company include the $1,545,255 excess of the cost of its inventory calculated using the first-in, first-out method of accounting over the amount reported under the last-in, first-out method of accounting in its year ended January 29, 1999 taxable income. That amount also was added to the tax basis of the inventory and increased year ended January 29, 1999 taxes by $525,386. The increase is payable in four equal installments beginning with the filing of the year ended January 29, 1999 tax return. Since the resulting excess of the inventory's tax basis over its financial basis will be deductible when the Company is a nontaxable entity, no deferred tax benefit is recognized for it.

         Schedule of required income tax payments (payments are due by due dates of the returns):

         2001 ................................................   $    179,613
         2002 ................................................        131,345
                                                                 ------------

         Total ...............................................   $    310,958
                                                                 ============

                  MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 29, 2000

7.       LEASE COMMITMENTS:

         (a)      Obligations Under Capital Lease:
                  -------------------------------

         The Company leases equipment under capitalized leases expiring in years ranging from 2001 through 2004. Accumulated depreciation on the equipment was $160,884 as of December 29, 2000.

         Future minimum lease payments under the leases are as follows:

         2001 ................................................   $     85,141
         2002 ................................................         66,720
         2003 ................................................         66,720
         2004 ................................................         13,200
                                                                 ------------

         Total ...............................................        231,781

         Less amount representing interest ...................         32,539
                                                                 ------------

         Present value of minimum lease payments .............   $    199,242
                                                                 ============

         (b)      Operating Lease With Stockholder - Related Party Transaction:
                  ------------------------------------------------------------

         The Company leases its Quincy, Illinois facility from its sole stockholder, under a noncancelable operating lease expiring in January 2008. Future minimum lease payments under this lease are as follows:

         2001 ................................................   $    540,960
         2002 ................................................        540,960
         2003 ................................................        540,960
         2004 ................................................        540,960
         2005 ................................................        540,960
         Thereafter ..........................................      1,127,000
                                                                 ------------

         Total ...............................................   $  3,831,800
                                                                 ============

         Total lease expense paid to the Company's sole stockholder for the year ended December 29, 2000 was $540,960.

         (c)      Other Operating Leases:
                  ----------------------

         The Company has various other noncancelable operating leases expiring in various years through 2007. Future minimum payments under these leases are as follows:

         2001 ................................................  $   1,199,717
         2002 ................................................        899,717
         2003 ................................................        834,019
         2004 ................................................        835,929
         2005 ................................................        835,929
         Thereafter ..........................................        840,429
                                                                -------------

         Total ...............................................  $   5,445,740
                                                                =============

                  MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 29, 2000


7.       LEASE COMMITMENTS (CONTINUED):

         (c)      Other Operating Leases (Continued):
                  ----------------------------------

         The Company has various operating leases for delivery equipment which are cancelable with 60 days written notice.

         Total rent expense for the year ended December 29, 2000 under all operating leases was $2,448,683.


8.       PROFIT SHARING PLAN:

         The Company has established defined contribution profit sharing plans covering employees who have completed one year of service.
Contributions are made at the discretion of the Company. The Company contributed $207,015 for the year ended December 29, 2000.


9.       CONCENTRATION OF CREDIT RISK:

         The Company's major customers include companies in the convenience store industry. Sales to one customer were approximately $60,700,000 for the year ended December 29, 2000 and accounts receivable from two customers were approximately $2,538,000 at December 29, 2000. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Tobacco products sold to this industry account for approximately 86 percent of the Company's sales in 2000.


10.      CASH FLOW DISCLOSURES:

         Cash paid for interest and income taxes was as follows:

         Interest ............................................   $  2,475,814
         Income taxes ........................................        151,485

         The Company had the following noncash investing and financing transactions:

         Equipment costing $460,000 was obtained through a purchase agreement. At December 29, 2000, $150,000 was paid on this purchase agreement. The remaining $310,000 is reflected as a current liability at December 29, 2000.

                  MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 29, 2000


10.      CASH FLOW DISCLOSURES (CONTINUED):

         Loan fees of $131,250 were incurred for which long-term financing was provided by the lender. A payment of $43,750 was made by December 29, 2000.

         Leasehold improvements of $90,000 were purchased in 2000 and included in accounts payable at December 29, 2000.


11.      SELF INSURANCE:

         The Parent and Subsidiary have partial self-insurance programs for employees' health benefits. The maximum potential self-insurance cost to each of the Companies for the year ended December 29, 2000, as determined by the insurance provider, is approximately $1,265,051 and $308,000, respectively. The Companies also pay premiums for specific and aggregate excess coverage for claims in excess of the maximum claims to be paid by the Companies. During the year ended December 29, 2000, the Companies incurred $710,232 and $238,078, respectively, of their maximum potential cost.


12.      SUBSEQUENT EVENTS (Dated June 1, 2001):

         Subsequent to year end, assets and liabilities of the Subsidiary were transferred at book value, which approximates book value, to the Parent.

         On February 8, 2001, the Parent Company (seller) entered into an Asset Purchase Agreement (Agreement) with AMCON Distributing Company (buyer). Pursuant to the Agreement, it is the intent of the seller to sell substantially all operating assets and related liabilities to the buyer for fair market value plus an additional amount to be paid by the buyer over 5 years. The closing date of the Agreement is June 1, 2001.

                          MERCHANTS WHOLESALE INC.


                        INDEPENDENT AUDITOR'S REPORT

Board of Directors
Merchants Wholesale, Inc.
Quincy, Illinois

We have audited the accompanying consolidated balance sheet of Merchants Wholesale, Inc. and its subsidiary as of December 31, 1999, and the related consolidated statements of operations, retained earnings, and cash flows for the eleven month period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merchants Wholesale, Inc. and its subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the eleven month period then ended in conformity with generally accepted accounting principles.


CLIFTON GUNDERSON L.L.C.

Peoria, Illinois
February 24, 2000

                   MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                            CONSOLIDATED BALANCE SHEET
                                 DECEMBER 31, 1999


                                      ASSETS
Current Assets:
     Cash and cash equivalents ....................................   $        300
     Accounts receivable, less allowance for doubtful
         accounts of $126,250 .....................................     17,751,985
     Inventories ..................................................     16,840,777
     Prepaid expenses .............................................        603,876
                                                                      ------------

                  Total current assets ............................     35,196,938
                                                                      ------------


Equipment and Leasehold Improvements:
     Leasehold improvements .......................................          6,223
     Equipment ....................................................      5,797,079
     Equipment under capital lease ................................        387,720
                                                                      ------------
                  Total, at cost ..................................      6,191,022
     Less accumulated depreciation ................................     (4,042,988)
                                                                      ------------

                  Total equipment and leasehold improvements ......      2,148,034
                                                                      ------------


Other Assets:
     Unamortized loan fees ........................................         32,083
                                                                      ------------













Total Assets ......................................................   $ 37,377,055
                                                                      ============



                                    F-86


                   MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                            CONSOLIDATED BALANCE SHEET
                                 DECEMBER 31, 1999


                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
     Bank overdraft ......................................................   $  3,876,703
     Accounts payable ....................................................      4,490,651
     Current maturities of note payable to stockholder ...................        160,000
     Current maturities of long-term debt ................................        133,753
     Current maturities of obligations under capital lease ...............        145,597
     Current maturities of income taxes payable ..........................        199,749
     Accrued expenses ....................................................      1,126,465
                                                                             ------------

                  Total Current Liabilities ..............................     10,132,918
                                                                             ------------


Long-term Liabilities:
     Notes payable to stockholder, less current maturities above .........        686,434
     Senior debt .........................................................     21,061,073
     Long-term debt, less current maturities above .......................        612,339
     Obligations under capital lease, less current maturities above ......        199,233
     Income taxes payable, less current maturities above .................        262,694
                                                                             ------------

                  Total Long-term Liabilities ............................     22,821,773
                                                                             ------------

                  Total Liabilities ......................................     32,954,691
                                                                             ------------


Stockholder's Equity:
     Common stock, $50 par value; 100,000 shares authorized,
         3,000 shares issued and 88 shares outstanding ...................        150,000
     Additional paid-in capital ..........................................        398,237
     Retained earnings ...................................................      6,424,837
                                                                             ------------
                                                                                6,973,074
     Treasury stock, 2,912 shares at cost ................................     (2,550,710)
                                                                             ------------

                  Total Stockholder's Equity .............................      4,422,364
                                                                             ------------


Total Liabilities and Stockholder's Equity ...............................   $ 37,377,055
                                                                             ============

                MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                    CONSOLIDATED STATEMENT OF OPERATIONS
                    ELEVEN MONTHS ENDED DECEMBER 31, 1999



NET SALES ...............................................   $ 342,993,776


COST OF SALES ...........................................     325,811,641
                                                            -------------

                  Gross profit ..........................      17,182,135


OPERATING EXPENSES
     Selling, general, and administrative expenses ......      13,691,611
                                                            -------------

                  Income from operations ................       3,490,524
                                                            -------------


OTHER EXPENSE, NET:
     Interest expense ...................................      (1,063,302)
     Other income, net ..................................           3,668
                                                            -------------

                  Other expense, net ....................      (1,059,634)
                                                            -------------


NET INCOME ..............................................   $   2,430,890
                                                            =============

                MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                 CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                    ELEVEN MONTHS ENDED DECEMBER 31, 1999



BALANCE, BEGINNING OF PERIOD ................   $ 3,993,947

     Net income .............................     2,430,890
                                                -----------


BALANCE, END OF PERIOD ......................   $ 6,424,837
                                                ===========

                     MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                         CONSOLIDATED STATEMENT OF CASH FLOWS
                        ELEVEN MONTHS ENDED DECEMBER 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income .......................................................   $ 2,430,890
     Adjustments to reconcile net income to net cash
        used in operating activities:
         Depreciation .................................................       753,686
         Loss on sale of equipment ....................................        14,557
         Amortization of loan fees ....................................        14,576
         Effects of changes in operating assets and liabilities:
              Accounts receivable .....................................    (5,870,772)
              Inventory ...............................................       751,904
              Prepaid expenses ........................................      (496,404)
              Accounts payable ........................................     1,977,960
              Accrued expenses ........................................       (23,337)
              Income taxes payable ....................................      (546,815)
                                                                          -----------

                  Net cash used in operating activities ...............      (993,755)
                                                                          -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of equipment and leasehold improvements ................      (940,516)
     Proceeds from sale of equipment ..................................        16,583
                                                                          -----------

                  Net cash used in investing activities ...............      (923,933)
                                                                          -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
     Bank overdraft ...................................................      (948,884)
     Payment of costs to maintain debt financing ......................       (35,000)
     Proceeds from stockholder's loans payable ........................       600,000
     Principal payments on stockholder's loans payable ................      (379,961)
     Principal payments on notes payable ..............................      (115,838)
     Net proceeds on line of credit ...................................     2,844,318
     Principal payments on capital lease obligation ...................       (46,947)
                                                                          -----------

                  Net cash provided by financing activities ...........     1,917,688
                                                                          -----------


NET INCREASE IN CASH AND CASH EQUIVALENTS .............................            --


CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ........................           300
                                                                          -----------


CASH AND CASH EQUIVALENTS, END OF PERIOD ..............................   $       300
                                                                          ===========

                MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                              DECEMBER 31, 1999


Merchants Wholesale, Inc. was incorporated on July 9, 1954 in the state of Illinois. The Company's principal business activity is the distribution of tobacco, candy, and various sundry products throughout Missouri, Illinois, and other adjacent states. The Company's 100 percent owned subsidiary, Merchants Wholesale of Iowa, Inc., principal business activity is also the distribution of tobacco, candy, and various sundry products throughout Iowa, Illinois, and other adjacent states. Significant accounting policies followed by the Company are presented below. The Company has established its fiscal year using the 52-53 week tax year method. A 52-53 week tax year varies from 52 to 53 weeks and always ends the year on the same day of the week.

Effective January 30, 1999, the Company elected S corporation status pursuant to IRS regulations. The Company also changed its year end to a calendar year end resulting in a period covering January 30, 1999 to December 31, 1999.


USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its 100 percent owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.


CASH EQUIVALENTS

The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.


INVENTORIES

Inventories are stated at lower of cost or market. The Company uses the last-in, first-out (LIFO) method to determine the cost of its cigarette inventory. The Company uses the first-in, first-out (FIFO) method to determine the cost of the remainder of its inventory. If the FIFO method of inventory accounting had been used by the Company to determine the cost of its cigarette inventory, inventories would have been $2,048,925 higher than reported at December 31, 1999.

                MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                              DECEMBER 31, 1999


EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost. Equipment and leasehold improvements are depreciated using an accelerated method over the estimated lives of the assets which range from three to fifteen years.


UNAMORTIZED LOAN FEES

The Company amortizes its loan fees on a straight-line basis over the respective lives of the loans.


ADVERTISING

The Company expenses advertising costs as incurred.







          This information is an integral part of the accompanying
                     consolidated financial statements.

                MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1999


1.       ACQUISITION:

         At the close of business on December 3, 1999, the Subsidiary acquired certain assets of a company that distributes tobacco, candy, and various sundry products. The purchase price was $4,850,157, consisting of a cash payment of $4,765,476 and the issuance of a capital lease obligation for $84,681.

         A summary of the net assets acquired is as follows:

         Inventory ........................................   $ 4,765,476
         Equipment ........................................        84,681
                                                              -----------

         Net assets acquired ..............................   $ 4,850,157
                                                              ===========

         The acquisition was accounted for using the purchase method of accounting and, accordingly, the assets assumed were recorded at their fair values. The results of the Company's operations subsequent to the acquisition have been included in the results of operations of the Company.


2.       SENIOR DEBT:

         The Company has a loan agreement with a bank for a $32,500,000 total commitment of which $21,061,073 is utilized. The commitment is a revolving credit agreement whereby the Company may periodically borrow and repay funds as needed. The balance of the loan is due on the termination date of the loan agreement, July 30, 2001.

         The loan agreement provides for interest on outstanding borrowings at 1.75 percent over the LIBOR index rate (5.82 percent at December 31, 1999) paid monthly for $12,000,000 of the revolving credit agreement. The borrowings in excess of $12,000,000 require interest to be paid monthly at the bank's prime index rate (8.50 percent at December 31, 1999). The line of credit is collateralized by substantially all of the Company's assets and contains restrictive covenants relating to the Company's financial position and operations.


3.       DEBT:

         (a)      Notes Payable to Stockholder (Related Party Transactions):
                  ---------------------------------------------------------

         The notes payable to stockholder, totaling $846,434, are unsecured and bear interest at 7.50 percent, requiring monthly interest payments, with maturity dates ranging from 2003 to 2005. A balance of $160,000 is classified as current as the Company is making semiannual principal payments of $80,000 on February 1 and August 1.

                MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1999


3.       DEBT (CONTINUED):

         Long-term debt consists of the following:

         Equipment loan requiring monthly installments of $14,650 including interest at variable rate of 71 percent of the published prime rate. The interest rate at the period ended December 31, 1999 was
         6.035 percent. The final payment is due December 2004 and the loan is secured by equipment. The loan agreement contains restrictive covenants relating to the Company's financial position and
         operations ...........................................   $ 746,092

         Less current portion .................................     133,753
                                                                  ---------

         Long-term portion ....................................   $ 612,339
                                                                  =========

         Future maturities of senior debt, long-term debt, and note payable to stockholder are as follows:

         2000 ...............................................   $   293,753
         2001 ...............................................    21,363,372
         2002 ...............................................       311,256
         2003 ...............................................       320,775
         2004 ...............................................       318,009
         Later years ........................................        46,434
                                                                -----------

         Total ..............................................   $22,653,599
                                                                ===========


4.       LEASE COMMITMENTS:

         (a)      Obligations Under Capital Lease:
                  -------------------------------

         The Company leases equipment under capitalized leases expiring in years ranging from 2000 through 2004. Accumulated depreciation on the equipment was $94,653 as of December 31, 1999.

         Future minimum lease payments under the leases are as follows:

         2000 ....................................................   $ 170,865
         2001 ....................................................      85,141
         2002 ....................................................      66,720
         2003 ....................................................      66,720
         2004 ....................................................      13,200
                                                                     ---------

         Total ...................................................     402,646

         Less amount representing interest .......................      57,816
                                                                     ---------

         Present value of minimum lease payments .................   $ 344,830
                                                                     =========

                MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1999


4.       LEASE COMMITMENTS (CONTINUED):

         (b)      Operating Lease With Stockholder - Related Party Transaction:
                  ------------------------------------------------------------

         The Company leases its facility from its sole stockholder, under a noncancelable operating lease expiring in January 2008. Future minimum lease payments under this lease are as follows:

         2000 ...............................................   $   345,960
         2001 ...............................................       336,960
         2002 ...............................................       336,960
         2003 ...............................................       336,960
         2004 ...............................................       336,960
         Later years ........................................     1,038,960
                                                                -----------

         Total                                                  $ 2,732,760
                                                                ===========

            Total lease expense paid to the Company's sole stockholder for the eleven month period ended December 31, 1999 was $345,960.

         (c)      Other Operating Leases:
                  ----------------------

         The Company has various other noncancelable operating leases expiring in various years through 2004. Future minimum payments under these leases are as follows:

         2000 ...................................................   $ 607,625
         2001 ...................................................      77,546
         2002 ...................................................      66,722
         2003 ...................................................      66,722
         2004 ...................................................      13,200
                                                                    ---------

         Total ..................................................   $ 831,815
                                                                    =========

         The Company has various operating leases for delivery equipment which are cancelable with 60 days written notice.

         Total rent expense for the eleven month period ended December 31, 1999 under all operating leases was $1,196,887.


5.       PROFIT SHARING PLAN:

         The Company has established a profit sharing plan covering all of the Parent Company employees who have completed one year of service. A profit sharing plan covering all employees of the subsidiary was being negotiated at December 31, 1999. Contributions are made at the discretion of the Company. The Company contributed $283,502 for the eleven month period ended December 31, 1999.

                MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1999


6.       CONCENTRATION OF CREDIT RISK:

         The Company's major customers include companies in the convenience store industry. Sales to one customer were approximately $53,800,000 for the eleven month period ended December 31, 1999 and accounts receivable from three customers exceeded ten percent of the Company's total stockholder's equity at December 31, 1999. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Tobacco products sold to this industry account for approximately 83 percent of the Company's sales in 1999.

         The Company purchased approximately 79 percent of their tobacco products from three major suppliers for the eleven month period ended December 31, 1999.


7.       INCOME TAXES:

         The Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for both federal and state income tax reporting effective January 30, 1999. After that date, the Company's earnings and losses will be included in the stockholder's personal income tax return. The election required that the Company include the $1,545,255 excess of the cost of its inventory calculated using the first-in, first-out method of accounting over the amount reported under the last-in, first-out method of accounting in its year ended January 29, 1999 taxable income. That amount also was added to the tax basis of the inventory and increased year ended January 29, 1999 taxes by $525,386. The increase is payable in four equal installments beginning with the filing of the year ended January 29, 1999 tax return. Since the resulting excess of the inventory's tax basis over its financial basis will be deductible when the Company is a nontaxable entity, no deferred tax benefit is recognized for it.

         Schedule of required income tax payments (payments are due by due dates of the returns):

         2000 ..................................................   $ 199,749
         2001 ..................................................     131,347
         2002 ..................................................     131,347
                                                                   ---------

         Total .................................................   $ 462,443
                                                                   =========


8.       SELF INSURANCE:

         The Company has a modified self insurance program for its employee health insurance, effective February 1, 1993. Actual amounts paid by the Company totaled $422,906, which included health claims paid by the Company and administration fees. The Company's maximum exposure for the plan year beginning January 1, 2000 has been estimated to be $512,000 based on actual participation levels at December 31, 1999.

                MERCHANTS WHOLESALE, INC. AND ITS SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1999


9.       CASH FLOW DISCLOSURES:

         Cash paid for interest and income taxes was as follows:

         Interest .............................................   $ 1,033,885
         Income taxes .........................................       555,879

         The Company had the following noncash financing transactions:

         During the eleven months ended December 31, 1999, the Company purchased equipment for $141,806 for which long-term financing was provided by the seller.








          This information is an integral part of the accompanying
                     consolidated financial statements.

                            MERCHANTS WHOLESALE INC.


                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Merchants Wholesale, Inc.
Quincy, Illinois

We have audited the accompanying balance sheets of Merchants Wholesale, Inc. as of January 29, 1999 and January 30, 1998, and the related statements of operations, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merchants Wholesale, Inc. as of January 29, 1999 and January 30, 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

CLIFTON GUNDERSON L.L.C.

Peoria, Illinois
March 19, 1999

                                     MERCHANTS WHOLESALE, INC.

                                          BALANCE SHEETS
                               JANUARY 29, 1999 AND JANUARY 30, 1998

                                              ASSETS
                                                                      1999               1998
                                                                  ------------       ------------
Current Assets:
     Cash and cash equivalents ................................   $        300       $        300
     Accounts receivable, less allowance for doubtful
        accounts of $70,250 in 1999 and 1998 ..................     11,891,666          7,934,783
     Inventories ..............................................      2,827,205          6,654,546
     Prepaid expenses .........................................        107,472            506,635
     Deferred income tax ......................................              -            120,000
                                                                  ------------       ------------

                  Total Current Assets ........................     24,826,643         15,216,264
                                                                  ------------       ------------


Equipment and Leasehold Improvements:
     Leasehold improvements ...................................          6,223                  -
     Equipment ................................................      5,080,514          3,803,430
     Equipment under capital lease ............................        204,441             53,441
                                                                  ------------       ------------
                  Total, at cost ..............................      5,291,178          3,856,871
     Less accumulated depreciation ............................     (3,525,320)        (3,210,283)
                                                                  ------------       ------------

                  Total Equipment and Leasehold Improvements ..      1,765,858            646,588
                                                                  ------------       ------------


Other Assets:
     Unamortized loan fees ....................................         11,659             33,398
                                                                  ------------       ------------

Total Assets ..................................................   $ 26,604,160       $ 15,896,250
                                                                  ============       ============


                                     MERCHANTS WHOLESALE, INC.

                                          BALANCE SHEETS
                               JANUARY 29, 1999 AND JANUARY 30, 1998


                               LIABILITIES AND STOCKHOLDER'S EQUITY

                                                                      1999               1998
                                                                  ------------       ------------
Current Liabilities:
     Bank overdraft ...........................................   $  4,825,587       $  2,169,903
     Accounts payable .........................................      2,523,144          1,647,740
     Note payable to bank .....................................              -          8,252,178
     Current maturities of note payable to stockholder ........        160,000            160,000
     Current maturities of long-term debt .....................        126,610            119,114
     Current maturities of obligations under capital lease ....         39,814             12,552
     Income taxes payable .....................................        615,219              8,337
     Accrued expenses .........................................      1,149,802            371,792
                                                                  ------------       ------------

                  Total Current Liabilities ...................      9,440,176         12,741,616
                                                                  ------------       ------------


Long-term Liabilities:
     Notes payable to stockholder, less current
        maturities above ......................................        466,396            417,236
     Long-term debt, less current maturities above ............        735,320            861,931
     Obligations under capital lease, less current
        maturities above ......................................        125,476             13,245
     Senior debt ..............................................     13,451,279                  -
     Income taxes payable, less current maturities
        above .................................................        394,039                  -
                                                                  ------------       ------------

                  Total Long-term Liabilities .................     15,172,510          1,292,412
                                                                  ------------       ------------

                  Total Liabilities ...........................     24,612,686         14,034,028
                                                                  ------------       ------------


Stockholders' Equity:
     Common stock, $50 par value; 100,000 shares
        authorized, 3,000 shares issued .......................        150,000            150,000
     Additional paid-in capital ...............................        398,237            398,237
     Retained earnings ........................................      3,993,947          3,864,695
                                                                  ------------       ------------
                                                                     4,542,184          4,412,932
     Treasury stock, 2,912 shares at cost .....................     (2,550,710)        (2,550,710)
                                                                  ------------       ------------

                  Total Stockholder's Equity ..................      1,991,474          1,862,222
                                                                  ------------       ------------


Total Liabilities and Stockholder's Equity ....................   $ 26,604,160       $ 15,896,250
                                                                  ============       ============


                                    MERCHANTS WHOLESALE, INC.

                                    STATEMENTS OF OPERATIONS
                        YEARS ENDED JANUARY 29, 1999 AND JANUARY 30, 1998



                                                                  1999                1998
                                                              -------------       -------------
NET SALES .................................................   $ 257,166,591       $ 167,454,387


COST OF SALES .............................................     241,080,476         157,425,760
                                                              -------------       -------------

                  Gross profit ............................      16,086,115          10,028,627


OPERATING EXPENSES:
     Selling, general, and administrative expenses ........      13,369,693           8,677,705
                                                              -------------       -------------

                  Income from operations ..................       2,716,422           1,350,922


OTHER EXPENSE, NET:
     Interest expense .....................................      (1,136,368)           (824,642)
     Other Expense, net ...................................        (295,802)            (23,928)
                                                              -------------       -------------

                  Income before income taxes and
                     cumulative effect of a change
                     in accounting principle ..............       1,284,252             502,352


PROVISION FOR INCOME TAXES ................................       1,155,000             222,000
                                                              -------------       -------------

                  Income before cumulative effect of
                     a change in accounting principle .....         129,252             280,352


CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE, net of related
   income tax of $182,000 in 1998 .........................               -            (275,452)
                                                              -------------       -------------


NET INCOME ................................................   $     129,252       $       4,900
                                                              =============       =============


                             MERCHANTS WHOLESALE, INC.

                          STATEMENTS OF RETAINED EARNINGS
                 YEARS ENDED JANUARY 29, 1999 AND JANUARY 30, 1998


                                                        1999             1998
                                                   --------------   ---------------
BALANCE, BEGINNING OF YEAR .....................   $    3,864,695   $     3,859,795

     Net income ................................          129,252             4,900
                                                   --------------   ---------------


BALANCE, END OF YEAR ...........................   $    3,993,947   $     3,864,695
                                                   ==============   ===============


                                      MERCHANTS WHOLESALE, INC.

                                      STATEMENTS OF CASH FLOWS
                          YEARS ENDED JANUARY 29, 1999 AND JANUARY 30, 1998


                                                                         1999              1998
                                                                      -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income ...................................................   $   129,252       $     4,900
     Adjustments to reconcile net income to net cash
       used in operating activities:
         Depreciation .............................................       570,749           358,176
         Loss on sale of equipment ................................         7,703            35,156
         Amortization of loan fees ................................        36,739            58,434
         Deferred income tax assets ...............................       120,000           (39,000)
         Effects of changes in operating assets and liabilities:
              Accounts receivable .................................    (3,956,883)       (1,343,964)
              Inventory ...........................................    (6,172,659)       (2,890,406)
              Prepaid expenses ....................................       399,163          (386,899)
              Accounts payable ....................................       875,404            94,610
              Accrued expenses ....................................       778,010           101,529
              Income taxes payable ................................     1,000,921           (22,476)
                                                                      -----------       -----------

                  Net cash used in operating activities ...........    (6,211,601)       (4,029,940)
                                                                      -----------       -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from redemption of cash value of life insurance .....             -             6,555
     Purchases of equipment and leasehold improvements ............    (1,547,992)         (110,771)
     Proceeds from sale of equipment ..............................         1,270            19,108
                                                                      -----------       -----------

                  Net cash used in investing activities ...........    (1,546,722)          (85,108)
                                                                      -----------       -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
     Bank overdraft ...............................................     2,655,684           812,687
     Payment of costs to maintain debt financing ..................       (15,000)          (36,699)
     Proceeds from stockholder's loans payable ....................       998,280           554,180
     Principal payments on stockholder's loans payable ............      (949,121)         (616,794)
     Proceeds from notes payable ..................................             -         1,000,000
     Principal payments on notes payable ..........................      (119,114)         (574,274)
     Net proceeds on line of credit ...............................     5,199,101         2,986,744
     Principal payments on capital lease obligation ...............       (11,507)          (11,131)
                                                                      -----------       -----------

                  Net cash provided by financing activities .......     7,758,323         4,114,713
                                                                      -----------       -----------


NET DECREASE IN CASH AND CASH EQUIVALENTS .........................             -              (335)


CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ......................           300               635
                                                                      -----------       -----------


CASH AND CASH EQUIVALENTS, END OF YEAR ............................   $       300       $       300
                                                                      ===========       ===========

                            MERCHANTS WHOLESALE, INC.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                      JANUARY 29, 1999 AND JANUARY 30, 1998


Merchants Wholesale, Inc. was incorporated on July 9, 1954 in the state of Illinois. The Company's principal business activity is the distribution of tobacco, candy, and various sundry products throughout Missouri, Illinois, and other adjacent states. Significant accounting policies followed by the Company are presented below. The Company has established its fiscal year using the 52-53 week tax year method. A 52-53 week tax year varies from 52 to 53 weeks and always ends the year on the same day of the week.


USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


CASH EQUIVALENTS

The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.


INVENTORIES

Inventories are stated at lower of cost or market. Prior to 1998, cost was determined using the first-in, first-out (FIFO) method. However, as described in Note 1, effective February 1, 1997, the Company adopted the last-in, first-out (LIFO) method to determine the cost of its cigarette inventory. The Company still uses the FIFO method to determine the cost of the remainder of its inventory.


EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost. Equipment and leasehold improvements are depreciated using an accelerated method over the estimated lives of the assets which range from five to fifteen years.


UNAMORTIZED LOAN FEES

The Company amortizes its loan fees on a straight-line basis over the respective lives of the loans.

                            MERCHANTS WHOLESALE, INC.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                      JANUARY 29, 1999 AND JANUARY 30, 1998


INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years' tax returns. Deferred tax assets are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. At January 29, 1999, deferred income taxes are not recorded due to the Company's election of S corporation status pursuant to IRS regulations effective January 30, 1999.

                          MERCHANTS WHOLESALE, INC.

                        NOTES TO FINANCIAL STATEMENTS
                    JANUARY 29, 1999 AND JANUARY 30, 1998


1.       CHANGE IN ACCOUNTING PRINCIPLE:

         In 1998, the Company adopted the last-in, first-out (LIFO) method of costing its cigarette inventory. Previously, the first-in, first-out (FIFO) method was used. Management believes that the LIFO method minimizes the effect of price level changes on cigarette inventory valuations and generally matches current costs against current revenues in the statement of operations. The change decreased the 1998 net income by $275,452, net of related tax of $182,000. There is no cumulative effect on beginning retained earnings since the ending cigarette inventory as previously reported at January 31, 1997 is considered to be the beginning inventory for LIFO purposes. Pro forma results of operations for the prior year, as if LIFO had been followed, are not determinable.


2.       SENIOR DEBT:

         The Company at January 29, 1999 has a loan agreement with a bank for a $20,000,000 total commitment of which $13,451,279 is utilized. The commitment is a revolving credit arrangement whereby the Company may periodically borrow and repay funds as needed. The termination date of the loan agreement is July 30, 2001. The loan agreement provides for interest on outstanding borrowings at 1.75 percent over the LIBOR index rate paid monthly. The line of credit is collateralized by substantially all of the Company's assets and contains restrictive covenants relating to the Company's financial position and operations.

         The Company also has locked in part of its borrowings at 1.75 percent over the LIBOR index rate with the principal amount due September 25, 2001. The LIBOR interest is paid monthly. At January 29, 1999, the Company had $12,000,000 borrowed at 7.02 percent (1.75 percent over LIBOR index rate of 5.27 percent). The $12,000,000 that the Company locked into is included in the above $13,451,279.


3.       DEBT:

         (a)      Note Payable to Bank:
                  --------------------

         The note payable to bank at January 30, 1998 is a $12,000,000 revolving line of credit. During 1998, the balance of the $12,000,000 revolving line of credit was paid off with the proceeds received with the senior debt agreement. At January 30, 1998, $8,252,178 of the line of credit was used. Amounts drawn against the line of credit are payable on demand and bear interest at the local prime lending rate at January 30, 1998 (8.50 percent at January 30, 1998). The line of credit is collateralized by substantially all of the Company's assets and contains restrictive covenants relating to the Company's financial position and operations.

                            MERCHANTS WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                      JANUARY 29, 1999 AND JANUARY 30, 1998


3.       DEBT (CONTINUED):

         (b)      Notes Payable to Stockholder (Related Party Transactions):
                  ---------------------------------------------------------

         The notes payable to stockholder, totaling $626,396, are unsecured and bear interest ranging from 7.0 to 8.5 percent, requiring monthly interest payments, with maturity dates ranging from 2001 to 2003. A balance of $160,000 is classified as current as the Company is making semiannual principal payments of $80,000 on February 1 and August 1.

         Long-term debt consists of the following:

                                                            1999       1998
                                                          ---------  ---------

         Equipment loan requiring monthly installments
         of $14,650 including interest at variable rate
         of 71 percent of the published prime rate. The
         interest rate at the year ended January 29,
         1999 was 5.503 percent. The final payment is
         due December 2004 and the loan is secured by
         equipment ....................................   $ 861,930  $ 981,045


         Less current portion .........................     126,610    119,114
                                                          ---------  ---------

         Long-term portion ............................   $ 735,320  $ 861,931
                                                          =========  =========

         Future maturities of senior debt, long-term debt, and note payable to stockholder are as follows:

         2000 .................................................   $    286,610
         2001 .................................................        294,448
         2002 .................................................     13,754,318
         2003 .................................................        298,438
         2004 .................................................        161,610
         Later years ..........................................        144,181
                                                                  ------------

         Total ................................................   $ 14,939,605
                                                                  ============


4.       LEASE COMMITMENTS:

         (a)      Obligations Under Capital Lease:
                  -------------------------------

         The Company leases equipment under capitalized leases expiring in years ranging from 2000 through 2004. Accumulated depreciation on the equipment was $80,563 and $44,206 as of January 29, 1999 and January 30, 1998, respectively.

                            MERCHANTS WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                      JANUARY 29, 1999 AND JANUARY 30, 1998


4.       LEASE COMMITMENTS (CONTINUED):

         (a)      Obligations Under Capital Lease (Continued):
                  -------------------------------------------

         Future minimum lease payments under the leases are as follows:

         2000 ....................................................   $  58,550
         2001 ....................................................      40,320
         2002 ....................................................      40,320
         2003 ....................................................      40,320
         2004 ....................................................      36,960
                                                                     ---------

         Total ...................................................     216,470

         Less amount representing interest .......................      51,180
                                                                     ---------

         Present value of minimum lease payments .................   $ 165,290
                                                                     =========

         (b)      Operating Lease With Stockholder - Related Party Transaction:
                  ------------------------------------------------------------

         The Company leases its facility from its sole stockholder, under a noncancelable operating lease expiring in January 2008. Future minimum lease payments under this lease are as follows:

         2000 ..................................................   $   336,960
         2001 ..................................................       336,960
         2002 ..................................................       336,960
         2003 ..................................................       336,960
         2004 ..................................................       336,960
         Later years ...........................................     1,375,920
                                                                   -----------

         Total .................................................   $ 3,060,720
                                                                   ===========

         Total lease expense paid to the Company's sole stockholder for the year ended January 29, 1999 was $336,960.

         (c)      Other Operating Leases:
                  ----------------------

         The Company has various operating leases for delivery equipment which are cancelable with 60 days written notice.

         Total rent expense for the years ended January 29, 1999 and January 30, 1998 was $1,151,616 and $870,394, respectively.

                            MERCHANTS WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                      JANUARY 29, 1999 AND JANUARY 30, 1998


5.       CONSULTING FEES - RELATED PARTY TRANSACTION:

         The Company paid approximately $246,000 to related parties during the year ended January 29, 1999 for consulting services provided.


6.       PROFIT SHARING PLAN:

         The Company has established a profit sharing plan covering all employees who have completed one year of service. Contributions are made at the discretion of the Company. The Company contributed $157,302 and $50,000 for the years ended January 29, 1999 and January 30, 1998, respectively.


7.       CONCENTRATION OF CREDIT RISK:

         The Company's major customers include companies in the convenience store industry. Sales to one customer were approximately $33,100,000 for the year ended January 29, 1999 and accounts receivable from 13 customers exceeded ten percent of the Company's total stockholder's equity at January 29, 1999. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Tobacco products sold to this industry account for approximately 79 percent of the Company's sales in 1999 and 75 percent in 1998.

The Company purchased approximately 81 percent of their tobacco products from 3 major suppliers for the years ended January 29, 1999 and January 30, 1998.


8.       INCOME TAXES:

         The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for both federal and state income tax reporting effective January 30, 1999. After that date, the Company's earnings and losses will be included in the stockholder's personal income tax return. The election requires that the Company include the $1,545,255 excess of the cost of its inventory calculated using the first-in, first-out method of accounting over the amount reported under the last-in, first-out method of accounting in its 1999 taxable income. That amount also is added to the tax basis of the inventory and increases 1999 taxes by $525,386. The increase is payable in four equal installments beginning with the filing of the 1999 tax return. Since the resulting excess of the inventory's tax basis over its financial basis will be deductible when the Company is a nontaxable entity, no deferred tax benefit is recognized for it. Consequently, the tax provision is $525,386 more than the amount that would be obtained by applying statutory rates to pretax income.

                            MERCHANTS WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                      JANUARY 29, 1999 AND JANUARY 30, 1998


8.       INCOME TAXES (CONTINUED):

         Schedule of required income tax payments (payments are due by due dates of the returns):

         2000 ($509,612 + 25 percent of $525,386) ..............   $   640,959
         2001 ..................................................       131,347
         2002 ..................................................       131,347
         2003 ..................................................       131,347
                                                                   -----------

         Total .................................................   $ 1,035,000
                                                                   ===========

         The sources of deferred tax assets and liabilities and the tax effect of each are as follows:



                                                                      1999         1998
                                                                    ---------   -----------

         Deferred tax assets:
                  Allowance for doubtful accounts ...............   $      -    $    28,000
                  Capitalized inventory costs ...................          -         92,000
                                                                    ---------   -----------
                                                                           -        120,000
                  Valuation allowance for deferred tax assets ...          -             -
                                                                    ---------   -----------

         Total deferred tax assets ..............................   $      -    $   120,000
                                                                    =========   ===========


         The entire deferred tax asset is classified in the accompanying balance sheets as current.

         The Company's provision for income taxes differs from the tax that would result from applying statutory federal tax rates to income before income taxes primarily because of State income taxes and nondeductible expenses.

The provision for income taxes before the cumulative effect of change in accounting principle consists of the following components:


                                                          1999          1998
                                                       -----------   ---------

         Current ...................................   $ 1,035,000   $ 261,000
         Deferred ..................................       120,000     (39,000)
                                                       -----------   ---------

         Total provision for income taxes ..........   $ 1,155,000   $ 222,000
                                                       ===========   =========


9.       SELF INSURANCE:

         The Company has a modified self insurance program for its employee health insurance, effective February 1, 1993. Actual amounts paid by the Company totaled $433,712, which included health claims paid by the Company and administration fees. The Company's maximum exposure for the plan year beginning February 1, 1999 has been estimated to be $512,000 based on actual participation levels at January 29, 1999.

                          MERCHANTS WHOLESALE, INC.

                        NOTES TO FINANCIAL STATEMENTS
                    JANUARY 29, 1999 AND JANUARY 30, 1998


10.      CASH FLOW DISCLOSURES:

         Cash paid for interest and income taxes was as follows:


                                                           1999              1998
                                                        -----------        ---------

         Interest ...................................   $ 1,106,268        $ 878,342
         Income taxes ...............................        34,079          101,712

         The Company had the following noncash financing transactions:

         During 1999, the Company purchased equipment for $151,000 for which long-term financing was provided by the seller.


11.      YEAR 2000 UNCERTAINTIES:

         Like most entities, the Company may be exposed to risks associated with Year 2000 dating problems. This problem affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent on microchips. The Company has begun but not yet completed the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of Year 2000 dating problems on third parties with which the Company does business. If remediation efforts of the Company or third parties with which it does business are not successful, it is possible the Year 2000 dating problem could negatively impact the Company's financial condition and results of operations.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of AMCON Distributing Company:

Our report on the consolidated financial statements of AMCON Distributing Company is included in this Form S-4. In connection with our audit of such financial statements, we have also audited the related financial statement schedule on page S-2 for the years ended September 30, 2000, 1999 and 1998.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



PRICEWATERHOUSECOOPERS LLP
Omaha, Nebraska
November 22, 2000

                                     AMCON Distributing Company
                                    Financial Statement Schedule
                                             (Restated)

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
-----------------------------------------------

                                                                 Net
                                                               Amounts
                           Balance at          Provision    (Written Off)         Balance at
   Description         Beginning of Period     (Benefit)      Recovered          End of Period
------------------    ---------------------    ---------    -------------    -----------------------
Allowance for
 doubtful accounts    Oct 1, 1997   206,249      339,961      (296,895)      Sep 30, 1998   249,315
                      Oct 1, 1998   249,315      156,770       (90,624)      Sep 30, 1999   315,461
                      Oct 1, 1999   315,461      164,000      (150,392)      Sep 30, 2000   329,069

Allowance for
 inventory
 obsolescence         Oct 1, 1997    30,000      253,864       (30,000)      Sep 30, 1998   253,864
                      Oct 1, 1998   253,864            -      (253,864)      Sep 30, 1999         -
                      Oct 1, 1999         -            -             -       Sep 30, 2000         -

                                                                        ANNEX A






                           FIFTH AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                               SEPTEMBER 27, 2001

                                      AMONG

                           AMCON DISTRIBUTING COMPANY

                             AMCON MERGER SUB, INC.

                                       AND

                      HAWAIIAN NATURAL WATER COMPANY, INC.


                                                  Table of Contents
                                                  -----------------

                                                                                                                Page
                                                                                                                ----

ARTICLE I        DEFINITIONS ......................................................................................1

ARTICLE II       THE MERGER .......................................................................................2
         SECTION 2.1.  EFFECTS OF THE MERGER ......................................................................2
         SECTION 2.2.  EFFECT OF THE MERGER ON HNWC CAPITAL STOCK..................................................3
         SECTION 2.3.  MERGER SUB COMMON STOCK.....................................................................4
         SECTION 2.4.  FRACTIONAL SHARES...........................................................................4
         SECTION 2.5.  STOCK OPTIONS, WARRANTS AND OTHER STOCK
                       RELATED RIGHTS..............................................................................4
         SECTION 2.6.  APPRAISAL RIGHTS............................................................................5
         SECTION 2.7.  AFFILIATES..................................................................................6
         SECTION 2.8.  EXCHANGE FUND...............................................................................6
         SECTION 2.9.  EXCHANGE PROCEDURES.........................................................................6
         SECTION 2.10. DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED COMMON CERTIFICATES...............................7
         SECTION 2.11. NO FURTHER OWNERSHIP RIGHTS IN HNWC COMMON STOCK............................................7
         SECTION 2.12. TERMINATION OF EXCHANGE FUND................................................................7
         SECTION 2.13. NO LIABILITY................................................................................7
         SECTION 2.14. INVESTMENT OF THE EXCHANGE FUND.............................................................8
         SECTION 2.15. LOST COMMON CERTIFICATES....................................................................8
         SECTION 2.16. WITHHOLDING RIGHTS..........................................................................8
         SECTION 2.17. FURTHER ASSURANCES..........................................................................8
         SECTION 2.18. STOCK TRANSFER BOOKS........................................................................8

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF AMCON ..........................................................9
         SECTION 3.1.  CORPORATE EXISTENCE AND POWER...............................................................9
         SECTION 3.2.  CORPORATE AUTHORIZATION.....................................................................9
         SECTION 3.3.  GOVERNMENTAL AUTHORIZATION..................................................................9
         SECTION 3.4.  NON-CONTRAVENTION..........................................................................10
         SECTION 3.5.  CAPITALIZATION.............................................................................10
         SECTION 3.6.  SUBSIDIARIES...............................................................................11
         SECTION 3.7.  AMCON SEC DOCUMENTS........................................................................11
         SECTION 3.8.  FINANCIAL STATEMENTS; NO MATERIAL UNDISCLOSED LIABILITIES..................................12
         SECTION 3.9.  INFORMATION TO BE SUPPLIED.................................................................12
         SECTION 3.10. ABSENCE OF CERTAIN CHANGES.................................................................13
         SECTION 3.11. LITIGATION.................................................................................13
         SECTION 3.12. TAXES......................................................................................13
         SECTION 3.13. EMPLOYEE BENEFITS..........................................................................14
         SECTION 3.14. COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS..................................16

                                       i


                                                  Table of Contents
                                                  -----------------
                                                     (continued)
                                                                                                                Page
                                                                                                                ----

         SECTION 3.15. TITLE TO PROPERTIES........................................................................16
         SECTION 3.16. INTELLECTUAL PROPERTY......................................................................16
         SECTION 3.17. ENVIRONMENTAL MATTERS......................................................................17
         SECTION 3.18. FINDERS' FEES; OPINIONS OF FINANCIAL ADVISOR...............................................18
         SECTION 3.19. BOARD APPROVAL; REQUIRED VOTE..............................................................18
         SECTION 3.20. TAX TREATMENT..............................................................................18
         SECTION 3.21. CERTAIN AGREEMENTS.........................................................................18
         SECTION 3.22. EMPLOYMENT AGREEMENTS......................................................................18
         SECTION 3.23. TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES.......................................19
         SECTION 3.24. MATERIAL CONTRACTS.........................................................................19
         SECTION 3.25. INSURANCE..................................................................................20

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF HNWC ..........................................................20
         SECTION 4.1.  CORPORATE EXISTENCE AND POWER..............................................................20
         SECTION 4.2.  CORPORATE AUTHORIZATION....................................................................21
         SECTION 4.3.  GOVERNMENTAL AUTHORIZATION.................................................................21
         SECTION 4.4.  NON-CONTRAVENTION..........................................................................21
         SECTION 4.5.  CAPITALIZATION.............................................................................22
         SECTION 4.6.  SUBSIDIARIES...............................................................................22
         SECTION 4.7.  HNWC SEC DOCUMENTS.........................................................................23
         SECTION 4.8.  FINANCIAL STATEMENTS; NO MATERIAL UNDISCLOSED LIABILITIES..................................23
         SECTION 4.9.  INFORMATION TO BE SUPPLIED.................................................................24
         SECTION 4.10. ABSENCE OF CERTAIN CHANGES.................................................................24
         SECTION 4.11. LITIGATION.................................................................................24
         SECTION 4.12. TAXES......................................................................................25
         SECTION 4.13. EMPLOYEE BENEFITS..........................................................................25
         SECTION 4.14. COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS..................................27
         SECTION 4.15. TITLE TO PROPERTIES........................................................................27
         SECTION 4.16. INTELLECTUAL PROPERTY......................................................................28
         SECTION 4.17. ENVIRONMENTAL MATTERS......................................................................28
         SECTION 4.18. FINDERS' FEES..............................................................................29
         SECTION 4.19. REQUIRED VOTE AND WAIVER; BOARD APPROVAL...................................................29
         SECTION 4.20. STATE TAKEOVER STATUTES....................................................................29
         SECTION 4.21. TAX TREATMENT..............................................................................29
         SECTION 4.22. CERTAIN AGREEMENTS.........................................................................29
         SECTION 4.23. EMPLOYMENT AGREEMENTS......................................................................30
         SECTION 4.24. TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES.......................................30
         SECTION 4.25. MATERIAL CONTRACTS.........................................................................30
         SECTION 4.26. CERTAIN BUSINESS PRACTICES.................................................................31

                                      ii


                                                  Table of Contents
                                                  -----------------
                                                     (continued)
                                                                                                                Page
                                                                                                                ----

         SECTION 4.27. INSURANCE..................................................................................31
         SECTION 4.28. NO ACTIONS INCONSISTENT WITH ARTICLE VI....................................................32
         SECTION 4.29. USE OF PROCEEDS OF CONVERTIBLE NOTES.......................................................32

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF MERGER SUB ....................................................32
         SECTION 5.1.  ORGANIZATION...............................................................................32
         SECTION 5.2.  CORPORATE AUTHORIZATION....................................................................32
         SECTION 5.3.  NON-CONTRAVENTION..........................................................................32
         SECTION 5.4.  NO BUSINESS ACTIVITIES.....................................................................32
         SECTION 5.5.  TAXES......................................................................................32

ARTICLE VI       COVENANTS OF HNWC ...............................................................................33
         SECTION 6.1.  HNWC INTERIM OPERATIONS....................................................................33
         SECTION 6.2.  ACQUISITION PROPOSALS; BOARD RECOMMENDATION................................................35

ARTICLE VII      COVENANTS OF HNWC AND AMCON .....................................................................36
         SECTION 7.1.  REASONABLE BEST EFFORTS....................................................................36
         SECTION 7.2.  CERTAIN FILINGS; COOPERATION IN RECEIPT OF
                       CONSENTS; LISTING..........................................................................36
         SECTION 7.3.  HEADQUARTERS...............................................................................37
         SECTION 7.4.  PUBLIC ANNOUNCEMENTS.......................................................................37
         SECTION 7.5.  ACCESS TO INFORMATION; NOTIFICATION OF
                       CERTAIN MATTERS............................................................................38
         SECTION 7.6.  FURTHER ASSURANCES.........................................................................39
         SECTION 7.7.  TAX TREATMENT..............................................................................39
         SECTION 7.8.  AFFILIATES.................................................................................39
         SECTION 7.9.  CONFIDENTIALITY............................................................................39
         SECTION 7.10. BENEFIT MATTERS............................................................................41
         SECTION 7.11. EXEMPTION FROM LIABILITY UNDER SECTION 16(B)...............................................41
         SECTION 7.12. LEASE AGREEMENT............................................................................42

ARTICLE VIII     CONDITIONS TO THE MERGER ........................................................................42
         SECTION 8.1.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY................................................42
         SECTION 8.2.  CONDITIONS TO THE OBLIGATIONS OF AMCON AND MERGER SUB......................................43
         SECTION 8.3.  CONDITIONS TO THE OBLIGATIONS OF HNWC......................................................44

ARTICLE IX       TERMINATION .....................................................................................45
         SECTION 9.1.  TERMINATION................................................................................45
         SECTION 9.2.  EFFECT OF TERMINATION......................................................................46
         SECTION 9.3.  FEES AND EXPENSES..........................................................................46

ARTICLE X        MISCELLANEOUS ...................................................................................46
         SECTION 10.1. NOTICES....................................................................................46

                                     iii



                                                  Table of Contents
                                                  -----------------
                                                     (continued)
                                                                                                                Page
                                                                                                                ----

         SECTION 10.2. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
                       AFTER THE EFFECTIVE TIME...................................................................47
         SECTION 10.3. AMENDMENTS; NO WAIVERS.....................................................................47
         SECTION 10.4. ASSIGNMENT.................................................................................48
         SECTION 10.5. GOVERNING LAW..............................................................................47
         SECTION 10.3. AMENDMENTS; NO WAIVERS.....................................................................47
         SECTION 10.4. ASSIGNMENT.................................................................................48
         SECTION 10.5. GOVERNING LAW..............................................................................48
         SECTION 10.6. COUNTERPARTS; EFFECTIVENESS................................................................48
         SECTION 10.7. NO THIRD PARTY BENEFICIARIES...............................................................48
         SECTION 10.8. INTERPRETATION.............................................................................48
         SECTION 10.9. ENFORCEMENT................................................................................48
         SECTION 10.10.ENTIRE AGREEMENT...........................................................................48
         SECTION 10.11.SEVERABILITY...............................................................................49

                                      iv

                           FIFTH AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         FIFTH AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 27, 2001 (the "Agreement"), by and among AMCON Distributing Company, a Delaware corporation ("AMCON"), AMCON Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of AMCON ("Merger Sub"), and Hawaiian Natural Water Company, Inc., a Hawaii corporation ("HNWC").

                                    RECITALS:

         WHEREAS, the Boards of Directors of AMCON and HNWC deem it advisable and in the best interests of each corporation and its respective stockholders that AMCON and HNWC engage in a business combination which shall be effected by the terms of this Agreement through the merger as outlined below;

         WHEREAS, the respective Boards of Directors of HNWC, Merger Sub and AMCON have each (i) determined that the merger of HNWC with and into Merger Sub (the "Merger") is fair to, and in the best interests of, their respective companies and stockholders, (ii) have approved and declared the advisability of this Agreement and (ii) have approved the Merger, and (iii) in the case of HNWC, has recommended the approval and adoption of this Agreement, this Merger and the transactions contemplated hereby by its stockholders;

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (a "368 Reorganization"), and the regulations promulgated thereunder;

         WHEREAS, simultaneously with the execution and delivery of this Agreement, AMCON has entered into an agreement (the "Stockholders Agreement" in the form attached as Exhibit A hereto) with certain stockholders of HNWC pursuant to which such HNWC stockholders have agreed to vote the shares of HNWC Common Stock owned by them in favor of the Merger under certain circumstances, which agreement is accompanied by irrevocable proxies to vote such shares in accordance therewith.

         NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, the capitalized terms used in this Agreement shall have the meanings specified or referred to in Appendix I hereto which is incorporated herein by reference.

                                   ARTICLE II

                                   THE MERGER

         Section 2.1.   Effects  of the Merger.
                        ----------------------

                (a)     The Surviving Corporation. Upon the terms and subject
                        -------------------------
         to the conditions of this Agreement and in accordance with the Hawaii Business Corporation Act (the "Hawaii Law"), and the Delaware General Corporation Law of the State of Delaware (the "Delaware Law"), at the Effective Time (as defined below), HNWC shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of HNWC shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

                (b)      Effective Time. As soon as practicable after the
                         --------------
         Closing of the Merger, the Articles of Merger for the Merger in substantially the form attached hereto as Exhibit B, prepared and executed in accordance with the relevant provisions of the Hawaii Law, shall be filed with the Secretary of State of Hawaii, and the Certificate of Merger for the Merger, in substantially the form attached hereto as Exhibit C, prepared and executed in accordance with the relevant provisions of the Delaware Law, shall be filed with the Secretary of State of Delaware. The parties hereto agree to take all such further actions as may be required by law to make the Merger effective. The Merger shall become effective in accordance with the terms of this Agreement, the Articles of Merger and the Certificate of Merger at the time and date contemplated therein (such time and date being referred to herein as the "Effective Time").

                (c)      The Closing. The Closing of the Merger and
                         -----------
         transactions contemplated by this Agreement will take place at 10:00 a.m., west coast time, on a date mutually agreed upon by the parties hereto, which shall be no later than the third Business Day following the date on which all of the conditions to the obligations of the parties hereunder set forth in Article VIII hereof have been satisfied or waived. The place of Closing shall be at such place as may be mutually agreed upon by the parties hereto.

                (d)      Effects of the Merger. At and after the Effective
                          --------------------
         Time, the Merger will have the effects set forth in the Delaware Law and Hawaii Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and HNWC shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and HNWC shall become the debts, liabilities and duties of the Surviving Corporation. In addition, the Merger shall have the following effects:

                         (i)    Articles of Incorporation. The Certificate
                                -------------------------
                of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (as set forth in Exhibit D hereto) shall be the Certificate of Incorporation of the Surviving Corporation.

                         (ii)   Bylaws. The Bylaws of Merger Sub as in
                                ------
                effect immediately prior to the Effective Time (as set forth in Exhibit E hereto) shall be the Bylaws of the Surviving Corporation.

                         (iii)  Board of Directors. At the Effective Time,
                                ------------------
                the Board of Directors of the Surviving Corporation shall be as listed on Exhibit F hereto.

                         (iv)   Management. At the Effective Time, the
                                ----------
                principal officers of the Surviving Corporation at the Effective Time shall be as listed on Exhibit G.

         Section 2.2.    Effect of the Merger on HNWC Capital Stock. Subject
                         ------------------------------------------
to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or their respective stockholders:

                (a)      Common Merger Consideration.  Each share of HNWC
                         ---------------------------
         Common Stock outstanding immediately prior to the Effective Time shall be converted into and become a right to receive a fractional share of AMCON Common Stock equal to the product of the Common Exchange Ratio times one share of HNWC Common Stock, which stock, together with any cash in lieu of fractional shares of AMCON Common Stock to be paid pursuant to Section 2.4 of this Agreement, are referred to herein as (the "Common Merger Consideration"), (i) except for shares of HNWC Common Stock held by persons who object to the Merger and comply with all provisions of the Hawaii Law concerning the right of such holders to dissent from the Merger and demand appraisal for their shares ("Common Dissenters' Shares") which shall be cancelled and shall cease to exist and as to which consideration shall be paid solely in accordance with Section 2.6 of this Agreement, (ii) except for shares of HNWC Common Stock held by HNWC as treasury stock which shall be cancelled without payment of any consideration therefor and shall cease to exist, and (iii) except for shares of HNWC Common Stock owned by AMCON or Merger Sub immediately prior to the Effective Time, other than the 2,000,000 shares of HNWC Common Stock acquired from HNWC by AMCON and issued on or after February 1, 2001 (the "Non-Excluded Shares", which 2,000,000 Non-Excluded Shares include 1,250,000 shares of HNWC Common Stock which will be received by AMCON upon the conversion of the Amended and Restated 10% Secured Convertible Note dated September 27, 2001 in the principal amount of $500,000 issued by HNWC to AMCON (the "$500,000 Convertible Note")), all of which shares, other than the Non-Excluded Shares, shall be cancelled without payment of any consideration therefor and shall cease to exist and the Non-Excluded Shares shall be converted into the Common Merger Consideration. The shares of HNWC Common Stock referred to in clauses in (i), (ii) and (iii) of this Section 2.2(a) as being excluded from the conversion into Common Merger Consideration (which does not encompass the Non-Excluded Shares) are sometimes referred to collectively in this Agreement as the "Excluded Shares". Fractions of a share determined pursuant to this Section 2.2(a) shall be rounded to three decimal places.

                (b)      Common Exchange Ratio.  The Common Exchange Ratio
                         ---------------------
         shall be equal to the quotient of (i) the quotient of (x) $2,865,348, divided by (y) the Average AMCON Stock Price, divided by
         (ii) the number of shares of HNWC Common Stock outstanding immediately prior to the Effective Time (excluding the Excluded Shares).

         Notwithstanding the foregoing, (i) if the Average AMCON Stock Price is greater than $8.00, then the Average AMCON Stock Price shall be deemed to be $8.00 and thus the Common Exchange Ratio shall be the quotient of (A) 358,168, divided by (B) the number of shares of HNWC Common Stock outstanding immediately prior to the Effective Time (excluding the Excluded Shares), or (ii) if the Average AMCON Stock Price is less than $6.00, then the Average AMCON Stock Price shall be deemed to be $6.00 and thus the Common Exchange Ratio shall be the quotient of (C) 477,558, divided by (D) the number of shares of HNWC Common Stock outstanding immediately prior to the Effective Time (excluding the Excluded Shares). The Common Exchange Ratio determined pursuant to this Section 2.2(b) shall be rounded to three decimal places.

                (c)      Certificates.  At the Effective Time, each
                         ------------
         certificate theretofore representing shares of HNWC Common Stock ("Common Certificates"), except for the Excluded Shares, shall, without any action on the part of AMCON, HNWC, Merger Sub or the holder thereof, represent, and shall be deemed to represent from and after the Effective Time, the number of shares of AMCON Common Stock as determined in accordance with Sections 2.2(a) and (b) above and shall cease to represent any rights in any shares of capital stock of HNWC. At the Effective Time, each holder of a Common Certificate which, prior to the Effective Time, represented shares of HNWC Common Stock (except for Common Dissenters' Shares), shall cease to have any rights with respect to any shares of HNWC capital stock. In accordance herewith, former holders of HNWC Common Stock (except for the Excluded Shares) shall, from and after the Effective Time, be deemed from and after the Effective Time to be holders of the shares of AMCON Common Stock into which such shares of HNWC Common Stock have been converted in accordance with Section 2.2(a) and (b) hereof.

         Section 2.3.    Merger Sub Common Stock. Each share of common stockc
                         -----------------------
of Merger Sub outstanding and each share held in treasury immediately prior to the Effective Time shall be converted into and become one share of AMCON Common Stock.

         Section 2.4.    Fractional Shares. No fraction of a share of AMCON
                         -----------------
Common Stock shall be issued in connection with the conversion of HNWC Common Stock in the Merger and the distribution of AMCON Common Stock in respect thereof, but in lieu of such fraction, the Exchange Agent shall make a cash payment (without interest and subject to the payment of any applicable withholding Taxes) equal to the same fraction of the market value of a full share of AMCON Common Stock, computed on the basis of the mean of the high and low sales prices of AMCON Common Stock as reported on the American Stock Exchange ("AMEX") on the first full day on which AMCON Common Stock is traded on the AMEX after the Effective Time (all such fractions of share of AMCON Common Stock are referred to herein as "Fractional Shares").

         Section 2.5.    Stock Options, Warrants and Other Stock Related Rights.
                         ------------------------------------------------------

                (a) On or prior to the Effective Time, HNWC will take all action necessary such that each stock option, warrant or other stock related right prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right with respect to shares of HNWC Common Stock and shall be converted, at the Effective Time, into a right, on the same terms and conditions as were applicable under such stock option, warrant or other stock related right (but taking into account any changes thereto), with respect to that number of shares of AMCON Common Stock determined by multiplying the number of shares of HNWC Common Stock subject to such stock option, warrant or other stock related right, as applicable, by the Common Exchange Ratio, rounded, if necessary, to the nearest whole share of AMCON Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per-share exercise price specified in such stock option, warrant or stock related right, as applicable, divided by the Common Exchange Ratio; provided, however, that in the case of any stock option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

                (b) As soon as practicable after the Effective Time, AMCON shall deliver to the holders of stock options, warrants or other stock related rights appropriate notices setting forth such holders' rights pursuant to the applicable documents and instruments (except that there shall be no acceleration in the vesting or exercisability of such option, warrants or stock related rights by reason of this Agreement, the Merger or the other matters contemplated by this Agreement) and the agreements evidencing the grants of such stock options, warrants or other stock related rights shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5 after giving effect to the Merger). To the extent permitted by law, AMCON shall comply with the terms of the HNWC Employee Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such HNWC Employee Plans, to have the stock options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of AMCON after the Effective Time.

                (c) AMCON shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AMCON Common Stock for delivery upon exercise of stock options, warrants or other stock related rights in accordance with this Section 2.5.

          Section 2.6.   Appraisal Rights. Notwithstanding Section 2.2,
                         ----------------
shares of HNWC Common Stock outstanding immediately prior to the Effective Time and held by a holder other than AMCON or Merger Sub who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of HNWC Common Stock in accordance with the Hawaii Law shall not be converted into the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such shares of HNWC Common Stock shall be treated as if they had been converted as of the Effective Time into the Merger Consideration. HNWC shall give the Surviving Corporation and AMCON prompt notice of any demands received by HNWC for appraisal of shares of HNWC Common Stock, and the Surviving Corporation and AMCON shall have the right to participate in all negotiations and proceedings with respect to such demands. HNWC shall not, except with the prior written consent of the Surviving Corporation and AMCON, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 2.7.    Affiliates. Notwithstanding anything to the contrary
                         ----------
herein, to the fullest extent permitted by law, no certificates representing shares of AMCON Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of HNWC in accordance with Section 7.8 hereof for purposes of Rule 145 under the Securities Act, until such Person has executed and delivered a HNWC Affiliate Agreement (as defined in Section 7.8) pursuant to Section 7.8.

         Section 2.8.    Exchange Fund. Prior to the Effective Time, AMCON
                         -------------
shall appoint a commercial bank or trust company reasonably acceptable to HNWC having net capital of not less than $50,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Common Certificates representing the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, AMCON shall deposit with the Exchange Agent, in trust for the benefit of holders of Common Certificates which immediately prior to the Effective Time represented outstanding shares of HNWC Common Stock whose shares will be converted into shares of AMCON Common Stock at the Effective Time, certificates representing the AMCON Common Stock issued pursuant to Section 2.2 upon conversion of outstanding shares of HNWC Common Stock. AMCON agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.4 and any dividends and other distributions pursuant to Section 2.10. Any cash and certificates representing AMCON Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

         Section 2.9.    Exchange Procedures. As soon as reasonably
                         -------------------
practicable after the Effective Time, AMCON shall cause the Exchange Agent to mail to each holder of a Common Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as AMCON may reasonably specify and (ii) instructions for effecting the surrender of such Common Certificates in exchange for the certificates representing the applicable Merger Consideration. Upon surrender of a Common Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Common Certificate shall be entitled to receive in exchange therefor (A) certificates representing one or more shares of AMCON Common Stock representing, in the aggregate, the whole number of shares into which such holder's shares of HNWC Common Stock have been converted pursuant to Section
2.2 (after taking into account all shares of HNWC Common Stock then held by such holder), and (B) a check in the amount equal to the cash that such holder has the right to receive in lieu of any fractional shares of AMCON Common Stock pursuant to Section 2.4 and dividends and other distributions pursuant to Section 2.10. No interest will be paid or will accrue on any cash payable pursuant to Section 2.4 or Section 2.10. In the event of a transfer of ownership of HNWC Common Stock which is not registered in the transfer records of HNWC, certificates representing one or more shares of AMCON Common Stock representing, in the aggregate, the proper number of shares of AMCON Common Stock, a check in the proper amount of cash in lieu of any fractional shares of AMCON Common Stock pursuant to Section 2.4 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.10, may be issued with respect to such HNWC Common Stock to such a transferee if the Common Certificate which formerly represented such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         Section 2.10.   Distributions with Respect to Unexchanged Common
                         ------------------------------------------------
Certificates. No dividends or other distributions declared or made with
------------
respect to shares of AMCON Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Common Certificate with respect to the certificate representing shares of AMCON Common Stock that such holder would be entitled to receive upon surrender of such Common Certificate and no cash payment in lieu of fractional shares of AMCON Common Stock shall be paid to any such holder pursuant to Section 2.4 until such holder shall surrender such Common Certificate in accordance with
Section 2.9. Subject to the effect of applicable laws, following surrender of any such Common Certificate, there shall be paid to such holder of shares of AMCON Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of AMCON Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of AMCON Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of AMCON Common Stock.

         Section 2.11.   No Further Ownership Rights in HNWC Common Stock.
                         ------------------------------------------------
All shares of AMCON Common Stock and cash paid upon conversion of shares of HNWC Common Stock in accordance with the terms of Article II (including any cash paid pursuant to Section 2.4 or Section 2.10) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of HNWC Common Stock.

         Section 2.12.   Termination of Exchange Fund. Any portion of the
                         ----------------------------
Exchange Fund which remains undistributed to the holders of Common Certificates for six months after the Effective Time shall be delivered to AMCON or otherwise on the instruction of AMCON, and any holders of the Common Certificates who have not theretofore complied with this Article II shall thereafter look only to AMCON for the certificates representing the Merger Consideration with respect to the shares of HNWC Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.2, any cash in lieu of fractional shares of AMCON Common Stock to which such holders are entitled pursuant to Section 2.4 and any dividends or distributions with respect to shares of AMCON Common Stock to which such holders are entitled pursuant to Section 2.10. Any such portion of the Exchange Fund remaining unclaimed by holders of Common Certificates which, prior to the Effective Time, represented shares of HNWC Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by law, become the property of AMCON free and clear of any claims or interest of any Person previously entitled thereto.

         Section 2.13.   No Liability. None of AMCON, the Surviving
                         ------------
Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the

Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.14.   Investment of the Exchange Fund. The Exchange
                         -------------------------------
Agent shall invest any cash included in the Exchange Fund as directed by AMCON on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to AMCON.

         Section 2.15.   Lost Common Certificates. If any Common Certificate
                         ------------------------
shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Certificate to be lost, stolen or destroyed and, if required by AMCON, the posting by such Person of a bond in such reasonable amount as AMCON may direct as indemnity against any claim that may be made against it with respect to such Common Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Common Certificate a certificate representing the applicable Merger Consideration with respect to the shares of HNWC Common Stock, any cash in lieu of fractional shares of AMCON Common Stock, and unpaid dividends and distributions on shares of AMCON Common Stock issued in respect thereof, pursuant to this Agreement.

         Section 2.16.   Withholding Rights. Each of the Surviving
                         ------------------
Corporation and AMCON shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Certificates which, prior to the Effective Time, represented shares of HNWC Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or AMCON, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of HNWC Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or AMCON, as the case may be.

         Section 2.17.   Further Assurances. At and after the Effective
                         ------------------
Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of HNWC or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of HNWC or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 2.18.   Stock Transfer Books. The stock transfer books of
                         --------------------
HNWC shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of HNWC Common Stock thereafter on the records of HNWC. On or after the Effective Time, any Common Certificates presented to the Exchange Agent or AMCON for any reason shall be exchanged for certificates representing the Merger Consideration with respect to the shares of HNWC Common Stock formerly represented thereby, any cash in lieu of fractional shares of AMCON Common Stock to which the holders thereof are entitled pursuant to Section 2.4 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.10.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AMCON

         Except as disclosed in (i) the AMCON Disclosure Schedule dated the date hereof (each section or subsection of which Disclosure Schedule qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein) or (ii) the AMCON SEC Documents filed prior to the date hereof, AMCON represents and warrants to HNWC that, as of the date hereof (except for representations and warranties that address matters only as of a specific date, in which case such representations are true and correct on and as of such specific date):

         Section 3.1.    Corporate Existence and Power. AMCON is a
                         -----------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. AMCON is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have an AMCON Material Adverse Effect. AMCON has heretofore made available to HNWC true and complete copies of AMCON's certificate of incorporation and bylaws as currently in effect.

         Section 3.2.    Corporate Authorization. The execution, delivery
                         -----------------------
and performance by AMCON of this Agreement and the consummation by AMCON of the transactions contemplated hereby are within AMCON's corporate powers and, as of the date hereof, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of HNWC, this Agreement constitutes, as of the date hereof, a valid and binding agreement of AMCON, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 3.3.    Governmental Authorization. The execution,
                         --------------------------
delivery and performance by AMCON of this Agreement and the consummation by AMCON of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of (i) Articles of Merger in accordance with the Hawaii Law, (ii) a Certificate of Merger in accordance with the Delaware Law, and (iii) appropriate documents with the relevant authorities of other states or jurisdictions in which AMCON or any AMCON Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Securities Act and the Exchange Act; (c) such as may be required under any applicable state securities or blue sky laws; and (d) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not, individually or in the aggregate,
(x) be reasonably likely to have an AMCON Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a Surviving Corporation Material Adverse Effect, or (y) prevent or materially impair the ability of AMCON to consummate the transactions contemplated by this Agreement.

         Section 3.4.    Non-Contravention. The execution, delivery and
                         -----------------
performance by AMCON of this Agreement and the consummation by AMCON of the transactions contemplated hereby do not and will not (a) contravene or conflict with AMCON's certificate of incorporation or bylaws, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to AMCON or any AMCON Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of AMCON or any AMCON Subsidiary or to a loss of any benefit or status to which AMCON or any AMCON Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon AMCON or any AMCON Subsidiary or any license, franchise, permit or other similar authorization held by AMCON or any AMCON Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of AMCON or any AMCON Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have an AMCON Material Adverse Effect or (y) prevent or materially impair the ability of AMCON to consummate the transactions contemplated by this Agreement.

         Section 3.5.    Capitalization.
                         --------------

                (a) The authorized capital stock of AMCON consists of 15,000,000 shares of AMCON Common Stock, $0.01 per value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share, of AMCON ("AMCON Preferred Stock"). At the close of business on September 30, 2000, (i) 2,737,551 shares of AMCON Common Stock were issued and outstanding, (ii) stock options ("AMCON Stock Options") to purchase an aggregate of 389,620 shares of AMCON Common Stock were issued and outstanding (of which options to purchase an aggregate of 188,166 shares of AMCON Common Stock were exercisable),
         (iii) no shares of AMCON Common Stock were held in its treasury and
         (iii) no shares of AMCON Preferred Stock were issued and outstanding. All outstanding shares of capital stock of AMCON have been duly authorized and validly issued and are fully paid and nonassessable.

                (b) As of the date hereof, except (i) as set forth in this Section 3.5, and (ii) for changes since June 30, 2001, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of AMCON, (y) securities of AMCON convertible into or exchangeable for shares of capital stock or voting securities of AMCON, or (z) options or other rights to acquire from AMCON, and no obligation of AMCON to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of AMCON (the items in clauses (x), (y) and (z) being referred to collectively as the "AMCON Securities"). There are no outstanding obligations of AMCON or any AMCON Subsidiary to repurchase, redeem or otherwise acquire any AMCON Securities. There are no outstanding contractual obligations of AMCON to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than in the ordinary course of business consistent with past practice. There are no stockholder agreements, voting trusts or other agreements or understandings to which AMCON is a party, or of which AMCON is aware, relating to voting, registration or disposition of any shares of capital stock of AMCON or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of AMCON.

         Section 3.6.    Subsidiaries.
                         ------------

                (a) Each Significant Subsidiary of AMCON is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have, an AMCON Material Adverse Effect.

                (b) All of the outstanding shares of capital stock of, or other ownership interest in, each AMCON Subsidiary has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest in, each of AMCON's Subsidiaries, is owned, directly or indirectly, by AMCON, is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not be reasonably likely to have, an AMCON Material Adverse Effect. There are no outstanding (i) securities of AMCON or any of the AMCON Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the AMCON Subsidiaries, (ii) options, warrants or other rights to acquire from AMCON or any of the AMCON Subsidiaries, and no other obligation of AMCON or any of the AMCON Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of the AMCON Subsidiaries or (iii) obligations of AMCON or any of the AMCON Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the AMCON Subsidiaries or any capital stock of, or other ownership interests in, any of the AMCON Subsidiaries.

         Section 3.7.    AMCON SEC Documents.
                         -------------------

                (a) AMCON has made available to HNWC the AMCON SEC Documents. AMCON has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since September 30, 1997. No AMCON Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

                (b) As of its filing date, each AMCON SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

                (c) No AMCON SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No AMCON SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 3.8.    Financial Statements; No Material Undisclosed
                         ---------------------------------------------
Liabilities.
-----------

                (a) The audited consolidated financial statements of AMCON included in the AMCON 10-K fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto), the consolidated financial position of AMCON and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, consolidated cash flows and changes in stockholders' equity for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                (b) There are no liabilities of AMCON or any AMCON Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of AMCON, other than:

                         (i) liabilities or obligations disclosed or provided for in the AMCON Balance Sheet or disclosed in the notes thereto;

                         (ii)   liabilities or obligations under this
                Agreement or incurred in connection with the transactions contemplated hereby;

                         (iii) current liabilities incurred in the ordinary course of business since September 30, 2000; and

                         (iv)   other liabilities or obligations that
                individually or in the aggregate, would not be reasonably likely to have an AMCON Material Adverse Effect.

                (c) AMCON and the AMCON Subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of AMCON and the AMCON Subsidiaries are recorded in conformity with GAAP. No part of AMCON's or any AMCON Subsidiary's accounting system or records, or access thereto, is under the control of a Person who is not an employee of AMCON or such Subsidiary.

         Section 3.9.    Information to be Supplied.
                         --------------------------

                (a) The information to be supplied by AMCON expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and
         (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to AMCON) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

                (b) Notwithstanding the foregoing, AMCON makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by HNWC.

         Section 3.10.   Absence of Certain Changes. Since September 30,
                         --------------------------
2000, except as otherwise expressly contemplated by this Agreement, AMCON and the AMCON Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of AMCON or any AMCON Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have an AMCON Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have an AMCON Material Adverse Effect or (c) any incurrence, assumption or guarantee by AMCON of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

         Section 3.11.   Litigation. Section 3.11 of the AMCON Disclosure
                         ----------
Schedule contains a list and description of each action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of AMCON threatened against, AMCON or any AMCON Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity. None of such actions, suits, investigations, arbitrations or proceedings, individually or in the aggregate, would be reasonably likely to have, an AMCON Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against AMCON that would be reasonably likely to have, individually or in the aggregate, an AMCON Material Adverse Effect.

         Section 3.12.   Taxes.
                         -----

                (a) All Tax returns, statements, reports and forms (collectively, the "AMCON Returns") required to be filed with any taxing authority by, or with respect to, AMCON and the AMCON Subsidiaries have been filed in substantial compliance with all applicable laws.

                (b) AMCON and the AMCON Subsidiaries have timely paid all Taxes shown as due and payable on the AMCON Returns that have been so filed, and all other Taxes not subject to reporting obligations, and, as of the time of filing, the AMCON Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of AMCON and the AMCON Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the AMCON Balance Sheet).

                (c) AMCON and the AMCON Subsidiaries have made provision for all Taxes payable by them for which no AMCON Return has yet been filed.

                (d) The charges, accruals and reserves for Taxes with respect to AMCON and the AMCON Subsidiaries reflected on the AMCON Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof.

                (e) There is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to AMCON or any of the AMCON Subsidiaries in respect of any Tax that would be reasonably likely to have an AMCON Material Adverse Effect.

                (f) Neither AMCON nor any of the AMCON Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which AMCON was the common parent.

                (g) Neither AMCON nor any of the AMCON Subsidiaries holds any asset subject to a consent under Section 341(f) of the Code.

         Section 3.13.   Employee Benefits.
                         -----------------

                (a) Section 3.13(a) of the AMCON Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by AMCON or any ERISA Affiliate (as defined below) of AMCON and covers any employee or former employee of AMCON or any AMCON Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to HNWC together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and summary plan description prepared in connection with any such plan. Such plans are referred to collectively herein as the "AMCON Employee Plans". For purposes of this Section 3.13, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

                (b) No AMCON Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I or ERISA or Title IV of ERISA. At no time has AMCON or any of its ERISA Affiliates contributed to, or been required to contribute to, any

         "multiemployer plan," as defined in Section 3(37) or ERISA (a "Multiemployer Plan"), and neither AMCON nor any of its ERISA Affiliates has, or ever has had, any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer Plan. To the Knowledge of AMCON, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any AMCON Employee Plan has occurred that will make AMCON or any AMCON Subsidiary, or any officer or director of AMCON or any AMCON Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have an AMCON Material Adverse Effect.

                (c) Each AMCON Employee Plan that is intended to be qualified under Section 401(a) of the Code now meets, and at all time since its inception have met, the requirements for such qualification, and each trust forming a part thereof is now, and at all times since its inception has been, exempt from tax pursuant to
         Section 501(a) of the Code. Each such plan has received a determination letter from the Internal Revenue Service to the effect that such plan is qualified and its related trust is exempt from federal income taxes. AMCON has furnished, or will make available upon request, to HNWC copies of the most recent Internal Revenue Service determination letters with respect to each such AMCON Employee Plan. Each AMCON Employee Plan has been maintained and administered in substantial compliance with its terms (except that in any case in which any AMCON Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, such plan has been maintained and administered in accordance with the provision) and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such AMCON Employee Plan. All material reports, returns and similar documents with respect to each AMCON Employee Plan required to be filed with any government agency or distributed to any AMCON Employee Plan participant have been duly timely filed and distributed.

                (d) There is no contract, agreement, plan or arrangement that, as a result of the Merger, would be reasonably likely to obligate AMCON to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

                (e) Except as disclosed in writing to HNWC prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any AMCON Employee Plan that would increase materially the expense of maintaining such AMCON Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended September 30, 2000.

                (f) No AMCON Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of AMCON or any Subsidiary.

         Section 3.14.   Compliance with Laws; Licenses, Permits and
                         -------------------------------------------
Registrations.
-------------
                (a) Neither AMCON nor any AMCON Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not be reasonably likely to have an AMCON Material Adverse Effect.

                (b) Each of AMCON and the AMCON Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by AMCON and the AMCON Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have an AMCON Material Adverse Effect.

         Section 3.15.   Title to Properties.
                         -------------------

                (a) AMCON and each AMCON Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that do not materially interfere with the ability of AMCON and its Subsidiaries to use their respective assets and conduct their businesses, as currently used or conducted. All such assets and properties, other than assets and properties in which AMCON or any AMCON Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of AMCON and the AMCON Subsidiaries to use their respective assets and conduct their businesses, as currently conducted.

                (b) AMCON and each AMCON Subsidiary (i) are in substantial compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) enjoy peaceful and undisturbed possession under all such leases.

         Section 3.16.   Intellectual Property.
                         ---------------------

                (a) AMCON and the AMCON Subsidiaries own or have a valid license to use (i) all fictional business names, trading names, registered and unregistered trademarks, service marks, domain names and applications (collectively, "Marks"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");
         (iv) all rights in mask works (collectively, "Rights in Mask Works"); and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); necessary to (x) carry on the business of AMCON as currently conducted or as proposed to be conducted by the Surviving Corporation, to (y) make, have made, use, distribute and sell all products currently sold by AMCON and all products in development.

                (b) There are no outstanding and, to AMCON's Knowledge, no Threatened disputes or disagreements with respect to any agreement to which AMCON or an AMCON subsidiary is a party, relating to any of AMCON's Marks, Patents, Copyrights, Rights in Mask Works, or Trade Secrets (collectively, "AMCON Intellectual Property").

                (c) AMCON is the owner of all right, title, and interest in and to the AMCON Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                (d) All former and current employees of AMCON have executed written contracts with AMCON that assign to AMCON all rights to any inventions, improvements, discoveries, or information relating to the business of AMCON. To AMCON's knowledge, no employee of AMCON has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than AMCON.

                (e) All of the Patents are currently in compliance in all material respects with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions.

                (f) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To AMCON's Knowledge, there is no potentially interfering patent or patent application of any third party.

                (g) No Patent is infringed or, to AMCON's Knowledge, has been challenged or threatened in any way. To AMCON's Knowledge, none of the products manufactured and sold or proposed to be sold, nor any process or know-how used, by AMCON infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

                (h) AMCON is not required to make any payments to any third parties in connection with its use of AMCON Intellectual Property.

                (i) All products made, used, or sold under the Patents have been marked with the proper patent notice.

         Section 3.17.   Environmental Matters.
                         ---------------------

                (a) With such exceptions as, individually or in the aggregate, would not be reasonably likely to have an AMCON Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against AMCON or any AMCON Subsidiary with respect to any applicable Environmental Law and (ii) AMCON and the AMCON Subsidiaries are and have been in compliance with all applicable Environmental Laws.

                (b) For purposes of this Section 3.17 and Section 4.16, the term "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals, hazardous substances, hazardous materials or hazardous wastes as any of those terms is regulated or defined by Environmental Laws.

         Section 3.18.   Finders' Fees; Opinions of Financial Advisor. There
                         --------------------------------------------
is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, AMCON or any AMCON Subsidiary who might be entitled to any fee or commission from HNWC or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 3.19.   Board Approval; Required Vote.
                         -----------------------------

                (a) As of the date hereof, this Agreement and the transactions contemplated hereby have been approved by AMCON's Board of Directors.

                (b) No votes of the holders of any class or series of capital stock of AMCON is required by law, rule, regulation or rule of the American Stock Exchange to approve and adopt this Agreement and/or any of the other transactions contemplated hereby, including the Merger.

         Section 3.20.   Tax Treatment. Neither AMCON nor any of its
                         -------------
Affiliates has taken or agreed to take, or will take, any action or is aware of any fact or circumstance that would prevent or impede the Merger from qualifying as a 368 Reorganization.

         Section 3.21.   Certain Agreements. None of AMCON, any AMCON
                         ------------------
Subsidiary or any of their respective Affiliates (i) are parties to or otherwise bound by any agreement or arrangement that limits or otherwise restricts AMCON, any AMCON Subsidiary, the Surviving Corporation or any of their respective Affiliates from engaging or competing in any line of business or in any locations, which agreement or arrangement is material to the business of AMCON and the AMCON Subsidiaries or would be material to the business of the Surviving Corporation (assuming the Merger has taken place), in either case taken as a whole and (ii) except in the ordinary course of business, have amended, modified or terminated any material contract, agreement or arrangement of AMCON or any AMCON Subsidiary or otherwise waived, released or assigned any material rights, claims or benefits of AMCON or any AMCON Subsidiary thereunder.

         Section 3.22.   Employment Agreements. There exists (i) no union,
                         ---------------------
guild or collective bargaining agreement to which AMCON or any AMCON Subsidiary is a party, (ii) no employment, consulting or severance agreement between AMCON or any Subsidiary of AMCON and any Person (except for consulting agreements that individually, and in the aggregate, are not material to AMCON), and (iii) no employment, consulting, severance or indemnification agreement or other agreement or plan to which AMCON or any AMCON Subsidiary is a party that would be altered or result in any bonus, golden parachute, severance or other payment or obligation to any Person, or result in any acceleration of the time of payment or in the provision or vesting of any benefits, as a result of the execution or performance of this Agreement or as a result of the Merger or the other transactions contemplated hereby.

         Section 3.23.   Transactions With Directors, Officers and
                         -----------------------------------------
Affiliates. Except for any of the following matters which would not be
----------
required to be disclosed pursuant to Item 402 or Item 404 of Regulation S-K of the U.S. Securities and Exchange Commission (the "Commission"), since September 30, 2000, there have been no transactions between AMCON or any of its Subsidiaries and any director, officer, employee, stockholder or Affiliate of AMCON or any of its Subsidiaries, including, without limitation, loans, guarantees or pledges to, by or for AMCON or any of AMCON's Subsidiaries from, to, by or for any of such Persons. Since September 30, 2000, none of the officers or directors of AMCON or any of its Subsidiaries, and no spouse or relative of any of such Persons, has been a director or officer of, or has had any material direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of AMCON or any of its Subsidiaries or has competed with or been engaged in any business of the kind being conducted by AMCON or any of its Subsidiaries.

         Section 3.24.   Material Contracts. Schedule 3.24 delivered to HNWC
                         ------------------
by AMCON prior to the execution of this Agreement lists all material contracts and agreements to which, as of the date hereof, AMCON or any AMCON Subsidiary is a party or by which AMCON or any AMCON Subsidiary is bound or under which AMCON or any AMCON Subsidiary has or may acquire any rights, which were not filed prior to the date hereof as exhibits to AMCON SEC Documents, which involve or relate to (i) obligations of AMCON or any AMCON Subsidiary for borrowed money or other indebtedness where the amount of such obligations exceeds $6,000,000 individually, (ii) the lease by AMCON or any AMCON Subsidiary, as lessee or lessor, of real property for rent of more than $6,000,000 per annum, (iii) the purchase or sale of goods (other than raw material to be purchased by AMCON on terms that are customary and consistent with the past practice of AMCON and in amounts and at prices substantially consistent with past practices of AMCON) or services with an aggregate minimum purchase price of more than $6,000,000 per annum, (iv) rights to manufacture and/or distribute any product which accounted for more than $45,000,000 of the consolidated revenues of AMCON and its Subsidiaries during the fiscal year ended September 30, 2000 or under which AMCON or any AMCON Subsidiary received or paid license or other fees in excess of $1,000,000 during any year, (v) the purchase or sale of assets or properties not in the ordinary course of business having a purchase price in excess of $6,000,000,
(vi) the right (whether or not currently exercisable) to use, license (including any "in-license" or "outlicense"), sublicense or otherwise exploit any intellectual property right or other proprietary asset of AMCON or of any of Subsidiary of AMCON or any other Person which, is material to AMCON; (vii) any material collaboration or joint venture or similar arrangement; (viii) the restriction on the right or ability of AMCON or any Subsidiary of AMCON
(A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person; (ix) any currency hedging; or (x) individual capital expenditures or commitments in excess of $6,000,000. All such contracts and agreements are duly and validly executed by AMCON or such AMCON Subsidiary, and are in full force and effect in all material respects. Neither AMCON nor any of its Subsidiaries has violated or breached, or committed any default under, any contract or agreement, and, to the knowledge of AMCON, no other Person has violated or breached, or committed any default under, any contract or agreement, which violation, breach or default (alone or in combination with other violations, breaches or defaults under such contract or agreement or under other contracts or agreements) has had or may reasonably be expected to have an AMCON Material Adverse Effect. No event has occurred which, after notice or the passage of time or both, would constitute a default by AMCON or any Subsidiary of AMCON under any contract or agreement or give any Person the right to (A) declare a default or exercise any remedy under any contract or agreement, (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any contract or agreement, (C) accelerate the maturity or performance of any contract or agreement, or (D) cancel, terminate or modify any contract or agreement, in each case which, together with all other events of the types referred to in clauses (A), (B),
(C) and (D) of this sentence has had or may reasonably be expected to have an AMCON Material Adverse Effect. All such contracts and agreements will continue, after the Effective Time, to be binding in all material respects in accordance with their respective terms until their respective expiration dates.

         Section 3.25.   Insurance. AMCON has made available to HNWC a
                         ---------
summary of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of AMCON and its Subsidiaries. Each of such insurance policies is in full force and effect. Since September 30, 2000, neither AMCON nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of AMCON or any of its Subsidiaries other than claims incurred in the ordinary course of business.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF HNWC

         Except as disclosed in the (i) HNWC Disclosure Schedule delivered to AMCON dated the date hereof (each section or subsection of which Disclosure Schedule qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), or (ii) the HNWC SEC Documents filed prior to the date hereof, HNWC represents and warrants to AMCON that, as of the date hereof (except for representations and warranties that address matters only as of a specific date, in which case such representations are true and correct on and as of such specific date):

         Section 4.1.    Corporate Existence and Power. HNWC is a corporation
                         -----------------------------
duly incorporated, validly existing and in good standing under the laws of the State of Hawaii, and has all corporate powers required to carry on its business as now conducted. HNWC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have a HNWC Material Adverse Effect. HNWC has heretofore made available to AMCON true and complete copies of HNWC's articles of incorporation and bylaws as currently in effect.

         Section 4.2.    Corporate Authorization. The execution, delivery
                         -----------------------
and performance by HNWC of this Agreement and the consummation by HNWC of the transactions contemplated hereby are within HNWC's corporate powers and, except for the HNWC Stockholder Approval (as defined herein), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of AMCON, this Agreement constitutes a valid and binding agreement of HNWC, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 4.3.    Governmental Authorization. The execution, delivery
                         --------------------------
and performance by HNWC of this Agreement and the consummation by HNWC of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of (i) the Articles of Merger in accordance with the Hawaii Law, (ii) the Certificate of Merger in accordance with the Delaware Law, and (iii) appropriate documents with the relevant authorities of other states or jurisdictions in which HNWC or any HNWC Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Securities Act and the Exchange Act; (c) such as may be required under any applicable state securities or blue sky laws; and (d) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a HNWC Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a Surviving Corporation Material Adverse Effect, or (y) prevent or materially impair the ability of HNWC to consummate the transactions contemplated by this Agreement.

         Section 4.4.    Non-Contravention. The execution, delivery and
                         -----------------
performance by HNWC of this Agreement and the consummation by HNWC of the transactions contemplated hereby do not and will not (a) contravene or conflict with HNWC's articles of incorporation or bylaws, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to HNWC, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of HNWC or any HNWC Subsidiary or to a loss of any benefit or status to which HNWC is entitled under any provision of any agreement, contract or other instrument binding upon HNWC or any HNWC Subsidiary or any license, franchise, permit or other similar authorization held by HNWC, or (d) result in the creation or imposition of any Lien on any asset of HNWC other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a HNWC Material Adverse Effect or
(y) prevent or materially impair the ability of HNWC to consummate the transactions contemplated by this Agreement.

         Section 4.5.    Capitalization.
                         --------------

                (a) The authorized capital stock of HNWC consists of 20,000,000 shares of HNWC Common Stock and 5,000,000 shares of HNWC Preferred Stock (of which 1,250 shares of HNWC Series A Convertible Preferred Stock were authorized and 250 shares of HNWC Series B Convertible Preferred Stock were authorized and 750,000 shares of HNWC Series C Preferred Stock were authorized). At the close of business on the date hereof, (i) 7,935,982 shares of HNWC Common Stock were issued and outstanding, (ii) stock options ("HNWC Stock Options") to purchase an aggregate of 683,926 shares of HNWC Common Stock were issued and outstanding (of which options to purchase an aggregate of 624,226 shares of HNWC Common Stock were exercisable),
         (iii) warrants ("HNWC Warrants") to purchase an aggregate of 4,862,899 shares of HNWC Common Stock were issued and outstanding (of which warrants to purchase an aggregate of 4,862,899 shares of HNWC Common Stock were exercisable), (iv) no shares of HNWC Preferred Stock were issued and outstanding, (v) there were no stock options or warrants to purchase shares of HNWC Preferred Stock issued and outstanding, and (v) there were no other rights to acquire from HNWC, and no obligation of HNWC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of HNWC, except for the $500,000 Convertible Note, the secured convertible note issued by HNWC to AMCON in the principal amount of $350,000 (the "$350,000 Convertible Note"), and the secured convertible note issued by HNWC to AMCON in the principal amount of $400,000 (the "$400,000 Convertible Note") (the $350,000 Convertible Note and the $400,000 Convertible Note are sometimes collectively referred to as the "Other Convertible Notes"). All outstanding shares of capital stock of HNWC have been duly authorized and validly issued and are fully paid and nonassessable.

                (b) As of the date hereof, except (i) as set forth in this Section 4.5, and (ii) for changes since June 30, 2001, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of HNWC, (y) securities of HNWC convertible into or exchangeable for shares of capital stock or voting securities of HNWC, or (z) options or other rights to acquire from HNWC, and no obligation of HNWC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of HNWC (the items in clauses (x), (y) and (z) being referred to collectively as the "HNWC Securities"). There are no outstanding contractual obligations of HNWC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no stockholder agreements, voting trusts or other agreements or understandings to which HNWC is a party, or of which HNWC is aware, relating to voting, registration or disposition of any shares of capital stock of HNWC or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of HNWC, except for the Stockholders Agreement attached hereto as Exhibit A.

         Section 4.6.    Subsidiaries. HNWC does not have any subsidiaries and
                         ------------
does not own or control, directly or indirectly, any stock or equity interest in any corporation or other Person.

         Section 4.7.    HNWC SEC Documents.
                         ------------------

                (a) HNWC has made available to AMCON the HNWC SEC Documents. HNWC has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1997.

                (b) As of its filing date, each HNWC SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

                (c) No HNWC SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No HNWC SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 4.8.    Financial Statements; No Material Undisclosed
                         ---------------------------------------------
Liabilities.
-----------
                (a) The audited HNWC financial statements and unaudited consolidated interim financial statements of HNWC included in the HNWC 10-KSB and each HNWC 10-QSB fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto and except that financial statements in each Form 10-QSB do not contain all GAAP notes to such financial statements), the financial position of HNWC as of the dates thereof and its results of operations, stockholders' equity and consolidated cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                (b) There are no liabilities of HNWC of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of HNWC, other than:

                         (i) liabilities or obligations disclosed or provided for in the HNWC Balance Sheet or disclosed in the notes there;

                         (ii)   liabilities or obligations under this
                Agreement or incurred in connection with the transactions contemplated hereby;

                         (iii) current liabilities incurred in the ordinary course of business since December 31, 2000; and

                         (iv)   other liabilities or obligations that
                individually or in the aggregate, would not be reasonably likely to have a HNWC Material Adverse Effect.

                (c) HNWC keeps proper accounting records in which all material assets and liabilities, and all material transactions, of HNWC are recorded in conformity with GAAP. No part of HNWC's accounting system or records, or access thereto, is under the control of a Person who is not an employee of HNWC.

         Section 4.9.    Information to be Supplied.
                         --------------------------

                (a) The information to be supplied by HNWC expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to HNWC) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

                (b) Notwithstanding the foregoing, HNWC makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by AMCON.

         Section 4.10.   Absence of Certain Changes. Since December 31, 1999,
                         --------------------------
except as otherwise expressly contemplated by this Agreement, HNWC has conducted its business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of HNWC that, individually or in the aggregate, has had or would be reasonably likely to have a HNWC Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a HNWC Material Adverse Effect or (c) any incurrence, assumption or guarantee by HNWC of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

         Section 4.11.   Litigation. Section 4.11 of the HNWC Disclosure
                         ----------
Schedule contains a list of each action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of HNWC threatened against, HNWC or any of its respective assets or properties before any arbitrator or Governmental Entity. None of such actions, suits, investigations, arbitrations or proceedings, individually or in the aggregate, would be reasonably likely to have a HNWC Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against HNWC that would be reasonably likely to have, individually or in the aggregate, a HNWC Material Adverse Effect.

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

         Section 4.12.   Taxes.
                         -----

                (a) All Tax returns, statements, reports and forms (collectively, the "HNWC Returns") required to be filed with any taxing authority by, or with respect to, HNWC and the HNWC Subsidiaries have been filed in substantial compliance with all applicable laws.

                (b) HNWC has timely paid all Taxes shown as due and payable on the HNWC Returns that have been so filed, and all other Taxes not subject to reporting obligations, and as of the time of filing, the HNWC Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of HNWC and the HNWC Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the HNWC Balance Sheet).

                (c) HNWC has made provision for all Taxes payable by them for which no HNWC Return has yet been filed.

                (d) The charges, accruals and reserves for Taxes with respect to HNWC reflected on the HNWC Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

                (e) There is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to HNWC in respect of any Tax that would be reasonably likely to have a HNWC Material Adverse Effect.

                (f) HNWC has not been a member of an affiliated, consolidated, combined or unitary group other than one of which HNWC was the common parent.

                (g) HNWC does not hold any asset subject to a consent under Section 341(f) of the Code.

         Section 4.13.   Employee Benefits.
                         -----------------

                (a) Section 4.13(a) of the HNWC Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by HNWC or any of its ERISA Affiliates and covers any employee or former employee of HNWC or any HNWC Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to AMCON together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and summary plan description prepared in connection with any such plan. Such plans are referred to collectively herein as the "HNWC Employee Plans". For purposes of this Section 4.13, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

                (b) No HNWC Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I or ERISA or Title IV of ERISA. At no time has HNWC or any of its ERISA Affiliates contributed to, or been required to contribute to, any "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), and neither HNWC nor any of its ERISA Affiliates has, or ever has had, any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan. To the Knowledge of HNWC, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any HNWC Employee Plan that is a Retirement Plan or, with respect to any HNWC Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither HNWC nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have a HNWC Material Adverse Effect. To the Knowledge of HNWC, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any HNWC Employee Plan has occurred that will make HNWC or any HNWC Subsidiary, or any officer or director of HNWC or any HNWC Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a HNWC Material Adverse Effect.

                (c) Each HNWC Employee Plan that is intended to be qualified under Section 401(a) of the Code now meets, and at all times since its inception have met, the requirements for such qualification, and each trust forming a part thereof is now, and at all times since its inception has been, exempt from tax pursuant to
         Section 501(a) of the Code. Each such plan has received a determination letter from the Internal Revenue Service to the effect that such plan is qualified and its related trust is exempt from federal income taxes. HNWC has furnished, or will make available upon request, to AMCON copies of the most recent Internal Revenue Service determination letters with respect to each such HNWC Employee Plan. Each HNWC Employee Plan has been maintained and administered in substantial compliance with its terms (except that in any case in which any HNWC Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet to be amended to reflect such provision, such plan has been maintained and administered in accordance with the provision) and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such HNWC Employee Plan. All material reports, returns and similar documents with respect to each HNWC Employee Plan required to be filed with any governmental agency or distributed to any HNWC Employee Plan participant have been duly timely filed and distributed.

                (d) There is no contract, agreement, plan or arrangement that, as a result of the Merger, would be reasonably likely to obligate HNWC to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

                (e) Except as disclosed in writing to AMCON prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any HNWC Employee Plan that would increase materially the expense of maintaining such HNWC Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

                (f) No HNWC Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of HNWC or any Subsidiary.

         Section 4.14.   Compliance with Laws; Licenses, Permits and
                         -------------------------------------------
Registrations.
-------------
                (a) HNWC is not in violation of, nor has HNWC violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a HNWC Material Adverse Effect.

                (b) HNWC has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by HNWC to carry on its business as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have a HNWC Material Adverse Effect.

         Section 4.15.   Title to Properties.
                         -------------------

                (a) HNWC has good and marketable title to, or valid leasehold interests in, and all necessary use permits with respect to, all its properties and assets, except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that do not materially interfere with the ability of HNWC to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which HNWC has leasehold interests, are free and clear of all Liens, except for Liens that do not and will not materially interfere with the ability of HNWC to conduct its business as currently conducted.

                (b) HNWC (i) is in substantial compliance with the terms of all leases and use permits to which it is a party or a beneficiary and under which it is in occupancy, and all such leases and use permits are in full force and effect and (ii) enjoys peaceful and undisturbed possession under all such leases and use permits.

         Section 4.16.   Intellectual Property.
                         ---------------------

                (a) HNWC owns or has a valid license to use (i) all Marks; (ii) all Patents; (iii) all Copyrights; (iv) all Rights in Mask Works' and (v) all Trade Secrets; necessary to (x) carry on the business of HNWC as currently conducted or as proposed to be conducted by the Surviving Corporation, to (y) make, have made, use, distribute and sell all products currently sold by HNWC and all products in development.

                (b) There are no outstanding and, to HNWC's Knowledge, no threatened disputes or disagreements with respect to any agreement to which HNWC is a party, relating to any of HNWC's Marks, Patents, Copyrights, Rights in Mask Works, or Trade Secrets (collectively, "HNWC Intellectual Property").

                (c) HNWC is the owner of all right, title, and interest in and to the HNWC Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                (d) All former and current employees of HNWC have executed written contracts with HNWC that assign to HNWC all rights to any inventions, improvements, discoveries, or information relating to the business of HNWC. To HNWC's knowledge, no employee of HNWC has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than HNWC.

                (e) All of the Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions.

                (f) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To HNWC's Knowledge, there is no potentially interfering patent or patent application of any third party.

                (g) No Patent is infringed or, to HNWC's Knowledge, has been challenged or threatened in any way. To HNWC's knowledge, none of the products manufactured and sold or proposed to be sold, nor any process or know-how used, by HNWC infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

                (h) HNWC is not required to make any payments to any third parties in connection with its use of the HNWC Intellectual Property.

                (i) All products made, used, or sold under the Patents have been marked with the proper patent notice.

         Section 4.17.   Environmental Matters. With such exceptions as,
                         ---------------------
individually or in the aggregate, would not be reasonably likely to have a HNWC Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or

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

order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, HNWC with respect to any applicable Environmental Law and (ii) HNWC is and has been in compliance with all applicable Environmental Laws.

         Section 4.18.   Finders' Fees. There is no investment banker,
                         -------------
broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, HNWC or who might be entitled to any fee or commission from AMCON or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 4.19.   Required Vote and Waiver; Board Approval.
                         ----------------------------------------

                (a) The only vote or waiver of rights of the holders of any class or series of capital stock of HNWC required by law, rule or regulation to approve and adopt this Agreement and/or any of the other transactions contemplated hereby, including the Merger (collectively, the "HNWC Stockholder Approval") is the affirmative vote of the holders of more than fifty percent of the outstanding shares of HNWC Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger.

                (b) HNWC's Board of Directors has unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of HNWC and its stockholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof at a special meeting of the stockholders of HNWC duly held for such purpose (the "HNWC Stockholders Meeting").

         Section 4.20.   State Takeover Statutes. HNWC has taken all actions
                         -----------------------
required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of all "control share acquisition," "business combination," "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States that might apply to this Agreement or any of the transactions contemplated hereby.

         Section 4.21.   Tax Treatment. Neither HNWC nor any of its
                         -------------
Affiliates has taken or agreed to take, or will take, any action or is aware of any fact or circumstance that would prevent or impede the Merger from qualifying as a 368 Reorganization.

         Section 4.22.   Certain Agreements. Neither HNWC nor any of its
                         ------------------
Affiliates (i) are parties to or otherwise bound by any agreement or arrangement that limits or otherwise restricts HNWC, the Surviving Corporation or any of their respective Affiliates from engaging or competing in any line of business or in any locations, which agreement or arrangement is material to the business of HNWC or would be material to the business of the Surviving Corporation (assuming the Merger has taken place), in either case taken as a whole and (ii) except in the ordinary course of business, have amended, modified or terminated any material contract, agreement or arrangement of HNWC or any HNWC Subsidiary or otherwise waived, released or assigned any material rights, claims or benefits of HNWC or any HNWC Subsidiary thereunder.

         Section 4.23.   Employment Agreements. There exists (i) no union,
                         ---------------------
guild or collective bargaining agreement to which HNWC is a party, (ii) no employment, consulting or severance agreement between HNWC and any Person (except for consulting agreements that individually, and in the aggregate, are not material to HNWC), and (iii) no employment, consulting, severance or indemnification agreement or other agreement or plan to which HNWC is a party that would be altered or result in any bonus, golden parachute, severance or other payment or obligation to any Person, or result in any acceleration of the time of payment or in the provision or vesting of any benefits, as a result of the execution or performance of this Agreement or as a result of the Merger or the other transactions contemplated hereby.

         Section 4.24.   Transactions With Directors, Officers and Affiliates.
                         ----------------------------------------------------
Except for any of the following matters which would not be required to be disclosed pursuant to Item 402 or Item 404 of Regulation S-K of the Commission (assuming HNWC was subject to such Items), since December 31,
1999, there have been no transactions between HNWC or any of its Subsidiaries and any director, officer, employee, stockholder or "Affiliate" (as identified pursuant to Section 7.8 hereof) of HNWC, including, without limitation, loans, guarantees or pledges to, by or for HNWC, from, to, by or for any of such Persons. Except for any of the following matters which would not be required to be disclosed pursuant to Item 402 or Item 404 of Regulation S-K of the Commission (assuming that HNWC was subject to such Items), since December 31, 1999, none of the officers or directors of HNWC, and no spouse or relative of any of such Persons, has been a director or officer of, or has had any material direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of HNWC or has competed with or been engaged in any business of the kind being conducted by HNWC.

         Section 4.25.   Material Contracts. Schedule 4.25 delivered to AMCON
                         ------------------  -------------
by HNWC prior to the execution of this Agreement lists all material contracts and agreements and use permits to which, as of the date hereof, HNWC is a party or by which is bound or under which HNWC has or may acquire any rights, which involve or relate to (i) obligations of HNWC for borrowed money or other indebtedness where the amount of such obligations exceeds $50,000 individually, (ii) the lease by HNWC, as lessee or lessor, of real property for rent of more than $25,000 per annum, (iii) the purchase or sale of goods (other than raw material to be purchased by HNWC on terms that are customary and consistent with the past practice of HNWC and in amounts and at prices substantially consistent with past practices of HNWC) or services with an aggregate minimum purchase price of more than $25,000 per annum, (iv) rights to manufacture and/or distribute any product which accounted for more than $25,000 of the consolidated revenues of HNWC during the fiscal year ended December 31, 1999 or under which HNWC received or paid license or other fees in excess of $25,000 during any year, (v) the purchase or sale of assets or properties not in the ordinary course of business having a purchase price in excess of $25,000, (vi) the right (whether or not currently exercisable) to use, license (including any "in-license" or "outlicense"), sublicense or otherwise exploit any intellectual property right or other proprietary asset of HNWC or any other Person which, when considered together with all such other rights, is material to HNWC; (vii) any material collaboration or joint venture or similar arrangement; (viii) the restriction on the right or ability of HNWC (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other

Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person; (ix) any currency hedging; (x) individual capital expenditures or commitments in excess of $25,000; or (xi) any license, lease, permit or other right to use any water used by HNWC in its bottling operations. All such contracts and agreements and permits are duly and validly executed by HNWC, the other party thereto and all Governmental Entities, as the case may be, and are in full force and effect in all material respects. HNWC has not violated or breached, or committed any default under, any contract or agreement or permit, and, to the knowledge of HNWC, neither HNWC or other Person has violated or breached, or committed any default under, any contract or agreement or permit, which violation, breach or default (alone or in combination with other violations, breaches or defaults under such contract or agreement or permit or under other contracts or agreements or permits) has had or may reasonably be expected to have a HNWC Material Adverse Effect. No event has occurred which, after notice or the passage of time or both, would constitute a default by HNWC under any contract or agreement or permit or give any Person the right to (A) declare a default or exercise any remedy under any contract or agreement or permit, (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any contract or agreement or permit, (C) accelerate the maturity or performance of any contract or agreement or permit, or (D) cancel, terminate or modify any contract or agreement or permit, in each case which, together with all other events of the types referred to in clauses (A), (B), (C) and (D) of this sentence has had or may reasonably be expected to have a HNWC Material Adverse Effect. All such contracts and agreements and permits will continue, after the Effective Time, to be binding in all material respects in accordance with their respective terms until their respective expiration dates.

         Section 4.26.   Certain Business Practices. Neither HNWC nor to
                         --------------------------
the knowledge of HNWC any director, officer, agent or employee of HNWC has
(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (assuming for purposes of this Section 4.26 that HNWC is subject to Section 30A of the Exchange Act) or (iii) made any other unlawful payment.

         Section 4.27.   Insurance. HNWC has made available to AMCON a
                         ---------
summary of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of HNWC . Each of such insurance policies is in full force and effect. Since December 31, 1999, HNWC has not received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of HNWC other than claims incurred in the ordinary course of business.

         Section 4.28.   No Actions Inconsistent with Article VI. HNWC has
                         ---------------------------------------
not taken any of the actions contemplated by Article VI of this Agreement during the period from and including September 29, 2000 through and including the date of this Agreement, except for the issuance of the Convertible Notes and the Non-Excluded Shares.

         Section 4.29.   Use of Proceeds of Notes and Advances. None of the
                         -------------------------------------
proceeds of the $500,000 Convertible Note or the Other Convertible Notes, or any other loans or advances made by AMCON or its subsidiaries to HNWC have been or will be used for any purposes other than (a) providing working capital and other general corporate purposes of HNWC, and (b) to redeem the HNWC Series A Convertible Preferred Stock or Series B Convertible Preferred Stock or both, in each case, outstanding as of September 29, 2000.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         Merger Sub represents and warrants to HNWC as follows:

         Section 5.1.    Organization.  Merger Sub is a corporation duly
                         ------------
incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of AMCON.

         Section 5.2.    Corporate Authorization. Merger Sub has all
                         -----------------------
requisite corporate power and authority to enter into this agreement and to consummate the transaction contemplated by this Agreement. The execution, delivery and performance by each of Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles.

         Section 5.3.    Non-Contravention. The execution, delivery and
                         -----------------
performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement do not and will not contravene or conflict with its certificate of incorporation or bylaws.

         Section 5.4.    No Business Activities. Merger Sub has not conducted
                         ----------------------
any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement. Merger Sub has no subsidiaries.

         Section 5.5.    Taxes.  Merger Sub has not taken or agreed to take,
                         -----
will not take, and is not aware of any fact or circumstance that would prevent or impede the Merger from qualifying as 368 Reorganizations.

                                   ARTICLE VI

                                COVENANTS OF HNWC

         HNWC agrees as follows:

         Section 6.1.    HNWC Interim Operations. Except as set forth in
                         -----------------------
the HNWC Disclosure Schedule or as otherwise expressly contemplated or permitted hereby, or as required by any Governmental Entity of competent jurisdiction, without the prior consent of AMCON (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, HNWC shall conduct its business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization,
(ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for HNWC to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, or as required by a Governmental Entity of competent jurisdiction, from the date hereof until the Effective Time, without the prior consent of AMCON (which consent shall not be unreasonably withheld or delayed), HNWC shall not:

                (a)      amend its certificate of incorporation or by-laws;

                (b) split, combine or reclassify any shares of capital stock of HNWC or declare, set aside or pay any dividend in respect of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities;

                (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (A) a number of shares of capital stock equal to that number of shares underlying options forfeited prior to the Closing by former HNWC employees, pursuant to the HNWC Employee Plans, (B) HNWC Common Stock upon the exercise of stock options or warrants in accordance with their present terms or upon exercise of options issued pursuant to clause
         (A) of this Section 6.1(c)(i), (C) HNWC Common Stock upon the conversion of the $500,000 Convertible Note or the Other Convertible Notes, or (D) other existing contractual arrangements, or (ii) amend in any respect any term of any outstanding security of HNWC;

                (d) other than in connection with transactions not prohibited by Section 6.1(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for HNWC previously made available to AMCON, or (ii) incurred in the ordinary course of business of HNWC and consistent with past practice;

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

                (e) acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $25,000, or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $25,000, but in no event shall the expenditures, commitments, obligations or liabilities made, incurred or assumed, as the case may be, by HNWC pursuant to Sections 6.1(d) and 6.1(e) exceed $50,000 in the aggregate;

                (f) sell, lease, out-license, encumber or otherwise dispose of any assets, other than (i) sales of finished goods in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of HNWC's business and (iii) assets related to discontinued operations of HNWC;

                (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of HNWC, (iii) make any loans, advances or capital contributions to or investments in, any other Person, or (iv) guarantee any debt securities or indebtedness of others in any case in an amount in excess of $100,000, except in the ordinary course of business consistent with past practice (which exception shall include, without limitation, borrowings under HNWC's existing credit agreements and overnight borrowings);

                (h) (i) enter into any agreement or arrangement that limits or otherwise restricts HNWC or any of its Affiliates or any successor thereto or that would, after the Effective Time, limit or restrict HNWC or the Surviving Corporation, or any of their respective Affiliates, from engaging or competing in any line of business or in any location, or (ii) enter into, amend, modify or terminate any material contract, agreement or arrangement of HNWC or otherwise waive, release or assign any material rights, claims or benefits of HNWC thereunder; provided, however, that this Section 6.1(h) shall not prevent HNWC from entering into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with HNWC's prior practice;

                (i) (i) except as required by law or a written agreement existing on or prior to the date hereof, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits,
         (ii) except as required by law, a written agreement existing on or prior to the date hereof, or a HNWC severance policy existing as of the date hereof, grant any severance or termination pay to any director, officer or employee of HNWC or, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business consistent with past practice and containing only normal and customary terms, make any contribution to any existing such plan or
         (iv) except as may be required by law or a written agreement or employee benefit plan existing on or prior to the date hereof, or as contemplated by this Agreement, enter into, amend in any respect, or accelerate the vesting under any HNWC Employee Plan, employment agreement, option, license agreement or retirement agreements, or
         (v) hire any employee with an annual base salary in excess of $40,000;

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

                (j) change (x) HNWC's methods of accounting in effect at December 31, 1999 except as required by changes in GAAP, as concurred with by its independent public accountants, (y) HNWC's fiscal year, or (z) make any material Tax election, other than in the ordinary course of business consistent with past practice and containing only normal and customary terms;

                (k) (i) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of HNWC, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the HNWC Financial Statements (or the notes thereto) or
         (y) incurred since the date of such Financial Statements in the ordinary course of business consistent with past practice, or (ii) make any tax election or enter into any settlement or compromise of any tax liability;

                (l)      enter into any new material line of business;

                (m) except to the extent required to comply with its obligations hereunder or required by law, HNWC shall not amend or propose to so amend its Certificate of Incorporation, Bylaws or other governing documents;

                (n) use any of the proceeds of the $500,000 Convertible Note or the Other Convertible Notes for any purposes other than (i) providing working capital and other general corporate purposes, and
         (ii) to redeem the HNWC Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock or both, in each case, outstanding as of September 29, 2000; or

                (o)      agree, resolve or commit to do any of the foregoing.

         Section 6.2.    Acquisition Proposals; Board Recommendation. HNWC
                         -------------------------------------------
agrees that it shall not, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of HNWC, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal for HNWC, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for HNWC,
(iii) grant any waiver or release under any standstill or similar agreement with respect to any class of HNWC equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal for HNWC. Notwithstanding anything in this Agreement to the contrary, HNWC or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal for HNWC.

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

                                  ARTICLE VII

                           COVENANTS OF HNWC AND AMCON

         The parties hereto agree that:

         Section 7.1.    Reasonable Best Efforts. Subject to the terms and
                         -----------------------
conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

         Section 7.2.    Certain Filings; Cooperation in Receipt of
                         ------------------------------------------
Consents; Listing. As promptly as reasonably practicable after the date
-----------------
hereof, HNWC and AMCON shall prepare and AMCON shall file with the SEC the Registration Statement, in which a Proxy Statement/Prospectus will be included as AMCON's prospectus. Each of HNWC and AMCON shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. HNWC shall mail the Proxy Statement/Prospectus to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. AMCON and HNWC shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities or blue sky laws in connection with the issuance of shares of Surviving Corporation Common Stock in the Merger.

                (a) No amendment or supplement to the Proxy Statement/ Prospectus will be made by HNWC or AMCON without the approval of the other party, which will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification of the shares of AMCON Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information, in each case, whether orally or in writing. If at any time prior to the Effective Time, HNWC or AMCON discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with respect thereto, and with respect to the Registration Statement, as the case may be, with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of HNWC.

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

                (b)      HNWC and AMCON shall cooperate with one another in
         (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers, (iii) setting a mutually acceptable date for the HNWC Special Meeting, and (iv) taking all lawful action to call, give notice of, convene and hold a meeting of HNWC stockholders for the purpose of obtaining the requisite vote to approve and adopt this Agreement, the Merger and the other matters contemplated by this Agreement. The Board of Directors of HNWC shall, subject to its fiduciary duties under applicable law, declare the advisability of and recommend adoption and approval of this Agreement, the Merger and the other matters contemplated by this Agreement by the stockholders of HNWC, and shall not, subject to its fiduciary duties under applicable law, withdraw, modify or materially qualify in any manner adverse to AMCON to such recommendation or take any action or make any statement in connection with the HNWC Stockholders Meeting materially inconsistent with such recommendation (any such withdrawal, modification, qualification or statement (whether or not required), an "Adverse Change in the HNWC Recommendation").

                (c) Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

                (d) AMCON and HNWC agree to use their respective reasonable best efforts to cause the shares of AMCON Common Stock to be issued upon conversion of shares of HNWC Common Stock in accordance with this Agreement, the Articles of Merger and the Certificate of Merger to be approved for listing upon issuance on the American Stock Exchange.

         Section 7.3.    Headquarters.  The parties intend that, by the end
                         ------------
of one year after the AMCON Effective Time, the Surviving Corporation shall maintain its principal corporate offices and headquarters in Omaha, Nebraska.

         Section 7.4.    Public Announcements. AMCON and HNWC shall use
                         --------------------
reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any rules of the American Stock Exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

         Section 7.5.    Access to Information; Notification of Certain Matters.
                         ------------------------------------------------------

                (a) From the date hereof until the Effective Time and subject to applicable law, HNWC and AMCON shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books, records, contracts, commitments, officers and employees and all other information concerning it and its business, properties, assets, condition (financial or otherwise) or prospects of such party, (ii) consistent with its legal obligations, furnish or make available to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this Section 6.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of AMCON and HNWC will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with Section 7.9. No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

                (b) Each party hereto shall give prompt notice to each other party hereto of:

                         (i) the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

                         (ii) the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Governmental Entity in connection with any of the transactions contemplated by this Agreement; and

                         (iii) such party's obtaining Knowledge of any actions, suits, claims, investigations or proceedings commenced, threatened against, relating to or involving or otherwise affecting any of HNWC or AMCON, as the case may be, or any AMCON Subsidiary which relate to the consummation of the transactions contemplated by this Agreement; and

                         (iv) such party's obtaining Knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any material failure of any party to comply with or satisfy any covenant, condition or agreement o be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall limit or otherwise affect the representations, warranties, obligations or remedies of the parties to the conditions to the obligations of the parties hereunder.

                Section 7.6.    Further Assurances. At and after the
                                ------------------
Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of AMCON, HNWC or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of AMCON, HNWC or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of HNWC, AMCON or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger.

         Section 7.7.    Tax Treatment.
                         -------------

                (a) Prior to the Effective Time, each party shall cooperate with the other party and shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify. The Surviving Corporation shall not take any action after the Effective Time that would cause the Merger not to qualify as a 368 Reorganization.

                (b) Each party shall cooperate with the other party and shall use its reasonable best efforts to obtain the opinion referred to in Section 8.3(b) and in connection therewith, HNWC shall deliver to such counsel a customary representation letter substantially in the forms attached hereto as Exhibit H (the "HNWC Representation Letter") or otherwise in form and substance reasonably satisfactory to such counsel.

         Section 7.8.    Affiliates. Not less than 45 days prior to
                         ----------
the Effective Time, HNWC shall deliver to AMCON a letter identifying all persons who, in the reasonable judgment of HNWC, may be deemed at the time this Agreement is submitted for adoption by the stockholders of HNWC, "affiliates" of HNWC for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date hereof. HNWC shall use reasonable best efforts to cause each Person identified on such list to deliver to AMCON not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as
Exhibit I hereto (a "HNWC Affiliate Agreement").

         Section 7.9.    Confidentiality.
                         ---------------

                (a) Prior to the Effective Time and after any termination of this Agreement each party hereto will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) and representatives (collectively, the "Representatives"), to hold, in confidence all confidential documents and information concerning the other parties hereto and its Subsidiaries furnished to such party in connection with the transactions contemplated by this Agreement, including, without limitation, all analyses, compilations, studies or records prepared by the party receiving the information or by such party's Representatives, that contain or otherwise reflect or are generated from such information (collectively, the "Confidential Material"). The party furnishing any Confidential Material is herein referred to as the "Delivering Company" and the party receiving any Confidential Material is herein referred to as the "Receiving Company."

                (b) The Receiving Company agrees that the Confidential Material will not be used other than for the purpose of the transactions contemplated by this Agreement, and that such information will be kept confidential by the Receiving Company and its Representatives; provided, however, that (i) any of such
                              -----------------
         information may be disclosed to the Representatives who need to know such information for the purpose described above (it being understood that (a) each such Representative shall be informed by the Receiving Company of the confidential nature of such information, shall be directed by the Receiving Company to treat such information confidentially and not to use it other than for the purpose described above and shall agree to be bound by the terms of this Section 7.9, and (b) in any event, the Receiving Company shall be responsible for any breach of this Agreement by any of its Representatives), and (ii) any other disclosure of such information may be made if the Delivering Company has, in advance, consented to such disclosure in writing. The Receiving Company will make all reasonable, necessary and appropriate efforts to safeguard the Confidential Material from disclosure to anyone other than as permitted hereby.

                (c) Notwithstanding the foregoing, if the Receiving Company or any of its Representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Material, the Receiving Company will promptly notify the Delivering Company of such request or requirement so that the Delivering Company may seek an appropriate protective order and/or waive the Receiving Company's compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Company or any of its Representatives is nonetheless, in the reasonable written opinion of the Receiving Company's counsel, compelled to disclose Confidential Material to any tribunal, the Receiving Company or such Representative, after notice to the Delivering Company, may disclose such information to such tribunal. The Receiving Party shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Material so disclosed. The Receiving Company or such Representative shall not be liable for the disclosure of Confidential Material hereunder to a tribunal compelling such disclosure unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by the Receiving Company or any of its Representatives not permitted by this Agreement.

                (d) This Section 7.9 shall be inoperative as to particular portions of the Confidential Material if such information
         (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Company or its Representatives, (ii) was available to the Receiving Company on a non-confidential basis prior to its disclosure to the Receiving Company by the Delivering Company or the Delivering Company's Representatives, or (iii) becomes available to the Receiving Company on a non-confidential basis from a source other than the Delivering Company or the Delivering Company's Representatives, provided that such source is not known by the Receiving Company, after reasonable inquiry, to be bound by a confidentiality agreement with the Delivering Company or the Delivering Company's Representatives and is not otherwise prohibited from transmitting the information to the Receiving Company by a contractual, legal or fiduciary obligation. The fact that information included in the Confidential Material is or becomes otherwise available to the Receiving Company or its Representatives under clauses (i) through (iii) above shall not relieve the Receiving Company or its Representatives of the prohibitions of the confidentiality provisions of this Section 7.9 with respect to the balance of the Confidential Material.

                (e) If this Agreement is terminated, each party hereto will, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom such Confidential Material was obtained, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from any such other parties in connection with this Agreement that are subject to such confidence.

         Section 7.10.   Benefit Matters. AMCON and HNWC will work together
                         ---------------
to design benefit plans to be adopted by the Surviving Corporation for the benefit of its employees as soon as practicable following the Merger. Until such adoption, the Surviving Corporation shall cause all AMCON Employee Plans and all HNWC Employee Plans to be maintained in full force and effect.

         Section 7.11.   Exemption From Liability Under Section 16(b).
                         --------------------------------------------

                (a)      Provided that HNWC delivers to AMCON the Section
         16 Information with respect to HNWC prior to the Effective Time, the Board of Directors of AMCON, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the HNWC Insiders of AMCON Common Stock in exchange for shares of HNWC Common Stock, and of options to purchase AMCON Common Stock upon assumption and conversion by the Surviving Corporation of options to purchase HNWC Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

                (b) "Section 16 Information" shall mean information accurate in all respects regarding the HNWC Insiders, the number of shares of HNWC Common Stock, or other HNWC equity securities, deemed to be beneficially owned by each such HNWC Insider and expected to be exchanged for Surviving Corporation Common Stock in connection with the Merger.

                (c) "HNWC Insiders" shall mean those officers and directors of HNWC who are subject to the reporting requirements of
         Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

         Section 7.12.   Lease Agreement and Right of First Offer. AMCON and
                         ----------------------------------------
HNWC agree that the Lease Agreement between HNWC and Hawaii Brewery Development Co., Inc. ("Hawaii Brewery"), regarding real property situated in Keaau, Puna, Hawaii, together with all buildings and other improvements located thereon, the water well located thereon and the appurtenant pumping equipment (which are described in Exhibits A and B to that Lease), which Lease has been duly and validly executed and delivered by HNWC and Hawaii Brewery and is attached hereto as Exhibit K, shall become effective on the Closing Date and shall thereupon become legally binding and enforceable in accordance with its terms. In addition, the letter agreement, dated as of the date hereof, together with any documentation necessary to make such agreement legally recordable on applicable records, shall grant to the Surviving Corporation a right of first offer to purchase the Premises (as defined in the Lease attached hereto as Exhibit K) or any part thereof upon the same terms and conditions as which lessor proposes to sell such Premises or any part thereof to a third party or parties.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

         Section 8.1.    Conditions to the Obligations of Each Party. The
                         -------------------------------------------
respective obligations of HNWC, AMCON and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                (a)      Stockholder Approval.  The HNWC Stockholder Approval
                         --------------------
         shall have been obtained;

                (b)      Securities Laws. (i) The Registration Statement
                         ---------------
         shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn and (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

                (c)      AMEX Listing. The shares of AMCON Common Stock to
                         ------------
         be issued in the Merger shall have been approved for listing upon issuance on the AMEX, subject to official notice of issuance;

                (d)      Regulatory Approvals. Other than the filings
                         --------------------
         provided for by Article II, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would have a HNWC Material Adverse Effect, an AMCON Material Adverse Effect or a Surviving Corporation Material Adverse Effect, shall have been filed, occurred or been obtained; and

                (e)      No Injunctions or Restraints; Illegality. No Laws
                         ----------------------------------------
         shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting, enjoining or restraining consummation of the Merger or (ii) which otherwise would reasonably be expected to have a Surviving Corporation Material Adverse Effect after giving effect to the Merger; provided, however, that the provisions of this Section 8.1(e) shall not be available to any party whose failure to fulfill its obligations pursuant to Sections
         7.1 and 7.2 shall have been the cause of, or shall have resulted in, such order or injunction.

         Section 8.2.    Conditions to the Obligations of AMCON and Merger
                         -------------------------------------------------
Sub. The obligations of AMCON and Merger Sub to consummate the Merger are
---
subject to the satisfaction, or waiver by AMCON and Merger Sub, on or prior to the Closing Date, of the following further conditions:

                (a)      Representations and Covenants. (i) HNWC shall have
                         -----------------------------
         performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Articles of Merger and the Certificates of Merger; (ii) the representations and warranties of HNWC in this Agreement that are qualified as to materiality, HNWC Material Adverse Effect or Surviving Corporation Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality, HNWC Material Adverse Effect or Surviving Corporation Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) AMCON shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of HNWC to the foregoing effect;

                (b)      Affiliate Agreements. AMCON shall have received
                         --------------------
         from each Person named in the letter referred to in Section 7.8 an executed copy of a HNWC Affiliate Agreement substantially in the form of Exhibit I to this Agreement;

                (c)      Employment Agreements. The Chief Executive Officer
                         ---------------------
         of HNWC shall have executed and delivered to the Surviving Corporation an employment agreement in the form attached hereto as Exhibit J;

                (d)      No Material Adverse Change. There shall have been
                         --------------------------
         no material adverse change in the financial condition, results of operations or cash flows or assets, liabilities, business or prospects of HNWC from September 29, 2000 through the Closing Date, except as disclosed in (i) the HNWC Disclosure Schedule dated the date hereof, or (ii) HNWC SEC Documents filed prior to the date hereof;

                (e)      Dissenters.  The aggregate number of Dissenters'
                         ----------
         Shares shall not exceed 5.0% of the total number of shares of HNWC Common Stock outstanding and entitled to vote;

                (f)      Consents. Consents shall have been obtained from
                         --------
         all parties to HNWC Material Contracts (as defined in Section 4.25) that are needed because of the Merger or the transactions contemplated hereby in order to permit the Surviving Corporation to enjoy all rights and benefits thereunder (the "Material Consent Condition"); and

                (g) All of the shares of HNWC's Series B Convertible Preferred Stock shall have been repurchased.

         Section 8.3.    Conditions to the Obligations of HNWC. The
                         -------------------------------------
obligations of HNWC to consummate the Merger are subject to the satisfaction, or waiver by HNWC, on or prior to the Closing Date, of the following further conditions:

                (a)      Representations and Covenants. (i) AMCON shall have
                         -----------------------------
         performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Articles of Merger and the Certificates of Merger; (ii) the representations and warranties of AMCON and Merger Sub in this Agreement that are qualified as to materiality, AMCON Material Adverse Effect or Surviving Corporation Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except for representations and warranties which address matters only as of a specific date, in which case such representations and warranties qualified as to materiality, AMCON Material Adverse Effect or Surviving Corporation Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) HNWC shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of AMCON and Merger Sub to the foregoing effect;

                (b)      Tax Opinion. HNWC shall have received an opinion
                         -----------
         of Squire, Sanders & Dempsey L.L.P. in form and substance reasonably satisfactory to HNWC, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Articles of Merger and the Certificates of Merger, to the effect that the Merger will qualify for federal income tax purposes as a 368 Reorganization and that each of AMCON and HNWC will be a party to the reorganizations within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of AMCON and HNWC;

                (c)      Employment Agreements. The Chief Executive Officer
                         ---------------------
         of HNWC shall have executed and delivered to the Surviving Corporation an employment agreement in the form attached hereto as Exhibit J; and

                (d)      No Material Adverse Change. There shall have been
                         --------------------------
         no material adverse change in the financial condition, results of operations or cash flows or assets, liabilities, business or prospects of AMCON from September 30, 2000 through the Closing Date, except as disclosed in (i) the AMCON Disclosure Schedule dated the date hereof, or (ii) AMCON SEC Documents filed prior to the date hereof.

                                   ARTICLE IX

                                   TERMINATION

         Section 9.1.    Termination. This Agreement may be terminated at any
                         -----------
time prior to the Effective Time by written notice by the terminating party to the other party (except if such termination is pursuant to Section 9.1(a)), notwithstanding approval thereof by the stockholders of HNWC:

                (a)      by mutual written agreement of AMCON and HNWC;

                (b)      by either HNWC or AMCON, if

                         (i) the Merger shall not have been consummated by December 31, 2001 (the "Expiration Date"); provided,
                                                              --------
                however, that the right to terminate this Agreement under
                -------
                this Section 9.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the Expiration Date; or

                         (ii)   there shall be any Law that makes
                consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining AMCON, HNWC or the Merger Sub from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree.

                (c) by AMCON, (i) if there shall have occurred a willful and material breach of Section 6.2 by HNWC or any of its officers, directors, employees, advisors or agents; (ii) if a breach of any representation, warranty, covenant or agreement on the part of HNWC set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the Expiration Date; (iii) HNWC shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of HNWC in favor of the adoption and approval of this Agreement and the approval of the Merger; (v) the Board of Directors of HNWC shall have approved, endorsed or recommended any Acquisition Proposal;
         (vi) a tender or exchange offer relating to securities of HNWC shall have been commenced and HNWC shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that HNWC recommends rejection of such tender or exchange offer; or (vii) HNWC or HNWC's Board of Directors or any committee thereof shall have resolved to do or permit any of the foregoing;

                (d) by HNWC, if a breach of any representation, warranty, covenant or agreement on the part of AMCON set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.3(a) not to be satisfied, and such condition is incapable of being satisfied by the Expiration Date; or

                (e) automatically if the transactions contemplated herein are enjoined by a court of competent jurisdiction for a period extending beyond 90 days.

         Section 9.2.    Effect of Termination. If this Agreement is
                         ---------------------
terminated pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of AMCON or HNWC or their respective officers or directors (i) except with respect to the provisions of Sections 7.9, 9.2, 10.1, 10.4, 10.5, 10.10 and 10.11 of this
Agreement which provisions shall remain in full force and effect and survive any termination of this Agreement, and (ii) except that, notwithstanding anything to the contrary contained in this Agreement, neither AMCON nor HNWC shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

         Section 9.3.    Fees and Expenses. All fees and expenses incurred
                         -----------------
in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.1.   Notices. All notices and other communications
                         -------
hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, in each case, if on a Business Day, and otherwise on the next Business Day, (b) on the first service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                 if to the Surviving Corporation, to the address set forth below for AMCON and HNWC, including copies;

                         if to AMCON, to:

                                  William F. Wright
                                  Chairman of the Board
                                  AMCON Distributing Company
                                  P.O. Box 1010
                                  Del Mar, California 92014
                                  Facsimile: (858) 793-1994

                         with a copy to:

                                  John A. Granda
                                  Stinson, Mag & Fizzell, P.C.
                                  1201 Walnut Street, Suite 2800
                                  Kansas City, Missouri 64106
                                  Facsimile: (816) 691-3495

                         if to HNWC to:

                                  Marcus Bender
                                  President
                                  Hawaiian Natural Water Company, Inc.
                                  98-746 Kuahao Place
                                  Pearl City, Hawaii  96814
                                  Facsimile: (808) 483-0536

                         with a copy to:

                                  Richard P. Manson
                                  Squire, Sanders & Dempsey L.L.P.
                                  801 S. Figueroa Street
                                  14th Floor
                                  Los Angeles, California 90017
                                  Facsimile: (213) 623-4581


         Section 10.2.   Survival of Representations, Warranties and
                         -------------------------------------------
Covenants After the Effective Time. The representations, warranties,
----------------------------------
covenants and other agreements contained herein and in any certificate or other instrument delivered pursuant hereto, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall not survive the Effective Time.

         Section 10.3.   Amendments; No Waivers.
                         ----------------------

                (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by AMCON and HNWC or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the HNWC Stockholder

         Approval, no such amendment or waiver shall, without the further approval of such stockholders, be made that would require such approval under any applicable law, rule or regulation.

                (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 10.4.   Assignment. Neither this Agreement nor any of the
                         ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 10.5.   Governing Law. This Agreement shall be construed in
                         -------------
accordance with and governed by the internal laws of the State of Delaware without regard to any principles of Hawaii conflicts or choice of law.

         Section 10.6.   Counterparts; Effectiveness. This Agreement may be
                         ---------------------------
executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including by facsimile transmission), it being understood that both parties need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 10.7.   No Third Party Beneficiaries. This Agreement shall
                         ----------------------------
be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 10.8.   Interpretation. When a reference is made in this
                         --------------
Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 10.9.   Enforcement. The parties agree that irreparable
                         -----------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 10.10.  Entire Agreement. This Agreement (together with
                         ----------------
the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

         Section 10.11.  Severability. If any term, provision, covenant or
                         ------------
restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not deemed by a party (acting reasonably and in good faith) to be materially adverse to that party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 AMCON DISTRIBUTING COMPANY


                                 By: /s/ William F. Wright
                                     -----------------------------------------
                                      Name:  William F. Wright
                                      Title: Chairman of the Board


                                 HAWAIIAN NATURAL WATER COMPANY, INC.


                                 By: /s/ Marcus Bender
                                     -----------------------------------------
                                      Name:  Marcus Bender
                                      Title: President


                                 AMCON MERGER SUB, INC.


                                 By: /s/ William F. Wright
                                     -----------------------------------------
                                      Name:  William F. Wright
                                      Title: Chairman of the Board

                                   APPENDIX I

                                   DEFINITIONS

         "Acquisition Proposal for HNWC" means any offer or proposal for (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, issuance of securities, liquidation, dissolution, tender offer or exchange offer or other similar transaction or series of transactions, (ii) any purchase of 10% or more of HNWC assets,
(iii) any direct or indirect acquisition of beneficial ownership of securities representing, or exchangeable for or convertible into, more than 10% of the outstanding securities of any class of voting securities of HNWC, or (iv) any issuance of HNWC securities representing 10% of the outstanding securities of any class of voting securities of HNWC, other than the transactions contemplated by this Agreement.

         "Action" means any action, suit, proceeding or investigation by or before any Governmental Entity or arbitrator.

         "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, or partnership or other ownership interests, by contract, or otherwise.

         "AMCON Disclosure Schedule" means the schedule delivered to HNWC by AMCON pursuant to Article I hereof containing exceptions to the representations and warranties of AMCON set forth in such Article III.

         "AMCON SEC Documents" means (i) AMCON's annual report on Form 10-K for its fiscal year ended September 30, 2000 (the "AMCON 10-K"), (ii) AMCON's quarterly reports on Form 10-Q for its fiscal quarters ended December 31, 2000, March 31, 2001 and June 30, 2001, and (iii) all other reports, filings, registration statements and other documents filed by it with the SEC since September 30, 2000.

         "Articles of Merger" means the Articles of Merger of HNWC with and into Merger Sub, in substantially the form attached hereto as Exhibit B.

         "Average AMCON Stock Price" means the average of the closing sales price per share of AMCON Common Stock as reported by AMEX on each of the 20 consecutive trading days immediately preceding the third trading day prior to the Determination Date.

         "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in the City of New York.

         "Certificate of Merger" means the Certificate of Merger of HNWC with and into Merger Sub, in substantially the form attached hereto as Exhibit C.

         "Closing" means the closing of the Merger contemplated in this Agreement.
                                     A-50

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Determination Date" means the date on which the last of the following occurs: (i) the effective date (including the expiration of any applicable waiting period by law) of the last required consent or order of any Governmental Entity having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of HNWC have approved the Merger.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Agent" means the agent to be agreed upon by AMCON and HNWC and engaged by the Surviving Corporation to effect the exchange of the Common Certificates pursuant to Section 2.9 of this Agreement.

         "Governmental Entity" means any federal, state or local governmental authority, any transgovernmental authority or any court, tribunal, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

         "HNWC Common Stock" means the common stock of HNWC, no par value per share.

         "HNWC Disclosure Schedule" means the schedule delivered to AMCON by HNWC pursuant to Article IV hereof containing exceptions to the representations and warranties of HNWC set forth in such Article V.

         "HNWC SEC Documents" means (i) HNWC annual report on Form 10-KSB for its fiscal year ended December 31, 2000 (the "HNWC 10-KSB"), (ii) HNWC quarterly reports on Form 10-QSB for its fiscal quarters ended March 31, 2001 and June 30, 2001 (each a "HNWC 10-QSB"), (iii) HNWC proxy or information statements relating to meetings of, or actions taken without a meeting by, HNWC stockholders held since December 31, 1999, and (iv) all other reports, filings, registration statements and other documents filed by it with the SEC since December 31, 2000.

         "HNWC Series A Convertible Preferred Stock" means the 1,250 shares of Series A Convertible Preferred Stock of HNWC, par value $1.00 per share, authorized by unanimous written consent of the HNWC board of directors dated March 1, 1999.

         "HNWC Series B Convertible Preferred Stock" means the 250 shares of Series B Convertible Preferred Stock of HNWC, par value $1.00 per share, authorized by unanimous consent of the HNWC board of directors dated March 3, 2000.

         "HNWC Series C Convertible Preferred Stock" means the 750,000 shares of Series C Convertible Preferred Stock of HNWC, par value of $1.00 per share, authorized by unanimous consent of the HNWC board of directors dated as of October __, 2000.
                                     A-51

         "Knowledge" means, with respect to the matter in question, if any of
(i) in the case of AMCON or Merger Sub, William Wright, Chairman of the Board, Kathleen Evans, President, and Mike James, Chief Financial Officer, and (ii) in the case of HNWC, Marcus Bender, President and Chief Executive Officer, and Willard Irwin, Treasurer and Chief Financial Officer, has actual knowledge of such matter.

         "Law" means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, statute, rule, regulation, treaty, ordinance or principle of common law.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "Material Adverse Effect" means a material adverse effect on the financial condition, business, results of operations or prospects of a Person and its Subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of any change or development relating to (i) U.S. or global economic or industry conditions, (ii) changes in U.S. or global financial markets or conditions, and/or (iii) any generally applicable change in Law or GAAP or interpretation of any thereof. "AMCON Material Adverse Effect" means a Material Adverse Effect in respect of AMCON, "HNWC Material Adverse Effect" means a Material Adverse Effect in respect of HNWC and "Surviving Corporation Material Adverse Effect" means a Material Adverse Effect in respect of the Surviving Corporation.

         "Merger" has the meaning specified in the Recitals to this Agreement.

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

         "Proxy Statement/Prospectus" means the proxy statement of HNWC and the prospectus of AMCON included in the Registration Statement of AMCON relating to the HNWC Special Meeting, together with any amendments or supplements thereto.

         "Registration Statement" means the Registration Statement on Form S-4 registering under the Securities Act the AMCON Common Stock issuable in connection with the Merger.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. "AMCON Subsidiary" means a Subsidiary of AMCON.

         "Surviving Corporation Common Stock" means the common stock of Merger Sub.
                                     A-52

         "Tax" or "Taxes" means any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including any interest, penalties and addition imposed thereon or with respect thereto.

         In addition to the definitions set forth above, each of the following terms is defined in the Section set forth opposite such term:




           TERMS                                                                        Section
           -----                                                                        -------

           368 Reorganization                                                           Recitals
           Adverse Change in the HNWC Recommendation                                    7.2(b)
           AMCON                                                                        Preamble
           AMCON Employee Plans                                                         3.13(a)
           AMCON Intellectual Property                                                  3.16(b)
           AMCON Preferred Stock                                                        3.5
           AMCON Representation Letter                                                  8.7(b)
           AMCON Returns                                                                3.12(a)
           AMCON Securities                                                             4.5(b)
           AMCON Stock Options                                                          3.5(a)
           AMCON Warrants                                                               3.5(a)
           Common Certificates                                                          2.9
           Confidential Material                                                        7.9(a)
           Confidentiality Agreement                                                    5.2(a)
           Delaware Law                                                                 3.1(a)
           Delivering Company                                                           8.9(a)
           Effective Time                                                               2.1(b)
           Environmental Laws                                                           3.17(b)
           ERISA                                                                        3.13(a)
           ERISA Affiliate                                                              3.13(a)
           Expenses                                                                     10.3
           Expiration Date                                                              10.1(b)(i)
           Hawaii Law                                                                   2.1(a)
           HNWC                                                                         Preamble
           HNWC Affiliate Agreement                                                     7.8
           HNWC Employee Plans                                                          4.13(a)
           HNWC Financial Statements                                                    4.8(a)
           HNWC Insider                                                                 8.11(c)
           HNWC Intellectual Property                                                   4.16(b)
           HNWC Representation Letter                                                   7.7(b)
           HNWC Returns                                                                 4.12(a)
           HNWC Securities                                                              4.5(b)
           HNWC Stock Options                                                           4.5(a)
           HNWC Stockholder Approval                                                    4.19(a)
           HNWC Stockholders Meeting                                                    4.19(b)
           HNWC Warrants                                                                4.5(a)
           Merger                                                                       Recitals
           Merger Consideration                                                         2.2(a)
           Multiemployer Plan                                                           3.13(b)
           Receiving Company                                                            7.9(a)
           Representatives                                                              7.9(a)

                                     A-53



           TERMS                                                                        Section
           -----                                                                        -------

           Retirement Plan                                                              3.13(b)
           Section 16 Information                                                       7.11(b)
           Stockholder Agreements                                                       Recitals
           Surviving Corporation                                                        2.1(a)

APPENDICES

Appendix I -  Definitions


EXHIBITS

Exhibit A  -  Stockholders' Agreement
Exhibit B  -  Articles of Merger
Exhibit C  -  Certificate of Merger
Exhibit D  -  Certificate of Incorporation of Merger Sub
Exhibit E  -  Bylaws of Merger Sub
Exhibit F  -  List of Surviving Corporations' Directors
Exhibit G  -  Principal Officers of Surviving Corporation
Exhibit H  -  HNWC Representation Letter
Exhibit I  -  Form of HNWC Affiliate Agreement
Exhibit J  -  Form of Employment Agreement
Exhibit K  -  Form of Lease Agreement

                                                                        ANNEX B



                     HAWAII REVISED BUSINESS CORPORATION ACT

                          PART XIV. DISSENTERS' RIGHTS

                A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         414-341 DEFINITIONS.-As used in this part:

         "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 414-342 and who exercises that right when and in the manner required by sections 414-351 to 414-359.

         "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         "Interest" means interest from the effective date of the corporation action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         "Shareholder" means the record shareholder or the beneficial shareholder.

         414-342 RIGHT TO DISSENT.-(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party:

         (A) If shareholder approval is required for the merger by section 414-313 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

         (B) If the corporation is a subsidiary that is merged with its parent under section 414-314;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         (A)    Alters or abolishes a preferential right of the shares;

         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 414-74;

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

         (6) Consummation of a plan of conversion to which the corporation is the converting entity, if the shareholder is entitled to vote on the plan.

         (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this part may not challenge the corporate action crating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         414-343 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.-(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholders' behalf only if:

         (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

                 B. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         414-351 NOTICE OF DISSENTERS' RIGHTS.-(a) If proposed corporate action creating dissenters' rights under section 414-342 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

         (b) If corporate action creating dissenters' rights under section 414-342 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 414-353.

         414-352 NOTICE OF INTENT TO DEMAND PAYMENT.-(a) If proposed corporate action creating dissenters' rights under section 414-342 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

         (2) Must not vote the shareholder's shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this part.

         414-353 DISSENTERS' NOTICE.-(a) If proposed corporation action creating dissenters' rights under section 414-342 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 414-352.

         (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered; and

         (5)    Be accompanied by a copy of this part.

         414-354 DUTY TO DEMAND PAYMENT.-(a) A shareholder sent a dissenters' notice described in section 414-353 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 414-353(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this part.

         414-355 SHARE RESTRICTIONS.-(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 414-357.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights re canceled or modified by the taking of the proposed corporate action.

         414-356 PAYMENT.-(a) Except as provided in section 414-358, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 414-354 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

         (b)    The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3)      An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under section 414-359; and

         (5)      A copy of this part.

         414-357 FAILURE TO TAKE ACTION.-(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 414-353 and repeat the payment demand procedure.

         414-358 AFTER-ACQUIRED SHARES.-(a) A corporation may election to withhold payment required by section 414-356 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 414-359.

         414-359 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.-(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under section 414-356), or reject the corporation's offer under section 414-358 and demand payment of the fair value of the dissenter's shares and interest due, if:

         (1) The dissenter believes that the amount paid under section 414-356 or offered under section 414-358 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under section 414-356 within sixty days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty days after the corporation made or offered payment for the dissenter's shares.

                         C. JUDICIAL APPRAISAL OF SHARES

         414-371 COURT ACTION.-(a) If a demand for payment under section 414-359 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demand.

         (b) The corporation shall commence the proceeding in the circuit court. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment:

         (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

         (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 414-358.

         414-372 COURT COSTS AND COUNSEL FEES.-(a) The court in an appraisal proceeding commenced under section 414-371 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 414.359.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 414-351 to 414-359; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

         Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and
(b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or
(4) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office.

         Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of Section 145.

         Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws, and Indemnification Agreements

         The Certificate of Incorporation limits the liability of directors of the Registrant to the Registrant or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty as a director, except for liability for breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or for any transaction in which a director has derived an improper personal benefit.

         The Registrant's Certificate of Incorporation requires the Registrant to indemnify any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is serving as a director, officer, employee or agent of another enterprise at the Registrant's request. Indemnification is not, however, permitted under the Certificate of Incorporation unless the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to any criminal action or proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. The Registrant's Certificate of Incorporation further provides that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to indemnity for such expenses. The indemnification provided by the Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may be otherwise entitled.

Insurance

         AMCON has obtained directors and officer's liability insurance, with coverage limits of $3 million for each loss and $3 million each policy period, covering past, present and future directors and officers of AMCON and its subsidiaries.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a) The following exhibits are filed herewith or incorporated herein by reference.

      Exhibit
      Number
      ------
       2.1        Fifth Amended and Restated Agreement and Plan of Merger, dated as of September 27, 2001, by and among the Registrant, AMCON
                  Merger Sub, Inc., and Hawaiian Natural Water Company, Inc.
                  ("Merger Agreement") (attached as Annex A to the Proxy
                  Statement/Prospectus and incorporated herein by reference)

       2.2        Assets Purchase and Sale Agreement by and between Food For
                  Health Co., Inc., the Registrant and Tree of Life, Inc., dated March 8, 2001, (incorporated by reference to Exhibit
                  2.1 of the Registrant's Current Report on Form 8-K filed on
                  April 10, 2001)

       2.3 Amendment to Assets Purchase and Sale Agreement by and between Food For Health Co., Inc., the Registrant and Tree of
                  Life, Inc., effective March 23, 2001, (incorporated by reference to Exhibit 2.2 of the Registrant's Current Report on Form 8-K filed on April 10, 2001)

       2.4        Asset Purchase Agreement, dated February 8, 2001, between the
                  Registrant, Merchants Wholesale, Inc. and Robert and Marcia
                  Lansing (incorporated by reference to Exhibit 2.1 of the
                  Registrant's Current Report on Form 8-K filed on June 18,
                  2001)

       2.5 Addendum to Asset Purchase Agreement, dated May 30, 2001, between the Registrant, Merchants Wholesale, Inc. and Robert and Marcia Lansing (incorporated by reference to Exhibit 2.2 of the Registrant's Current Report on Form 8-K filed on June
                  18, 2001)

       2.6 Real Estate Purchase Agreement, dated February 8, 2001, between the Registrant and Robert and Marcia Lansing
                  (incorporated by reference to Exhibit 2.3 of the Registrant's
                  Current Report on Form 8-K filed on June 18, 2001)

                                      II-3



      Exhibit
      Number
      ------
       2.7        Addendum to Real Estate Purchase Agreement, dated May 30,
                  2001, between the Registrant and Robert and Marcia Lansing
                  (incorporated by reference to Exhibit 2.4 of the Registrant's
                  Current Report on Form 8-K filed on June 18, 2001)

       2.8 Noncompete, Nonsolicitation and Nondisclosure Agreement, dated February 8, 2001, between the Registrant, Merchants
                  Wholesale Inc. and Robert and Marcia Lansing (incorporated by reference to Exhibit 2.5 of the Registrant's Current Report on Form 8-K filed on June 18, 2001)

       2.9        Addendum to Noncompete, Nonsolicitation and Nondisclosure
                  Agreement, dated May 30, 2001, between the Registrant,
                  Merchants Wholesale Inc. and Robert and Marcia Lansing
                  (incorporated by reference to Exhibit 2.6 of the Registrant's
                  Current Report on Form 8-K filed on June 18, 2001)

       3.1 Restated Certificate of Incorporation of the Registrant, as amended March 19, 1998 (incorporated by reference to Exhibit
                  3.1 of the Registrant's Quarterly Report on Form 10-Q filed on May 11, 1998)

       3.3        Bylaws of the Registrant (incorporated by reference to Exhibit
                  3.2 of the Registrant's Registration Statement on Form S-1
                  (Registration No. 33-82848) filed on August 15, 1994)

       4.1        Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on
                  Form S-1 (Registration No. 33-82848) filed on August 15,
                  1994)

       5.1 Opinion of Stinson, Mag & Fizzell, P.C. as to legality of shares to be issued in the merger*

       8.1        Opinion of Squire, Sanders & Dempsey as to tax matters*

       10.1       Grant of Exclusive Manufacturing Rights, dated October 1,
                  1993, between the Registrant and Famous Value Brands, a division of Philip Morris Incorporated, including Private
                  Label Manufacturing Agreement and Amended and Restated
                  Trademark License Agreement (incorporated by reference to
                  Exhibit 10.1 of Amendment No. 1 to the Registrant's
                  Registration Statement on Form S-1 (Registration No.
                  33-82848) filed on November 8, 1994)

       10.2 Amendment No. 1 to Grant of Exclusive Manufacturing Rights, dated October 1, 1998, between the Registrant and Famous
                  Value Brands, a division of Philip Morris Incorporated, including Amendment No. 1 to Private Label Manufacturing
                  Agreement and Amendment No. 1 to Amended and Restated
                  Trademark License Agreement (incorporated by reference to
                  Exhibit 10.2 of the Registrant's Annual Report on Form 10-K filed on December 24, 1998)

       10.3       Loan and Security Agreement, dated June 1, 2001, between the
                  Registrant and LaSalle National Bank (incorporated by reference to Exhibit 10.3 of the Registrant's Quarterly
                  Report on Form 10-Q filed on August 13, 2001).

       10.4       ISDA Master Agreement, dated as of December 22, 2000, between
                  LaSalle Bank National Association and Merchants Wholesale
                  Inc., as assumed by the Registrant on June 1, 2001 (incorporated by reference to Exhibit 10.4 of Amendment No. 1 filed on
                  October 4, 2001 to Registrant's Form 10-Q filed on August 13, 2001)

       10.5       Secured Promissory Note, dated as of May 30, 2001, between the
                  Registrant and Gold Bank (incorporated by reference to Exhibit 10.4 of Amendment No. 1 filed on October 4, 2001 to Registrant's Form 10-Q filed on August 13, 2001)

                                      II-4



      Exhibit
      Number
      ------
       10.6       8% Convertible Subordinated Note, dated September 15, 1999, by and between Food For Health Co., Inc. and Eric Hinkefent,
                  Mary Ann O'Dell, Sally Sobol, and Amy Laminsky (incorporated by reference to Exhibit 10.1 of the Registrant's Current
                  Report on Form 8-K filed on September 30, 1999)

       10.7 Secured Promissory Note, dated September 15, 1999, by and between Food For Health Co., Inc. and James C. Hinkefent and
                  Marilyn M. Hinkefent, as trustees of the James C. Hinkefent
                  Trust dated July 11, 1994, as amended, Eric Hinkefent, Mary
                  Ann O'Dell, Sally Sobol, and Amy Laminsky (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed on September 30, 1999)

       10.8       Pledge Agreement, dated September 15, 1999, by and between
                  Food For Health Co., Inc. and James C. Hinkefent and Marilyn
                  M. Hinkefent, as trustees of the James C. Hinkefent Trust dated July 11, 1994, as amended, Eric Hinkefent, Mary Ann
                  O'Dell, Sally Sobol, and Amy Laminsky (incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed on September 30, 1999)

       10.9       First Amended and Restated AMCON Distributing Company 1994
                  Stock Option Plan (incorporated by reference to Exhibit 10.17 of the Registrant's Current Report on Form 10-Q filed on August 4, 2000)

       10.10 AMCON Distributing Company Profit Sharing Plan (incorporated by reference to Exhibit 10.8 of Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration
                  No. 33-82848) filed on November 8, 1994)

       10.11      Employment Agreement, dated May 22, 1998, between the
                  Registrant and William F. Wright (incorporated by reference to Exhibit 10.14 of the Registrant's Quarterly Report on
                  Form 10-Q filed on August 6, 1998)

       10.12      Employment Agreement, dated May 22, 1998, between the
                  Registrant and Kathleen M. Evans (incorporated by reference to Exhibit 10.15 of the Registrant's Quarterly Report on
                  Form 10-Q filed on August 6, 1998)

       10.13      Employment Agreement, dated May 22, 1998, between Food For
                  Health Co., Inc. and Jerry Fleming (incorporated by reference to Exhibit 10.16 of the Registrant's Quarterly Report on Form
                  10-Q filed on August 6, 1998)

       10.14 Second Amended and Restated Shareholders Agreement, dated as of November 7, 2000, among the Registrant, AMCON Merger
                  Sub, Inc. and the shareholders of Hawaiian Natural Water
                  Company, Inc. named on Schedule I thereto

       10.15 Fourth Amended and Restated Secured Convertible Note, dated as of September 27, 2001, from Hawaiian Natural Water Company,
                  Inc. in the principal amount of $350,000

       10.16 Fourth Amended and Restated Secured Convertible Note, dated as of September 27, 2001, from Hawaiian Natural Water Company,
                  Inc. in the principal amount of $400,000

       10.17      Amended and Restated Secured Convertible Note, dated as of
                  September 27, 2001, from Hawaiian Natural Water Company, Inc.
                  in the principal amount of $500,000

       10.18      Amended and Restated Secured Note, dated as of September 27,
                  2001, from Hawaiian Natural Water Company, Inc. in the principal amount of $354,483

                                    II-5



      Exhibit
      Number
      ------
       10.19      Amended and Restated Certificate of Designation for Series C
                  Convertible Preferred Stock issuable upon conversion of
                  Secured convertible notes of Hawaiian Natural Water
                  Company, Inc.

       10.20 Form of Employment Agreement, dated as of the closing date for the merger, between AMCON Merger Sub, Inc. and Marcus
                  Bender to serve as president of surviving corporation in the merger

       10.21      Form of Lease Agreement between Hawaiian Natural Water
                  Company, Inc., a Delaware corporation, and Hawaii Brewery
                  Development Co., Inc., as Lessor, to be entered into upon consummation of the merger described in this registration statement*

       11.1 Statement re: computation of per share earnings (incorporated by reference to footnote 5 to the financial statements included in Item 1 of Part I herein)

       21.0       Subsidiaries of the Registrant

       23.1       Consent of PriceWaterhouseCoopers LLP

       23.2       Consent of Arthur Andersen LLP

       23.3       Consent of Clifton Gunderson L.L.C.

       23.4       Consent of Stinson, Mag & Fizzell, P.C. (included in
                  Exhibit 5.1)*

       23.5       Consent of Squire, Sanders & Dempsey (included in
                  Exhibit 8.1)*

       24.1 Powers of Attorney (included on signature page to the registration statement)

       99.1       Form of Proxy

      * To be filed by amendment

       (b) Financial statement schedules have been omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.


ITEM 22. UNDERTAKINGS

       (a)   The undersigned registrant hereby undertakes:

             (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

             (5) To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Omaha, State of Nebraska, on October 4, 2001.

                                   AMCON DISTRIBUTING COMPANY


                                   By: /s/ William F. Wright
                                       -------------------------------------
                                       William F. Wright
                                       Chairman of the Board and Chief
                                       Executive Officer

         Know all men by these presents, that we, the undersigned directors of AMCON Distributing Company, hereby severally constitute William F. Wright and Michael D. James, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as directors to enable AMCON Distributing Company to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


               SIGNATURE                                        TITLE                             DATE
               ---------                                        -----                             ----

/s/ William F. Wright                          Chairman of the Board, Chief Executive       October 4, 2001
---------------------------------------          Officer and Director (Principal
William F. Wright                                Executive Officer)


/s/ Kathleen M. Evans                          President, Director                          October 4, 2001
---------------------------------------
Kathleen M. Evans

/s/ Michael D. James                           Chief Financial Officer, Secretary and       October 4, 2001
---------------------------------------          Treasurer (Principal Financial Officer
Michael D. James                                 and Principal Accounting Officer)


/s/ Jerry Fleming                              Director                                     October 4, 2001
---------------------------------------
Jerry Fleming

/s/ J. Tony Howard                             Director                                     October 4, 2001
---------------------------------------
J. Tony Howard

/s/ Allen D. Petersen                          Director                                     October 4, 2001
---------------------------------------
Allen D. Petersen

/s/ Timothy R. Pestotnik                       Director                                     October 4, 2001
---------------------------------------
Timothy R. Pestotnik

/s/ William R. Hoppner                         Director                                     October 4, 2001
---------------------------------------
William R. Hoppner